As filed with the Securities and Exchange Commission on October 10, 2006

Registration No. 333-135944

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	2711	36-4197635
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

350 Willowbrook Office Park

Fairport, New York 14450

(585) 598-0030

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Polly G. Sack

General Counsel

GateHouse Media, Inc.

350 Willowbrook Office Park

Fairport, New York 14450

(585) 598-0030

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

William N. Dye, Esq.	Richard Aftanas, Esq.
Rosalind Fahey Kruse, Esq.	Skadden, Arps, Slate, Meagher & Flom LLP
Willkie Farr & Gallagher LLP	Four Times Square
787 Seventh Avenue	New York, New York 10036
New York, New York 10019	(212) 735-3000
(212) 728-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	$238,050,000	$25,472

(1)	Includes shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	$21,400 of which has been previously paid and $4,072 of which was paid in connection with Amendment No. 3.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 10, 2006.

11,500,000 Shares

GateHouse Media, Inc.

Common Stock

This is an initial public offering of shares of common stock of GateHouse Media, Inc. All of the shares of common stock are being sold by the company. The stockholders of the company are not selling shares of common stock in this offering.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00. GateHouse Media intends to list the common stock on the New York Stock Exchange under the symbol “GHS.”

See “Risk Factors” on page 15 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to GateHouse Media	$	$

To the extent that the underwriters sell more than 11,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,725,000 shares from GateHouse Media at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2006.

Goldman, Sachs & Co.	Wachovia Securities

Bear, Stearns & Co. Inc.	Allen & Company LLC	Lazard Capital Markets

Prospectus dated                     , 2006.

GateHouse Media™

Paid Dailies..................75
Paid Weeklies............185
Free Weeklies..............46
Shoppers....................117

We reach 9 million people per week in 285 markets across 18 states and have over 230 websites for our local newspapers.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sales made hereunder shall under any circumstances create an implication that there has been no change in our affairs or those of our subsidiaries since the date hereof.

On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress Investment Group LLC, entered into an Agreement and Plan of Merger with GateHouse Media, Inc., formerly known as Liberty Group Publishing, Inc. (the “Company”), pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into the Company (the “Merger”). The Merger was effective on June 6, 2005, thus making FIF III Liberty Holdings LLC our principal and controlling stockholder. Prior to the effectiveness of the Merger, affiliates of Leonard Green & Partners, L.P. controlled the Company. Pursuant to the terms of the Merger, each share of the Company’s common and preferred stock was exchanged for cash and the Company’s 11 5/8% Senior Debentures due 2013 were redeemed.

On June 6, 2006, GateHouse acquired substantially all of the assets, and assumed certain liabilities of, CP Media, Inc. and acquired all of the equity interests of Enterprise NewsMedia, LLC through the purchase of the entities directly and indirectly owning such equity interests.

i

Unless the context otherwise requires, in this prospectus:

•	“Acquisitions” refers to the CNC Acquisition and the Enterprise Acquisition;

•	“CP Media,” “Community Newspaper Company” and “CNC” refer to CP Media, Inc. and its predecessor entities;

•	“CP Media Acquisition,” “Community Newspaper Company Acquisition” and “CNC Acquisition” refer to the acquisition of substantially all of the assets, and assumption of certain liabilities, of CP Media;

•	“Enterprise” refers to Enterprise NewsMedia, LLC and its subsidiaries and predecessor entities;

•	“Enterprise Acquisition” refers to the acquisition of all of the equity interests of Enterprise;

•	“Fortress” refers to Fortress Investment Group LLC and certain of its affiliates, including certain funds managed by it or its affiliates;

•	“Fourth Quarter Stub Dividend” refers to the dividend of $0.08 per share of our common stock, or an aggregate of $1.84 million, that we expect our board of directors to declare for the period commencing on October 1, 2006 and ending on October 23, 2006, which will be payable to our stockholders of record immediately prior to this offering;

•	“GateHouse Media,” “GateHouse,” the “Company,” “we,” “our” and “us” refer to GateHouse Media, Inc. and its subsidiaries and predecessor entities;

•	“Pre-IPO Dividends” refers to the Third Quarter Dividend and the Fourth Quarter Stub Dividend;

•	“Predecessor” refers to GateHouse prior to the consummation of the Merger;

•	“Predecessor Period” refers to the period prior to the consummation of the Merger;

•	“pro forma” refers to GateHouse after giving effect to the Merger, the Acquisitions and the 2006 Financing as of the beginning of the applicable period or as of the applicable date;

•	“Successor” refers to GateHouse after the consummation of the Merger;

•	“Successor Period” refers to the period after the consummation of the Merger; and

•	“Third Quarter Dividend” refers to the dividend of $0.32 per share of our common stock, or an aggregate of $7.36 million, declared by our board of directors on September 26, 2006 for the three months ended September 30, 2006, which was paid on October 5, 2006 to our stockholders of record as of September 26, 2006.

Any data set forth anywhere in this prospectus regarding the number of our products, circulation or facilities is as of September 30, 2006, unless otherwise indicated.

ii

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the entire prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and the financial statements and the notes to those statements appearing elsewhere in this prospectus, before deciding to invest in our common stock.

GateHouse Media, Inc.

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. Our portfolio of products, which includes 423 community publications and more than 230 related websites, serves over 125,000 business advertisers and reaches approximately 9 million people on a weekly basis. Our total pro forma revenue, pro forma Adjusted EBITDA and pro forma net income (loss) from continuing operations for the twelve months ended December 31, 2005 were $384 million, $79 million and $(15) million, respectively. Our total pro forma revenue, pro forma Adjusted EBITDA and pro forma net income (loss) from continuing operations for the six months ended June 30, 2006 were $194 million, $34 million and $(12) million, respectively. We define Adjusted EBITDA as income (loss) from continuing operations before income tax expense (benefit), depreciation and amortization and other non-recurring items. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our core products include:

•	75 daily newspapers with total paid circulation of approximately 405,000;

•	231 weekly newspapers (published up to three times per week) with total paid circulation of approximately 620,000 and total free circulation of approximately 430,000;

•	117 “shoppers” (generally advertising-only publications) with total circulation of approximately 1.5 million; and

•	over 230 locally focused websites, which extend our franchises onto the internet.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last 12 months, we created over 90 niche publications.

Our print and online products focus on the local community from both a content and advertising standpoint. Due to our focus on small and midsize markets, we are usually the primary, and sometimes sole, provider of comprehensive and in-depth local information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant to our audience such as local news and politics, community and regional events, youth sports and local schools.

Over 70% of our daily newspapers have been published for more than 100 years and 93% have been published for more than 50 years. The longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty and a recognized media brand name in each community we serve. Due to these factors, our publications have high audience penetration rates in our markets, thereby providing advertisers with strong local market reach.

A key element of our business and acquisition strategy is geographic clustering of publications to realize operating efficiencies and provide consistent management. We share best practices across our organization, giving each publication the benefit of revenue producing and cost saving initiatives. We believe that this discipline, together with the generally lower overhead costs associated with operating in small and midsize markets, will allow us to expand our operating profit margins. We define operating profit as total revenue less operating costs and selling, general and administrative costs.

We believe we have been able to maintain stable revenues because of our geographic diversity, well-balanced portfolio of products, strong local franchises and broad customer base. We plan to grow our revenue and cash flow per share through a combination of (i) organic growth in our existing portfolio, (ii) acquisitions of additional assets and operating companies within the highly fragmented local media industry and (iii) the realization of economies of scale and operating efficiencies.

Our Strengths

We believe some of our most significant strengths are:

High Quality Assets with Dominant Local Franchises.    Our publications benefit from a long history in the communities we serve as the leading, and often sole, provider of comprehensive and in-depth local content. This has resulted in strong reader loyalty which is highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of local markets.

Superior Value Proposition for Our Advertisers.    The concentrated local focus of our distribution provides advertisers with a targeted audience with whom they can communicate directly, thereby maximizing the efficiency of their advertising spending. We offer advertisers several alternatives (dailies, weeklies, shoppers, online and niche publications) to reach consumers and to tailor the nature and frequency of their marketing messages.

Stable and Diversified Advertising Revenue Base.    Our advertising revenue tends to be stable and recurring because of our strong local franchises, well-balanced portfolio of products, geographic diversity and broad customer base. We generate revenue in 285 markets across 18 states, serving a fragmented and diversified local advertising customer base. Over 125,000 individual businesses advertise in our publications, and our top 20 advertisers contributed less than 5% of our pro forma total revenues in 2005. In addition, over 1.75 million classified advertisements were placed in our publications in 2005. Our advertising revenues are subject to a variety of demographic and economic factors in the communities we serve. Our business is also subject to seasonal fluctuations. Our fourth fiscal quarter tends to be our strongest because it includes heavy holiday season advertising, with our first fiscal quarter the weakest.

Scale Yields Higher Operating Profit Margins and Allows Us to Realize Operating Synergies.    We generate higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives across a broader local footprint in a geographic cluster and centralizing our corporate and administrative operations. We also benefit from economies of scale in the purchase of insurance, newsprint and other supplies.

Strong Financial Profile Generates Significant Cash Flow.    Our business generates significant recurring cash flow due to our stable revenue, operating profit margins, low capital expenditure and working capital requirements and currently favorable tax position. Although a substantial portion of our cash flow from operations must be used to service our indebtedness, we expect to have the ability to pay regular quarterly dividends.

Strong Track Record of Acquiring and Integrating New Assets.    We have created a national platform for consolidating local publications and have demonstrated an ability to improve the performance of the publications we acquire through sound management, including revenue generating and direct cost saving initiatives. Since our inception, we have acquired 249 publications in 37 transactions that contributed an aggregate of 64% of our pro forma total revenue in 2005. Excluding the Acquisitions, we have invested over $190 million and integrated 118 publications in 35 transactions. We increased trailing twelve-month Adjusted EBITDA at those publications from $18 million at the time of acquisition to $22 million in 2005. Future acquisitions may expose us to additional business and financial risks, which may adversely affect our ability to successfully integrate acquired businesses.

Experienced Management Team.    Our senior management team is made up of executives who have an average of over 20 years of experience in the media industry. Our executive officers have broad industry experience and a successful track record of growing businesses organically and identifying and integrating acquisitions.

Our Industry

We operate in what is sometimes referred to as the “hyper-local” or community market within the media industry. Media companies that serve this segment provide highly focused local content and advertising that is generally unique to each market they serve. Community newspapers, a significant component of the hyper-local market, compete to a limited extent for advertising customers with other publications and other forms of media, including: direct mail, directories, radio, television, outdoor advertising and the internet. We believe that local publications are the most effective medium for retail advertising, which emphasizes the price of goods, in contrast to radio and broadcast and cable television, which are generally used for image advertising. We estimate that the locally oriented segment of the U.S. advertising market generated revenue of approximately $100 billion in 2005, or approximately 36% of the entire U.S. advertising market.

The U.S. community newspaper industry is large and highly fragmented. According to Dirks, Van Essen & Murray, more than 1,200 of the more than 1,400 daily newspapers in the United States have circulations of less than 50,000, which we generally define as local or community newspapers, and there are only five companies (including GateHouse) that own more than 50 daily newspapers. We believe this fragmentation provides significant acquisition and consolidation opportunities in the community newspaper industry. We also believe that fragmentation and significant acquisition opportunities exist in complementary hyper-local businesses such as directories, traders, direct mail and locally focused websites.

The primary sources of advertising revenue for local publications are small businesses, corporations, government agencies and individuals who reside in the market that a publication serves. By combining paid circulation publications with total market coverage publications such as shoppers and other specialty publications (tailored to the specific attributes of a local community), local publications are able to reach nearly 100% of the households in a distribution area. In addition to printed products, the majority of local publications have an online presence that further leverages the local brand and ensures higher penetration into a given market.

Our segment of the media industry is characterized by high barriers to entry, both economic and social. Small and midsize communities can generally sustain only one newspaper. Moreover, the brand value associated with long-term reader and advertiser loyalty, and the high start-up costs associated with developing and distributing content and selling advertisements, help to limit competition.

Companies within the industry generally produce stable revenues and operating profit margins as a result of these competitive dynamics and the value created for advertisers by hyper-local content and community relationships.

Our Strategy

We seek to grow revenue and cash flow per share by leveraging our community-based franchises and relationships to increase our product offerings, penetration rates and market share in the communities we serve and by pursuing a disciplined approach to acquisitions. The key elements of our strategy are:

Maintain Our Dominance in the Delivery of Proprietary Content in Our Communities.    We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere.

Pursue a Disciplined and Accretive Acquisition Strategy in Existing and New Markets. The local media industry is highly fragmented and we believe we have a strong platform for creating additional shareholder value through acquisitions. We evaluate, on an on-going basis, possible acquisitions of locally focused media businesses, including directories, traders, direct mail and web site operators, and intend to pursue acquisitions that are accretive to our cash flow.

Leverage Benefits of Scale and Clustering to Increase Cash Flows and Operating Profit Margins.    We will continue to take advantage of geographic clustering to realize operating and economic efficiencies in areas such as labor, production, overhead, raw materials and distribution costs. We believe we will be able to expand our operating profit margins as we streamline and further centralize purchasing and administrative functions and integrate acquired properties.

Introduce New Products or Modify Our Products to Enhance the Value Proposition for Our Advertisers.    Our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products, including specialty publications, to address specific and evolving interests and needs of our readers and advertisers. In addition, we intend to capitalize upon our unique position in local markets to introduce other marketing oriented products such as directories, shoppers and other niche publications in both online and printed format in order to further enhance our value to advertisers.

Pursue a Content-Driven Internet Strategy.     We are well positioned given the strength of our local brands and content to increase our online penetration and generate additional online revenues due to both our ability to deliver unique local content and our relationships with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and advertising market share in each of the communities we serve.

Increase Sales Force Productivity.    We aim to increase the productivity of our sales force and, in turn, advertising revenues, through an approach that includes ongoing company-wide training, incentive compensation programs and regular evaluation of our advertising rates to ensure that we are maximizing revenue opportunities.

Recent Acquisitions and Our Recent Financing

On June 6, 2006, we consummated the Acquisitions, pursuant to which we acquired substantially all of the assets, and assumed certain liabilities, of CNC and acquired all of the equity interests of Enterprise. CNC and Enterprise were the two largest community newspaper companies in Massachusetts. The publications acquired in the Acquisitions include six dailies, 115 weeklies, 10 shoppers and numerous specialty publications that serve communities in eastern Massachusetts and now comprise our Northeast region. The operations of CNC and Enterprise contributed $180 million to our total pro forma revenue for the twelve months ended December 31, 2005 of $384 million. For additional information concerning the products acquired in the Acquisitions and our Northeast region, see “Business—Overview of Operations—Northeast Region.”

In order to finance the Acquisitions and to extend the maturities of our outstanding debt and obtain greater financial flexibility, on June 6, 2006 we entered into the following new financial arrangements through our subsidiaries:

•	a $610 million first lien credit facility, consisting of a $570 million term loan facility and a $40 million revolving credit facility; and

•	a $152 million second lien term loan facility.

These financing transactions are referred to as the “2006 Financing” and the first lien credit facility and second lien term loan facility are referred to collectively as our “2006 Credit Facility.” In addition to funding the Acquisitions, we used the proceeds of the 2006 Financing to repay our prior revolving and term loan credit facilities and pay accrued interest in the aggregate amount of $319 million. For additional information on our 2006 Credit Facility, see “Description of Certain Indebtedness.”

We intend to use a portion of the proceeds of this offering to repay the second lien term loan facility that is currently part of our 2006 Credit Facility. Affiliates of two of the underwriters, Goldman, Sachs & Co. and Wachovia Capital Markets, LLC, are lenders under our 2006 Credit Facility, including the second lien term loan facility. As a result, affiliates of the underwriters may receive more than 10% of the entire net proceeds of this offering. An affiliate of Fortress that acquired a portion of the second lien term loans in an arms’ length secondary market transaction will also receive a portion of the net proceeds of this offering as a result of the repayment of the second lien term loan facility. See “Use of Proceeds.”

Recent Development—Revenue for the Quarter Ended September 30, 2006

The following is our preliminary expected unaudited consolidated expected revenue for the three months ended September 30, 2006. However, we have not yet completed a review of our financial statements for this period and therefore our estimate of revenue is subject to the completion of certain procedures which may result in changes to the expected revenue. The assumptions and estimates underlying the estimated revenue are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Special Note Regarding Forward Looking Statements.” Accordingly, there can be no assurance that the estimated revenue is indicative of future performance or that the actual revenue will not differ materially from the revenue presented below. You should not place undue reliance on this estimate.

For the three months ended September 30, 2006, our revenue is expected to be between $97.0 and $97.5 million. For the three months ended September 30, 2005, our revenue was $51.7 million.

Our Principal Stockholder

As of September 30, 2006, Fortress beneficially owned approximately 96% of our outstanding common stock. Following the completion of this offering, Fortress will beneficially own approximately 63.9% of our outstanding common stock, or 60.9% if the underwriters’ over-allotment option is fully exercised. Fortress is not selling any shares of common stock in this offering. As a result of its ownership, Fortress will be able to control fundamental and significant corporate matters and transactions. See “Risk Factors—Risks Related to Our Organization and Structure.”

Corporate Information

Our principal executive offices are located at 350 Willowbrook Office Park, Fairport, New York 14450. Our telephone number is (585) 598-0030. Our internet address is www.gatehousemedia.com. Information on our website does not constitute part of this prospectus. We were incorporated in Delaware in 1997.

The Offering

Common stock offered by us in this offering	11,500,000 shares.

Over-allotment option	1,725,000 shares.

Common stock to be outstanding after the offering	34,503,000 shares.

Use of proceeds	We expect to use the net proceeds from this offering to repay in full the $152 million second lien term loan facility (currently part of our 2006 Credit Facility) incurred in connection with the Acquisitions and for general corporate purposes. Affiliates of two of the underwriters, Goldman, Sachs & Co. and Wachovia Capital Markets, LLC, are lenders under the second lien term loan facility. As a result, affiliates of the underwriters may receive more than 10% of the entire net proceeds of this offering. An affiliate of Fortress that acquired a portion of the second lien term loans in an arms’ length secondary market transaction will also receive a portion of the net proceeds of this offering as a result of the repayment of the second lien term loan facility. See “Use of Proceeds.”

Dividend policy	On September 26, 2006, our board of directors declared the Third Quarter Dividend of $0.32 per share of our common stock, or an aggregate of $7.36 million. In addition, we expect our board of directors to declare the Fourth Quarter Stub Dividend of $0.08 per share of our common stock, or an aggregate of $1.84 million. We are paying the Pre-IPO Dividends so that holders of our common stock prior to this offering will receive a distribution for the periods prior to this offering. Fortress will receive approximately 96% of the Pre-IPO Dividends, or an aggregate of $8.82 million. The Pre-IPO Dividends may not be indicative of the amount of any future dividends. Purchasers in this offering will not be entitled to receive the Pre-IPO Dividends.

We intend to pay regular quarterly cash dividends to the holders of our common stock. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, our earnings, general business conditions, restrictions imposed by our financing arrangements (including our 2006 Credit

Facility), legal restrictions on the payment of dividends and other factors the board of directors deems relevant. Dividends on our common stock are not cumulative.

As a holding company with no direct operations, we depend on loans, dividends and other payments from our subsidiaries to generate the funds necessary to pay dividends to the holders of our common stock, and our subsidiaries may be prohibited or restricted from paying dividends to us or otherwise making funds available to us under certain conditions, including restrictions imposed by our 2006 Credit Facility. See “Description of Certain Indebtedness.” We expect that for the foreseeable future we will pay dividends in excess of our net income for such period as determined in accordance with U.S. generally accepted accounting principles, or GAAP if we are able to generate Adjusted EBITDA in excess of scheduled debt payments, capital expenditure requirements, cash income taxes and cash interest expense in amounts sufficient to permit our subsidiaries to pay dividends to us under our 2006 Credit Facility.

Based upon our forward-looking results of operations, expected cash flows and anticipated operating efficiencies to be realized through our clustering strategy, we currently expect to be in compliance with all of the debt covenants under our 2006 Credit Facility and have the ability to pay regular quarterly dividends. However, our forward-looking results, expected cash flows and realization of incremental operating efficiencies are subject to risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Proposed New York Stock Exchange symbol	“GHS”.

Risk factors	Please read the section entitled “Risk Factors” beginning on page 15 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock outstanding after the offering is based on the number of shares outstanding as of the date of this prospectus. This number and, unless otherwise indicated, the information presented in this prospectus:

•	reflect a 100-for-1 common stock split, which we effected on October 10, 2006;

•	assume that the underwriters’ over-allotment option, which entitles the underwriters to purchase up to 1,725,000 additional shares of our common stock from us, is not exercised; and

•	assume an initial public offering price of $17.00 per share, the midpoint of the range set forth on the cover of this prospectus.

Summary Historical Consolidated and Pro Forma Financial Data

Our summary historical financial data for the fiscal year ended December 31, 2003, as of and for the fiscal year ended December 31, 2004 and for the period from January 1 to June 5, 2005 have been derived from the audited consolidated financial statements of the Predecessor included elsewhere in this prospectus. Our summary historical balance sheet data as of December 31, 2003 have been derived from the audited financial statements of the Predecessor not included in this prospectus. Our summary historical financial data as of the fiscal year ended December 31, 2005 and for the period from June 6, 2005 to December 31, 2005 have been derived from the audited consolidated financial statements of the Successor included elsewhere in this prospectus. The summary historical financial data as of June 30, 2006 and for the six-month period ended June 30, 2006 have been derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. The summary historical financial data for the period from January 1, 2005 to June 5, 2005 have been derived from the unaudited condensed consolidated financial statements of the Predecessor included elsewhere in this prospectus. The summary historical financial data for the period from June 6, 2005 to June 30, 2005 have been derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. These unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. As a result of the Merger, our current capital structure and basis of accounting differ from those prior to the Merger. Our financial data for the periods subsequent to June 5, 2005 reflect the Merger under the purchase method of accounting. Therefore, our financial data for the Predecessor Period generally will not be comparable to our financial data for the Successor Period.

The summary pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 and the six months ended June 30, 2006 give effect to the Merger, the Acquisitions and the 2006 Financing as if they had occurred on January 1, 2005. The summary pro forma condensed consolidated balance sheet information as of June 30, 2006 gives effect to the payment of the Pre-IPO Dividends, as if they occurred on June 30, 2006. The summary pro forma condensed consolidated financial data below is based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the summary pro forma condensed consolidated financial data are correct. The summary pro forma condensed consolidated financial data is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been if, in the case of pro forma statement of operations data, the Merger, the Acquisitions and the 2006 Financing had occurred on January 1, 2005, or in the case of pro forma balance sheet data, the payment of the Pre-IPO Dividends, had occurred on June 30, 2006. The summary pro forma condensed consolidated financial data also should not be considered representative of our future financial condition or results of operations.

The summary pro forma, as adjusted condensed consolidated statements of operations data for the year ended December 31, 2005 and the six months ended June 30, 2006 give effect to the Merger, the Acquisitions, the 2006 Financing, this offering and the application of a portion of the net proceeds of this offering to repay the second lien term loan facility under our 2006 Credit Facility, as if they occurred on January 1, 2005. The summary pro forma, as adjusted condensed consolidated balance sheet data as of June 30, 2006 gives effect to the payment of the Pre-IPO Dividends, this offering and the application of a portion of the net proceeds of this offering to repay the second lien term loan facility under our 2006 Credit Facility, as if they occurred on June 30, 2006.

See our unaudited pro forma financial statements included elsewhere in this prospectus for a complete description of the adjustments made to derive the pro forma statement of operations data and pro forma balance sheet data.

	Year Ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2006
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except share and per share data)							(in thousands, except share and per share data)
Statement of Operations Data:
Revenues:
Advertising	$139,258	$148,291	$63,172	$88,798	$63,172	$11,401	$89,184	$295,645	$148,909	$295,645	$148,909
Circulation	31,478	34,017	14,184	19,298	14,184	2,394	19,356	66,085	32,745	66,085	32,745
Commercial printing and other	11,645	17,776	8,134	11,415	8,134	1,456	10,874	22,750	12,742	22,750	12,742

Total revenues	182,381	200,084	85,490	119,511	85,490	15,251	119,414	384,480	194,396	384,480	194,396

Income from operations	30,204	34,279	5,026	17,635	5,026	198	14,028	39,966	13,591	39,966	13,591
Income (loss) from continuing operations	(14,650)	(30,711)	(24,831)	9,565	(24,831)	(804)	1,993	(14,848)	(11,666)	(10,464)	(8,807)
Net income (loss) available to common stockholders	$(26,573)	$(26,085)	$(24,831)	$9,565	$(24,831)	$(804)	1,993	$(14,848)	$(11,666)	$(10,464)	$(8,807)
Basic weighted-average shares outstanding(1)	215,883,300	215,883,300	215,883,300	22,197,500	215,883,300	22,197,500	22,218,976	22,305,749	22,327,225	32,103,132	32,124,608
Diluted weighted-average shares outstanding(1)	215,883,300	215,883,300	215,883,300	22,444,563	215,883,300	22,197,500	22,540,723	22,305,749	22,327,225	32,103,132	32,124,608
Basic earnings (loss) per share available to common stockholders(1)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Diluted earnings (loss) per share available to common stockholders(1)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Pro forma earnings (loss) per share—basic(2)			$(0.11)	$0.43	$(0.11)	$(0.04)	$0.09
Pro forma earnings (loss) per share—diluted(2)			$(0.11)	$0.42	$(0.11)	$(0.04)	$0.09
Statement of Cash Flows Data:
Other Data:
(unaudited)
Adjusted EBITDA(3)	$43,563	$49,153	$18,505	$28,515	$18,505	$4,177	$22,472	$78,625	$33,750	$78,625	$33,750
Cash interest paid	$22,754	$24,210	$16,879	$31,720	$16,879	$21,432	$11,270
Capital expenditures	$2,141	$3,654	$1,015	$4,967	$1,015	$343	$5,445

(1)	All share and per share data has been computed as if the 100-for-1 stock split had occurred as of the beginning of each of the applicable periods presented.
(2)	Reflects the impact of 108,249 shares deemed to have been issued to satisfy payment of the Fourth Quarter Stub Dividend.

(3)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), depreciation and amortization and other non-recurring items. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flows from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006		Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005		Six Months Ended June 30, 2006
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Predecessor)	(Successor)	(Successor)		(Pro forma)	(Pro forma)	(Pro forma, as Adjusted)		(Pro forma, as Adjusted)
	(in thousands)										(in thousands)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(24,831)	$(804)	$1,993		$(14,848)	$(11,666)		$(10,464)	$(8,807)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,027)	(298)	1,458		7,814	(665)	10,737		1,241
Write-off of deferred offering costs	1,935	—		—	—		—	—	—		—	—	—		—
Write-off of deferred financing costs	161	—		—	—		—	—	—		2,025	—	2,025		—
Unrealized gain on derivative instrument	—	—		—	(10,807)		—	—	(2,605)		(10,807)	(2,605)	(10,807)		(2,605)
Loss on early extinguishment of debt	—	—		5,525	—		5,525	—	702		5,525	2,065	5,525		2,065
Amortization of deferred financing costs	1,810	1,826		643	67		643	10	115		883	441	883		441
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		13,484	—	—		—	—	—		—
Interest expense—debt	32,433	32,917		13,232	11,760		13,232	1,290	12,365		49,396	26,053	42,089		21,288
Impairment of long-term assets	—	1,500		—	—		—	—	—		—	—	—		—
Transaction costs related to the Acquisitions and Merger	—	—		7,703	2,850		7,703	2,850	—		10,553	4,420	10,553		4,420
Depreciation and amortization	13,359	13,374		5,776	8,030		5,776	1,129	8,444		28,084	15,707	28,084		15,707

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$18,505 (c)	$4,177 (e)	$22,472	(f)	$78,625 (g)	$33,750 (h)	$78,625		$33,750

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,601 net expense, which is comprised of non-cash compensation expense of $17, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,510 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,721 net expense, which is comprised of non-cash compensation expense of $953 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,478 net expense, which is comprised of non-cash compensation expense of $516 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the period from June 6, 2005 to June 30, 2005 includes a non-cash compensation expense of $73.

(f)	Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $3,222 net expense, which is comprised of non-cash compensation expense of $685, integration and reorganization costs of $2,096 and a $441 loss on the sale of assets.

(g)	Pro forma Adjusted EBITDA for the year ended December 31, 2005 includes a total of $6,111 net expense, which is comprised of non-cash compensation expense of $2,730, non-cash portion of post-retirement benefits of $1,135, lease abandonment costs at CP Media of $1,236 and integration and reorganization expenses of $1,106, which are partially offset by a $96 gain on the sale of assets.

(h)	Pro forma Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $5,687 net expense, which is comprised of non-cash compensation expense of $1,315, non-cash portion of post-retirement benefits of $882, lease abandonment costs at CP Media of $270, integration and reorganization costs of $2,779 and a $441 loss on the sale of assets.

	As of December 31,			As of June 30, 2006	As of June 30, 2006	As of June 30, 2006
	2003	2004	2005
	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma, as Adjusted)
	(in thousands)				(in thousands)
Balance Sheet Data:
Total assets	$492,349	$488,176	$638,726	$1,116,494	$1,107,935	$1,133,014
Total long-term obligations, including current maturities	582,241	602,003	313,655	737,601	738,243	586,243
Stockholders’ equity (deficit)	(139,492)	(165,577)	232,056	241,039	231,838	409,451

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks as well as the other information contained in this prospectus, including our consolidated financial statements and the notes to those statements, before investing in shares of our common stock. If any of the following events actually occur or risks actually materialize, our business, financial condition, results of operations or cash flow could suffer materially and adversely. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

We depend to a great extent on the economies and the demographics of the local communities that we serve and are also susceptible to general economic downturns, which could have a material and adverse impact on our advertising and circulation revenues and our profitability.

Our advertising revenues and, to a lesser extent, circulation revenues, depend upon a variety of factors specific to the communities that our publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general and the economic condition of the retail segments of the communities that our publications serve. If the local economy, population or prevailing retail environment of a community we serve experiences a downturn, our publications, revenues and profitability in that market would be adversely affected. Our advertising revenues are also susceptible to negative trends in the general economy that affect consumer spending. The advertisers in our newspapers and other publications and related websites are primarily retail businesses, which can be significantly affected by regional or national economic downturns and other developments.

Our indebtedness could adversely affect our financial health and reduce the funds available to us for other purposes, including dividend payments.

We have and, after the offering, will continue to have a significant amount of indebtedness. At June 30, 2006, after giving pro forma effect to the use of a portion of the net proceeds of this offering to repay the second lien term loan facility under our 2006 Credit Facility, we would have had total indebtedness of $586.2 million. After giving pro forma effect to the 2006 Financing and the use of a portion of the net proceeds of this offering to repay the second lien term loan facility, our pro forma interest expense for the year ended December 31, 2005 would have been $42.1 million. At June 30, 2006, $570.0 million of borrowings under the first lien term loan facility under our 2006 Credit Facility and $152.0 million of borrowings under the second lien term loan facility were subject to floating interest rates of 7.39% and 6.77%, respectively. In addition, $14.8 million of borrowings under the revolving credit facility under our 2006 Credit Facility were subject to a floating interest rate of 9.25%. We have subsequently converted the revolving credit facility from a base rate to a LIBOR rate as allowed under our 2006 Credit Facility. The borrowings under the first lien term loan facility have been hedged through the execution of interest rate hedge agreements that convert the floating interest rate component to an effective interest rate of 4.14% on $300.0 million of these borrowings through June 15, 2012 and 5.36% on the remaining $270.0 million of these borrowings through July 1, 2011.

Our substantial indebtedness could adversely affect our financial health in the following ways:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our outstanding indebtedness, thereby reducing the funds available to us for other purposes, including our ability to pay dividends on our common stock;

•	our substantial degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or other adverse events in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, limiting our ability to maintain the value of our assets and operations; and

•	there would be a material and adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

In addition, our 2006 Credit Facility contains, and future indebtedness may contain, financial and other restrictive covenants, ratios and tests that limit our ability to incur additional debt and engage in other activities that may be in our long-term best interests. Our ability to comply with the covenants, ratios or tests contained in our 2006 Credit Facility or in the agreements governing our future indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our 2006 Credit Facility prohibits us from making dividend payments on our common stock if we are not in compliance with each of our financial covenants and our restricted payment covenant. In addition, events of default, if not waived or cured, could result in the acceleration of the maturity of our indebtedness under our 2006 Credit Facility or our other indebtedness. If we were unable to repay those amounts, the lenders under the 2006 Credit Facility could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of our indebtedness under our 2006 Credit Facility or other indebtedness, if any, our assets may not be sufficient to repay in full such indebtedness.

Although our 2006 Credit Facility limits the ability of our subsidiaries to incur additional indebtedness, the Company is not subject to these limitations. Accordingly, we may incur significantly more debt, which could also adversely affect our financial health.

We may not be able to pay or maintain dividends and the failure to do so may negatively affect our share price.

We intend to pay regular quarterly dividends to the holders of our common stock. Our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements, our financial condition, contractual restrictions binding on us, provisions of applicable law and other factors that our board of directors may deem relevant. In addition, our 2006 Credit Facility contains certain restrictions on our ability to make dividend payments. There can be no assurance that we will generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits, as the case may be, under Delaware law, to pay dividends on our common stock. Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures) or new growth opportunities. Our board of directors may, in its discretion, amend or repeal this dividend policy to decrease the level of dividends or entirely discontinue the payment of dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

We may not retain a sufficient amount of cash or generate sufficient funds from operations to consummate acquisitions, fund our operations or repay our indebtedness at maturity or otherwise.

We intend to pay regular quarterly dividends to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or fund our operations, including unanticipated capital expenditures. Our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. There can be no assurance that such financing will be available to us at all, or at an acceptable cost.

Our ability to make payments on our indebtedness as required will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

There can be no assurance that our business will generate cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

We may have difficulty integrating the acquired assets and businesses of CNC and Enterprise.

We acquired CNC and Enterprise with the expectation that these acquisitions would result in certain benefits and economies of scale, including expansion of the markets we serve and an increase in our operational efficiencies. Achieving the benefits of the Acquisitions will depend upon the successful integration of the acquired businesses into our existing operations. The integration risks associated with the Acquisitions include but are not limited to:

•	the diversion of our management’s attention, as integrating the operations and assets of the acquired businesses will require a substantial amount of our management’s time;

•	difficulties associated with assimilating the operations of the acquired businesses, including billing and customer information systems;

•	the ability to achieve operating and financial synergies anticipated to result from the Acquisitions;

•	the level of cooperation of the applicable labor unions with various integration initiatives and efforts;

•	the costs of integration may exceed our expectations; and

•	failing to retain key personnel, readers and customers of CNC and Enterprise.

We cannot assure you that we will be successful in integrating the acquired assets into our current businesses. The failure to successfully integrate CNC and Enterprise could have a material adverse effect on our business financial condition, results of operations or cash flow.

We intend to continue to pursue acquisition opportunities, which may subject us to considerable business and financial risk.

We have grown through, and anticipate that we will continue to grow through, acquisitions of paid daily and weekly newspapers and free circulation and total market coverage publications, such as shoppers, as well as other forms of local media such as directories, traders and direct mail. We evaluate potential acquisitions on an ongoing basis and are actively pursuing acquisition opportunities (although we are not party to any agreements for future acquisitions), some of which could be significant. We may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to us. Acquisitions may expose us to particular business and financial risks that include, but are not limited to:

•	diverting management’s attention;

•	incurring additional indebtedness and assuming liabilities;

•	incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	experiencing an adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	failing to integrate the operations and personnel of the acquired businesses;

•	acquiring businesses with which we are not familiar;

•	entering new markets with which we are not familiar; and

•	failing to retain key personnel, readers and customers of the acquired businesses.

We may not be able to successfully manage acquired businesses or increase our cash flow from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than other profitable areas. In addition, we may compete for certain acquisition targets with companies having greater financial resources than us. We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our 2006 Credit Facility and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

If there is a significant increase in the price of newsprint or a reduction in the availability of newsprint, our results of operations and financial condition may suffer.

The basic raw material for our publications is newsprint. In 2005, on a pro forma basis, we consumed approximately 55,000 metric tons of newsprint (including for commercial printing) and the cost of our newsprint consumption totaled approximately $31.9 million, which was approximately 8.3% of our 2005 pro forma advertising and circulation revenues. We generally maintain only a 30-day inventory of newsprint, although participation in a newsprint-buying consortium helps ensure adequate supply. An inability to obtain an adequate supply of newsprint at a favorable price in the future could have a material adverse effect on our ability to produce our publications. Historically, the price of newsprint has been volatile, reaching a high of approximately $750 per metric ton in 1996 and dropping to a low of almost $410 per metric ton in 2002. The average price of newsprint for 2005 was approximately $610 per metric ton. Significant increases in newsprint costs could have a material adverse effect on our financial condition and results of operations. See “Business—Newsprint.”

We compete with a large number of companies in the local media industry; if we are unable to compete effectively, our advertising and circulation revenues may decline.

Our business is concentrated in newspapers and other print publications located primarily in small and midsize markets in the United States. Our revenues primarily consist of advertising and paid circulation. Competition for advertising revenues and paid circulation comes from direct mail, directories, radio, television, outdoor advertising, other newspaper publications, the internet and other media. For example, as the use of the internet has increased, we have lost some classified advertising and subscribers to online advertising businesses and our free internet sites that contain abbreviated versions of our publications. Competition for advertising revenues is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels. Competition for circulation is based largely upon the content of the publication and its price and editorial quality. Our local and regional competitors vary from market to market and many of our competitors for advertising revenues are larger and have greater financial and distribution resources than us. We may incur increasing costs competing for advertising expenditures and paid circulation. We may also experience a decline of circulation or print advertising revenue due to alternative media, such as the internet. If we are not able to compete effectively for advertising expenditures and paid circulation, our revenues may decline. See “Business—Competition.”

Our business is subject to seasonal and other fluctuations, which affects our revenues and operating results.

Our business is subject to seasonal fluctuations that we expect to continue to be reflected in our operating results in future periods. Our first fiscal quarter of the year tends to be our weakest quarter because advertising volume is at its lowest levels following the holiday season. Correspondingly, our fourth fiscal quarter tends to be our strongest quarter because it includes heavy holiday season advertising. Other factors that affect our quarterly revenues and operating results may be beyond our control, including changes in the pricing policies of our competitors, the hiring and retention of key personnel, wage and cost pressures, distribution costs, changes in newsprint prices and general economic factors.

We could be adversely affected by declining circulation.

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.8% during the three year period from 2002 to 2004. There can be no assurance that our circulation will not decline in the future. We have been able to maintain our annual circulation revenue from existing operations in recent years through, among other things, increases in our per copy prices. However, there can be no assurance that we will be able to continue to increase prices to offset any declines in circulation. Further declines in circulation could impair our ability to maintain or increase our advertising prices, cause purchasers of advertising in our publications to reduce or discontinue those purchases and discourage potential new advertising customers which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have a history of losses and may not be able to achieve or maintain profitable operations in the future.

We experienced operating losses from continuing operations of approximately $14.8 million on a pro forma basis in 2005 and $30.7 million and $14.7 million in 2004 and 2003, respectively. Pro forma loss from continuing operations in 2005 included severance, lease abandonment charges and consulting expense paid to our prior management of $1.5 million in aggregate. In addition, pro forma 2005 loss from continuing operations includes non-cash pension and post retirement benefits expense of $1.1 million, $0.8 million of consulting expense related to financial systems integration and $0.1 million in reorganization expense. Losses from continuing operations in 2004 and 2003 included management fee expense of $1.5 million paid to our prior owner. Our results of operations in the future will depend on many factors, including our ability to execute our business strategy and realize efficiencies through our clustering strategy. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and our ability to raise additional capital and, accordingly, our ability to grow our business.

We are subject to environmental and employee safety and health laws and regulations that could cause us to incur significant compliance expenditures and liabilities.

Our operations are subject to federal, state and local laws and regulations pertaining to the environment, storage tanks and the management and disposal of wastes at our facilities. Under various environmental laws, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Such laws often impose liability on the owner or operator without regard to fault and the costs of any required investigation or cleanup can be substantial. Our operations are also subject to various employee safety and health laws and regulations, including those pertaining to occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws tend to be complex, comprehensive and frequently changing. As a result, we may be involved from time to time in administrative and judicial proceedings and investigations related to environmental and employee safety and health issues. These proceedings and investigations could result in substantial costs to us, divert our management’s attention and adversely affect our ability to sell, lease or develop our real property. Furthermore, if it is determined we are not in compliance with applicable laws and regulations, or if our properties are contaminated, it could result in significant liabilities, fines or the suspension or interruption of the operations of specific printing facilities. Future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to us, may give rise to additional compliance or remedial costs that could be material.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

We are dependent upon the efforts of our key personnel. In particular, we are dependent upon the management and leadership of Michael E. Reed, our Chief Executive Officer, Mark Thompson, our Chief Financial Officer, and Scott T. Champion and Randall W. Cope, our Co-Presidents and Co-Chief Operating Officers. The loss of Mr. Reed, Mr. Thompson, Mr. Champion, Mr. Cope or other key personnel could affect our ability to run our business effectively.

The success of our business is heavily dependent on our ability to retain our current management and other key personnel and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our personnel. Although we have entered into employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

A shortage of skilled or experienced employees in the media industry, or our inability to retain such employees, could pose a risk to achieving improved productivity and reducing costs, which could adversely affect our profitability.

Production and distribution of our various publications requires skilled and experienced employees. A shortage of such employees, or our inability to retain such employees, could have an adverse impact on our productivity and costs, our ability to expand, develop and distribute new products and our entry into new markets. The cost of retaining or hiring such employees could exceed our expectations.

Risks Related to Our Organization and Structure

If the ownership of our common stock continues to be highly concentrated, it may prevent you from influencing significant corporate decisions and the interests of our principal stockholder may conflict with your interests.

Following the completion of this offering, Fortress will beneficially own approximately 63.9% of our outstanding common stock, or 60.9% if the underwriters’ over-allotment option is fully exercised. As a result, Fortress will be able to control fundamental and significant corporate matters and transactions, including: the election of directors; mergers, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated certificate of incorporation and our amended and restated by-laws; and the dissolution of the Company. The interests of Fortress may not always coincide with our interests or the interest of our other shareholders. For example, Fortress could delay, deter or prevent acts that may be favored by our other stockholders such as hostile takeovers, changes in control and changes in management. As a result of such actions, the market price of our common stock could decline or stockholders might not receive a premium for their shares in connection with a change of control of the Company. See “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws.”

Fortress has the right to, and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us.

Fortress, together with its affiliates, has other business activities in addition to their ownership of us. Under our amended and restated certificate of incorporation, Fortress has the right to, and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress, any of its affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated by-laws may discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of our current board of directors and management.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated by-laws may discourage, delay or prevent a merger or acquisition that you may consider favorable or prevent the removal of our current board of directors and management. We have a number of anti-takeover devices in place that will hinder takeover attempts, including:

•	a staggered board of directors consisting of three classes of directors, each of whom serves a three-year term;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote;

•	blank-check preferred stock;

•	provisions in our amended and restated certificate of incorporation and amended and restated by-laws preventing stockholders from calling special meetings or acting by written consent in lieu of a meeting (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock);

•	advance notice requirements for stockholders with respect to director nominations and actions to be taken at annual meetings; and

•	no provision in our amended and restated certificate of incorporation for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election.

Our 2006 Credit Facility also limits our ability to enter into certain change of control transactions, which are an event of default under our 2006 Credit Facility. However, our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders in certain situations, will not apply to us. This may make it easier for a third party to acquire an interest in some or all of us with Fortress’ approval, even though our other stockholders may not deem such an acquisition beneficial to their interests. See “Description of Certain Indebtedness” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws.”

We are a holding company and our access to the cash flow of our subsidiaries is subject to restrictions imposed by our indebtedness.

We are a holding company with no material direct operations. Our principal assets are the equity interests we own in our direct subsidiary, GateHouse Media Holdco, Inc. (“Holdco”), through which we indirectly own equity interests in our operating subsidiaries. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to make dividend payments. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us. Holdco and certain of its subsidiaries are parties to our 2006 Credit Facility, which imposes restrictions on their ability to make loans, dividend payments or other payments to us. Any payment of dividends to us will be subject to the satisfaction of certain financial conditions set forth in our 2006 Credit Facility. The ability of Holdco and its subsidiaries to comply with these conditions in our 2006 Credit Facility may be affected by events that are beyond our control. We expect future borrowings by our subsidiaries to contain restrictions or prohibitions on the payment of dividends to us.

We have identified material weaknesses in our internal controls.

On April 20, 2006, we received a letter from KPMG LLP, our independent registered public accounting firm, in connection with the audit of our financial statements for the year ended December 31, 2005, which identified two material weaknesses in our internal controls over financial reporting for the same period. The Public Company Accounting Oversight Board defines a material weakness as a control deficiency, or a combination of control deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements will not be prevented or detected.

KPMG LLP identified the following two material weaknesses:

•	insufficient analysis of GAAP to determine the appropriate accounting for certain unusual transactions, such as restructuring of our balance sheet in connection with the extinguishment of debt and acquisition related accounting, resulting in a number of significant adjustments to our consolidated financial statements; and failure to maintain a policy that requires a formal review of unusual or significant transactions; and

•	in conjunction with the Merger, failure to appropriately establish a new basis of accounting, as required under GAAP, failure to record transaction costs associated with the Merger in the appropriate period and failure to record in the general ledger our post-closing entries to reflect the new basis of accounting.

To strengthen our accounting and finance group, we began recruiting additional finance and accounting personnel in November 2005. Since January 2006, we have hired an experienced senior management team, including a general counsel, and a strong and experienced finance and accounting group consisting of seven corporate accounting professionals and 15 shared services accounting professionals, many of whom have public company experience. The Acquisitions further strengthened our finance and accounting staff. We are in the process of centralizing certain of the accounting and reporting functions. We have also endeavored to ensure that sufficient time is made available for our personnel to adequately research, document, review and conclude on reporting matters and to increase our accounting, reporting and legal resources. While we have taken actions to address the material weaknesses identified above, additional measures may be necessary and these measures, along with other measures we expect to take to improve our internal controls, may not be sufficient to address the issues identified by KPMG LLP. If we are unable to correct weaknesses in internal controls in a timely manner or if we are unable to scale these systems to our growth, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the Securities and Exchange Commission may be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities and could result in the imposition of sanctions, including the suspension or delisting of our common stock from the New York Stock Exchange and the inability of registered broker dealers to make a market in our common stock, or investigation by regulatory authorities. Further and continued determinations that there are significant deficiencies or material weaknesses in the effectiveness of our internal controls over financial reporting could also reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures to comply with applicable requirements.

Risks Related to this Offering

You might not be able to sell your stock if an active market for our common stock does not develop or continue.

Prior to the offering, you could not buy or sell our common stock publicly. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the New York Stock Exchange if we are approved for listing on the New York Stock Exchange, or otherwise, or how liquid that market might become. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all. See “Underwriting.”

The market price of our common stock may be volatile and will depend on a variety of factors, which could cause our common stock to trade at prices below the initial public offering price.

The initial public offering price of the common stock will be determined through negotiations between representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. If an active trading market develops following the offering, the market price of our common stock may fluctuate significantly. Some of the factors that could affect our share price include, but are not limited to:

•	variations in our quarterly operating results;

•	changes in our earnings estimates;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

•	additions or departures of key management personnel;

•	any increased indebtedness we may incur in the future;

•	announcements by us or others and developments affecting us;

•	actions by institutional stockholders;

•	changes in market valuations of similar companies;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield; and

•	general market and economic conditions.

These factors could cause our common stock to trade at prices below the initial public offering price, which could prevent you from selling your common stock at or above the initial public offering price. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, securities class-action litigation has often been brought against that company. If similar litigation were instituted against us, it could result in substantial costs and divert management’s attention and resources from our operations.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes, shares of preferred stock or shares of our common stock. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock, or both. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their share holdings in us.

After this offering, assuming the exercise in full by the underwriters of their over-allotment option, we will have an aggregate of 111,772,000 shares of common stock authorized but unissued and not reserved for issuance under our option plans. We may issue all of these shares without any action or approval by our stockholders. We intend to continue to actively pursue acquisitions and may issue shares of common stock in connection with these acquisitions.

Future sales of a large number of shares of our common stock in the public market, or the perception that these sales may occur, may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

If our existing stockholders sell substantial amounts of our common stock in the public market following the offering or if there is a perception that these sales may occur, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of the offering, we will have approximately 34,503,000 shares of common stock outstanding, or 36,228,000 shares outstanding if the underwriters exercise their overallotment option in full. All of the shares of common stock sold in the offering will be freely tradable without restriction in the public market, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to an investor rights agreement, Fortress and certain of its related partnerships and permitted third-party transferees will have the right in certain circumstances to require us to register up to 22,050,000 shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable.

In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 2,000,000 shares of common stock reserved for issuance under the GateHouse Media, Inc. Omnibus Stock Incentive Plan. Subject to any restrictions imposed on the shares granted under the GateHouse Media, Inc. Omnibus Stock Incentive Plan, shares registered under the registration statement on Form S-8 will be available for sale into the public markets.

In addition to sales pursuant to registration statements, our outstanding shares will be eligible for sale in the public market at various times, subject to the provisions of Rule 144 under the Securities Act. We and our executive officers and directors and Fortress have entered into lock-up agreements with the underwriters in the offering that impose limitations, with certain limited exceptions, on our and their ability to dispose of shares of common stock. All participants in the directed shares program have also agreed to similar restrictions on the ability to sell their shares of common stock. See “Underwriting” for more information regarding the lock-up agreements and the directed shares program. See “Shares Eligible for Future Sale” for more information regarding shares of our common stock that may be sold by existing stockholders after the completion of the offering.

You will incur immediate and substantial dilution.

The initial public offering price will be substantially higher than the pro forma and pro forma as adjusted negative net tangible book value per share of our outstanding common stock immediately after the offering. As a result, investors purchasing common stock in the offering will incur immediate and substantial dilution in the amount of $31.84 per share. Future equity issuances may result in further dilution to investors in the offering. See “Dilution.”

Fluctuation of market interest rates may have an adverse effect on the value of your investment in our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend payment per share as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher rate of return on our common stock and therefore may seek securities paying higher dividends or interest or offering a higher rate of return than shares of our common stock. As a result, market interest rate fluctuations and other capital market conditions can affect the demand for and market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease, because current stockholders and potential investors will likely require a higher dividend yield and rate of return on our common stock as interest-bearing securities, such as bonds, offer more attractive returns.

The requirements of being a public company may strain our resources, including personnel, and cause us to incur additional expenses.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements may place a strain on our people, systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns. Upon consummation of this offering, our costs will increase as a result of having to comply with the Exchange Act, the Sarbanes-Oxley Act and the New York Stock Exchange listing requirements, which will require us, among other things, to establish an internal audit function. We may not be able to do so in a timely fashion or without incurring significant costs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus contain certain “forward-looking statements” (as defined in the Securities Act and the Exchange Act) that reflect our current views regarding, among other things, our future growth, results of operations, performance and business prospects and opportunities. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “may,” “will,” “should,” “aim” or the negative versions of these words and similar expressions have been used to identify these forward-looking statements, but are not the exclusive means of identifying these statements. For purposes of this prospectus, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. These statements reflect our current beliefs and expectations and are based on information currently available to us. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual growth, results of operations, performance and business prospects and opportunities to differ from those expressed in, or implied by, these statements. As a result, no assurance can be given that our future growth, results of operations, performance and business prospects and opportunities covered by such forward-looking statements will be achieved. These risks, uncertainties and other factors are set forth under the section heading “Risk Factors” and elsewhere in this prospectus. Except to the extent required by the federal securities laws and rules and regulations of the Securities and Exchange Commission, we have no intention or obligation to update or revise these forward-looking statements to reflect new events, information or circumstances.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of common stock in the offering, at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus), will be approximately $178.6 million, or $205.9 million, if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) the net proceeds to us of this offering by $10.7 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use these funds to repay in full the $152.0 million second lien term loan facility under our 2006 Credit Facility (including accrued and unpaid interest) incurred in connection with the Acquisitions and for general corporate purposes. Affiliates of two of the underwriters, Goldman, Sachs & Co. and Wachovia Capital Markets, LLC, are lenders under the second lien term loan facility. As a result, affiliates of the underwriters may receive more than 10% of the entire net proceeds of this offering. An affiliate of Fortress that acquired a portion of the second lien term loans in an arms’ length secondary market transaction will also receive a portion of the net proceeds of this offering as a result of the repayment of the second lien term loan facility. As of June 30, 2006, the interest rate applicable to the second lien term loan facility was 6.77%. The second lien term loan facility matures on June 6, 2014. This loan can be prepaid without penalty.

The Fourth Quarter Stub Dividend is deemed to have been paid from a portion of the net proceeds of this offering pursuant to SEC Staff Accounting Bulletin (SAB) Topic 1:B:3.

DIVIDEND POLICY

On September 26, 2006, our board of directors declared the Third Quarter Dividend of $0.32 per share of our common stock, or an aggregate of $7.36 million, for the three months ended September 30, 2006. In addition, we expect our board of directors to declare the Fourth Quarter Stub Dividend of $0.08 per share of our common stock, or an aggregate of $1.84 million, for the period commencing on October 1, 2006 and ending on October 23, 2006, which will be payable to our stockholders of record immediately prior to this offering. We are paying the Pre-IPO Dividends so that holders of our common stock prior to this offering will receive a distribution for the periods prior to this offering. Fortress will receive approximately 96% of the Pre-IPO Dividends, or an aggregate of $8.82 million. The Fourth Quarter Stub Dividend is deemed to have been paid from a portion of the net proceeds of this offering pursuant to SAB Topic 1:B:3. The Pre-IPO Dividends may not be indicative of the amount of any future dividends. Purchasers in this offering will not be entitled to receive the Pre-IPO Dividends.

We intend to pay regular quarterly cash dividends to the holders of our common stock. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, our earnings, general business conditions, restrictions imposed by financing arrangements (including our 2006 Credit Facility), legal restrictions on the payment of dividends and other factors the board of directors deems relevant. Dividends on our common stock are not cumulative.

As a holding company with no direct operations, we depend on loans, dividends and other payments from our subsidiaries to generate the funds necessary to pay dividends to the holders of our common stock, and our subsidiaries may be prohibited or restricted from paying dividends to us or otherwise making funds available to us under certain conditions, including restrictions imposed by our 2006 Credit Facility. Our direct subsidiary, Holdco, may not pay dividends to us unless, after giving effect to any such dividend payment, Holdco and its subsidiaries are in pro forma compliance with each of the financial covenants under our 2006 Credit Facility, including an interest coverage ratio which must be equal to or greater than 2 to 1 prior to January 1, 2008 and greater than 2.25 to 1 thereafter, a fixed charge coverage ratio which must be equal to or greater than 1.1 to 1 and the total leverage ratio which must be less than 6.25 to 1 prior to January 1, 2009, with the maximum total leverage ratio decreasing by 0.25 on January 1, 2009 and each anniversary thereafter through January 1, 2013, at which time the maximum total leverage ratio will be 5 to 1. See “Description of Certain Indebtedness.” We expect that for the foreseeable future we will pay dividends in excess of our net income for such period as determined in accordance with GAAP if we are able to generate Adjusted EBITDA in excess of scheduled debt payments, capital expenditure requirements, cash income taxes and cash interest expense in amounts sufficient to permit our subsidiaries to pay dividends to us under our 2006 Credit Facility.

We were in pro forma compliance with the financial covenants under our 2006 Credit Facility as of December 31, 2005 and June 30, 2006. We were in compliance with all of the financial covenants under our 2006 Credit Facility as of June 30, 2006, thereby permitting the Pre-IPO Dividends to be paid. Based upon our forward-looking results of operations, expected cash flows and anticipated operating efficiencies to be realized through our clustering strategy, we currently expect to be in compliance with all of the debt covenants under our 2006 Credit Facility and have the ability to pay regular quarterly dividends. However, our forward-looking results, expected cash flows and realization of incremental operating efficiencies are subject to risks and uncertainties described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Our dividend policy has certain risks and limitations. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends, or if our financial performance does not achieve expected results. To the extent that we do not have cash on hand sufficient to pay dividends, we may elect not to borrow funds to pay any dividends. By paying cash dividends rather than investing that cash in future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, acquisitions or unanticipated capital expenditures, should the need arise.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2006: (1) on an actual basis, (2) on a pro forma basis to give effect to the payment of the Pre-IPO Dividends and (3) on a pro forma as adjusted basis to give effect to (a) the payment of the Pre-IPO Dividends, (b) the receipt by us of the net proceeds from the sale of 11,500,000 shares of common stock at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus) after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and (c) the intended application of a portion of the net proceeds of the offering to repay the second lien term loan facility under our 2006 Credit Facility. This presentation should be read in conjunction with our consolidated financial statements and the notes to those statements included elsewhere in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds.”

	As of June 30, 2006
	Actual	Pro forma	Pro forma, as adjusted
	(in thousands, except share data)
Cash and cash equivalents(1)	$8,559	$—	$26,415

Debt:
Borrowings under revolving credit facility(2)	$14,825	$15,467	$15,467
Term loan facility	570,000	570,000	570,000
Second lien credit facility(3)	152,000	152,000	—
Long-term liabilities, including current portion	776	776	776

Total long-term debt, including current portion	$737,601	$738,243	$586,243

Stockholders’ equity:
Preferred stock, $0.01 par value: 50,000,000 shares authorized; No shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis	—	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 23,003,000, 23,003,000 and 34,503,000 shares issued and outstanding on an actual, pro forma and pro forma as adjusted basis, respectively(4)	222	222	337
Additional paid-in-capital	223,404	223,404	401,704
Accumulated other comprehensive income	5,855	5,855	5,855
Retained earnings	11,558	2,357	1,555

Total stockholders’ equity	241,039	231,838	409,451

Total capitalization	$978,640	$970,081	$995,694

(1)	A $1.00 increase (decrease) in the assumed offering price of $17.00 per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) our cash and cash equivalents by $10.7 and our total capitalization by $10.7, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	As of June 30, 2006, on a pro forma basis, we had $21.2 million available under the revolving credit facility under our 2006 Credit Facility (of which $3.4 million was committed under letters of credit).
(3)	We will use a portion of the net proceeds of the offering to repay the $152.0 million second lien term loan (including any accrued and unpaid interest). Following this offering the first lien term loan and revolving credit facilities under our 2006 Credit Facility will remain in effect.
(4)	Gives effect to the repurchase by us, after June 30, 2006, of 6,000 shares owned by a former member of our management at a price of $10.00 per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma negative net tangible book value per share of our common stock after this offering. We calculate negative net tangible book value per share by dividing the negative net tangible book value (total assets less intangible assets, deferred financing costs and total liabilities) by the number of outstanding shares of common stock.

Based on shares outstanding as of June 30, 2006, after giving pro forma effect to the payment of the Pre-IPO Dividends, our negative net tangible book value at June 30, 2006 would have been $691.2 million, or $30.04 per share of common stock.

After giving effect to (1) the receipt by us of the net proceeds from the sale of 11,500,000 shares of common stock at an assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus); and (2) the intended application of a portion of the net proceeds of the offering to repay our second lien term loan facility, our pro forma as adjusted negative net tangible book value at June 30, 2006 would be $512.2 million, or $14.84 per share. This represents an immediate and substantial dilution of $31.84 per share to new investors.

The following table illustrates this per share dilution:

Assumed initial public offering price per share		$17.00

Pro forma negative net tangible book value per share at June 30, 2006	$(30.04)
Increase per share attributable to new investors in the offering	15.20

Pro forma negative net tangible book value per share at June 30, 2006 as adjusted for the offering		(14.84)

Dilution per share to new investors		$31.84

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our pro forma as adjusted negative net tangible book value by $10.7 million, our as adjusted negative net tangible book value per share after this offering by $0.31 per share, and the dilution per share to new investors by $0.69 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. An increase (or decrease) of 1,000,000 shares from the expected number of shares to be sold in the offering, assuming no change in the initial public offering price from the price assumed above, would increase (decrease) our negative net tangible book value after giving effect to the transactions by approximately $15.8 million, increase (decrease) our adjusted negative net tangible book value per share after giving effect to the transactions by $(0.86) and $0.91 per share respectively, and increase (decrease) the dilution in negative net tangible book value per share to new investors in this offering by $(0.86) and $0.91 per share, respectively, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option. The pro forma information discussed above is illustrative only.

The following table summarizes, on a pro forma basis as of June 30, 2006, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us in the offering, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing common stock in the offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
	(amounts in thousands, except share data)
Existing stockholders	23,009,000	66.7%	$222,225	53.2%	$9.66
New investors in the offering	11,500,000	33.3	195,500	46.8	$17.00

Total	34,509,000	100.0%	$417,725	100.0%	$12.10

A $1.00 increase (decrease) in the initial public offering price from the assumed initial public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (or decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $11.5 million, $11.5 million and $0.33, respectively, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of the offering.

The above information excludes shares of common stock that the underwriters have the option to purchase from us solely to cover over-allotments.

SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Our historical financial data as of and for the fiscal year ended December 31, 2003, as of and for the fiscal year ended December 31, 2004 and for the period from January 1 to June 5, 2005 have been derived from the audited consolidated financial statements of the Predecessor included elsewhere in this prospectus. The historical financial data as of December 31, 2003 and as of and for the years ended December 31, 2001 and 2002 have been derived from the audited consolidated financial statements of the Predecessor not included in this prospectus. Our historical financial data as of the fiscal year ended December 31, 2005 and for the period from June 6, 2005 to December 31, 2005 have been derived from the audited consolidated financial statements of the Successor included elsewhere in this prospectus. The historical financial data as of June 30, 2006 and for the six-month period ended June 30, 2006 have been derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. The historical financial data for the period from January 1, 2005 to June 5, 2005 have been derived from the unaudited condensed consolidated financial statements of the Predecessor included elsewhere in this prospectus. The historical financial data for the period from June 6, 2005 to June 30, 2005 have been derived from the unaudited condensed consolidated financial statements of the Successor included elsewhere in this prospectus. These unaudited condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position as of such dates and our results of operations for such periods. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year. As a result of the Merger, our current capital structure and our basis of accounting differ from those prior to the Merger. Our financial data in respect of all reporting periods subsequent to June 5, 2005 reflect the Merger under the purchase method of accounting. Therefore, our financial data for the Predecessor Period generally will not be comparable to our financial data for the Successor Period. The selected historical consolidated financial data and notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

The pro forma condensed consolidated statement of operations data for the year ended December 31, 2005 and the six months ended June 30, 2006 give effect to the Merger, the Acquisitions and the 2006 Financing as if they had occurred on January 1, 2005. The pro forma condensed consolidated balance sheet information as of June 30, 2006 gives effect to the payment of the Pre-IPO Dividends, as if they occurred on June 30, 2006. The pro forma as adjusted condensed consolidated financial data below is based upon available information and assumptions that we believe are reasonable, however, we can provide no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial data are correct. The pro forma condensed consolidated financial data is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been if, in the case of pro forma statement of operations data, the Merger, the Acquisitions and the 2006 Financing had occurred as adjusted on January 1, 2005, or, in the case of pro forma balance sheet data, payment of the Pre-IPO Dividends, had occurred on June 30, 2006. The pro forma condensed consolidated financial data also should not be considered representative of our future financial condition or results of operations.

The summary pro forma, as adjusted condensed consolidated statements of operations data for the year ended December 31, 2005 and the six months ended June 30, 2006 give effect to the Merger, the Acquisitions, the 2006 Financing, this offering and the application of a portion of the net proceeds of this offering to repay the second lien term loan facility under our 2006 Credit Facility, as if they occurred on January 1, 2005. The summary pro forma, as adjusted condensed consolidated balance sheet data as of June 30, 2006 gives effect to the payment of the Pre-IPO Dividends, this offering and the application of a portion of the net proceeds of this offering to repay the second lien term loan facility under our 2006 Credit Facility as if they occurred on June 30, 2006.

See our unaudited pro forma financial statements included elsewhere in this prospectus for a complete description of the adjustments made to derive the pro forma statement of operations data and pro forma balance sheet data.

	Year Ended December 31,				Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005(8)	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006(7)	Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2006
	2001	2002	2003(5)	2004(6)
	(Predecessor)					(Successor)	(Predecessor)	(Successor)		(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except per share data)									(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Advertising	$142,628	$142,086	$139,258	$148,291	$63,172	$88,798	$63,172	$11,401	$89,184	$295,645	$148,909	$295,645	$148,909
Circulation	31,984	32,105	31,478	34,017	14,184	19,298	14,184	2,394	19,356	66,085	32,745	66,085	32,745
Commercial printing and other	13,136	11,962	11,645	17,776	8,134	11,415	8,134	1,456	10,874	22,750	12,742	22,750	12,742
Total revenues	187,748	186,153	182,381	200,084	85,490	119,511	85,490	15,251	119,414	384,480	194,396	384,480	194,396

Operating costs and expenses:
Operating costs	94,805	87,103	86,484	97,198	40,007	61,001	40,007	9,345	59,545	170,929	88,919	170,929	88,919
Selling, general and administrative	52,115	51,977	52,230	53,703	26,978	30,035	26,978	1,729	36,956	134,948	71,318	134,948	71,318
Depreciation and amortization(1)	20,575	16,473	13,359	13,374	5,776	8,030	5,776	1,129	8,444	28,084	15,707	28,084	15,707
Transaction costs related to the Acquisitions and Merger	—	—	—	—	7,703	2,850	7,703	2,850	—	10,553	4,420	10,553	4,420
Impairment of long-term assets	—	—	—	1,500	—	—	—	—	—	—		—	—
Gain (loss) on sale of assets	—	—	(104)	(30)	—	40	—	—	(441)	—	(441)	—	(441)
Income from operations	20,253	30,600	30,204	34,279	5,026	17,635	5,026	198	14,028	39,966	13,591	39,966	13,591
Interest expense, amortization of deferred financing costs, unrealized gain on derivative instruments and other	40,710	35,730	49,545	63,762	32,884	1,020	32,884	1,300	10,577	47,000	25,922	39,693	21,157
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(20,457)	(5,130)	(19,341)	(29,483)	(27,858)	16,615	(27,858)	(1,102)	3,451	(7,034)	(12,331)	273	(7,566)
Income tax expense (benefit)	2,004	1,648	(4,691)	1,228	(3,027)	7,050	(3,027)	(298)	1,458	7,814	(665)	10,737	1,241
Income (loss) from continuing operations before cumulative effect of change in accounting principle	(22,461)	(6,778)	(14,650)	(30,711)	(24,831)	9,565	(24,831)	(804)	1,993	(14,848)	(11,666)	(10,464)	(8,807)
Income from discontinued operations, net of income taxes	2,769	5,557	486	4,626	—	—	—	—	—	—	—	—	—
Net income (loss) before cumulative effect of change in accounting principle	$(19,692)	$(1,221)	$(14,164)	$(26,085)	$(24,831)	$9,565	$(24,831)	$(804)	$1,993	$(14,848)	(11,666)	$(10,464)	$(8,807)
Cumulative effect of change in accounting principle, net of tax	—	(1,449)	—	—	—	—	—	—	—	—	—
Net Income (loss)	$(19,692)	$(2,670)	$(14,164)	$(26,085)	$(24,831)	$9,565	$(24,831)	$(804)	$1,993	$(14,848)	(11,666)	$(10,464)	$(8,807)
Net income (loss) available to common stockholders	$(39,681)	$(25,292)	$(26,573)	$(26,085)	$(24,831)	$9,565	$(24,831)	$(804)	$1,993	$(14,848)	(11,666)	$(10,464)	$(8,807)

	Year Ended December 31,				Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005(8)	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006(7)	Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005	Six Months Ended June 30, 2006
	2001	2002	2003(5)	2004(6)
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma)	(Pro Forma, as Adjusted)	(Pro Forma, as Adjusted)
	(in thousands, except per share data)									(in thousands, except per share data)
Basic net income (loss) from continuing operations per share(2)	$(0.20)	$(0.14)	$(0.13)	$(0.14)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Diluted income (loss) from continuing operations per share(2)	$(0.20)	$(0.14)	$(0.13)	$(0.14)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Basic net income (loss) available to common stockholders per share(2)	$(0.18)	$(0.12)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Diluted net income (loss) available to common stockholders per share(2)	$(0.18)	$(0.12)	$(0.12)	$(0.12)	$(0.12)	$0.43	$(0.12)	$(0.04)	$0.09	$(0.67)	$(0.52)	$(0.33)	$(0.27)
Pro forma earnings (loss) per share—basic(3)					$(0.11)	$0.43	$(0.11)	$(0.04)	$0.09
Pro forma earnings (loss) per share—diluted(3)					$(0.11)	$0.42	$(0.11)	$(0.04)	$0.09

Other Data (unaudited):
Adjusted EBITDA(4)			$43,563	$49,153	$18,505	$28,515	$18,505	$4,177	$22,472	$78,625	$33,750	$78,625	$33,750
Cash interest paid			$22,754	$24,210	$16,879	$31,720	$16,879	$21,432	$11,270

(1)	As of January 1, 2002 we implemented Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which replaced the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an annual impairment test. SFAS No. 142 also establishes requirements for identifiable intangible assets. The transition provisions of SFAS No. 142 required that the useful lives of previously recognized intangible assets be reassessed and the remaining amortization periods adjusted accordingly. Prior to adoption of SFAS No. 142, advertiser and subscriber relationship intangible assets were amortized over estimated remaining useful lives of 40 and 33 years, respectively. Upon the adoption of SFAS No. 142, we concluded that, based upon current economic conditions and pricing strategies, the remaining useful lives for advertiser and subscriber relationship intangible assets were 30 and 20 years, respectively, and the amortization periods were adjusted accordingly, with effect from January 1, 2002. As a result of the Merger, the Company performed a valuation of intangible assets based on current economic conditions at such time. The remaining useful lives of advertiser and subscriber relationships were revised to 18 and 19 years, respectively, effective June 6, 2005. In addition, upon adoption of SFAS No. 142, we ceased amortization of goodwill. We also ceased amortization of our mastheads because we determined that the useful life of our mastheads is indefinite.

(2)	All share and per share data has been computed as if the 100-for-1 stock split had occurred as of the beginning of each of the applicable periods presented.

(3)	Reflects the impact of 108,249 shares deemed to have been issued to satisfy payment of the Fourth Quarter Stub Dividend.

(4)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), depreciation and amortization and other non-recurring items. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flows from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA must be dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(5)	Includes the results of Midland Communications printing facility since its acquisition in December 2003.

(6)	Includes the results of the newspapers acquired from Lee Enterprises on February 3, 2004.

(7)	Includes the results of CP Media and Enterprise since their acquisitions on June 6, 2006.

(8)	Includes an unrealized gain on the derivative instrument of $10,807 as well as a decrease in interest expense due to debt extinguishment in connection with the Merger.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006		Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005		Six Months Ended June 30, 2006
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Predecessor)	(Successor)	(Successor)		(Pro forma)	(Pro forma)	(Pro forma, as Adjusted)		(Pro forma, as Adjusted)
							(in thousands)				(in thousands)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(24,831)	$(804)	$1,993		$(14,848)	$(11,666)		$(10,464)	$(8,807)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,027)	(298)	1,458		7,814	(665)	10,737		1,241
Write-off of deferred offering costs	1,935	—		—	—		—	—	—		—	—	—		—
Write-off of deferred financing costs	161	—		—	—		—	—	—		2,025	—	2,025		—
Unrealized gain on derivative instrument	—	—		—	(10,807)		—	—	(2,605)		(10,807)	(2,605)	(10,807)		(2,605)
Loss on early extinguishment of debt	—	—		5,525	—		5,525	—	702		5,525	2,065	5,525		2,065
Amortization of deferred financing costs	1,810	1,826		643	67		643	10	115		883	441	883		441
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		13,484	—	—		—	—	—		—
Interest expense—debt	32,433	32,917		13,232	11,760		13,232	1,290	12,365		49,396	26,053	42,089		21,288
Impairment of long-term assets	—	1,500		—	—		—	—	—		—	—	—		—
Transaction costs related to the Acquisitions and Merger	—	—		7,703	2,850		7,703	2,850	—		10,553	4,420	10,553		4,420
Depreciation and amortization	13,359	13,374		5,776	8,030		5,776	1,129	8,444		28,084	15,707	28,084		15,707

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$18,505 (c)	$4,177 (e)	$22,472	(f)	$78,625 (g)	$33,750 (h)	$78,625		$33,750

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,601 net expense, which is comprised of non-cash compensation expense of $17, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,510 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,721 net expense, which is comprised of non-cash compensation expense of $953 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,478 net expense, which is comprised of non-cash compensation expense of $516 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the period from June 6, 2005 to June 30, 2005 includes a non-cash compensation expense of $73.

(f)	Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $3,222 net expense, which is comprised of non-cash compensation expense of $685, integration and reorganization costs of $2,096 and a $441 loss on the sale of assets.

(g)	Pro forma Adjusted EBITDA for the year ended December 31, 2005 includes a total of $6,111 net expense, which is comprised of non-cash compensation expense of $2,730, non-cash portion of post-retirement benefits of $1,135, lease abandonment costs at CP Media of $1,236 and integration and reorganization expenses of $1,106, which are partially offset by a $96 gain on the sale of assets.

(h)	Pro forma Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $5,687 net expense, which is comprised of non-cash compensation expense of $1,315, non-cash portion of post-retirement benefits of $882, lease abandonment costs at CP Media of $270, integration and reorganization costs of $2,779 and a $441 loss on the sale of assets.

	As of December 31,					As of June 30, 2006	As of June 30, 2006	As of June 30, 2006
	2001	2002	2003	2004	2005
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Pro Forma)	(Pro Forma, as Adjusted)
	(in thousands)						(in thousands)
Balance Sheet Data:
Total assets	$543,902	$506,325	$492,349	$488,176	$638,726	$1,116,494	$1,107,935	$1,133,014
Total long-term obligations, including current maturities	580,757	564,843	582,241	602,003	313,655	737,601	738,243	586,243
Stockholders’ equity (deficit)	(87,661)	(112,936)	(139,492)	(165,577)	232,056	241,039	231,838	409,451

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with this entire prospectus, including the “Risk Factors” section and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this prospectus that could cause our actual future growth, results of operations, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. Our portfolio of products, which includes 423 community publications and more than 230 related websites, serves over 125,000 business advertisers and reaches approximately 9 million people on a weekly basis.

Our core products include:

•	75 daily newspapers with total paid circulation of approximately 405,000;

•	231 weekly newspapers (published up to three times per week) with total paid circulation of approximately 620,000 and total free circulation of approximately 430,000;

•	117 shoppers (generally advertising-only publications) with total circulation of approximately 1.5 million; and

•	over 230 locally focused websites, which extend our franchises onto the internet.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last 12 months, we created over 90 niche publications.

We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company, a wholly-owned subsidiary of Hollinger International Inc., or its subsidiaries. We accounted for the initial acquisition using the purchase method of accounting.

On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress, entered into an Agreement and Plan of Merger with the Company pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into the Company. The Merger was effective on June 6, 2005, thus making FIF III Liberty Holdings LLC our principal and controlling stockholder. Prior to the effectiveness of the Merger, affiliates of Leonard Green & Partners, L.P. controlled the Company. Pursuant to the terms of the Merger, each share of the Company’s common and preferred stock was exchanged for cash and all of the Company’s 11 5/8% Senior Debentures due 2013 were redeemed. The total value of the transaction was approximately $527.0 million.

As of September 30, 2006, Fortress beneficially owned approximately 96% of our outstanding common stock. Following the completion of this offering, Fortress will beneficially own approximately 63.9% of our outstanding common stock, or 60.9% if the underwriters’ over-allotment option is fully exercised.

Since 1998, we have acquired 249 daily and weekly newspapers and shoppers, including six dailies, 115 weeklies and 10 shoppers acquired in the Acquisitions, and launched numerous new products, including 10 weekly newspapers.

We generate revenues from advertising, circulation and commercial printing. Advertising revenue is recognized upon publication of the advertisements. Circulation revenue from subscribers, which is billed to customers at the beginning of the subscription period, is recognized on a straight-line basis over the term of the related subscription. The revenue for commercial printing is recognized upon delivery of the printed product to our customers. Our operating costs consist primarily of newsprint, labor and delivery costs. Our selling, general and administrative expenses consist primarily of labor costs.

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.8% during the three year period from 2002 to 2004. This has put downward pressure on advertising and circulation revenues in the industry. We have maintained relatively stable revenues due to our geographic diversity, well-balanced portfolio of products, strong local franchises and broad customer base. We believe our local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels through which to reach their target audience.

Operating cost categories of newsprint, labor and delivery costs have experienced increased upward price pressure in the industry over the three year period from 2003 to 2005. We expect newsprint costs to continue to increase per metric ton. We have also experienced these pressures and have taken steps to mitigate some of these increases. We are a member of a newsprint-buying consortium which enables our local publishers to obtain favorable pricing. Additionally, we have taken steps to cluster our operations thereby increasing the usage of facilities and equipment while increasing the productivity of our labor force. We expect to continue to employ these steps as part of our business and clustering strategy.

Predecessor and Successor

In accordance with GAAP, we have separated our historical financial results for the Predecessor and the Successor. The separate presentation is required under GAAP in situations when there is a change in accounting basis, which occurred when purchase accounting was applied in connection with the Merger. Purchase accounting requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price. In addition, at the time of the Merger, we experienced changes in our business relationships as a result of our entry into new employment agreements with members of our management described under “Management,” the financing transactions and transactions with our stockholders described under “Certain Relationships and Related Transactions.”

Pro Forma

We believe that the separate presentation of historical financial results for the Predecessor and Successor may impede the ability of users of our financial information to understand our operating and cash flow performance. Consequently, in order to enhance an analysis of our operating results, we have presented our operating results on a pro forma basis for the year ended December 31, 2005 and the six month periods ended June 30, 2005 and June 30, 2006. This pro forma presentation for the year ended December 31, 2005 and the six month periods ended June 30, 2005 and June 30, 2006 assume that the Merger, Acquisitions and the 2006 Financing occurred at the beginning of each pro forma period. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the Merger, the Acquisitions and the 2006 Financing occurred at the beginning of each pro forma period.

Critical Accounting Policy Disclosure

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and other assumptions that we find reasonable under the circumstances. Actual results may differ from such estimates under different conditions. The following accounting policies require significant estimates and judgments.

Goodwill and Long-Lived Assets

We assess the potential impairment of goodwill and intangible assets with indefinite lives on an annual basis in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” We perform our impairment analysis on each of our reporting units, represented by our five geographic regions. The geographic regions have discrete financial information and are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires us to make significant estimates and assumptions. We estimate fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, we rely on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value of goodwill over its implied fair value.

We account for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We assess the recoverability of our long-lived assets, including property, plant and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include significant under-performance relative to historical or projected results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If undiscounted projected future operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. We would record the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in our consolidated statements of operations if such a difference arose. Significant judgment is required in determining the fair value of our goodwill and long-lived assets to measure impairment, including the determination of multiples of revenue and Adjusted EBITDA and future earnings projections.

Valuation of Privately-Held Company Equity Securities Issued as Compensation

We record share-based compensation, which consists of the amounts by which the estimated fair value of the instrument underlying the grant exceeds the grant or exercise price, at the date of grant or other measurement date, if applicable, and recognize the expense over the related service period. In determining the fair value of our common stock at the dates of grant, we were unable to rely on a public trading market for our stock.

In June 2005, we issued an aggregate of 442,500 restricted shares of our common stock (each such grant, an “RSG”) to our executive officers. We determined that each share of our common stock had a fair value of $10 per share based on the proximity in time to the Merger. The Merger was on arms’ length terms and we believe established the fair value of our equity on June 6, 2005 at $10 per share.

During the six months ended June 30, 2006, we issued 25,000 shares of our common stock to a management investor at a price of $10 per share, representing a discount of $5.01 from the estimated fair value of $15.01 per share. We also issued 300,000, 20,000 and 30,000 shares of our common stock in connection with RSGs in January 2006, March 2006 and May 2006, respectively, in each case having an estimated fair value of $15.01 per share. During the six months ended June 30, 2006, 3,000 shares of our common stock, having a fair value of $15.01 per share, issued in a June 2005 RSG vested in accordance with a severance agreement.

We estimated that the fair value of our common stock was $15.01 per share based on a valuation using a discounted cash flow approach as of July 2006.

In preparing a discounted cash flow analysis, we made certain significant assumptions including:

•	the rate of our revenue growth, which is a function of, among other things, anticipated increases in advertising rates (consumer price index (CPI) based), impacts of our online strategy and the introduction of niche products;

•	the rate of our Adjusted EBITDA growth, which is a function of, among other things, anticipated revenues, cost reductions and synergies from the integration of CNC and Enterprise and ongoing cost savings resulting from our clustering strategy;

•	estimated capital expenditures;

•	the discount rate of 7.8%, based on our capital structure as of July 2006, the cost of equity, based on a risk free rate of 5.0% and a market risk premium of 7.0%, and our cost of debt; and

•	a terminal multiple of between 9 and 10 times unlevered cash flow, based upon our anticipated growth prospects and private and public market valuations of comparable companies. We define unlevered cash flow as Adjusted EBITDA less interest expense, cash taxes and capital expenditures.

We also considered the levered cash flow and adjusted EBITDA based trading multiples of comparable companies, including Dow Jones & Company, Inc., Gannett Co., Inc., Journal Register Company, Lee Enterprises, Incorporated, The McClatchy Company, The New York Times Company, The E.W. Scripps Company, Media General, Inc., Journal Communications, Inc. and Tribune Company, and sales transactions for comparable companies in our industry that had been completed over the prior two years, including Community Newspaper Holding Inc.’s acquisition of Eagle Tribune Publishing Company, Lee Enterprises’s acquisition of Pulitzer Inc., and Journal Register Company’s acquisition of 21st Century Newspapers, Inc. While we believe that none of these companies are directly comparable to us given the local nature of our business, we believe they are sufficiently comparable for purposes of comparing their levered cash flow and Adjusted EBITDA based trading multiples against the multiple of our levered cash flow and Adjusted EBITDA forecasted for 2006. Finally, the multiple of Adjusted EBITDA is in line with the multiple we paid in the Acquisitions. Additionally, we considered the results of operations, market conditions, competitive position and the stock performance of these companies, as well as our financial forecasts, as updated, to develop our valuation. We determined the trading multiples of comparable companies and other factors supported the valuation based on the discounted cash flow analysis prepared by management, which was also determined by management to be the best available tool for purposes of valuing our share-based compensation.

We believe we met our internal financial performance objectives as reflected in our valuation. The valuation was undertaken prior to the selection of underwriters. The price range for this offering set forth on the cover of this prospectus is at a small premium to the $15.01 valuation we ascribed to shares of our common stock for purposes of determining compensation expense. Reasons for the premium include: (1) expectations of increased operating efficiency and cost savings in 2007 relative to when we originally valued the stock, (2) our valuation at a premium multiple to our public comparables given the nature of the local and small market focus of our business versus our more urban oriented peers and (3) cash flow growth prospects relative to the peer group.

We did not obtain contemporaneous valuations by unrelated valuation specialists at the time common stock was issued to employees in 2006 because: (1) our efforts were focused on, among other things, potential acquisitions, including the Acquisitions, and the 2006 Financing and (2) we did not consider it to be economic to incur costs for such valuations given the number of shares issued.

Derivative Instruments

We record all of our derivative instruments on our balance sheet at fair value pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Fair value is based on counterparty quotations. To the extent a derivative qualifies as a cash flow hedge under SFAS No. 133, unrealized changes in the fair value of the derivative are recognized in other comprehensive income. However, any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. Fair values of derivatives are subject to significant variability based on market conditions, such as future levels of interest rates. This variability could result in a significant increase or decrease in our accumulated other comprehensive income and/or earnings but will generally have no effect on cash flows, provided the derivative is carried through to full term.

Tax Valuation Allowance

We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to affect taxable income. The assessment of the realizability of deferred tax assets involves a high degree of judgment and complexity. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. When we determine that it is more likely than not that we will be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be made and reflected either in income or as an adjustment to goodwill. This determination will be made by considering various factors, including our expected future results, that in our judgment will make it more likely than not that these deferred tax assets will be realized.

Results of Operations

The following table summarizes our historical results of operations for the years ended December 31, 2003 and 2004 and our pro forma results of operations for the year ended December 31, 2005 and the six month periods ended June 30, 2005 and June 30, 2006.

	Year ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2005	Six Months Ended June 30, 2005	Six Months Ended June 30, 2006
	(Predecessor)	(Predecessor)	(Pro forma)	(Pro forma)	(Pro forma)
	(in thousands)
Revenues:
Advertising	$139,258	$148,291	$295,645	$145,514	$148,909
Circulation	31,478	34,017	66,085	33,674	32,745
Commercial printing and other	11,645	17,776	22,750	11,743	12,742

Total revenues	182,381	200,084	384,480	190,931	194,396

Operating costs and expenses:
Operating costs	86,484	97,198	170,929	84,305	88,919
Selling, general, and administrative	52,230	53,703	134,948	68,507	71,318
Depreciation and amortization	13,359	13,374	28,084	13,921	15,707
Transaction costs related to Merger and Acquisitions	—	—	10,553	10,553	4,420
Impairment of long-term assets	—	1,500	—	—	—
Loss on sale of assets	(104)	(30)	—	—	(441)

Income from operations	30,204	34,279	39,966	13,645	13,591
Interest expense—debt	32,433	32,917	49,396	24,231	26,053
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019	—	—	—
Amortization of deferred financing costs	1,810	1,826	883	441	441
Loss on early extinguishment of debt	—	—	5,525	5,525	2,065
Unrealized gain on derivative instrument	—	—	(10,807)	—	(2,605)
Write-off of deferred financing costs	161	—	2,025	2,025	—
Write-off of deferred offering costs	1,935	—	—	—	—
Other expense (income)	—	—	(22)	2	(32)

Loss from continuing operations before income taxes	(19,341)	(29,483)	(7,034)	(18,579)	(12,331)
Income tax expense (benefit)	(4,691)	1,228	7,814	1,562	(665)

Loss from continuing operations	(14,650)	(30,711)	(14,848)	(20,141)	(11,666)
Income from discontinued operations, net of income taxes	486	4,626	—	—	—

Net loss	(14,164)	(26,085)	(14,848)	(20,141)	(11,666)
Dividends on mandatorily redeemable preferred stock	(12,409)	—	—	—	—

Net loss available to common stockholders	$(26,573)	$(26,085)	$(14,848)	$(20,141)	$(11,666)

Six Months Ended June 30, 2006 Compared To Six Months Ended June 30, 2005

The discussion of our results of operations that follows is based upon our pro forma results of operations for the six month periods ended June 30, 2005 and June 30, 2006.

Revenue.    Total revenue for the six months ended June 30, 2006 increased by $3.5 million, or 1.8%, to $194.4 million from $190.9 million for the six months ended June 30, 2005. The increase in total revenue was comprised of a $3.4 million, or 2.3%, increase in advertising revenue and a $1.0 million, or 8.5%, increase in job printing and other revenue, partially offset by a $1.0 million, or 3.0%, decrease in circulation revenue. The increase in advertising revenue was primarily due to advertising revenue from the newspaper businesses acquired during the third and fourth quarters of 2005 and the first and second quarters of 2006 of $3.9 million and an increase in advertising revenue from our same property publications of $1.1 million. These amounts were partially offset by a decrease in advertising revenue due to one less week in the current period at certain publications acquired from CP Media, which utilized a non-calendar fiscal year, of $1.6 million. The decrease in circulation revenue was primarily due to a decrease in circulation revenue of $0.2 million from this shortened period in 2006 as well as a decrease in circulation revenue of $1.4 million from our same property publications, partially offset by a $0.6 million increase in circulation revenue from the newspaper businesses acquired during the third and fourth quarters of 2005 and the first and second quarters of 2006. Circulation volume increased approximately 0.2 million, or 7.6%, from the six months ended June 30, 2005 to the six months ended June 30, 2006; however, we offered a greater number of free products during this period. The increase in job printing and other revenue was primarily due to revenue from newspaper businesses acquired during the third and fourth quarters of 2005 and the first and second quarters of 2006 of $1.4 million, partially offset by decreases in the our same property publications of $0.3 million and decreases of $0.1 million due to the shortened period in 2006.

Operating Costs.    Operating costs for the six months ended June 30, 2006 increased by $4.6 million, or 5.5%, to $88.9 million from $84.3 million for the six months ended June 30, 2005. The increase in operating costs is primarily due to operating expenses associated with the newspaper businesses acquired during the third and fourth quarters of 2005 and the first and second quarters of 2006 of $3.2 million, as well as higher newsprint, delivery and external printing costs, which increased by an aggregate of $1.4 million.

Selling, General and Administrative.    Selling, general and administrative expenses for the six months ended June 30, 2006 increased by $2.8 million, or 4.1%, to $71.3 million from $68.5 million for the six months June 30, 2005. The increase in selling, general and administrative expenses was due primarily to selling, general and administrative expenses associated with the newspaper businesses acquired during the third and fourth quarters of 2005 and the first and second quarters of 2006 of $1.7 million, non-cash compensation related to restricted stock awards of $0.6 million, increases in other compensation and benefit costs of approximately $1.2 million and costs associated with the expansion of our online presence of $0.5 million, that was partially offset by lower bad debt expense of $0.5 million. Of the $0.6 million non-cash compensation related to RSGs, $0.1 million was attributed to the purchase of common stock at a discount.

Certain of our employees and directors will be receiving RSGs on the day immediately following the consummation of the offering, or as soon as practicable thereafter, equal in value to $4.7 million, of which $1.5 million will be granted to our independent directors and $3.2 million will be granted to employees as described below. We anticipate that each of our five independent directors will be granted a number of RSGs having a fair market value as of the date of grant of $0.3 million, or a total of $1.5 million which is equivalent to 88,235 shares at $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus). These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2007, 2008 and 2009, provided the director is still serving as of the applicable vesting date. Certain employees will be granted a number of restricted shares of common stock, for a total value of $3.2 million, based on the fair market value at the date of the grant which is equivalent to 187,500 shares at $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus). Of this total value of $3.2 million, $2.3 million will vest in three equal portions on the anniversary date of the grant in years 2007, 2008 and 2009, and the remaining $0.9 million will vest in three equal portions on the anniversary date of the grant in years 2009, 2010 and 2011, provided the employee is still employed as of the applicable vesting date. The amount expected to be included in compensation expense during fiscal year 2006 is $0.2 million and $0.1 million, for employees and directors, respectively, assuming a grant date of October 1, 2006.

Our actual compensation expense for the RSGs discussed above may exceed the projected compensation expense if the actual forfeiture rate associated with such grants is less than the estimated historical forfeiture rate. In addition, we may, from time to time, issue additional shares of our common stock to our directors and employees and incur additional share-based compensation expense as a result.

We will determine fair value of RSGs based upon the price of our common stock in this offering if granted on the date this offering is completed and subsequently at the closing sale price reported on a national securities exchange on the date of grant.

Depreciation and Amortization.    Depreciation and amortization expense for the six months ended June 30, 2006 increased by $1.8 million to $15.7 million from $13.9 million for the six months ended June 30, 2005. Depreciation and amortization increased primarily due to acquisitions other than the Acquisitions in the third and fourth quarters of 2005 and the first and second quarters of 2006.

Loss on the Sale of Assets.    During the six months ended June 30, 2006, we incurred a loss in the amount of $0.4 million on the disposal of certain publications, real estate, and equipment. We expect non-cash gains and losses to continue as we sell fixed assets in an effort to increase operating efficiency consistent with our clustering strategy.

Interest Expense.    Total interest expense for the six months ended June 30, 2006 increased by $1.8 million, or 7.5%, to $26.1 million from $24.2 million for the six months ended June 30, 2005, as a result of increases in the London Inter Bank Offer Rate, or LIBOR. This assumes no earnings on cash balances from the pro forma adjustments.

Loss on Early Extinguishment of Debt.    During the first six months of 2006, we incurred a $2.1 million loss due to write-offs of deferred financing costs and premiums associated with the extinguishment of our debt.

During the six months ended June 30, 2005, we incurred a $5.5 million loss associated with paying off our third-party senior subordinated notes and a portion of our senior discount notes and senior preferred stock, as well as the termination of a credit facility. These costs included premiums due on early extinguishment and write-offs of deferred financing fees associated with these instruments. Additionally, a $2.0 million loss related to write-offs of deferred financing costs is associated with the issuance of a new term loan facility in January 2005 by Enterprise.

We will repay the second lien credit facility with the proceeds of this offering. We will then be required to write-off the unamortized deferred financing costs associated with the second lien credit facility. The unamortized deferred financing costs associated with the second lien credit facility was $1.3 million as of June 30, 2006.

Unrealized Gain on Derivative Instrument.    During the six months ended June 30, 2006, we recorded an unrealized gain of $2.6 million related to our interest rate swap, which we entered into in June 2005 in an effort to eliminate a significant portion of our exposure to fluctuations in LIBOR. For the period from January 1, 2006 through February 19, 2006, the hedge was deemed ineffective and, as a result, the increase in the fair value of $2.6 million was recognized in operations. On February 20, 2006, the swap was redesignated as a cash flow hedge for accounting purposes. Increases in fair value from February 20, 2006 through June 30, 2006 were recognized in accumulated other comprehensive income.

Income Tax Expense (Benefit).    Income tax changed from an expense of $1.6 million for the six months ended June 30, 2005 to a benefit of $0.7 million for the six months ended June 30, 2006 due to the redemption of the preferred stock in connection with the Merger. The redemption of the preferred stock eliminated the interest expense related to that liability, which resulted in the removal of an existing permanent difference between book and taxable income in accordance with SFAS No. 109. In addition, we experienced an increase in deferred income tax expense as of June 30, 2005 related to the non-deductible Merger costs incurred in 2005. There were no cash income taxes paid during either period.

Loss from Continuing Operations.    Loss from continuing operations and net loss for the six months ended June 30, 2006 was $11.7 million. Loss from continuing operations and net loss for the six months ended June 30, 2005 was $20.1 million. Our loss from continuing operations and net loss decreased due to the factors noted above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The discussion of our results of operations that follows is based upon our pro forma results of operations for the twelve-month period ended December 31, 2005 and our historical results of operations for the year ended December 31, 2004.

Revenue.    Total revenue for the year ended December 31, 2005 increased by $184.4 million, or 92.2%, to $384.5 million from $200.1 million for the year ended December 31, 2004. The increase in total revenue was comprised of a $147.4 million, or 99.4%, increase in advertising revenue, a $32.1 million, or 94.3%, increase in circulation revenue, and a $5.0 million, or 28.0%, increase in commercial printing and other revenue. The increase in advertising revenue was primarily due to revenue of $143.7 million from the Acquisitions and $2.8 million from other acquisitions, as well as advertising revenue increases in our same property publications of $0.9 million. The increase in circulation revenue was primarily due to revenues of $32.6 million resulting from the Acquisitions partially offset by a $0.9 million decrease in same property publications. Circulation volume decreased 1.2% for same property publications from 2004 to 2005. The increase in commercial printing and other revenue was primarily driven by the Acquisitions, which contributed $3.2 million. Commercial printing and other revenue from existing operations had increased by $1.3 million and other acquisitions contributed $0.5 million to commercial printing and other revenue in 2005.

Operating Costs.     Operating costs for the year ended December 31, 2005 increased by $73.7 million, or 75.9%, to $170.9 million from $97.2 million for the year ended December 31, 2004. The increase in operating costs was primarily due to increased operating costs associated with the Acquisition with $1.8 million associated with the other acquisitions. Increases of $0.8 million, $0.6 million, $0.4 million and $0.2 million also occurred in newsprint costs, external printing services, health insurance and utility costs, respectively, associated with our existing operations.

Selling, General and Administrative.    Selling, general and administrative expenses for the year ended December 31, 2005 increased by $81.2 million, or 151.3%, to $134.9 million from $53.7 million for the year ended December 31, 2004. $36.7 million and $40.7 of the increase was due to the CNC Acquisition and Enterprise Acquisition, respectively. Additionally, an increase of $1.2 million was associated with other acquisitions. Health and business insurance costs increased by $1.0 million, bad debt expense increased by $0.6 million and non-cash compensation related to share-based payments increased by $1.9 million. Additionally, during the year ended December 31, 2005 the Company incurred $1.0 million in non cash compensation expense related to the forgiveness of loans pursuant to the Merger. These increases were partially offset by the elimination of management fees of $1.5 million paid to prior owners during 2004.

Depreciation and Amortization.    Depreciation and amortization expense for the year ended December 31, 2005 increased $14.7 million to $28.1 million from $13.4 million for the year ended December 31, 2004. Depreciation and amortization expense increased primarily due to the Acquisitions. $7.5 million and $7.2 million of the increase was due to the acquisitions of CNC and Enterprise, respectively.

Transaction Costs Related to Merger.    We incurred approximately $10.6 million in transaction costs related to the Merger in 2005. No such costs were incurred in 2004.

Impairment of Long-term Assets.    In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles” and SFAS No. 144, “Accounting for Impairment of Disposal of Long-Lived Assets,” we are required to annually test our long-term assets, including property, plant and equipment, as well as our definite and indefinite lived intangible assets, for impairment. Historically, we have performed this test in the fourth quarter. During the second quarter of 2005 and in connection with the Merger, we revalued our long-term assets, which resulted in a new basis of accounting for these assets. Given the timing of the 2005 revaluation, we have shifted our annual impairment testing from the fourth quarter to the second quarter. No impairment charges were recorded in 2005. In our 2004 assessment, we determined that an impairment situation on certain assets existed and, as a result, we recorded an impairment charge of $1.5 million in 2004.

Interest Expense—Debt and Dividends on Mandatorily Redeemable Preferred Stock.    Total interest expense for the year ended December 31, 2005 decreased by $12.5 million, or 20.2%, to $49.4 million from $61.9 million for the year ended December 31, 2004. $9.7 million of the decrease in interest expense was due to our early extinguishment of all of our senior subordinated notes, a portion of our senior discount notes and senior preferred stock with proceeds from our 2005 Credit Facility and the early extinguishment of all of our outstanding senior debentures and preferred stock in connection with the Merger. Of the decrease, $2.8 million was due to the pro forma adjustments to eliminate interest expense on mandatorily redeemable stock.

Loss on Early Extinguishment of Debt.    During the year ended December 31, 2005, we incurred a $5.5 million loss associated with paying off our third party senior subordinated notes and a portion of our senior discount notes and senior preferred stock, as well as the termination of a credit facility. The loss included premiums due on the senior debt and a write-off of deferred financing fees associated with these instruments. Additionally, $2.0 million of the loss related to the write-off of deferred financing fees were associated with the issuance of a new term loan facility in January 2005 by Enterprise.

Unrealized Gain on Derivative Instrument.    In June 2005, we entered into a third party interest rate swap to eliminate a significant portion of our exposure to fluctuations in LIBOR, which formed the basis for calculating interest cost on borrowings under our 2005 Credit Facility. The swap has a notional value of $300 million and fixed the interest rate on the 2005 Credit Facility at 4.135%. At December 31, 2005, the marked-to-market value of this instrument was $10.8 million. As a result, we recorded an asset on our balance sheet for this amount and a corresponding gain on our statement of operations.

Income Tax Expense (Benefit).    Income tax expense for the year ended December 31, 2005 was $7.8 million compared to income tax expense of $1.2 million for the year ended December 31, 2004. The increase of $6.6 million for the year ended December 31, 2005 was primarily due to an increase in deferred federal income tax expense related to nondeductible Merger costs recognized for the year ended December 31, 2005 and $3.3 million related to the Acquisitions. No cash income taxes were paid during either period.

Loss from Continuing Operations.    Loss from continuing operations for the year ended December 31, 2005, was $14.8 million. Loss from continuing operations for the year ended December 31, 2004, was $30.7 million. Our loss from continuing operations decreased due to the factors noted above.

Income from Discontinued Operations.    Income from discontinued operations was $4.6 million for the year ended December 31, 2004 relates to the Lee Exchange on February 3, 2004, which resulted in a pre-tax gain of $7.7 million and an after-tax gain of $4.6 million.

Net Loss.    Net loss for the year ended December 31, 2005 was $14.8 million. Net loss for the year ended December 31, 2004 was $26.1 million. Our net loss decreased due to the factors noted above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue.    Total revenue for the year ended December 31, 2004 increased by $17.7 million, or 9.7%, to $200.1 million from $182.4 million for the year ended December 31, 2003. The increase in total revenue was comprised of a $9.0 million, or 6.5%, increase in advertising revenue, a $2.5 million, or 8.1%, increase in circulation revenue and a $6.1 million, or 52.6%, increase in commercial printing and other revenue. The increase in advertising revenue was primarily due to increases in same property publications of $2.9 and revenue of $6.1 million from publications acquired in the Lee Exchange. The increase in circulation revenue was primarily due to increases in circulation revenue of $3.3 million associated with the publications acquired in the Lee Exchange, partially offset by decreases in circulation revenue of same property publications of $0.8 million. Circulation volume decreased 3.5% for same property publications from 2003 to 2004. The increase in commercial printing and other revenue was primarily due to an increase in commercial printing from a print facility in the Chicago suburban market that was acquired in December 2003.

Operating Costs.    Operating costs for the year ended December 31, 2004 increased by $10.7 million, or 12.4%, to $97.2 million from $86.5 million for the year ended December 31, 2003. The increase in operating costs was primarily due to operating costs of $9.7 million from the publications acquired in the Lee Exchange and the print facility acquired in December 2003 and higher newsprint cost of $0.9 million.

Selling, General and Administrative.    Selling, general and administrative expenses for the year ended December 31, 2004 increased by $1.5 million, or 2.8%, to $53.7 million from $52.2 million for the year ended December 31, 2003. The increase in selling, general and administrative expenses of $1.5 million was due primarily to selling, general and administrative costs of $2.3 million from the publications acquired in the Lee Exchange and the print facility acquired in December 2003, partially offset by a reduction in labor-related costs of $0.8 million, resulting primarily from lower medical insurance expense.

Depreciation and Amortization.    Depreciation and amortization expense was $13.4 million for each of the years ended December 31, 2004 and December 31, 2003.

Interest Expense—Debt and Dividends on Mandatorily Redeemable Preferred Stock.    Total interest expense for the year ended December 31, 2004 increased by $16.3 million, or 35.7%, to $61.9 million from $45.6 million for the year ended December 31, 2003. The increase in interest expense was due primarily to the classification of $15.8 million of dividends on mandatorily redeemable preferred stock as additional interest expense during the year ended December 31, 2004, in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer and recognize associated dividends as interest expense. We adopted the provisions of SFAS No. 150 on July 1, 2003.

Write-off of Deferred Financing Costs.    As of March 31, 2003, we had incurred $0.2 million in legal and bank fees associated with a proposed amendment to our then-current credit facility. On March 31, 2003, we wrote off these costs because we abandoned this amendment.

Write-off of Deferred Offering Costs.    On June 3, 2002, we filed a registration statement with the Securities and Exchange Commission on Form S-2 with respect to a proposed initial public offering of common stock. As of December 31, 2002, we had incurred $1.9 million in legal and other professional fees associated with that offering that had been capitalized as deferred offering costs. On March 31, 2003, we wrote off these costs because we decided to abandon that offering.

Income Tax Expense (Benefit).    Income tax expense for the year ended December 31, 2004 was $1.2 million compared to an income tax benefit of $4.7 million for the year ended December 31,

2003. The increase of $5.9 million for the year ended December 31, 2004 was primarily due to an increase in deferred federal income tax expense recognized by us for the year ended December 31, 2004. No cash income taxes were paid during either period.

Loss from Continuing Operations.    Loss from continuing operations for the year ended December 31, 2004 was $30.7 million. Loss from continuing operations for the year ended December 31, 2003 was $14.7 million. Our loss from continuing operations increased due to the factors noted above.

Income from Discontinued Operations.    Income from discontinued operations was $4.6 million for the year ended December 31, 2004 compared to $0.5 million for the year ended December 31, 2003. The Lee Exchange on February 3, 2004 resulted in a pre-tax gain of $7.7 million and an after-tax gain of $4.6 million.

Net Loss.    Net loss for the year ended December 31, 2004 was $26.1 million. Net loss for the year ended December 31, 2003 was $14.2 million. Our net loss increased due to the factors noted above.

Liquidity and Capital Resources

Our primary cash requirements are for working capital, borrowing obligations and capital expenditures. We have no material commitments for capital expenditures. We also intend to continue to pursue our strategy of opportunistically acquiring locally focused media businesses in contiguous and new markets. Our principal sources of funds have historically been, and will be, cash provided by operating activities and borrowings under our revolving credit facility.

GateHouse Media, Inc. has no operations of its own and accordingly has no independent means of generating revenue. As a holding company, GateHouse Media, Inc.’s internal sources of funds to meet its cash needs, including payment of expenses, are dividends and other permitted payments from its subsidiaries. Our 2006 Credit Facility imposes upon us certain financial and operating covenants, including, among others, requirements that we satisfy certain quarterly financial tests, including a maximum senior leverage ratio, a minimum fixed charge ratio, limitations on capital expenditures and restrictions on our ability to incur debt, pay dividends or take certain other corporate actions. Management believes that we have adequate capital resources and liquidity to meet our working capital needs, borrowing obligations and all required capital expenditures for at least the next 12 months.

We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our 2006 Credit Facility and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

Cash Flows

The following table summarizes the historical cash flows for GateHouse Media, Inc. See “—Predecessor and Successor” above for a discussion of the use of financial information in the table.

	Year Ended December 31, 2004	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Period from June 6, 2005 to December 31, 2005	Six Months Ended June 30, 2006
	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)
		(in thousands)
Cash provided by (used in) continuing operating activities	$21,447	$(572)	$(24,957)	$(11,814)	$12,592
Cash used in continuing investing activities	(2,628)	(1,095)	(21,931)	(40,581)	(425,179)
Cash (used in) provided by continuing financing activities	(18,038)	(260)	50,492	54,109	418,083

The discussion of our cash flows that follows is based on our historical cash flows for the Successor Period of six months ended June 30, 2006, the Successor Period of June 6, 2005 to December 31, 2005, the Successor Period of June 6, 2005 to June 30, 2005, the Predecessor Period of January 1, 2005 to June 5, 2005, and the Predecessor Period for the year ended December 31, 2004.

Cash Flows from Continuing Operating Activities.    Net cash provided by operating activities for the six months ended June 30, 2006 was $12.6 million. The net cash provided by operating activities primarily resulted from depreciation and amortization of $8.4 million, an increase of $3.8 million in deferred tax liabilities, net income of $2.0 million, a loss of $0.7 million on the early extinguishment of debt and noncash compensation of $0.7 million, partially offset by an unrealized gain of $2.6 million on a derivative instrument and a net decrease of $1.0 million in working capital. The decrease in working capital primarily resulted from an increase in other assets and accounts receivable partially offset by an increase in accrued expenses from December 31, 2005 to June 30, 2006.

Net cash used in operating activities for the period from June 6, 2005 to December 31, 2005 was $11.8 million. The net cash used in operating activities primarily resulted from accrued interest of $21.1 million on senior debentures related to the Merger, an unrealized gain of $10.8 million on a derivative instrument and a net decrease in working capital of $4.9 million, partially offset by net income of $9.6 million, depreciation and amortization of $8.0 million and a net decrease of $6.9 million in deferred tax assets. The decrease in working capital primarily resulted from a decrease in accrued expenses, excluding accrued interest, from June 6, 2005 to December 31, 2005.

Net cash used in operating activities for the period from June 6, 2005 to June 30, 2005 was $25.0 million. The net cash used in operating activities primarily resulted from accrued interest of $21.1 million on senior debentures related to the Merger, a net decrease of $4.1 million in working capital and a net loss of $0.8 million, partially offset by depreciation and amortization of $1.1 million. The decrease in working capital primarily resulted from a decrease in accrued expenses, excluding accrued interest, from June 6, 2005 to June 30, 2005.

Net cash used in operating activities for the period from January 1, 2005 to June 5, 2005 was $0.6 million. The net cash used in operating activities primarily resulted from a net loss of $24.8 million, a net increase of $3.5 million in deferred tax assets and a net decrease of $3.0 million in working capital, partially offset by interest expense of $13.5 million from mandatorily redeemable preferred stock, depreciation and amortization of $5.8 million, a loss of $5.5 million on the early extinguishment of debt, issuance of $4.8 million of senior debentures in lieu of paying interest and $1.0 million of noncash transaction costs related to the Merger. The decrease in working capital primarily resulted from a decrease in accrued expenses from December 31, 2004 to June 5, 2005.

Net cash provided by operating activities for the year ended December 31, 2004 was $21.4 million. The net cash provided by operating activities primarily from interest expense of $29.0 million from mandatorily redeemable preferred stock, depreciation and amortization of $13.4 million, issuance of $8.8 million of senior debentures in lieu of paying interest, amortization of $1.8 million of deferred financing costs and the impairment of $1.5 million of long-term assets, partially offset by a net loss of $30.7 million from continuing operations and a net decrease of $3.2 million in working capital. The decrease in working capital primarily resulted from an increase in accounts receivable from December 31, 2003 to December 31, 2004.

Cash Flows from Continuing Investing Activities.    Net cash used in investing activities for the six months ended June 30, 2006 was $425.2 million. During the six months ended June 30, 2006, we used $411.6 million, net of cash acquired, for the Acquisitions, $11.0 million, net of cash acquired, for other acquisitions, and $5.4 million for capital expenditures, which uses were partially offset by proceeds of $2.9 million from the sale of publications and other assets. We estimate that total capital expenditures for the year ending December 31, 2006 will be no more than $7.0 million.

Net cash used in investing activities for the period from June 6, 2005 to December 31, 2005 was $40.6 million. During the period from June 6, 2005 to December 31, 2005, we used $23.9 million, net of cash acquired, in the Merger, $15.1 million, net of cash acquired, in other acquisitions, and $5.0 million for capital expenditures, which uses were partially offset by proceeds of $3.4 million from the sale of publications and other assets.

Net cash used in investing activities for the period from June 6, 2005 to June 30, 2005 was $21.9 million. During the period from June 6, 2005 to June 30, 2005, we used $21.6 million, net of cash acquired, in the Merger and $0.3 million for capital expenditures.

Net cash used in investing activities for the period from January 1, 2005 to June 5, 2005 was $1.1 million. The cash we used in investing activities during the period from January 1, 2005 to June 5, 2005 primarily consisted of capital expenditures of $1.0 million.

Net cash used in investing activities for the year ended December 31, 2004 was $2.6 million. During the year ended December 31, 2004, we used $3.7 million for capital expenditures and $1.0 million, net of cash acquired, in acquisitions, which uses were partially offset by proceeds of $2.0 million from the exchange of publications.

Cash Flows from Continuing Financing Activities.    Net cash provided by financing activities for the six months ended June 30, 2006 was $418.1 million. The net cash provided by financing activities primarily resulted from net borrowings of $728.3 million under the 2006 Credit Facility partially offset by the repayment of $304.4 million of borrowings under the 2005 Credit Facility and payment of $5.7 million of debt issuance costs in connection with the 2006 Credit Facility.

Net cash provided by financing activities for the period from June 6, 2005 to December 31, 2005 was $54.1 million. The net cash provided by financing activities primarily resulted from capital contributions of $222.0 million in connection with the Merger and net borrowings under the 2005 Credit Facility of $36.4 million, partially offset by the extinguishment of $203.5 million of preferred stock and senior debentures in connection with the Merger and payment of debt issuance costs of $0.8 million in connection with the 2005 Credit Facility.

Net cash provided by financing activities for the period from June 6, 2005 to June 30, 2005 was $50.5 million. The net cash provided by financing activities primarily resulted from capital contributions of $222.0 million in connection with the Merger and net borrowings under the 2005 Credit Facility of $32.8 million, partially offset by the extinguishment of $203.5 million of preferred stock and senior debentures in connection with the Merger and payment of debt issuance costs of $0.8 million in connection with the 2005 Credit Facility.

Net cash used in financing activities for the period from January 1, 2005 to June 5, 2005 was $0.3 million. The net cash used in financing activities primarily resulted from the extinguishment of $214.4 million of senior subordinated notes, senior discount notes, and senior preferred stock and payment of $2.4 of debt issuance costs in connection with the 2005 Credit Facility, partially offset by net borrowings under the 2005 Credit Facility of $216.4 million.

Net cash used in financing activities for the year ended December 31, 2004 was $18.0 million. The net cash used in financing activities resulted from net payments on debt.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position from December 31, 2005 to June 30, 2006.

Accounts Receivable.    Accounts receivable increased $19.4 million from December 31, 2005 to June 30, 2006, of which $17.6 million and $0.9 million resulted from the Acquisitions and other acquisitions, respectively.

Property, Plant, and Equipment.    Property, plant, and equipment increased $45.4 million during the period from December 31, 2005 to June 30, 2006, of which $43.6 million, $2.7 million and $5.4 million of the increase resulted from the Acquisitions, other acquisitions and capital expenditures, respectively, partially offset by depreciation of $3.1 million and proceeds of $2.9 million from the sale of publications and other assets.

Goodwill.    Goodwill increased $196.5 million from December 31, 2005 to June 30, 2006, of which $194.2 million and $3.2 million of the increase resulted from the Acquisitions and other acquisitions, respectively, partially offset by a reduction of $1.0 million to the deferred tax valuation allowance related to the Merger.

Intangible Assets.    Intangible assets increased $186.1 million from December 31, 2005 to June 30, 2006, of which $186.5 million and $5.1 million of the increase resulted from the Acquisitions and other acquisitions, respectively, partially offset by amortization of $5.4 million.

Long-term Debt.    Long-term debt increased $420.6 million from December 31, 2005 to June 30, 2006, primarily resulting from net borrowings of $722.0 million under the first and second term loan facilities under the 2006 Credit Facility partially offset by the extinguishment of $304.4 million under the 2005 Credit Facility. The current portion of long-term debt of $3.1 million as of December 31, 2005 was repaid before the 2006 Financing.

Indebtedness

First Lien Credit Agreement.    GateHouse Media Operating, Inc. (“Operating”), an indirectly wholly owned subsidiary of the Company, GateHouse Media Holdco, Inc. (“Holdco”), a wholly owned subsidiary of the Company, and certain of their subsidiaries are party to a first lien credit agreement, dated as of June 6, 2006, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. The first lien credit facility provides for a $570.0 million term loan facility that matures on December 6, 2013 and a revolving credit facility with a $40.0 million aggregate loan commitment amount available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, that matures on June 6, 2013. The first lien credit facility is secured by a first priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 66% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the first lien credit facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of June 30, 2006, $570.0 million was outstanding under the term loan facility and $14.8 million was outstanding under the revolving credit facility (without giving effect to $3.4 million of outstanding letters of credit on such date). Borrowings under the first lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the first lien credit facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the first lien credit facility), plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 2.25% and 1.25%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the first lien credit facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the first lien credit facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the first lien credit facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.5% to 2.0%, in the case of LIBOR Rate Loans, and 0.5% to 1.0%, in the case of Alternate Base Rate Loans. The borrowers under the revolving credit facility also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.5% based on the same ratio of Total Leverage Ratio and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit.

No principal payments are due on the term loan facility or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facility in an amount equal to 50% of Holdco’s Excess Cash Flow (as defined in the first lien credit facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio is less than or equal to 6.0 to 1.0 at the end of any fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facility with certain asset disposition proceeds, cash insurance proceeds and condemnation or expropriation awards subject to specified reinvestment rights. The borrowers are also required to prepay borrowings with 50% of the net proceeds of certain equity issuances or 100% of the proceeds of certain debt issuances except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facility has been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facility and the cash collateralization of letters of credit.

The first lien credit facility contains financial covenants that require Holdco to satisfy specified quarterly financial tests, consisting of a Total Leverage Ratio, an interest coverage ratio and a fixed charge coverage ratio. The first lien credit facility also contains affirmative and negative covenants customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness, create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that after the second lien credit facility has been paid in full and terminated, Holdco is permitted to pay quarterly dividends so long as, after giving effect to any such dividend payment, Holdco and its subsidiaries are in pro forma compliance with each of the financial covenants, including the Total Leverage Ratio). The first lien credit facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-defaults; a Change of Control (as defined in the first lien credit facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

Subject to the satisfaction of certain conditions and the willingness of lenders to extend credit, Operating may increase the revolving credit facility and/or the term loan facility by up to an aggregate of $250.0 million.

Second Lien Credit Agreement.    Holdco, Operating and certain of their subsidiaries are party to a secured bridge credit agreement, dated as of June 6, 2006, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. This second lien credit facility provides for a $152.0 million term facility that matures on June 6, 2014, subject to earlier maturity upon the occurrence of certain events. The second lien credit facility is secured by a second priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 66% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the second lien credit facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of June 30, 2006, $152.0 million was outstanding under the second lien term facility. Borrowings under the second lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the second lien credit facility) or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the second lien credit facility) plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 1.5% and 0.5%, respectively.

We intend to use a portion of the net proceeds of this offering to repay in full all borrowings under the second lien credit facility. Upon such repayment, the facility will be terminated.

Summary Disclosure About Contractual Obligations and Commercial Commitments

The following table reflects a summary of our contractual cash obligations, including estimated interest payments where applicable, as of December 31, 2005:

	2006	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Term loan	$23,442	$23,235	$23,084	$22,873	$22,616	$311,568	$426,818
Revolving credit facility	571	571	571	571	571	8,592	11,447
Non-compete payments	207	207	151	111	17	—	693
Operating lease obligations	878	690	607	496	391	3,033	6,095

Total	$25,098	$24,703	$24,413	$24,051	$23,595	$323,193	$445,053

On June 6, 2006, in conjunction with consummation of the Acquisitions, we entered into the following new financial arrangements:

•	a $610.0 million first lien credit facility, consisting of a $570.0 million term loan facility which matures in December 2013 and bears interest equal to LIBOR plus 225 basis points and a $40.0 million revolving credit facility which matures in June 2013 and bears interest at the Company’s option equal to LIBOR plus an applicable margin or the Alternate Base Rate, as defined in the agreement (8.25% as of June 30, 2006) plus an applicable margin. The applicable margin is determined quarterly based on the Company’s Total Leverage Ratio, as defined in the agreement and ranges from 50 to 200 basis points. Neither of these debt facilities require periodic principal repayment prior to maturity; and

•	a $152.0 million second lien term loan facility which matures in June 2014 subject to earlier maturity upon the occurrence of certain events as defined in the agreement. This second lien term loan bears interest at the Company’s option equal to LIBOR plus 150 basis points or the Alternate Base Rate plus 50 basis points.

Related-Party Transactions

For a discussion of these and other transactions with certain related parties, see “Certain Relationships and Related Transactions.”

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS No. 123R became effective on January 1, 2006 for us. We adopted SFAS No. 123R on January 1, 2006, and its adoption did not materially affect our results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces ABP Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS No. 154 is not expected to have a material impact on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations,” which is an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations.” FIN No. 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 became effective for fiscal years ending after December 15, 2005. Adopting FIN No. 47 is not expected to have a material impact on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which is an interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN No. 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN No. 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN No. 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN No. 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. We are currently evaluating the impact the adoption of FIN No. 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet, the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost, the measurement of defined benefit plan assets and obligations as of the balance sheet date, and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. SFAS No. 158 is effective for our fiscal year ending December 31, 2006 and is not expected to have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates and commodity prices. Changes in these factors could cause fluctuations in earnings and cash flow. In the normal course of business, exposure to certain of these market risks is managed as described below.

Interest Rates

Our debt structure and interest rate risks are managed through the use of floating rate debt and interest rate swaps. Our primary exposure is to LIBOR. A 100 basis point change in LIBOR would change our income from continuing operations before income taxes on an annualized basis by approximately $(1.5) million, based on pro forma floating rate debt of $722.0 million outstanding at June 30, 2006, after consideration of the interest rate swaps described below.

On June 23, 2005, we executed an interest rate swap in the notional amount of $300 million with a forward starting date of July 1, 2005. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.135% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to the one-month LIBOR. On May 10, 2006, we executed an additional interest rate swap in the notional amount of $270 million with a forward starting date of July 3, 2006. The interest rate swap has a term of five years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.359% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to the one- month LIBOR. These interest rate swaps effectively fix our interest rate on $570.0 million of our variable rate debt for the term of the swaps.

At June 30, 2006 after consideration of the forward starting interest rate swaps described above, approximately $166.8 million or 23% of the remaining principal amount of our debt is subject to floating interest rates on a pro forma basis.

Commodities

Certain materials we use are subject to commodity price changes. We manage this risk through instruments such as purchase orders, membership in a buying consortium and continuing programs to mitigate the impact of cost increases through identification of sourcing and operating efficiencies. Primary commodity price exposures are newsprint, energy costs and, to a lesser extent, ink.

A $10 per metric ton newsprint price change would result in a corresponding annualized change in our income from continuing operations before income taxes of $550,000 based on pro forma as adjusted newsprint usage for the year ended December 31, 2005 of approximately 55,000 metric tons.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this prospectus, we define and use Adjusted EBITDA, a non-GAAP financial measure, as set forth below.

Adjusted EBITDA

We define Adjusted EBITDA as follows:

Income (loss) from continuing operations before:

•	income tax expense (benefit);

•	depreciation and amortization; and

•	other non-recurring items.

Management’s Use of Adjusted EBITDA.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Limitations of Adjusted EBITDA.

Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss), include: the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of facilities and extinguishment of debt activities generally represent charges (gains), which may significantly affect our financial results.

An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. You should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA, along with our consolidated financial statements included elsewhere in this prospectus. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

The table below shows the reconciliation of income (loss) from continuing operations to Adjusted EBITDA for the periods presented:

	Year Ended December 31,			Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six Months Ended June 30, 2006		Year Ended December 31, 2005	Six Months Ended June 30, 2006	Year Ended December 31, 2005		Six Months Ended June 30, 2006
	2003	2004
	(Predecessor)	(Predecessor)		(Predecessor)	(Successor)		(Predecessor)	(Successor)	(Successor)		(Pro forma)	(Pro forma)	(Pro forma, as Adjusted)		(Pro forma, as Adjusted)
	(in thousands)										(in thousands)
Income (loss) from continuing operations	$(14,650)	$(30,711)		$(24,831)	$9,565		$(24,831)	$(804)	$1,993		$(14,848)	$(11,666)		$(10,464)	$(8,807)
Income tax expense (benefit)	(4,691)	1,228		(3,027)	7,050		(3,027)	(298)	1,458		7,814	(665)	10,737		1,241
Write-off of deferred offering costs	1,935	—		—	—		—	—	—		—	—	—		—
Write-off of deferred financing costs	161	—		—	—		—	—	—		2,025	—	2,025		—
Unrealized gain on derivative instrument	—	—		—	(10,807)		—	—	(2,605)		(10,807)	(2,605)	(10,807)		(2,605)
Loss on early extinguishment of debt	—	—		5,525	—		5,525	—	702		5,525	2,065	5,525		2,065
Amortization of deferred financing costs	1,810	1,826		643	67		643	10	115		883	441	883		441
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019		13,484	—		13,484	—	—		—	—	—		—
Interest expense—debt	32,433	32,917		13,232	11,760		13,232	1,290	12,365		49,396	26,053	42,089		21,288
Impairment of long-term assets	—	1,500		—	—		—	—	—		—	—	—		—
Transaction costs related to the Acquisitions and Merger	—	—		7,703	2,850		7,703	2,850	—		10,553	4,420	10,553		4,420
Depreciation and amortization	13,359	13,374		5,776	8,030		5,776	1,129	8,444		28,084	15,707	28,084		15,707

Adjusted EBITDA	$43,563 (a)	$49,153	(b)	$18,505 (c)	$28,515	(d)	$18,505 (c)	$4,177 (e)	$22,472	(f)	$78,625 (g)	$33,750 (h)	$78,625		$33,750

(a)	Adjusted EBITDA for the year ended December 31, 2003 includes a total of $1,601 net expense, which is comprised of non-cash compensation expense of $17, management fees paid to prior owners of $1,480 and a loss of $104 on the sale of assets.

(b)	Adjusted EBITDA for the year ended December 31, 2004 includes a total of $1,510 net expense, which is comprised of management fees paid to prior owners of $1,480 and a loss of $30 on the sale of assets.

(c)	Adjusted EBITDA for the period from January 1, 2005 to June 5, 2005 includes a total of $1,721 net expense, which is comprised of non-cash compensation expense of $953 and management fees paid to prior owners of $768.

(d)	Adjusted EBITDA for the period from June 6, 2005 to December 31, 2005 includes a total of $1,478 net expense, which is comprised of non-cash compensation expense of $516 and integration and reorganization costs of $1,002, which are partially offset by a $40 gain on the sale of assets.

(e)	Adjusted EBITDA for the period from June 6, 2005 to June 30, 2005 includes a non-cash compensation expense of $73.

(f)	Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $3,222 net expense, which is comprised of non-cash compensation expense of $685, integration and reorganization costs of $2,096 and a $441 loss on the sale of assets.

(g)	Pro forma Adjusted EBITDA for the year ended December 31, 2005 includes a total of $6,111 net expense, which is comprised of non-cash compensation expense of $2,730, non-cash portion of post-retirement benefits of $1,135, lease abandonment costs at CP Media of $1,236 and integration and reorganization expenses of $1,106, which are partially offset by a $96 gain on the sale of assets.

(h)	Pro forma Adjusted EBITDA for the six months ended June 30, 2006 includes a total of $5,687 net expense, which is comprised of non-cash compensation expense of $1,315, non-cash portion of post-retirement benefits of $882, lease abandonment costs at CP Media of $270, integration and reorganization costs of $2,779 and a $441 loss on the sale of assets.

BUSINESS

General Overview

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company, a wholly-owned subsidiary of Hollinger International Inc., or its subsidiaries. On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress, entered into an Agreement and Plan of Merger with the Company pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into the Company. The Merger was effective on June 6, 2005, thus making FIF III Liberty Holdings LLC our principal and controlling stockholder. Prior to the effectiveness of the Merger, affiliates of Leonard Green & Partners, L.P. controlled the Company. Pursuant to the terms of the Merger, each share of the Company’s common and preferred stock was exchanged for cash and all of the Company’s 11 5/8% Senior Debentures due 2013 were redeemed. The total value of the transaction was approximately $527 million.

Our business model is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. Our portfolio of products, which includes 423 community publications and more than 230 related websites, serves over 125,000 business advertisers and reaches approximately 9 million people on a weekly basis.

Our core products include:

•	75 daily newspapers with total paid circulation of approximately 405,000;

•	231 weekly newspapers (published up to three times per week) with total paid circulation of approximately 620,000 and total free circulation of approximately 430,000;

•	117 shoppers (generally advertising-only publications) with total circulation of approximately 1.5 million; and

•	over 230 locally focused websites, which extend our franchises onto the internet.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate. Over the last 12 months, we created over 90 niche publications.

Our print and online products focus on the local community from both a content and advertising standpoint. Due to our focus on small and midsize markets, we are usually the primary, and sometimes sole, provider of comprehensive and in-depth local information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant to our audience such as local news and politics, community and regional events, youth sports and local schools.

Over 70% of our daily newspapers have been published for more than 100 years and 93% have been published for more than 50 years. The longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty and a recognized media brand name in each community we serve. Due to these factors, our publications have high audience penetration rates in our markets, thereby providing advertisers with strong local market reach.

We have a strong history of growth through acquisitions and new product launches. Since our inception, we have acquired 249 daily and weekly newspapers and shoppers and launched numerous new products, including 10 weekly newspapers. This strategy has been, and will continue to be, a critical component of our growth. We have demonstrated an ability to successfully integrate acquired publications and improve their performance through sound management, including revenue generating and direct cost saving initiatives. Given our scale, we see significant opportunities to continue our acquisition and integration strategy within the highly fragmented local media industry.

We operate in 285 markets across 18 states. A key element of our business strategy is geographic clustering of publications to realize operating efficiencies and provide consistent management. We share best practices across our organization, giving each publication the benefit of revenue producing and cost saving initiatives. We centralize functions such as ad composition, bookkeeping and production and give each publication in a cluster access to top quality production equipment, which enables us to cost-efficiently provide superior products and service to our customers. In addition, our size allows us to achieve economies of scale in the purchase of insurance, newsprint and other supplies. We believe that these advantages, together with the generally lower overhead costs associated with operating in small and midsize markets, allow us to generate high operating profit margins.

Our advertising revenue tends to be stable and recurring because of our geographic diversity, with our revenues coming from markets across 18 states, the large number of products we publish and our fragmented, diversified local advertising customer base. Local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels in which to reach the local audience. We are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting, real estate and automotive categories, which are generally more sensitive to economic conditions.

Industry Overview

We operate in what is sometimes referred to as the “hyper-local” or community market within the media industry. Media companies that serve this segment provide highly focused local content and advertising that is generally unique to each market they serve and is not readily obtainable from other sources. Local publications include community newspapers, shoppers, traders, real estate guides, special interest magazines and directories. Due to the unique nature of their content, community publications compete to a limited extent for advertising customers with other forms of media, including: direct mail, directories, radio, television, outdoor advertising and the internet. We believe that local publications are the most effective medium for retail advertising, which emphasizes the price of goods, in contrast to radio and broadcast and cable television, which are generally used for image advertising. We estimate that the locally oriented segment of the entire U.S. advertising market generated revenue of approximately $100 billion in 2005.

Locally focused media in small and midsize communities is distinct from national and urban media delivered through outlets such as television, radio, metropolitan and national newspapers and the internet. Larger media outlets tend to offer broad based information to a geographically scattered audience. In contrast, locally oriented media outlets deliver a highly focused product that is often the only source of local information. Our segment of the media industry is also characterized by high barriers to entry, both economic and social. Small and midsize communities can generally only sustain one newspaper. Moreover, the brand value associated with long-term reader and advertiser loyalty, and the high start-up costs associated with developing and distributing content and selling advertisements, help to limit competition. Companies within the industry generally produce stable revenues and operating profit margins as a result of these competitive dynamics and the value created for advertisers by hyper-local content and community relationships.

Industry Fragmentation

The U.S. community newspaper industry is large and highly fragmented. According to Dirks, Van Essen & Murray, there are more than 1,400 daily newspapers in the United States. More than 1,200, or approximately 85%, of these newspapers have daily circulation of less than 50,000, which we generally define as local or community newspapers.

Circulation	Dailies	% of Total
More than 100,000	104	7.1%
50,001 to 100,000	109	7.5
10,001 to 50,000	615	42.2
Less than 10,000	629	43.2

Total	1,457	100.0%
Total 50,000 and Under	1,244	85.4%

Source: Dirks, Van Essen & Murray.

According to Dirks, Van Essen & Murray, there are only 12 companies that own more than 25 daily newspapers each and only five (including GateHouse) that own more than 50. Of the approximately 380 owners of daily newspapers in the United States, more than 350, or 93%, own less than 10 newspapers each. We believe this fragmentation provides significant consolidation opportunities in the community newspaper industry. We also believe that fragmentation and significant acquisition opportunities exist in complementary hyper-local businesses such as directories, traders, direct mail and locally focused websites.

Advertising Market

In 2005, the entire U.S. advertising market generated approximately $280 billion in revenue. We believe the locally oriented segment generated approximately $100 billion, or 36%, of this revenue.

U.S Advertising Expenditures by Media Category(1)

Media Category	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
	(in millions)
Newspapers:
Retail (Local)	$18,099	$18,344	$19,242	$20,331	$20,907	$21,409	$20,679	$20,994	$21,341	$22,012	$22,187
Classified (Local)	13,742	15,065	16,773	17,873	18,650	19,608	16,622	15,898	15,801	16,608	17,312

Total Newspapers (Local)	31,841	33,409	36,015	38,204	39,557	41,017	37,301	36,892	37,142	38,620	39,499
National	4,251	4,667	5,315	5,721	6,732	7,653	7,004	7,210	7,797	8,083	7,910

Total Newspapers	36,092	38,076	41,330	43,925	46,289	48,670	44,305	44,102	44,939	46,703	47,409

Direct Mail	32,866	34,509	36,890	39,620	41,403	44,591	44,725	46,067	48,370	52,191	55,218
Broadcast TV	32,720	36,046	36,893	39,173	40,011	44,802	38,881	42,068	41,932	46,264	44,293
Cable TV	5,108	6,438	7,237	10,340	12,570	15,455	15,736	16,297	18,814	21,527	23,654
Radio	11,470	12,412	13,794	15,430	17,681	19,848	18,369	19,409	19,603	20,013	20,071
Magazines	8,580	9,010	9,821	10,518	11,433	12,370	11,095	10,995	11,435	12,247	12,847
Yellow Pages	10,176	10,731	11,423	12,003	12,825	13,524	14,384	14,584	14,906	15,486	15,970
Outdoor	3,500	3,760	4,047	4,413	4,832	5,235	5,193	5,232	5,504	5,834	6,301
Business Papers	3,559	3,808	4,109	4,232	4,274	4,915	4,468	3,976	4,004	4,072	4,170
Internet	—	267	907	1,920	4,621	8,087	7,134	6,010	7,267	9,626	12,542
Miscellaneous(2)	20,943	22,560	23,940	28,500	28,490	32,083	29,895	30,730	31,990	34,645	35,692

Total Local	68,753	73,347	78,635	85,902	89,849	95,590	90,141	92,124	93,927	98,020	99,857
Total National	96,261	104,270	111,756	124,172	134,580	153,990	144,044	147,346	154,837	170,589	178,310

Total	$165,014	$177,617	$190,391	$210,074	$224,429	$249,580	$234,185	$239,470	$248,764	$268,608	$278,167

(1)	Sources: Newspaper Association of America, Television Bureau of Advertising, Radio Advertising Bureau, Simba, Outdoor Advertising Association of America, Interactive Advertising Bureau and Company estimates.
(2)	Media category includes weekly newspaper advertising, point of purchase advertising, free shoppers and other non-regularly measured local media.

The primary sources of advertising revenue for local publications are small businesses, corporations, government agencies and individuals who reside in the market that a publication serves. By combining paid circulation publications with total market coverage publications such as shoppers and other specialty publications (tailored to the specific attributes of a local community), local publications are able to reach nearly 100% of the households in a distribution area. As macroeconomic conditions in advertising change due to the internet and the wide array of available information sources, we have seen mass advertisers shift their focus toward targeted local advertising. Moreover, in addition to printed products, the majority of local publications have an online presence that further leverages the local brand and ensures higher penetration into a given market.

The Internet

The time spent online each day by media consumers continues to grow rapidly and newspaper web sites offer a wide variety of content providing comprehensive, in-depth and up to the minute coverage of news and current events. The ability to generate, publish and archive more news and information than most other sources has allowed newspapers to produce some of the most visited sites on the internet.

Local publications are well positioned to capitalize on their existing market franchise and grow their total audience base by publishing proprietary local content online. Local online media sites now include classifieds, directories of business information, local advertising, databases and most recently, audience-contributed content. This additional community-specific content will further extend and expand both the reach and the brand of the publications with readers and advertisers.

According to a Belden Associates study of local news web sites released in May 2006, building a strong local online business extends the core audience of a local publication an average of 13% to 15%. Market-based telephone surveys by the same group put that extended reach estimate as high as 19%. The site study also showed that the two primary drivers attracting visitors to a local media site were sections displaying “Local news of the day” and “Breaking news.”

The opportunity created by the extension of the core audience makes local online advertising an attractive complement for existing print advertisers while opening up new opportunities to attract local advertisers that have never advertised with local publications. In addition, we believe that national advertisers have an interest in reaching buyers on a hyper-local level and, although they typically are not significant advertisers in community publications, the internet offers them a powerful medium to reach targeted local audiences.

Circulation

According to the Newspaper Association of America, overall daily newspaper circulation, including national and urban newspapers, has declined at an average annual rate of 0.5% since 1996 and 0.8% during the three year period from 2002 to 2004. Unlike daily newspapers, total circulation of weekly publications has increased at an average annual rate of 1.0% over the same period. The charts below presents industry circulation trends from 1996 through 2004.

Our Strengths

We believe some of our most significant strengths are:

High Quality Assets with Dominant Local Franchises.    Our publications benefit from a long history in the communities we serve as the leading, and often sole provider of comprehensive and in-depth local content. This has resulted in strong reader loyalty which is highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of local markets. In addition, our markets are generally not large enough to support a second newspaper and our local news gathering infrastructures, sales networks and relationships would be time consuming and costly to replicate. As a result, we face limited competition in most of our markets.

Superior Value Proposition for Our Advertisers.    Our publications provide a cost effective means for advertisers to reach the customers they covet due to our strong reader loyalty and high audience penetration rates. We offer advertisers several alternatives (dailies, weeklies, shoppers online and niche publications) to reach consumers and to tailor the nature and frequency of their marketing messages. The concentrated local focus of our distribution provides advertisers with a targeted audience with whom they can communicate directly, thereby maximizing the efficiency of their advertising spending. Our combined product offerings give local advertisers strong local market reach.

Stable and Diversified Advertising Revenue Base.    Our advertising revenue tends to be stable and recurring for several reasons. First, we have a fragmented and diversified advertising customer base in our local markets. Over 125,000 individual businesses advertise in our publications, and our top 20 advertisers contributed less than 5% of our pro forma total revenue in 2005, with the largest advertiser contributing less than 1%. In addition, over 1.75 million classified advertisements were placed in our publications in 2005. Second, having operations in 285 markets across 18 states helps to limit our exposure to location-specific economic downturns, as there is no significant correlation between the performance of any two of our operating clusters. Third, the large number and diversity of our publications also contributes to the stability of our operations, with our largest publication, The Patriot Ledger, contributing only 12% of our pro forma total revenues in 2005. Finally, over 73% of our pro forma total advertising revenue in 2005 was derived from local advertising, which tends to be less volatile than national and major account advertising.

Scale Yields Higher Operating Profit Margins and Allows Us to Realize Operating Synergies.    Our size facilitates our clustering strategy, which allows us to realize operating efficiencies. We achieve higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives across a broader local footprint in a geographic cluster. Our scale enables us to centralize our corporate and administrative operations and spread costs over a larger number of publications. We also benefit from economies of scale in the purchase of insurance, newsprint and other supplies and equipment.

Strong Financial Profile Generates Significant Cash Flow.    Our business generates significant recurring cash flow due to our stable revenue, operating profit margins, low capital expenditure and working capital requirements and currently favorable tax position.

Strong Track Record of Acquiring and Integrating New Assets.    We have created a national platform for consolidating local publications and have demonstrated an ability to improve the performance of the publications we acquire through sound management, including revenue generating and direct cost saving initiatives. Since our inception, we have acquired 249 publications in 37 transactions that contributed an aggregate of 64% of our pro forma total revenue in 2005. Excluding the Acquisitions, we have invested over $190 million and integrated 118 publications in 35 transactions. By implementing revenue generating initiatives and leveraging the economies of scale inherent in our clustering strategy, we increased trailing twelve-month Adjusted EBITDA at those publications from $18 million at the time of acquisition to $22 million in 2005.

Experienced Management Team.    Our senior management team is comprised of executives who have an average of over 20 years of experience in the media industry. Our executive officers have a successful track record of growing businesses organically and identifying and integrating acquisitions. In addition, we have developed strong publishers at individual newspapers who are established in their local communities and are responsible and accountable for the day-to-day performance of the business. Many of our current publishers have been with us since we were formed in 1997.

Our Strategy

We seek to grow revenue and cash flow per share by leveraging our community-based franchises and relationships to increase our product offerings, penetration rates and market share in the communities we serve and by pursuing a disciplined approach to acquisitions. The key elements of our strategy are:

Maintain Our Dominance in the Delivery of Proprietary Content in Our Communities.    We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere.

Pursue a Disciplined and Accretive Acquisition Strategy in Existing and New Markets.    We seek to grow in existing and new markets through a disciplined and cash flow accretive acquisition strategy. The local media industry is highly fragmented and we believe we have a strong platform for creating additional shareholder value. We evaluate acquisitions on an ongoing basis and intend to pursue acquisitions of locally focused media businesses, including directories, traders, direct mail and web site operators, that are accretive to our cash flow. From time to time, we are in discussions with potential acquisition candidates and, although we are not party to any agreements for future acquisitions, we are currently participating in competitive sales processes for several companies that meet our acquisition criteria, some of which could be significant. There can be no assurance that we will succeed in acquiring any of these companies. We continue to have a disciplined approach to acquisitions and are likely to pursue only acquisitions that are additive to our existing clusters, or are large enough to form the basis of a new cluster.

Leverage Benefits of Scale and Clustering to Increase Cash Flows and Operating Profit Margins.    We will continue to take advantage of geographic clustering to realize operating and economic efficiencies in areas such as labor, production, overhead, raw materials and distribution costs. We believe we will be able to expand our operating profit margins as we streamline and further centralize purchasing and administrative functions and integrate acquired properties.

Introduce New Products or Modify Our Products to Enhance the Value Proposition for Our Advertisers.    Our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products to address the evolving interests and needs of our readers and advertisers. These products are often specialty publications that address specific interests such as employment, healthcare, hobbies and real estate. In addition, we intend to capitalize upon our unique position in local markets to introduce other marketing oriented products such as directories, shoppers and other niche publications in both online and printed format in order to further enhance our value to advertisers.

Pursue a Content-Driven Internet Strategy.    We are well positioned to increase our online penetration and generate additional online revenues due to both our ability to deliver unique local content and our relationships with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and advertising market share in each of the communities we serve. Centralizing our technology and building a network of websites will allow us to aggregate classified advertisements and build online classified products in areas such as real estate, automotive and recruitment. We will also have the ability to sell traditional online advertising locally and nationally. Finally, we will generally be able to share content across our organization within this network. This gives each of our publications access to technology, online management expertise, content and advertisers that they could not obtain or afford if they were operating independently.

Increase Sales Force Productivity.    We aim to increase the productivity of our sales force and, in turn, advertising revenues. Our approach includes ongoing company-wide training of sales representatives and sales managers with training programs that focus on strengthening their ability to gather relevant demographic information, present to customers, effectively utilize time and close on sales calls. Our training will also include sharing “best practices” of our most successful account representatives. Finally, for managers, we will create a “train the trainer” program to enable our clusters to effectively propagate our training programs. We will regularly evaluate the performance of our sales representatives and sales management and implement contests and other incentive compensation programs. We will also regularly evaluate our advertising rates to ensure that we are maximizing revenue opportunities.

Products

Our product mix currently consists of four publication types: (i) daily newspapers, (ii) weekly newspapers, (iii) shoppers and (iv) niche publications:

Daily Newspapers	Weekly Newspapers	Shoppers	Niche Publications
Paid	Paid and free	Paid and free	Paid and free

Distributed four to seven days per week	Distributed one to three days per week	Distributed weekly	Distributed weekly, monthly or on annual basis

Printed on newsprint, folded	Printed on newsprint, folded	Printed on newsprint, folded or booklet	Printed on newsprint or glossy, folded, booklet, magazine or book

50% editorial (local news and coverage of community events, some national headlines) and 50% ads (including classifieds)	50% editorial (local news and coverage of community events, some national headlines for smaller markets which cannot support a daily newspaper) and 50% ads (including classifieds)	Almost 100% ads, primarily classifieds, display and inserts	Niche content and targeted ads (e.g., Chamber of Commerce city guides, tourism guides and special interest publications e.g., seniors, golf, real estate, calendars and directories)

Revenue from advertisers, subscribers, rack / box sales	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only, provide 100% market coverage	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only, provide 100% market coverage	Paid: Revenue from advertising, rack / box sales Free: Advertising revenue only

Available online	Major publications available online	Major publications available online	Selectively available online

Overview of Operations

We operate in five geographic regions: Northeast, Western, Northern Midwest, Southern Midwest and Atlantic. A list of our dailies, weeklies and shoppers in each of our geographic regions is attached as Annex A to this prospectus.

The following table sets forth information regarding our publications.

	Number of Publications			Circulation(1)
Operating Region	Dailies	Weeklies	Shoppers	Paid	Free	Total Circulation
Northeast	6	115	10	435,885	361,676	797,561
Western	20	71	34	311,009	430,219	741,228
Northern Midwest	19	13	28	102,070	447,591	549,661
Southern Midwest	19	21	28	75,785	399,799	475,584
Atlantic	11	11	17	100,568	245,372	345,940

Total	75	231	117	1,025,317	1,884,657	2,909,974

(1)	Circulation statistics are estimated by management as of June 30, 2006, except that audited circulation statistics, if available, are utilized as of the audit date.

Northeast Region.    We are one of the largest community newspaper publishers in New England by number of daily publications, serving 160 communities in markets across eastern Massachusetts. All of our current Northeast publications are located in the Boston Designated Market Area (“DMA”), including six daily and 115 weekly newspapers, 10 shoppers and numerous specialty publications serving a contiguous market area north, west and south of Boston, extending through Cape Cod. Our three largest daily newspapers are located in our Northeast region: The Patriot Ledger (founded in 1837 with circulation of 55,168), the Enterprise (founded in 1880 with circulation of 35,040) and the MetroWest Daily News (founded in 1897 with circulation of 22,882).

Many of the towns within our Northeast footprint were founded in the 1600s and our daily and weekly newspapers in the region have long been institutions within these communities. In fact, our Northeast region has 33 daily and weekly newspapers that are over 100 years old.

Our publications serve some of the most demographically desirable communities in New England. The Boston DMA is the fifth largest market in the United States with 2.4 million households and 6.2 million people and ranks first nationally in concentration of colleges and universities. According to the Market Statistics’ Demographics USA Survey of Buying Power 2004 and other market surveys, with more than 1.6 million households in the region earning greater than $75,000, the Boston metropolitan market ranks third in effective buying power in the United States and first in retail sales per household. In addition, with daily newspaper penetration of approximately 62.3%, Boston ranks third among the 50 largest DMAs in terms of audience penetration rates.

The Boston DMA has a strong retail base and is home to a number of large regional malls including the South Shore Plaza, the largest retail shopping center in New England. Retail sales in the Boston market totaled $44.6 billion in 2004, making this concentrated area an important market for local and national advertisers alike.

Boston also is widely recognized as an employment center for leading growth industries such as technology, biotechnology, healthcare and higher education. Many of the region’s leading employers are located in the communities served by our Northeast region’s publications. Thus, residents can work and shop close to home, making the news, information and local advertising provided by our publications integral to their lives.

The following table sets forth information regarding our publications and production facilities in the Northeast region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Massachusetts	6	115	10	5

Western Region.    Our Western region encompasses Illinois, parts of Minnesota, California, Colorado, Arizona and Wisconsin and a total of 20 daily and 71 weekly newspapers and 34 shoppers. In addition to a geographic mix, we benefit from a diverse economic and employment base across the region.

We are the largest newspaper publishing company in the state of Illinois, by number of daily publications, with 16 daily and 50 weekly newspapers and 22 shoppers. The majority of our publications in Illinois are published in three main clusters that serve southern Illinois, west central Illinois and northwest suburban Chicago. Each of our 88 publications is published at one of the 12 press plants we operate across the state.

The southern Illinois cluster is anchored by the 25,000 paid circulation weekly, the SI Trader, and eight daily newspapers serving contiguous communities with a combined 22,126 daily circulation. The grouping of these publications, as well as the complementary weekly offerings, provides advertisers with the opportunity for total market coverage at cost effective rates. Located approximately 110 miles from St. Louis, Missouri, this cluster’s communities include two universities, multiple healthcare facilities, manufacturing and agricultural employers and the 119-store Central Mall in Marion, Illinois.

Our western Illinois cluster has grown from two dailies and two shoppers at our inception to 18 publications located in Aledo, Canton, Galesburg, Geneseo, Kewanee, Macomb, Monmouth and Pekin. This cluster includes five dailies, five weeklies and eight shoppers. This region is characterized by its colleges and universities such as Knox College, Bradley University and Western Illinois University and local employers such as Caterpillar, John Deere, Monsanto, Pioneer and Archer Daniels Midland. In addition, the Coast Guard and National Guard each maintain bases in the area. The proximity of the communities in this cluster allows for combination advertising sales in the area.

Our suburban Chicago cluster publishes 37 weekly newspapers in the affluent southern and western suburbs of Chicago. This group was built through a series of five acquisitions and the subsequent centralization of back-office functions. The Chicago cluster is home to a number of Fortune 500 companies, including Boeing, Kraft Foods, Walgreen, Sears and Motorola.

In April 2004, we acquired Independent Delivery Service (“IDS”) in the suburban Chicago cluster. IDS is a door-to-door distribution service that offers a cost effective method for large or small businesses to deliver their advertising messages. IDS specializes in door hangers, newspapers, product samples, flyers, community guides, advertising circulars, catalogs, phone directories and newsletters. IDS offers targeted delivery to over 2 million households per week in nine counties in our suburban Chicago cluster. Prior to the acquisition, we were an IDS customer, with over 3 million newspapers delivered annually. The acquisition enables us to control delivery in this cluster and cost-effectively launch new products.

The southwest Minnesota cluster, near Marshall and Mankato, was built through a 1999 acquisition of seven weeklies and four shoppers in the cities of Cottonwood, Granite Falls, Montevideo, Redwood Falls, St. James, Sleepy Eye and Wabasso. Following the initial acquisition, we acquired two additional weeklies and, in 2003, launched shopper publications in three markets. Each of the weekly publications serves an independent community with a population of less than 10,000 people who rely almost entirely on our publications for their local news. The printing for each of these publications has been consolidated to one print plant in northern Minnesota. Local employers include Schwan Food Company, Archer Daniels Midland and Southwest State University. The cluster includes numerous other colleges and universities, including Minnesota State College-Mankato, Gustavus Adolphus College and Rasmussen College. There is also a diverse mix of local retailers, including several automobile dealerships and supermarkets, national chains and mass merchants.

In Colorado, we operate a daily newspaper and two weekly newspapers in Telluride and the surrounding area and a daily newspaper along with an agricultural publication in LaJunta. As a high-end tourism destination, the Telluride market has an attractive demographic and growth profile.

Three of our weeklies in California are located in the Mt. Shasta area of northern California, where tourism is a major economic force. We also operate a daily in Yreka and a weekly newspaper in Gridley, which is currently experiencing significant growth due to migration from Sacramento. Our daily newspaper in Ridgecrest serves a growing community that includes the China Lake naval base.

The following table sets forth information regarding our publications and production facilities in the Western region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Illinois	16	50	22	12
Southern Minnesota	0	7	4	1
California	2	6	6	3
Colorado	2	5	1	1
Arizona	0	2	1	1
Wisconsin	0	1	0	0

Total	20	71	34	18

Northern Midwest Region.    Our Northern Midwest region comprises 19 daily and 13 weekly newspapers and 28 shoppers spanning seven states: Michigan, parts of Minnesota, North Dakota, Iowa, Nebraska, Kansas and parts of Missouri. Each of our daily newspapers and five of our weeklies in the Northern Midwest Region serve communities located in a county seat. Our daily and weekly news products in this region average more than 100 years in continuous operation and our shopper publications are among the first ever published, with histories dating to the early 1960s.

The communities we serve in our Northern Midwest region are largely rural but also support educational institutions, government agencies (including prisons and military bases), tourism, veterinary medicine and ethanol manufacturing. The area is also strong in the automotive (including recreational vehicles), boat, home construction products and furniture manufacturing sectors.

The greatest concentration of circulation and market presence in our Northern Midwest region is in northern Missouri where we operate seven daily and one weekly newspaper and nine shoppers. We cover the 19,000 square mile area from Hannibal, on the state’s eastern border, to the western border and from Columbia in the south to the Iowa border in the north. Local employers include the University of Missouri and other colleges, local and federal governments, State Farm Insurance and 3M.

We also have a presence in southern Michigan where three of our dailies—Adrian, Coldwater and Sturgis—along with three weeklies and five shoppers blanket the south central portion of the state and into Indiana. The 15,300-circulation Adrian Daily Telegram is the flagship publication of the group. This area has several large employers, including Delphi, ConAgra, Tecumseh Products, Kellogg and Jackson State Prison, and a number of colleges and universities.

Our Kansas City cluster includes seven publications (two daily and two weekly newspapers and three shoppers) located in the eastern Kansas cities of Leavenworth, Kansas City and Shawnee. The Leavenworth Times was one of our original daily newspapers and the balance of the cluster was acquired afterward. In addition, we launched our military publication, The Leavenworth Lamp, in Fort Leavenworth. The Kansas City cluster, with a population over 700,000, is home to several prominent companies, including Hallmark, H&R Block, Interstate Bakeries, and the University of Kansas.

We also have clusters in and around Grand Forks, North Dakota, (home to the Grand Forks Air Force Base and the University of North Dakota) and near Mason City, Iowa, where Cargill, ConAgra, Kraft, Winnebago and Fort Dodge Animal Health, a division of Wyeth, each maintain significant operations.

The following table sets forth information regarding our publications and production facilities in the Northern Midwest region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Michigan	6	4	8	5
Minnesota	1	1	2	1
North Dakota	1	0	1	1
Iowa	1	5	4	1
Nebraska	1	1	1	1
Kansas	2	1	3	1
Northern Missouri	7	1	9	5

Total	19	13	28	15

Southern Midwest Region.    Our Southern Midwest region comprises 19 daily and 21 weekly newspapers and 28 shoppers in parts of Missouri, Kansas, Arkansas and Louisiana.

Our southern Missouri operations are clustered around Lake of the Ozarks and Joplin. Located midway between Kansas City and St. Louis and approximately 90 miles from Springfield, Missouri, Lake of the Ozarks has benefited from significant retail expansion, including many new businesses that advertise in our publications, tourism and an influx of second home residents over the last several years. Our three daily and seven weekly newspapers and 10 shoppers that serve the Lake of the Ozarks area reach approximately 165,000 people.

The Joplin cluster is located in southwest Missouri and produces two daily and two weekly newspapers and three shoppers that serve a population of approximately 170,000. There are several colleges and universities in the area, a National Guard Fort and several large medical centers in addition to a diverse mix of retail businesses, including the 120-store Northpark Mall.

The Wichita cluster, with a population of approximately 600,000 people, consists of six dailies, three weeklies and six shoppers in the towns of Augusta, Derby, El Dorado, Pratt, Wellington and McPherson near Wichita, Kansas. The clustering of the small dailies in this area allows the group to sell advertisers a package providing access to multiple communities. Major aircraft manufacturers Boeing, Bombardier, Cessna and Raytheon have facilities nearby and McConnell Air Force Base is a key component of the local economy.

In Louisiana, we have an operating cluster in the southwestern part of the state, located between Lake Charles and Alexandria. This cluster consists of six publications located in the cities of Leesville, Sulpher, DeRidder and Vinton. A new press configuration has increased the quality of the Company’s products in the area and provides an opportunity for meaningful commercial print revenue. Local employers include major manufacturers such as Alcoa, Firestone, International Paper and Proctor & Gamble. We also expect the return of military personnel to the recently reopened Fort Polk base to drive revenue at our Guardian publication.

Our Baton Rouge cluster is a relatively new cluster developed through a series of acquisitions. The group consists of four weeklies and three shoppers in the southeastern Louisiana cities of Donaldsville, Gonzales, Pierre Part and Plaquemine. Numerous petrochemical companies such as BASF, Exxon Mobil and Dow Chemical, plus universities including Louisiana State, support the local economies.

The following table sets forth information regarding our publications and production facilities in the Southern Midwest region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Southern Missouri	5	9	13	2
Kansas	6	3	6	2
Louisiana	4	5	5	3
Arkansas	4	4	4	2

Total	19	21	28	9

Atlantic Region.    Our holdings in New York, Pennsylvania and West Virginia are anchored by two clusters, one in the area around Honesdale in northeastern Pennsylvania and the other in the area around Corning and Hornell in southwestern New York. Virtually all of our 11 dailies in the Atlantic Region date back more than 125 years.

Our Honesdale cluster, approximately 30 miles from Scranton, Pennsylvania, consists of six publications in the cities of Carbondale, Honesdale and Hawley, Pennsylvania, along with Liberty, New York, located just across the Delaware River to the east. The cluster was created from our daily and shopper operations in Honesdale and later supplemented by the acquisition of weeklies and shoppers in Carbondale and Liberty. Tourism is a resurgent growth industry in and around this cluster, highlighted by ongoing development in the Pocono Mountains, the Delaware River Valley and Lake Wallenpaupack, near Hawley, Pennsylvania. This area also enjoys a stable housing and job market, due in part to its proximity to the greater Scranton-Wilkes Barre metropolitan area. Local employers include General Dynamics, Blue Cross/Blue Shield, Commonwealth Telephone and various colleges and universities, medical centers and governmental agencies.

In southwestern New York, our operations are centered around four publications based in Steuben County. In Corning, The Leader, a recently acquired 12,000 circulation daily newspaper, dominates the eastern half of the county and shares its hometown namesake with Corning Incorporated. Due to Corning Incorporated’s presence, this has become a vibrant retail community, evidenced in part by the 130-store Arnot Mall at Big Flats. The Hornell Evening Tribune circulates daily throughout the western half of the county. Situated directly between these two dailies in the county seat of Bath is the 11,000 circulation Steuben Courier, a free-distribution weekly. The Hornell-Canisteo Penn-E-Saver, a standalone shopper, solidifies this flagship group.

We also have a strong presence in the print advertising markets in three other New York counties that surround Steuben. In Allegany County to the west, the Wellsville Daily Reporter and its shopper, the Allegany County Pennysaver, cover most households. In Livingston County to the north, the Dansville-Wayland Pennysaver, the Geneseeway Shopper and the Genesee County Express complement one another with combined circulation of over 23,000. In Yates County to the north and east, The Chronicle-Express and Chronicle Ad-Visor shopper distribute weekly to approximately 16,000 households centered around the county seat of Penn Yan.

In nearby Chemung County, the 26,000 circulation Horseheads Shopper anchors our presence in this area and along with the Sayre Evening Times in Sayre, Pennsylvania. The majority of the southwestern New York cluster parallels future Interstate 86 across the central Southern Tier of New York State, which is benefiting from continued improvement and expansion under an omnibus federal highway appropriations bill. Moreover, the cluster has several colleges and universities nearby, including Cornell University, Ithaca College, Elmira College and Houghton College. In addition to the clustered publications, we have several strong standalone newspapers in the Atlantic Region with total circulation of approximately 135,000. Our standalone daily publications in Waynesboro, Pennsylvania and Herkimer, New York, are complemented by at least one other GateHouse publication nearby, allowing for printing synergies and cross-selling opportunities.

The following table sets forth information regarding our publications and production facilities in the Atlantic region:

	Number of Publications			Number of Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
New York	6	5	13	4
Pennsylvania	4	4	2	3
West Virginia	1	2	2	2

Total	11	11	17	9

Revenue

Our operations generate three primary types of revenue: (i) advertising, (ii) circulation (including single copy sales and home delivery subscriptions) and (iii) other (primarily commercial printing). In 2005, advertising, circulation and other revenue accounted for approximately 77%, 17% and 6%, respectively, of our pro forma total revenue. The contribution of advertising, circulation and other revenue to our total revenue in 2003, 2004 and 2005 and to pro forma total revenue in 2005 was as follows:

	Year ended December 31,		Period from January 1, 2005 to June 5 2005	Period from June 6, 2005 to December 31, 2005	Non-GAAP Combined Year ended December 31, 2005	Year ended December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)		(Pro Forma)
	(in thousands)
Revenue:
Advertising	$139,258	$148,291	$63,172	$88,798	$151,970	$295,645
Circulation	31,478	34,017	14,184	19,298	33,482	66,085
Commercial printing and other	11,645	17,776	8,134	11,415	19,549	22,750

Total revenue	$182,381	$200,084	$85,490	$119,511	$205,001	$384,480

Advertising

Advertising revenue is the largest component of our revenue, accounting for approximately 76%, 74% and 74% of our total revenue in 2003, 2004 and 2005, respectively, and 77% of our pro forma total revenue in 2005. We categorize advertising as follows:

•	Local Display—local retailers, local accounts at national retailers, grocers, department and furniture stores, auto dealers, niche shops, restaurants and other consumer related businesses.

•	Local Classified—local employment, automotive, real estate and other advertising.

•	National—national and major accounts such as wireless communications companies, airlines and hotels.

We believe that our advertising revenue tends to be more stable than the advertising revenue of large metropolitan and national print media because we rely primarily on local rather than national advertising. We generally derive 95% of our advertising revenue from local advertising (both local display and local classified) and only 5% from national advertising. Local advertising tends to be less sensitive to economic cycles than national advertising as local businesses generally have fewer effective advertising channels through which to reach their customers. We are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting, real estate and automotive categories, which are generally more sensitive to economic conditions.

Our advertising rate structures vary among our publications and are a function of various factors, including local market conditions, competition, circulation, readership and demographics. Our corporate management works with our local newspaper management to approve advertising rates and a portion of our publishers’ compensation is based upon increases in advertising revenue. We share advertising concepts throughout our network of publishers and advertising managers, enabling them to utilize advertising products and sales strategies that are successful in other markets we serve.

Substantially all of our advertising revenue is derived from a diverse group of local retailers and local classified advertisers, resulting in very limited customer concentration. No single advertiser accounted for more than 1% of our pro forma total revenue in 2005 or our total revenue in 2003, 2004 or 2005, and our 20 largest advertisers accounted for less than 5% of our pro forma total revenue in 2005.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first quarter is, historically, our weakest quarter of the year in terms of revenue. Correspondingly, our fourth fiscal quarter is, historically, our strongest quarter, because it includes heavy holiday season advertising. We expect that this seasonality will continue to affect our advertising revenue in future periods.

Circulation

Our circulation revenue is derived from home delivery sales to subscribers and single copy sales at retail stores and vending racks and boxes. We own 75 paid daily publications that range in circulation from approximately 2,000 to over 55,000 and 185 paid weekly publications that range in circulation from approximately 1,000 to 25,000. Circulation revenue accounted for approximately 17%, 17% and 16% of our total revenue in 2003, 2004 and 2005, respectively, and 17% of our pro forma total revenue in 2005.

Subscriptions are typically sold for three- to 12-month terms and often include promotions to extend the average subscription period. We implement marketing programs to increase readership through subscription and single copy sales, including Company-wide and local circulation contests, door-to-door sales and strategic alliances with local schools in the form of “Newspapers in Education” programs. In addition, since the adoption of the Telemarketing Sales Rule by the Federal Trade Commission in 2003, which created a “do not call” registry, we have increased our use of “EZ Pay” programs, door to door sales, kiosks, sampling programs, in-paper promotions and online promotions to increase our circulation.

We encourage subscriber use of EZ Pay, a monthly credit card charge and direct bank debit payment program, which has led to higher retention rates for subscribers. We also use an active stop-loss program for all expiring subscribers. Additionally, in order to improve our circulation revenue and circulation trends, we periodically review the need for quality enhancements, such as:

•	Upgrading and expanding printing facilities and printing presses.

•	Increasing the use of color and color photographs.

•	Improving graphic design, including complete redesigns.

•	Developing creative and interactive promotional campaigns.

•	Converting selected newspapers from afternoon to morning publications.

•	Converting selected publications from free circulation to paid and vice versa.

Other

We provide commercial printing services to third parties on a competitive bid basis as a means to generate incremental revenue and utilize excess printing capacity. These customers consist primarily of other publishers that do not have their own printing presses and do not compete with our publications. We also print other commercial materials, including flyers, business cards and invitations. Other sources of revenue, including commercial printing, accounted for approximately 6%, 9% and 10% of our total revenue in 2003, 2004 and 2005, respectively, and 6% of our pro forma total revenue in 2005.

Printing and Distribution

As of September 30, 2006, we operated 56 print facilities. We own 54 of these facilities and lease the remaining two. Each of our print facilities produces eight publications on average and is generally located within 60 miles of the communities it serves. Our publications are generally fully paginated using image-setter technology, which allows for design flexibility and high quality reproduction of color graphics. By clustering our production resources, we are able to reduce the operating costs of our publications while increasing the quality of our small and midsize market publications that would typically not otherwise have access to high quality production facilities. We believe our superior production quality is critical to maintaining and enhancing our position as the leading provider of local news coverage in the markets we serve.

The distribution of our daily newspapers is typically outsourced to independent, locally based, third-party distributors that also distribute a majority of our weekly newspapers and non-newspaper publications. In addition, certain of our shopper and weekly publications are delivered via U.S. Postal Service.

Newsprint

We have been a member of a newsprint-buying consortium, which enables our local publishers to obtain favorable pricing by purchasing newsprint from local mills at reduced rates negotiated by the consortium, since March 2002. As a result, we have generally been able to purchase newsprint at $10 to $12 per metric ton below the market price. On August 1, 2006, we switched to a larger newsprint-buying consortium that will give us improved pricing and assurance of adequate supply versus our previous newsprint provider. We generally maintain a 30-day inventory of newsprint.

Historically, the market price of newsprint has been volatile, reaching a high of approximately $750 per metric ton in 1996 and a low of $410 per metric ton in 2002. The average market price of newsprint for 2005 was approximately $610 per metric ton.

In 2005, on a pro forma basis, we purchased approximately 55,000 metric tons of newsprint (including for commercial printing) and the cost of our newsprint consumption totaled approximately $31.9 million. Our newsprint expense generally averages less than 10% of total revenue, which compares favorably to larger, metropolitan newspapers.

Competition

Each of our publications competes for advertising revenue to varying degrees with direct mail, yellow pages, radio, outdoor advertising, broadcast and cable television, magazines, local, regional and national newspapers, shoppers and other print and online media sources. However, barriers to entry are high in our markets due to our position as the preeminent source for local news and information therein, because our markets are generally not large enough to support a second newspaper and because our local news gathering infrastructures, sales networks and relationships would be time consuming and costly to replicate.

We provide our readers with community-specific content, which is generally not available from other media sources. Our direct and focused coverage of the market and our cost effective advertising rates relative to more broadly circulated metropolitan newspapers allow us to tailor an approach for our advertisers. As a result, our publications generally capture a large share of local advertising in the markets they serve.

The level of competition and primary competitors we face vary from market to market. The competitive environment in each of our operating regions is discussed in greater detail below.

Northeast Region. In the Northeast Region, the Boston Globe, a metropolitan daily owned by the New York Times Company, competes with us throughout eastern Massachusetts. In addition, we compete in Massachusetts with over 30 other weekly or daily newspaper companies (that publish a combined total of approximately 16 dailies and 50 weeklies), three major radio station operators, five local network television broadcasters, one cable company and numerous niche publications for advertising revenues. We believe that our publications generally deliver the highest household coverage in their respective markets.

Western Region. The Western Region consists of 50 markets and we believe our publications are the dominant print advertising media in the vast majority of these markets. There are radio stations in or within 20 miles of every market we are in, but we do not believe that any of these radio station operators pose a significant competitive threat to our publications. Yellow page advertising is prevalent in all of our markets with either a local phone book or a regional phone book. We believe that, in most cases, yellow page advertising is geared more towards the professional services such as attorneys and doctors and not the local retail advertisers, as is the focus with our publications. In the Western Region, we face regional competition with three of our daily newspapers in Illinois. Copley Newspapers have a daily newspaper in Galesburg, Illinois where they compete with our daily in Monmouth and our weekly in Galesburg. Copley also has a daily newspaper in Peoria that competes regionally with us in the Pekin market. Lee Enterprises has the Southern Illinoisan that is located in Carbondale. This is a regional newspaper that competes with our dailies in Marion, Neton, DuQuoin. In all three of these cases, we believe our publications are the dominant local daily, but do compete on a regional basis with the larger dailies. We also compete with shoppers or weekly newspapers. This competition comes from small independent operators and we do not believe it is significant. We have very little television competition in the Western Region because of our geographic location in relation to major markets. There are no local television affiliates in our markets.

Northern Midwest Region. In the Northern Midwest Region, our only significant competition comes from regional television stations in Adrian, Michigan and Leavenworth, Kansas. We also face competition from dozens of other competitors such as other local daily and weekly papers and niche publications, as well as radio, other television stations, directories, direct mail and non-local internet websites, but none of these have proven to be significant.

Southern Midwest Region. In the Southern Midwest Region, our major competition comes from regional daily newspapers, specifically: The Advocate in Baton Rouge, Louisiana; The American Press in Lake Charles, Louisiana; The Joplin Globe; and the Wichita Eagle. We also face competition from numerous other daily and weekly papers, local radio stations, shopping guides, directories and niche publications. We believe our publications tend to be the dominant publications in their market.

Atlantic Region. Daily newspapers owned by Gannett Publishing (The Star-Gazette in Elmira, NY; the Observer-Dispatch in Utica, NY; and the Chambersburg (PA) Public-Opinion) compete with us in several markets in the Atlantic Region. We also face competition from other major newspaper companies in several other Atlantic Region markets: Schurz Communication’s Hagerstown (MD) Herald-Mail; Times-Shamrock Company’s Scranton (PA) The Times-Tribune and Towanda Daily/

Sunday Review; Ottoway’s Sunbury Daily Item; Ogden-Nutting’s Williamsport Sun-Gazette; Newshouse Newspaper’s Syracuse Post-Standard; and CNHI’s Cumberland (MD) Times News. Our competitors in the Atlantic Region also include numerous other daily and weekly newspapers, local radio stations, shopping guides, directories and niche publications. We believe our publications, many of which have an extensive history in the market, tend to be the dominant local publication. Competition in the Atlantic Region tends to be based on penetration, demographic and quality factors, as opposed to price factors.

Management and Employees

The seven members of our executive management team have an average of approximately 23 years of relevant industry experience and a long history of identifying, acquiring and improving the operations of acquired publications. Our executive management team has managed community newspapers in various economic cycles. We also have a seasoned team of managers at the local level, where our 105 publishers have an average of approximately 20 years of industry experience.

As of June 30, 2006, we had approximately 3,900 full time employees, consisting of hourly and salaried employees. We employ union personnel at four of our 423 core publications (less than 250 full-time equivalent employees). Accordingly, approximately 94% of our workforce is non-unionized. We believe that relations with our employees are generally good and we have had no previous work stoppages at any of our publications.

Environmental Matters

We believe that we are substantially in compliance with all applicable laws and regulations for the protection of the environment and the health and safety of our employees based upon existing facts presently known to us. Compliance with federal, state, local and foreign environmental laws and regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other related activities has had and will continue to have an impact on our operations, but has, since our incorporation in 1997, been accomplished without having a material adverse effect on our operations. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, based on information currently known to us and insurance procured with respect to certain environmental matters, we do not expect environmental costs or contingencies to be material or to have a material adverse effect on us. Our operations involves risks in these areas, however, and we cannot assure you that we will not incur material costs or liabilities in the future which could adversely affect us.

Properties

As of September 30, 2006, we operated 56 print facilities across the United States. We own 54 of these facilities and lease the remaining two for terms ranging from one to five years. Our facilities range in size from approximately 500 to 55,000 square feet. Our executive offices are located in Fairport, New York, where we lease approximately 15,000 square feet under a lease terminating in June 2014. We do not believe any individual property is material to our financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of June 30, 2006:

Name	Age	Position
Wesley R. Edens	44	Director (Chairman)
Michael E. Reed	40	Director, Chief Executive Officer
Mark R. Thompson	44	Chief Financial Officer
Scott T. Champion	46	Co-President, Co-Chief Operating Officer
Randall W. Cope	45	Co-President, Co-Chief Operating Officer
Gene A. Hall	54	Executive Vice President
Kelly M. Luvison	46	Executive Vice President
Polly G. Sack	46	General Counsel
William B. Doniger	40	Director
Randal A. Nardone	51	Director
Martin Bandier	65	Director
Richard L. Friedman	65	Director
Burl Osborne	69	Director
Howard Rubin	51	Director
Kevin M. Sheehan	53	Director

Wesley R. Edens is the Chairman of our board of directors and has served in this capacity since June 2005. Mr. Edens has been a Principal and the Chairman of the Management Committee of Fortress Investment Group LLC since co-founding the firm in May 1998 through which he manages investments in various asset-related investment vehicles and serves on the board of two registered investment companies, Fortress Registered Investment Trust and Fortress Investment Trust II. He is the Chairman of the board of directors and Chief Executive Officer of Newcastle Investment Corp., an affiliate of Fortress listed on the New York Stock Exchange. He is also Chairman of the board of directors of Brookdale Senior Living Inc., a senior living company listed on the New York Stock Exchange, since its inception in November 2005 and chairman of the board of directors of Global Signal Inc., a New York Stock Exchange listed company, since its reorganization in October 2002 and was Chief Executive Officer of Global Signal, Inc. from February 2004 to April 2006. Since its inception in 2003, he has also served as a director and the Chief Executive Officer of Eurocastle Investment Limited, an affiliate of Fortress which is currently listed on the Amsterdam Euronext Exchange and Chairman of the board of directors of Mapeley Limited, which has been listed on the London Stock Exchange since June 2005.

Michael E. Reed became our Chief Executive Officer in February 2006 and will be appointed as a director prior to the consummation of this offering. He was formerly the President and Chief Executive Officer of Community Newspaper Holdings, Inc. (“CNHI”) and had served in that capacity since 1999. Mr. Reed served as CNHI’s Chief Financial Officer from 1997 to 1999. Prior to that, he worked for Park Communications, Inc., a multimedia company, located in Ithaca, New York. Mr. Reed currently serves on the board of directors for the Associated Press and he is also the Chairman of the Audit Committee for the Associated Press. He also serves on the board of directors for the Newspaper Association of America and the board of directors for Inland Newspaper Association. Mr. Reed is currently a member of the Board of Visitors of the University of Alabama’s College of Communication and Information Sciences and is a member of the Grady College Journalism School’s Board of Advisors.

Mark R. Thompson became our Chief Financial Officer in May 2006. He was formerly Chief Financial Officer of eToys Direct, Inc., an internet retailer and distributor of toys and gifts, from 2005 to

2006. From 1999 to 2005, Mr. Thompson served as Vice President and Senior Vice President— Finance and IT with Crown Media Holdings, Inc., a public cable programming company with more than 100 million customers. Prior to that, Mr. Thompson was the Controller of Hallmark Cards North America from 1995 to 1999. From 1992 to 1995, Mr. Thompson served as the Corporate Controller of Crown Cable, a cable multiple system operator. From 1990 to 1992, Mr. Thompson served in various positions at Hallmark Cards, Inc. in corporate financial reporting and internal audit. From 1986 to 1990 Mr. Thompson was a CPA with the accounting firm KPMG. Mr. Thompson holds master’s and bachelor’s degrees in accounting.

Scott T. Champion is our Co-President and Co-Chief Operating Officer responsible for our Western Region. He served as Regional Executive Vice President from 1999 until he was named our Co-President and Co-Chief Operating Officer in June 2005. He was also a director from January 2000 until June 2005. In 1998, he served as our Senior Vice President. Prior to 1998, he served as Senior Vice President, regional manager and district manager of American Publishing Company (“APC”) and had been employed at APC since 1988. Prior to his employment at APC, Mr. Champion served as the publisher of a group of privately owned publications. Mr. Champion has more than 25 years of experience in the newspaper industry.

Randall W. Cope is our Co-President and Co-Chief Operating Officer responsible for our Southern Midwest Region. Mr. Cope held the position of Executive Vice President from April 2002 until he was named our Co-President and Co-Chief Operating Officer in June 2005. Mr. Cope served as Vice President from December 1998 until he was named our Executive Vice President in April 2002. Mr. Cope also oversees our Specialty Publications Division and national classified advertising network. From 1995 to 1998, Mr. Cope was regional manager and publisher of the Northwest Arkansas Times in Fayetteville, Arkansas, which was owned by APC. Mr. Cope has over 20 years of experience covering all areas of newspaper operations.

Gene A. Hall is an Executive Vice President and has primary responsibility for our Northern Midwest Region. He was appointed our Senior Vice President in January 1998. Prior to his employment with us, he served as a Senior Vice President of APC from 1992 to 1998. Prior to 1992, he served as a regional manager and had been employed at APC since 1988. Prior to his employment at APC, Mr. Hall was the owner and publisher of the Charles City Press, Six County Shopper and The Extra in Charles City, Iowa, which we currently own. Mr. Hall has more than 36 years of experience in the newspaper industry.

Kelly M. Luvison is an Executive Vice President and has primary responsibility for our Atlantic Region. Mr. Luvison served as a regional manager for us since January 1998, was appointed a Vice President in January 2000 and Executive Vice President in April 2002. Prior to January 1998, Mr. Luvison was a regional manager for APC. Since 1996, Mr. Luvison has been publisher of The Evening Tribune in Hornell, New York, a newspaper we currently own, in addition to his duties as a regional manager and Vice President.

Polly G. Sack became our General Counsel in May 2006. She was formerly Senior Vice President and Director of Mergers and Acquisitions of IMG Worldwide, Inc. (“IMG”), a global sports, media and entertainment company, and had served in that capacity since 2001. Ms. Sack also served as IMG’s associate counsel and a vice president from 1992 to 2001. Prior to that, she worked in private practice for a major international law firm. Ms. Sack holds bachelor’s degrees in civil engineering and mathematics and a master’s degree in civil engineering, in addition to a law degree.

William B. Doniger became a director and our Vice President in June 2005. Mr. Doniger became the Vice Chairman of Brookdale Senior Living Inc., which is listed on the New York Stock Exchange, in August 2005. He is a managing director of Fortress Investment Group LLC and oversees United States acquisitions. He joined Fortress in May 1998, prior to which he worked at UBS and, from January 1996 through December 1997, at BlackRock Financial Management, Inc. Prior to that, Mr. Doniger was in the structured finance group of Thacher Proffitt & Wood. Mr. Doniger received an A.B. in History from Princeton University and a J.D. from American University.

Randal A. Nardone has been a director since June 2005. Mr. Nardone is a member of the Management Committee of Fortress Investment Group LLC and has been Chief Operating Officer of Fortress Investment Group LLC since co-founding the firm in May 1998. Mr. Nardone was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from University of Connecticut and a J.D. from Boston University School of Law.

Martin Bandier will be appointed as a director prior to the consummation of this offering. Mr. Bandier has served as the chairman and Chief Executive Officer of EMI Music Publishing since 1991. Mr. Bandier co-founded SBK Entertainment World in 1984 which sold its music publishing interests to EMI Music Publishing in 1989. In 1975, Mr. Bandier co-founded The Entertainment Company. Mr. Bandier is a member of the boards of the United Jewish Appeal, City of Hope, BMI Foundation Inc. and the Songwriter’s Hall of Fame, and he serves as a trustee of the TJ Martell Foundation and Syracuse University. He is director of The National Music Publishers Association and the Rock and Roll Hall Fame, and is president of the International Music Publishers Association.

Richard L. Friedman will be appointed as a director prior to the consummation of this offering. Mr. Friedman is the President and Chief Executive Officer of Carpenter & Company, Inc. of Cambridge, MA, a real estate ownership, development and management firm which operates nationally. Mr. Friedman founded Carpenter & Company, Inc. in 1968. Mr. Friedman has had substantial involvement with numerous business, civic, and charitable entities including serving as a director (or member) of: The Steppingstone Foundation, Mt. Auburn Foundation, PNC Bank New England, Johnny Rockets, Inc., The Bridge Fund, and The Dartmouth College Real Estate Advisory Committee. Mr. Friedman received a B.A. from Dartmouth College. Mr. Friedman was appointed by President William J. Clinton as Chairman of The National Capital Planning Commission and continues to work with its Interagency Security Task Force.

Burl Osborne will be appointed as a director prior to the consummation of this offering. Mr. Osborne formerly held several positions in the Belo Corporation: President, Publishing Division from 1995 to 2001; Director from 1987 to 2002; and Publisher of The Dallas Morning News Co., from 1986 to 2001 with which he became associated in 1980. Mr. Osborne continues as Chairman of the Belo Foundation. In connection with The Associated Press, Mr. Osborne has served as Chairman of the Board since 2002, Director since 1993 and as a member of the Executive Committee. Mr. Osborne also has served as Director and Past Chairman of Southern Newspaper Publishers Association, and a Director of Newspaper Association of America. Currently, he serves as Director of the Committee to Protect Journalists; Director of the National Kidney Foundation; and Director of J.C. Penny Company, Inc. since April 1, 2003. Mr. Osborne earned a Bachelor of Arts degree from Marshall University in Huntington, West Virginia and a Master of Business Administration degree from Long Island University. He also participated in the Advanced Management Program at the Harvard Business School.

Howard Rubin will be appointed as a director prior to the consummation of this offering. Mr. Rubin is a director and the head of the audit committee of Capstead Mortgage Corporation. In addition, he has served as a director of Global Signal since February 2004. He has over twenty years of experience trading mortgage-backed securities. From 1987 to his retirement in 1999, Mr. Rubin was a Senior Managing Director at Bear Stearns, where he ran the Collateralized Mortgage Obligations desk. Mr. Rubin received a Masters of Business Administration from Harvard Business School and a B.S.E. in Chemical Engineering from Lafayette College. Prior to June 2003, Fortress Investment Group

LLC held a one-third interest in Capstead Mortgage Corporation and Wesley R. Edens served as Capstead’s Chief Executive Officer. Fortress sold its interest in Capstead and Mr. Edens resigned from his post as Chief Executive Officer in June 2003. Fortress Investment Group LLC owns a substantial amount of Global Signal common stock and Wesley R. Edens has served as Global Signal’s Chief Executive Officer, President and Chairman of the board of directors. Mr. Edens remains Chairman of the board of directors of Global Signal but resigned from his post as Chief Executive Officer and President in May 2006.

Kevin M. Sheehan will be appointed as a director prior to the consummation of this offering. Mr. Sheehan provided consulting services to Clayton Dubilier & Rice from June 2005 until January 2006. Mr. Sheehan was Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division from March 2003 until May 2005. From March 2001 until May 2003, Mr. Sheehan served as Chief Financial Officer of Cendant Corporation. From August 1999 to February 2001, Mr. Sheehan was President-Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a Director of that company from June 1999 until February 2001. Since August 2005, Mr. Sheehan has been on the faculty of Adelphi University, serving as a Distinguished Visiting Professor - Accounting, Finance and Economics.

Term of Directors and Composition of Board of Directors

Upon the closing of the offering, our board of directors will consist of seven directors—Messrs. Edens, Bandier, Friedman, Osborne, Reed, Rubin and Sheehan. In accordance with the terms of our amended and restated certificate of incorporation, our board of directors will be divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

•	the Class I directors’ term will expire at the annual meeting of stockholders to be held in 2007 (our Class I directors are Messrs. Bandier and Friedman);

•	the Class II directors’ term will expire at the annual meeting of stockholders to be held in 2008 (our Class II directors are Messrs. Osborne and Reed); and

•	the Class III directors’ term will expire at the annual meeting of stockholders to be held in 2009 (our Class III director are Messrs. Edens, Rubin and Sheehan).

Our amended and restated certificate of incorporation authorizes a board of directors consisting of at least three, but no more than seven, members, with the number of directors to be fixed from time to time by a resolution of the majority of our board of directors (or by a duly adopted amendment to our certificate of incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Term of Executive Officers

Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board may establish other committees from time to time to facilitate the management of GateHouse.

Audit Committee.    Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The members of our audit committee will be Messrs. Sheehan, Osborne and Rubin. Mr. Sheehan will be our audit committee chair and our audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. Each member of our audit committee is “independent” as defined under the Exchange Act and New York Stock Exchange rules.

Compensation Committee.    Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. The compensation committee also produces a report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The members of our compensation committee will be Messrs. Rubin, Bandier and Sheehan, each of whom is “independent” as defined under New York Stock Exchange rules. Mr. Rubin will be our compensation committee chair.

Nominating and Corporate Governance Committee.    The members of our nominating and corporate governance committee will be Messrs. Osborne, Bandier and Friedman, each of whom is “independent” as defined under New York Stock Exchange rules. The nominating and corporate governance committee will oversee and assist our board of directors in identifying, reviewing and recommending nominees for election as directors; advise our board of directors with respect to board composition, procedures and committees; recommend directors to serve on each committee; oversee the evaluation of our board of directors and our management; and develop, review and recommend corporate governance guidelines. Mr. Osborne will be our nominating and corporate governance committee chair.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Director Compensation

We will pay an annual director’s fee to independent directors equal to $30,000, payable semi-annually. In addition, an annual fee of $5,000 will be paid to the chairs of each of the audit and compensation committees of our board of directors, which fee will also be paid semi-annually. Affiliated directors, however, will not be separately compensated by us. Fees to independent directors may be paid by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such stock is granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from any applicable stock exchange listing requirement. All members of our board of directors will be reimbursed for reasonable expenses and expenses incurred in attending meetings of our board of directors.

Messrs. Bandier, Friedman, Osborne, Rubin and Sheehan will each be granted a number of restricted shares of common stock on the date immediately following the consummation of the offering, or as soon as practicable thereafter, equal in value to $300,000, based on the fair market value of our shares on the date of grant. These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2007, 2008 and 2009, provided the director is still serving as of the applicable vesting date. The independent directors holding these shares of restricted stock (whether or not such shares are vested) will be entitled to any dividends that become payable on such shares during the restricted period so long as such directors continue to serve us as directors as of the applicable record dates. The total expected value of these restricted shares is $1.2 million and the amount expected to be included in compensation expense during fiscal year 2006 is less than $0.1 million, assuming a grant date of October 1, 2006.

Except as otherwise provided by the plan administrator of the GateHouse Media, Inc. Omnibus Stock Incentive Plan, on the first business day after our annual meeting of stockholders and each such annual meeting thereafter during the term of the GateHouse Media, Inc. Omnibus Stock Incentive Plan, each of our independent directors who is serving following such annual meeting will automatically be granted under the GateHouse Media, Inc. Omnibus Stock Incentive Plan a number of unrestricted shares of our common stock having a fair market value of $15,000 as of the date of grant; however, those of our independent directors who are granted the restricted shares of common stock described above upon the consummation of our initial public offering will not be eligible to receive these automatic annual grants.

Compensation of Executive Officers

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our chief executive officer and each of the four other most highly compensated executive officers who earned more than $100,000 in salary and bonus during 2005 (each a named executive officer and, collectively, the named executive officers):

Summary Compensation Table

	Annual Compensation
Name and Position	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(2)		All Other Compensation ($)(3)
Kenneth Serota, Former Chief Executive Officer(1)	2005	230,769	—	—		—		2,569,534	(4)
	2004	500,000	450,000	—		—		6,652
	2003	485,300	150,000	—		—		6,614

Randall W. Cope, Co-President, Co-Chief Operating Officer	2005	200,000	100,000	155	(9)	900,000	(2)	215,469	(5)
	2004	191,346	105,240	8,654	(9)	—		5,900
	2003	149,039	64,518	—		—		5,850

Scott T. Champion, Co-President, Co-Chief Operating Officer	2005	202,769	100,000	994	(9)	1,500,000	(2)	148,238	(6)
	2004	204,615	119,000	1,385	(9)	—		6,030
	2003	153,846	50,000	—		—		5,968

Gene A. Hall, Executive Vice President	2005	164,840	53,475	—		1,500,000	(2)	131,778	(7)
	2004	142,500	57,500	—		—		6,688
	2003	140,192	23,400	—		—		6,590

Kelly M. Luvison, Executive Vice President	2005	144,808	49,065	—		135,000	(2)	61,908	(8)
	2004	140,000	45,000	—		—		5,816
	2003	125,000	—	—		—		5,808

(1)	Separated from the Company as of May 6, 2005, as described in “—Separation and Consulting Agreement.”
(2)	Aggregate restricted stock holdings as of December 31, 2005 totaled 442,500 shares of our common stock. These shares had an aggregate value of $4,425,000. Restricted stock holdings are subject to a five-year vesting schedule, with one-third of the shares vesting on each of the third, fourth and fifth anniversary of the June 6, 2005 grant date. The holder will be entitled to receive dividends on such restricted shares (whether or not such restricted shares are vested) to the extent dividends are declared and paid on our common stock generally.
(3)	All Other Compensation figures include a contribution by us of $5,500 under the Liberty Group Publishing, Inc. Executive Benefit Plan.
(4)	Includes $1,000,000 sale bonus, $500,000 termination bonus, loan forgiveness of $634,781 ($597,610 principal amount plus accrued interest) and accrued payments of $291,666 for consulting services, all paid and/or granted in connection with our acquisition by Fortress. See “—Separation and Consulting Agreement.” Also includes $42,239 in deferred compensation, $80,740 pursuant to a non-qualified plan and $20,107 of other compensation.
(5)	Includes $166,190 sale bonus paid and loan forgiveness of $43,311 granted in connection with our acquisition by Fortress.
(6)	Includes $50,000 sale bonus paid and loan forgiveness of $92,090 granted in connection with our acquisition by Fortress.
(7)	Includes $33,000 sale bonus paid and loan forgiveness of $92,090 granted in connection with our acquisition by Fortress.
(8)	Includes $33,000 sale bonus paid and loan forgiveness of $23,022 granted in connection with our acquisition by Fortress.
(9)	Additional vacation/holiday/sick pay.

Aggregate Option Exercises and Year-End Option Values

Our named executive officers did not hold any options as of December 31, 2005.

Stock Option Grants

We did not grant any stock options to our named executive officers during 2005 or during the first nine months of 2006.

Employment Agreements

We entered into employment agreements with Scott T. Champion and Randall W. Cope on May 9, 2005 and with Michael E. Reed on January 3, 2006 (each an “Employment Agreement”). Messrs. Champion’s and Cope’s Employment Agreements are each effective as of June 6, 2005; and Mr. Reed’s Employment Agreement is effective as of January 30, 2006 (each, the respective “Effective Date”). Except for the exceptions noted herein, each Employment Agreement is identical as to all terms and conditions relating to employment, including an initial three-year employment term, with an automatic one-year renewal unless either we or the executive gives notice within ninety days prior to the end of the term. Mr. Reed has the title of Chief Executive Officer and receives a base salary of $500,000 per annum. Each of Mr. Champion and Mr. Cope has the title of Co-President and Co-Chief Operating Officer and receives a base salary of $200,000 per annum. Each executive is eligible to receive an annual target bonus of $200,000 upon the achievement of certain performance goals as agreed to by the executive and our board of directors. Such bonus may be payable in our common stock or cash as determined by our board of directors. In the case of Mr. Reed, in no event will the portion of such bonus paid in our common stock be greater than 50% of the annual target bonus without Mr. Reed’s approval. In the case of each of Mr. Champion and Mr. Cope, the respective executive has the right to receive the lesser of: (x) 50% or (y) $100,000 of such bonus payable in cash. Any bonus that is payable in common stock (a “Restricted Stock Bonus”) will vest ratably on the third, fourth and fifth anniversaries from the date of grant. For fiscal year 2006 only, Mr. Reed shall receive total current compensation (which includes base salary, annual target bonus and dividends on the Initial Stock Grants (described below)) of no less than $700,000. The bonus, payable in either cash or stock, will be paid no later than two and one-half months following completion of our fiscal year. The executive must be employed on the last day of the fiscal year to receive a bonus. Mr. Reed also received a “sign-on” cash bonus of $1.5 million and reimbursement of reasonable relocation expenses.

In entering into the Employment Agreement, Mr. Reed, Mr. Champion and Mr. Cope each agreed to purchase 25,000 shares, 50,000 shares and 30,000 shares, respectively, of common stock. Each Employment Agreement also provides that Mr. Reed, Mr. Champion and Mr. Cope will receive a one-time grant of 300,000 shares, 150,000 shares and 90,000 shares, respectively, of restricted common stock (the “Initial Stock Grants”), which vests ratably on the third, fourth and fifth anniversaries from the respective Effective Dates.

Each executive will be entitled to all of the usual benefits offered to employees at the executive’s level, including vacation, sick time, participation in our retirement plan (if any) and medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time.

If the executive’s employment is terminated without Cause (as such term is defined in the Employment Agreement), the executive shall immediately vest as the owner of the percentage of the shares that are subject to the Initial Stock Grant and any additional Restricted Stock Bonuses that would have vested on the anniversary of the Effective Date following the date of such termination; provided, however, that in no event shall the number of shares subject to such vesting be less than one-third each of the shares subject to the Initial Stock Grant and any additional Restricted Stock Bonuses. Further, in the event of a “change of control” (as defined in the applicable stockholder agreement, as discussed below) and the executive’s employment is terminated by us (or our successor) without Cause within twelve months of such change of control, 100% of the then remaining unvested shares subject to the Initial Stock Grant and any additional Restricted Stock Bonuses shall immediately vest. If Mr. Reed is terminated for Cause, he shall forfeit all unvested shares subject to the Initial Stock Grant and Restricted Stock Bonuses and, in the case of a termination due to an act of dishonesty committed by Mr. Reed in connection with our business, he shall forfeit all shares subject to the Initial Stock Grant and Restricted Stock Bonuses. If either Mr. Champion or Mr. Cope is terminated for Cause, under any circumstance, he shall forfeit all shares subject to the Initial Stock Grant and Restricted Stock Bonuses.

In addition to the foregoing, if the executive is terminated without Cause, including within twelve months of a change of control, the executive will receive severance payments and benefits upon the signing of a release of claims. The severance payments and benefits are composed of continuation of annual base salary and bonuses for twelve months following the date of termination of employment and continuation of medical benefits, at the same level as provided prior to termination, for twelve months or until the executive becomes eligible for the medical benefits program of a new employer.

We entered into an employment agreement with Mark R. Thompson on April 19, 2006, effective as of May 10, 2006, and with Polly G. Sack on May 1, 2006, effective as of May 17, 2006. Except for the exceptions noted herein, each of Mr. Thompson’s and Ms. Sack’s employment agreement is identical to the above-described Employment Agreements as to all terms and conditions relating to employment. Mr. Thompson has the title of Chief Financial Officer and receives a base salary of $250,000 per annum. Ms. Sack has the title of General Counsel and receives a base salary of $225,000 per annum. Each employment agreement has no guaranteed term of employment or renewal provisions. Mr. Thompson and Ms. Sack are eligible to receive an annual bonus, without a targeted level, upon the achievement of certain goals as agreed to by Mr. Thompson and Ms. Sack, respectively, and the Board of Directors. Such bonus may be payable in our common stock or cash as determined by the Board, without restriction as to the proportions of our common stock or cash comprising such bonus. For fiscal year 2006 only, Mr. Thompson and Ms. Sack will receive a bonus of no less than $125,000 and $85,000 in cash, respectively. Each of Mr. Thompson’s and Ms. Sack’s employment agreement also provides for an Initial Stock Grant of 15,000 shares of restricted common stock on the terms and conditions discussed above with respect to the Initial Stock Grant to Mr. Reed. Each of Mr. Thompson and Ms. Sack will also receive reimbursement of reasonable relocation expenses.

Separation and Consulting Agreement

On May 6, 2005, we entered into a separation and consulting agreement (the “Separation Agreement”) with Kenneth L. Serota. We and Mr. Serota had been parties to an employment agreement dated February 11, 2003 (the “Prior Agreement”), pursuant to which Mr. Serota served as our President, Chief Executive Officer and Chairman. In connection with our acquisition by Fortress, Mr. Serota resigned his employment with us, as well as any directorships, committee memberships and any other positions with us and our subsidiaries. Under the Separation Agreement, Mr. Serota received the following transaction and termination payments and benefits: (a) $1,000,000 payable in a single lump-sum cash payment as consideration for Mr. Serota’s efforts in connection with our acquisition by Fortress; (b) a $500,000 termination bonus payable in a single lump-sum cash payment; (c) loan forgiveness by us for loans made to Mr. Serota in the principal amount of $597,610, along with the forgiveness of any accrued but unpaid interest that may be due with respect to such loans; (d) reimbursement to Mr. Serota of any legal fees or expenses incurred by Mr. Serota in connection with the Separation Agreement; and (e) continuation of coverage under our medical plan for eighteen months after separation at our expense.

On June 6, 2005, Mr. Serota was appointed to serve as a consultant to us for a 12 month term. In consideration for such services, Mr. Serota received $500,000 to be paid in 12 equal installments over the term. The amounts paid to Mr. Serota under the Separation Agreement were in full satisfaction with respect to all of our obligations and liabilities to Mr. Serota pertaining to his employment with us.

Compensation Plans

Deferred Compensation Plans

We maintain three non-qualified deferred compensation plans, as described below, for certain of our employees.

We maintain the Liberty Group Publishing, Inc. Publishers’ Deferred Compensation Plan, a non-qualified deferred compensation plan for the benefit of certain designated publishers of our newspapers. Under the publishers’ plan, we credit an amount to a bookkeeping account established for each participating publisher pursuant to a pre-determined formula that is based upon the gross operating profits of each such publisher’s newspaper. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating publisher vest on an installment basis over a period of 15 years. A participating publisher forfeits all amounts under the publishers’ plan in the event that the publisher’s employment with us is terminated for “cause” as defined in the publishers’ plan. Amounts credited to a participating publisher’s bookkeeping account are distributable upon termination of the publisher’s employment with us and will be made in a lump sum or installments as elected by the publisher. We recorded $159,000, $193,000, $70,000 and $98,000 of compensation expense related to the publishers’ plan in 2003, 2004, January 1, 2005 through June 5, 2005 and June 6, 2005 through December 31, 2005, respectively.

We maintain the Liberty Group Publishing, Inc. Executive Benefit Plan, a non-qualified deferred compensation plan for the benefit of certain of our key employees. Under the executive benefit plan, we credit an amount, determined in our sole discretion, to a bookkeeping account established for each participating key employee. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating key employee vest on an installment basis over a period of 5 years. A participating key employee forfeits all amounts under the executive benefit plan in the event that the key employee’s employment with us is terminated for “cause” as defined in the executive benefit plan. Amounts credited to a participating key employee’s bookkeeping account are distributable upon termination of the key employee’s employment with us and will be made in a lump sum or installments as elected by the key employee. We recorded $77,000, $61,000, $21,000 and $29,000 of compensation expense related to the executive benefit plan in 2003, 2004, January 1, 2005 through June 5, 2005 and June 6, 2005 through December 31, 2005, respectively.

We maintain the Liberty Group Publishing, Inc. Executive Deferral Plan, a non-qualified deferred compensation plan for the benefit of certain of our key employees. Under the executive deferral plan, eligible key employees may elect to defer a portion of their compensation for payment at a later date. Currently, the executive deferral plan allows a participating key employee to defer up to 100% of his or her annual compensation until termination of employment or such earlier period as elected by the participating key employee. Amounts deferred are credited to a bookkeeping account established by us for this purpose. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. Amounts deferred under the executive deferral plan are fully vested and nonforfeitable. The amounts in the bookkeeping account are payable to the key employee at the time and in the manner elected by the key employee.

Omnibus Stock Incentive Plan

On October 5, 2006, we adopted a new equity incentive plan for our employees, the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”) and presented the Plan to our stockholders for their approval, which was received on October 6, 2006. The purposes of the Plan are to strengthen the commitment of our employees, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will result in our long-term growth and profitability. To accomplish such purposes, the Plan provides for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards.

A total of 2,000,000 shares of our common stock have been reserved for issuance under the Plan, provided however, that commencing on the first day of each fiscal year beginning in calendar year 2007, the number of shares reserved and available for issuance will be increased by an amount equal to 100,000. All such shares of our common stock that are available for the grant of awards under the Plan may be granted as incentive stock options. When section 162(m) of the Internal Revenue Code (the “Code”) becomes applicable, the maximum aggregate number of shares that will be subject to stock options or stock appreciation rights that may be granted to any individual during any fiscal year will be 400,000 and the maximum aggregate number of shares that will be subject to awards of restricted stock, deferred shares, unrestricted shares or other stock-based awards that may be granted to any individual during any fiscal year will be 400,000.

The Plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors including a committee that complies with the applicable requirements of section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the “plan administrator”). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the directors, key employees and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares subject to awards, the term of the awards and the vesting schedule applicable to awards and to amend the terms and conditions of outstanding awards, including but not limited to reducing the exercise price of such awards, extending the exercise period of such awards and accelerating the vesting schedule of such awards.

We may issue incentive stock options or non-qualified stock options under the Plan. The incentive stock options granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and may only be granted to our employees or any employee of our parent or any subsidiary of ours. The option exercise price of all stock options granted under the Plan will be determined by the plan administrator, except that any incentive stock option or any stock option intended to qualify as performance-based compensation under section 162(m) of the Code will not be granted at a price that is less than 100% of the fair market value of the stock on the date of grant. Further, the exercise price of incentive stock options granted to stockholders who own greater than 10% of the voting stock will not be granted at a price less than 110% of the fair market value of the stock on the date of grant. The term of all stock options granted under the Plan will be determined by the plan administrator, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of the voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as nonqualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable stock option agreement.

Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and will expire thereafter. Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will expire thereafter. Stock options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding stock options will expire at the commencement of business on the date of such termination.

In the event of a change in control (as defined below), unless each outstanding stock option is assumed, continued or substituted pursuant to the change in control transaction’s governing document, such stock options will be come fully vested and exercisable immediately prior to the effective date of such change in control and will expire upon the effective date of such change in control. Unless otherwise determined by the plan administrator and evidenced in an award agreement, if a change in control transaction occurs that is a qualifying asset sale or that includes a continuation, assumption or substitution of stock options and an optionee’s employment with us or any acquiring entity or affiliate of ours is terminated by the employer other than for cause on or after the effective date of the change in control but prior to the first anniversary of the effective date of the change in control, then 50% of the optionee’s outstanding and unvested options will become fully vested and exercisable on the date of such termination. The term “change in control” generally means (1) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or an employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becomes the beneficial owner of our securities representing 50% of our then outstanding voting power; (2) the consummation of a merger of the Company or any subsidiary of ours with any other corporation, other than a merger immediately following which our board of directors immediately prior to the merger constitutes at least a majority of our board of directors surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof; or (3) our stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale of all or substantially all of our assets, other than (a) a sale of such assets to an entity, 50.1% or more of the voting power of which is held by our stockholders following the transaction in substantially the same proportions as their ownership of the Company immediately prior to the transaction or (b) a sale of such assets immediately following which our board of directors immediately prior to such sale constitutes at least a majority of the board of directors of the entity to which the assets are sold, or, if that entity is a subsidiary, the ultimate parent thereof. Notwithstanding the foregoing, a change in control will not be deemed to occur by reason of our initial public offering.

Stock appreciation rights (“SARs”) may be granted under the Plan either alone or in conjunction with all or part of any stock option granted under the Plan. A stand-alone SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator. An SAR granted in conjunction with all or part of a stock option under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related stock option. In the event of a participant’s termination of employment or service, stand-alone SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator on or after the date of grant, while SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to terms and conditions as set forth for the related stock option. SARs will be designed to comply with section 409A of the Code.

Restricted shares, deferred shares and performance shares may be granted under the Plan. The plan administrator will determine the purchase price, performance period and performance goals, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and shares of preferred stock generally have all of the rights of a stockholder. With respect to deferred shares, during the restricted period, subject to the terms and conditions imposed by the plan administrator, the deferred shares may be credited with dividend- equivalent rights. If the performance goals and other restrictions are not attained, the participant will forfeit his or her restricted shares, deferred shares and/or performance shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions, installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service, a participant’s death or disability or the occurrence of a change in control as defined in the applicable award agreement.

Messrs. Bandier, Friedman, Osborne, Rubin and Sheehan will each be granted a number of restricted shares of common stock on the date immediately following the consummation of the offering, or as soon as practicable thereafter, equal in value to $300,000, based on the fair market value of our shares on the date of grant. These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2007, 2008 and 2009, provided the director is still serving as of the applicable vesting date. The independent directors holding these shares of restricted stock will be entitled to any dividends that become payable on such shares during the restricted period so long as such directors continue to serve us as directors as of the applicable record dates.

Except as otherwise provided by the plan administrator, on the first business day after our annual meeting of stockholders and each such annual meeting thereafter during the term of the Plan, each of our independent directors who is serving following such annual meeting will automatically be granted under the Plan a number of unrestricted shares of our common stock having a fair market value of $15,000 as of the date of grant; however, those of our independent directors who are granted the restricted shares of common stock described above upon the consummation of our initial public offering will not be eligible to receive these automatic annual grants.

In the event of a merger, consolidation, reorganization, recapitalization, stock dividend or other change in corporate structure affecting the number of issued shares of common stock, the plan administrator will be required to make a proportionate adjustment in (1) the aggregate number of shares reserved for issuance under the Plan, (2) the maximum number of shares that may be granted to any participant in any calendar year, (3) the kind, number and exercise price subject to outstanding stock options and SARs granted under the Plan and (4) the kind, number and purchased price of shares subject to outstanding awards of restricted shares, deferred shares and performance shares granted or other stock-based awards under the Plan, provided that no such adjustment will cause any award under the Plan that is or becomes subject to section 409A of the Code to fail to comply with the requirements of that section. In addition, the plan administrator, in its discretion, may terminate all awards with the payment of cash or in-kind consideration.

The terms of the Plan provide that the board of directors may amend, alter or discontinue the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator, however, reserves the right to amend, modify or supplement an award to either bring it into compliance with section 409A of the Code, or to cause the award to not be subject to such section. Unless the board of directors determines otherwise, stockholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on October 5, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Stockholder Agreements

At the closing of our acquisition by Fortress, we entered into stockholder agreements with Fortress and certain members of management, including Scott T. Champion, Randall W. Cope, Daniel D. Lewis, Gene A. Hall, Kelly M. Luvison and Gerry Smith, who purchased quantities of our common stock and were awarded restricted stock, in some cases, in satisfaction of our obligations to them under certain employment agreements. Each of Michael E. Reed, Mark R. Thompson and Polly G. Sack also entered into a stockholder agreement upon commencing employment with us.

Under the stockholder agreements, we sold to certain of such management investors quantities of our common stock at a purchase price of $10 per share. We also granted to all such management investors a number of restricted shares of common stock, which restricted shares are subject to certain vesting provisions, including acceleration of vesting upon a change in control (which will not be triggered by this offering). Subject to specified limitations, these stockholder agreements provide for a number of rights and obligations, including tag-along sale rights and drag-along sale obligations. Upon the consummation of this offering, the tag-along sale rights and drag-along sale obligations will terminate (assuming the net proceeds to us from the offering are not less than $50,000,000).

The stockholder agreements also contain a call option exercisable by us upon termination of the management investor’s employment or cessation of services as director with us or our subsidiaries for any reason. The stockholder agreements also contain non-competition provisions that, among other things, prohibit such management investor from competing, directly or indirectly, with our business activities in the United States during employment with us and for a period of one year from the termination date of employment for any reason other than termination by us without cause. The stockholder agreements also contain provisions prohibiting management investors from soliciting our employees and clients for certain periods.

Investor Rights Agreement

Prior to the consummation of this offering, we will enter into an Investor Rights Agreement with FIF III Liberty Holdings LLC, an affiliate of Fortress (the “Investor Rights Agreement”). The Investor Rights Agreement provides FIF III Liberty Holdings LLC with certain rights with respect to the designation of directors to our board of directors as well as registration rights for our securities owned by them.

Designation of Directors

The Investor Rights Agreement requires us to take all necessary or desirable action within our control to elect to our board of directors so long as FIF III Liberty Holdings LLC and its permitted transferees beneficially own (i) more than 50% of the voting power of the Company, four directors designated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director designated by FIG Advisors.

In the event that any designee of FIG Advisors shall for any reason cease to serve as a member of the board of directors during his term of office, the resulting vacancy on the board of directors will be filled by an individual designated by FIG Advisors.

Registration Rights

Demand Rights.    We have granted to Fortress, for so long as Fortress beneficially owns an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of this offering (a “Registrable Amount”), “demand” registration rights that allow Fortress at any time after six months following the consummation of this offering to request that we register under the Securities Act, an amount equal to or greater than a Registrable Amount. Fortress is entitled to an aggregate of four demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as Fortress beneficially owns an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of this offering, Fortress also has “piggyback” registration rights that allow Fortress to include the shares of common stock that Fortress owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that may have registration rights in the future. The “piggyback” registration rights of Fortress are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted Fortress, for so long as Fortress beneficially owns a Registrable Amount, the right to request shelf registrations on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders.

Indemnification; Expenses.    We have agreed to indemnify Fortress against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Fortress sells shares of our common stock, unless such liability arose from Fortress’ misstatement or omission, and Fortress has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to registration and Fortress will pay its respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under such a registration statement.

2006 Credit Facility

On June 6, 2006, our subsidiaries Holdco, Operating and certain of their subsidiaries entered into our 2006 Credit Facility. For additional information on our 2006 Credit Facility, see “Description of Certain Indebtedness.” An aggregate of $87 million of the first lien term loans and $37 million of the second lien term loans under our 2006 Credit Facility were purchased in the secondary market in arms’-length transactions by the following affiliates of Fortress: (i) DBSO Corporates Ltd., Fortress Credit Investments I Ltd. and Fortress Credit Investments II Ltd., which are subsidiaries of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd., and (ii) Newcastle CDO VIII 1, Limited, which is a subsidiary of Newcastle Investment Corp. DBSO Corporates Ltd. will receive a portion of the net proceeds of this offering as a result of the repayment of the second lien term loan facility.

In connection with the second lien term loan under our 2006 Credit Facility, we entered into an agreement with FIF III Liberty Holdings LLC, which owned approximately 96% of our common stock as of September 30, 2006, whereby FIF III Liberty Holdings LLC agreed to purchase from us on demand shares of our common stock for a cash amount equal to the amount outstanding under our second lien term loan if an “Event of Default” (as defined in the second lien term loan) occurs. FIF III Liberty Holdings LLC’s commitment to purchase shares of common stock will terminate when the second lien term loan is repaid. We intend to repay that facility concurrently with the consummation of this offering. See “Use of Proceeds.”

Other Investment Activities of our Principal Shareholder

The Fortress shareholders and their affiliates engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from and may from time to time conflict with ours. Fortress and certain of its affiliates are, or sponsor, advise or act as investment manager to, investment funds, portfolio companies of private equity investment funds and other persons or entities that have investment objectives that may overlap with ours and that may, therefore, compete with us for investment opportunities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to this offering, all of our ownership interests were beneficially owned by Fortress and certain members of our management. The following table provides summary information regarding the beneficial ownership of shares of our common stock as of September 30, 2006, as adjusted to give effect to the sale of our common stock in this offering, by:

•	each person or group known to us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	Michael E. Reed, our Chief Executive Officer and each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of our common stock before this offering is based on 23,003,000 issued shares of our common stock outstanding as of September 30, 2006. The percentage of beneficial ownership of our common stock after this offering is based on 34,503,000 shares of our common stock outstanding. The table assumes that the underwriters will not exercise their over allotment option to purchase up to 1,725,000 shares of our common stock.

Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned
		Prior to Offering	After Offering
Executive Officers and Directors(1)
Michael E. Reed	325,000	1.4%	*
Scott T. Champion	210,000	*	*
Randall W. Cope	130,000	*	*
Gene A. Hall	200,000	*	*
Kelly M. Luvison	18,000	*	*
William B. Doniger	—	—	—
Wesley R. Edens(3)	22,050,000	95.9%	63.9%
Randal A. Nardone(3)	22,050,000	95.9%	63.9%
Martin Bandier	—	—	—
Richard L. Friedman	—	—	—
Burl Osborne	—	—	—
Howard Rubin	—	—	—
Kevin M. Sheehan	—	—	—
All directors and executive officers as a group (15 persons)	22,963,000	99.8%	66.5%
5% Stockholders
Fortress Investment Holdings LLC(3)(4)	22,050,000	95.9%	63.9%

*	Less than one percent
(1)	The address of each officer or director listed in the table above is: c/o GateHouse Media, Inc., 350 Willowbrook Office Park, Fairport, New York 14450.
(2)	Consists of shares held, including shares of restricted stock subject to vesting.

(3)	Includes 22,050,000 shares held by FIF III Liberty Holdings LLC. The members of FIF III Liberty Holdings LLC are Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) LP, Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvstment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP and Fortress Investment Fund III (Coinvestment Fund D) LP, collectively, the Fortress III Funds. Fortress Fund III GP LLC is the general partner of the Fortress III Funds and its sole member is Fortress Investment Fund GP (Holdings) LLC. The sole member of Fortress Investment Fund GP (Holdings) LLC is Fortress Principal Investment Holdings II LLC (“FPIH II”). Pursuant to a management agreement, Fortress Investment Group LLC (“FIG”) is the sole manager of the Fortress III Funds. FIG is 100% owned by Fortress Investment Holdings LLC (“FIH”). FIH and FPIH II are each owned by certain individuals, including Wesley R. Edens, the Chairman of our board, and Randal A. Nardone, one of our directors. By virtue of their ownership interests in FIH and FPIH II, Messrs. Edens and Nardone may be deemed to beneficially own the shares listed as beneficially owned by FIH. Messrs. Edens and Nardone each disclaim beneficial ownership of such shares.
(4)	The address of Fortress Investment Holdings LLC is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of our 2006 Credit Facility. The summary does not include all of the provisions of our 2006 Credit Facility. The First Lien Credit Agreement and the Secured Bridge Credit Agreement, which comprise our 2006 Credit Facility, are included as exhibits to the registration statement of which this prospectus forms a part. Reference is made to those documents for a detailed description of the provisions summarized below.

First Lien Credit Agreement

Holdco, Operating and certain of their subsidiaries are party to a first lien credit agreement, dated as of June 6, 2006, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. The first lien credit facility provides for a $570.0 million term loan facility that matures on December 6, 2013 and a revolving credit facility with a $40.0 million aggregate loan commitment amount available, including a $15.0 million sub-facility for letters of credit and a $10.0 million swingline facility, that matures on June 6, 2013. The first lien credit facility is secured by a first priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 66% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the first lien credit facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of June 30, 2006, $570.0 million was outstanding under the term loan facility and $14.8 million was outstanding under the revolving credit facility (without giving effect to $3.4 million of outstanding letters of credit on such date). Borrowings under the first lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the first lien credit facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the first lien credit facility), plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 2.25% and 1.25%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the first lien credit facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the first lien credit facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the first lien credit facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.5% to 2.0%, in the case of LIBOR Rate Loans and, 0.5% to 1.0%, in the case of Alternate Base Rate Loans. The borrowers under the revolving credit facility also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.5% based on the same ratio of Consolidated Indebtedness to Consolidated EBITDA and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit.

No principal payments are due on the term loan facility or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facility in an amount equal to 50% of Holdco’s Excess Cash Flow (as defined in the first lien credit facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio is less than or equal to 6.0 to 1.0 at the end of any fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facility with certain asset disposition proceeds, cash insurance proceeds and condemnation or expropriation awards subject to specified reinvestment rights. The borrowers are also required to prepay borrowings with 50% of the net proceeds of certain equity issuances or 100% of the proceeds of certain debt issuances except that no prepayment is required if

Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facility has been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facility and the cash collateralization of letters of credit.

The first lien credit facility contains financial covenants that require Holdco to satisfy specified quarterly financial tests, consisting of a Total Leverage Ratio, an interest coverage ratio and a fixed charge coverage ratio. The first lien credit facility also contains affirmative and negative covenants customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness, create liens on assets, engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that after the second lien credit facility has been paid in full and terminated, Holdco is permitted to pay quarterly dividends so long as, after giving effect to any such dividend payment, Holdco and its subsidiaries are in pro forma compliance with each of the financial covenants, including the Total Leverage Ratio). The first lien credit facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-defaults; a Change of Control (as defined in the first lien credit facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

Subject to the satisfaction of certain conditions and the willingness of lenders to extend credit, Operating may increase the revolving credit facility and/or the term loan facility by up to an aggregate of $250.0 million.

Second Lien Credit Agreement

Holdco, Operating and certain of their subsidiaries are party to a secured bridge credit agreement, dated as of June 6, 2006, with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. This second lien credit facility provides for a $152.0 million term facility that matures on June 6, 2014, subject to earlier maturity upon the occurrence of certain events. The second lien credit facility is secured by a second priority security interest in (i) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 66% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the second lien credit facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

As of June 30, 2006, $152.0 million was outstanding under the second lien term facility. Borrowings under the second lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the second lien credit facility) or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the second lien credit facility) plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 1.5% and 0.5%, respectively.

We intend to use a portion of the net proceeds of this offering to repay in full all borrowings under the second lien credit facility. Upon such repayment, the facility will be terminated.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms and provisions of our capital stock is not complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and by-laws which will be included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable Delaware law. Reference is made to those documents and to Delaware law for a detailed description of the provisions summarized below.

General

Upon completion of the offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2006, there were 23,003,000 shares of common stock outstanding and held of record by 9 stockholders and no shares of preferred stock outstanding. Upon the completion of the offering, we will have 34,503,000 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are, and all shares of common stock issued by us in the offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and that we issue in the future.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our board of directors, without any further vote or action by our stockholders. We believe that the board of directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon a liquidation, dissolution or winding up of us.

Anti-takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-Laws

Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock). Our amended and restated certificate of incorporation also requires that special meetings of stockholders be called only by our board of directors, our chairman or our president (with the exception of Fortress, so long as Fortress beneficially owns at least 50% of our issued and outstanding common stock). In addition, our by-laws will provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Number, Election and Removal of the Board of Directors.    Upon the closing of the offering, our board of directors will consist of seven directors. Our amended and restated certificate of incorporation authorizes a board of directors consisting of at least three, but no more than seven, members, with the number of directors to be fixed from time to time by a resolution of the majority of our board of directors (or by a duly adopted amendment to our certificate of incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Between stockholder meetings, directors may be removed by our stockholders only for cause and the board of directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our common stock.

Delaware Anti-Takeover Law.    Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Indemnification of Directors and Officers and Limitation of Liability

Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We intend to enter into indemnity agreements with each of our directors and executive officers, which will provide for mandatory indemnity of an executive officer or director made party to a “proceeding” by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements will also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above statutory provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, Fortress has the right, to and has no duty to abstain from exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If Fortress, any of its affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the Delaware General Corporation Law.

In the event that any of our directors and officers who is also a director, officer or employee of Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Registration Rights

Some of our stockholders have the right to require us to register common stock for resale in some circumstances. See “Certain Relationships and Related Transactions.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

We intend to list our common stock on the New York Stock Exchange under the symbol “GHS.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and we cannot predict the effect, if any, that market sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any), or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

All of the 11,500,000 shares being sold in the offering (assuming no exercise of the underwriters’ over-allotment option) will be fully tradable without restriction or further registration under the Securities Act, unless held by an affiliate, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will continue to be restricted securities as that term is defined in Rule 144 under the Securities Act. These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption under Rule 144.

In addition to the outstanding shares of common stock, we intend to file a registration statement on Form S-8 to register an aggregate of 2,000,000 shares of common stock under the GateHouse Media, Inc. Omnibus Stock Incentive Plan.

Lock-Up Agreements

Beneficial owners of shares of common stock will be subject to lockup agreements with the underwriters that will restrict the sale of these shares for 120 days, subject to extension in certain circumstances. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned shares that are restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will be approximately 345,030 shares after the offering; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144.

Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Rule 144 also provides that affiliates that sell our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the volume limitations and other restrictions described above. We are unable to estimate the number of shares that will be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors beyond our control.

Registration Rights

Upon completion of the offering, holders of 22,050,000 shares of our common stock will have certain registration rights. See “Certain Relationships and Related Transactions.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a holder that is a “non-U.S. holder,” as we define that term below. A beneficial owner of our common stock who is not a U.S. person is referred to below as a “non-U.S. holder.” This summary is based upon current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in U.S. federal tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

This summary is limited to non-U.S. holders who hold our common stock as a capital asset (generally, property held for investment). This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below). In addition, this summary does not address all aspects of U.S. federal tax considerations that may be applicable to an investor’s particular circumstances.

A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation, or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

Dividends

If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and any excess will constitute a return of capital that is applied against and reduces your adjusted tax basis in our common stock and then any remainder will constitute gain on the common stock. Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. If, however, the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder, the dividend will not be subject to any withholding tax (provided certain certification requirements are met, as described below) but will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Disposition

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the period during which you hold our common stock or (ii) the five-year period ending on the date you dispose of our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we were treated as a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock generally will not be treated as United States real property interests.

U.S. Federal Estate Taxes

Our common stock owned or treated as owned by an individual who at the time of death is a non-U.S. holder will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. You may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

The company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Wachovia Capital Markets, LLC
Bear, Stearns & Co. Inc.
Allen & Company LLC
Lazard Capital Markets LLC

Total	11,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,725,000 shares from the company to cover such sales. They may exercise that option for 30 days after the consummation of the offering. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional shares.

Paid by the Company	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The company and its officers, directors and holders of substantially all of the company’s common stock (other than shares being sold in the offering) have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 120-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 120-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the

120-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 120-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application will be made to list the common stock on the New York Stock Exchange under the symbol “GHS”. In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

(a)

it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c)	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus’ within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Affiliates of Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are lenders under our credit facilities, including the second lien term loan facility that we will repay using a portion of the net proceeds of this offering. Because Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are underwriters and may receive more than 10% of the entire net proceeds of this offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Bear, Stearns & Co. Inc. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

At the company’s request, the underwriters have reserved for sale at the initial public offering price up to 1,150,000 shares offered hereby for officers, directors, employees and certain other persons associated with the company and members of their respective families. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. The company has agreed with the underwriters that any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. The company has agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved shares.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered. The underwriters will not execute sales to discretionary accounts without the prior written specific approval of the customers.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.4 million.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In particular, affiliates of Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are arrangers and lenders under our credit facilities, including the second lien term loan facility that we will repay using a portion of the net proceeds of this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036. Willkie Farr & Gallagher LLP and Skadden, Arps, Slate, Meagher & Flom LLP have represented and continue to represent Fortress in connection with matters unrelated to the offering.

EXPERTS

The consolidated financial statements of GateHouse Media, Inc. and subsidiaries as of December 31, 2004 and 2005, for the years ended December 31, 2003 and 2004 and for the periods from January 1, 2005 to June 5, 2005 and June 6, 2005 to December 31, 2005, have been included in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 consolidated financial statements contains explanatory paragraphs stating that the Company changed to June 30 the date on which the annual impairment assessment of goodwill and mastheads is made and as a result of the June 6, 2005 acquisition of GateHouse Media, Inc. accounted for as a business combination, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods prior to the acquisition.

The financial statements of CP Media as of July 3, 2005 and April 2, 2006 and for each of the fiscal years ended June 27, 2004 and July 3, 2005 and for the nine (9) month period ended April 2, 2006, included in this registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating the presentation of the financial statements and the change in accounting principle relating to redeemable preferred stock) of PricewaterhouseCoopers LLP, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, of cash flows and of shareholders’ deficit, members’ interest and comprehensive income (loss) of Enterprise NewsMedia, Inc. for the period from January 1, 2003 through March 31, 2003 and the consolidated statements of operations, of cash flows and of shareholders’ deficit, members’ interest and comprehensive income (loss) of Enterprise NewsMedia, LLC for the period from April 1, 2003 through December 31, 2003 included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Enterprise NewsMedia, LLC and subsidiaries as of December 31, 2004 and 2005, and for each of the years in the two-year period ended December 31, 2005, have been included in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of said firm as experts in accounting and auditing.

We have obtained certain information used in this prospectus from Dirks, Van Essen & Murray, which specializes in newspaper mergers as well as newspaper appraisals, and we have included such information in reliance upon the authority of Dirks, Van Essen & Murray as the source of such data.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. Reference is made to each such exhibit for a more complete description of the matters involved. For further information about us and our common stock, you should refer to the registration statement. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address of this website is http://www.sec.gov. You may also contact the SEC by telephone at (800) 732-0330.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the Commission. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a calendar year ending December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

Annex A

Publications

Our dailies, weeklies and shoppers in each of our five geographic regions as of September 30, 2006 are listed below:

Northeast Region

Publication	Principal City, State	Type	Publication	Principal City, State	Type

The Enterprise	Brockton, MA	Daily	Halifax/Plympton Reporter	Halifax, MA	Paid Weekly

The MetroWest Daily News	Framingham, MA	Daily	Hamilton-Wenham Chronicle	Hamilton, MA	Paid Weekly

The Milford Daily News	Milford, MA	Daily	Hanover Mariner	Hanover, MA	Paid Weekly

The Daily News Transcript	Norwood, MA	Daily	The Harvard Post	Harvard, MA	Paid Weekly

Patriot Ledger	Quincy, MA	Daily	Harwich Oracle	Harwich, MA	Paid Weekly

The Daily News Tribune	Waltham, MA	Daily	The Hingham Journal	Hingham, MA	Paid Weekly

Abington/Rockland Mariner	Abington, MA	Paid Weekly	Holbrook Sun	Holbrook, MA	Paid Weekly

The Beacon	Acton/Roxboro, MA	Paid Weekly	Holliston TAB	Holliston, MA	Paid Weekly

Allston/Brighton TAB	Allston, MA	Paid Weekly	Hopkinton Crier	Hopkinton, MA	Paid Weekly

Amesbury News	Amesbury, MA	Paid Weekly	Hudson Sun	Hudson, MA	Paid Weekly

The Arlington Advocate	Arlington, MA	Paid Weekly	The Register	Hyannis, MA	Paid Weekly

Ashland TAB	Ashland, MA	Paid Weekly	Ipswich Chronicle	Ipswich, MA	Paid Weekly

Bedford Minuteman	Bedford, MA	Paid Weekly	Kingston Reporter	Kington, MA	Paid Weekly

Belmont Citizen-Herald	Belmont, MA	Paid Weekly	Lexington Minuteman	Lexington, MA	Paid Weekly

Beverly Citizen	Beverly, MA	Paid Weekly	Lincoln Journal	Lincoln, MA	Paid Weekly

Billerica Minuteman	Billerica, MA	Paid Weekly	Littleton Independent	Littleton, MA	Paid Weekly

The Bolton Common	Bolton, MA	Paid Weekly	Malden Observer	Malden, MA	Paid Weekly

Tri-Town Transcript	Boxford, MA	Paid Weekly	Mansfield News	Mansfield, MA	Paid Weekly

Braintree Forum	Braintree, MA	Paid Weekly	Marblehead Reporter	Marblehead, MA	Paid Weekly

The Cape Codder	Brewster, MA	Paid Weekly	The Sentinel	Marion, MA	Paid Weekly

Burlington Union	Burlington, MA	Paid Weekly	Marlborough Enterprise	Marlborough, MA	Paid Weekly

The Upper Cape Codder	Buzzards Bay, MA	Paid Weekly	Marshfield Mariner	Marshfield, MA	Paid Weekly

Cambridge Chronicle	Cambridge, MA	Paid Weekly	The Beacon-Villager	Maynard/Stow, MA	Paid Weekly

Canton Journal	Canton, MA	Paid Weekly	Medfield Press	Medfield, MA	Paid Weekly

Carver Reporter	Carver, MA	Paid Weekly	Medford Transcript	Medford, MA	Paid Weekly

Chelmsford Independent	Chelmsford, MA	Paid Weekly	Melrose Free Press	Melrose, MA	Paid Weekly

The Lancaster Times & Clinton Courier	Clinton, MA	Paid Weekly	Natick Bulletin & Tab	Natick, MA	Paid Weekly

Cohasset Mariner	Cohassett, MA	Paid Weekly	North Andover Citizen	North Andover, MA	Paid Weekly

The Concord Journal	Concord, MA	Paid Weekly	The Villager	Northborough/Southborough, MA	Paid Weekly

Danvers Herald	Danvers, MA	Paid Weekly	Norton Mirror	Norton, MA	Paid Weekly

Dover/Sherborn TAB	Dover, MA	Paid Weekly	Norwell Mariner	Norwell, MA	Paid Weekly

Easton Journal	Easton, MA	Paid Weekly	Norwood Bulletin	Norwood, MA	Paid Weekly

Westwood Press	Framingham, MA	Paid Weekly	Pembroke Mariner	Pemroke, MA	Paid Weekly

Georgetown Record	Georgetown, MA	Paid Weekly	Pembroke Reporter	Pembroke, MA	Paid Weekly

Northeast Region (continued)

Publication	Principal City, State	Type	Publication	Principal City, State	Type

Old Colony Memorial	Plymouth, MA	Paid Weekly	Framingham TAB	Framingham, MA	Free Weekly

The Reading Advocate	Reading, MA	Paid Weekly	Hanson Town Crier	Hanson, MA	Free Weekly

Roslindale Transcript	Roslindale, MA	Paid Weekly	Kingston Mariner	Kingston, MA	Free Weekly

Saugus Advertiser	Saugus, MA	Paid Weekly	Lakeville Call	Lakeville, MA	Free Weekly

Scituate Mariner	Scituate, MA	Paid Weekly	Marshfield Reporter	Marshfield, MA	Free Weekly

Sharon Advocate	Sharon, MA	Paid Weekly	Needham Times	Needham, MA	Free Weekly

Shrewsbury Chronicle	Shrewsbury, MA	Paid Weekly	Newton TAB	Needham, MA	Free Weekly

Somerville Journal	Somerville, MA	Paid Weekly	The Newburyport Current	Newburyport, MA	Free Weekly

Stoughton Journal	Stoughton, MA	Paid Weekly	Plymouth Bulletin	Plymouth, MA	Free Weekly

The Sudbury Town Crier	Sudbury, MA	Paid Weekly	Randolph Herald	Randolph, MA	Free Weekly

Swampscott Reporter	Swampscott, MA	Paid Weekly	Raynham Call	Raynham, MA	Free Weekly

Tewksbury Advocate	Tewksbury, MA	Paid Weekly	Rockland Standard	Rockland, MA	Free Weekly

Wakefield Observer	Wakefield, MA	Paid Weekly	Salem Gazette	Salem, MA	Free Weekly

Wareham Courier	Wareham, MA	Paid Weekly	Stoneham Sun	Stoneham, MA	Free Weekly

Watertown TAB & Press	Watertown, MA	Paid Weekly	Stoughton Chronicle	Stoughton, MA	Free Weekly

The Wayland Town Crier	Wayland, MA	Paid Weekly	Taunton Call	Taunton, MA	Free Weekly

The Wellesley Townsman	Wellesley, MA	Paid Weekly	West Bridgewater Times	W. Bridgewater, MA	Free Weekly

West Roxbury Transcript	West Roxbury, MA	Paid Weekly	Wareham Bulletin	Wareham, MA	Free Weekly

Westborough News	Westborough, MA	Paid Weekly	Whitman Times	Whitman, MA	Free Weekly

Westford Eagle	Westford, MA	Paid Weekly	Wilmington Advocate	Wilmington, MA	Free Weekly

The Weston Town Crier	Weston, MA	Paid Weekly	Woburn Advocate	Woburn, MA	Free Weekly

Weymouth News	Weymouth, MA	Paid Weekly	Bourne/Buzzards Bay Pennysaver	Bourne, MA	Shopper

The Winchester Star	Winchester, MA	Paid Weekly	Bridgewater/W. Bridgewater/Halifax Pennysaver	Bridgewater, MA	Shopper

Avon Messenger	Avon, MA	Free Weekly	Brockton Pennysaver	Brockton, MA	Shopper

Country Gazette	Bellingham, MA	Free Weekly	Mashpee/Cotuit Pennysaver	Cotuit, MA	Shopper

North Shore Sunday	Beverly, MA	Free Weekly	Dennis Pennysaver	Dennis, MA	Shopper

Bridgewater Independent	Bridgewater, MA	Free Weekly	E. Bridgewater/Whitman/Hanson Pennysaver	E. Bridgewater, MA	Shopper

Brookline TAB	Brookline, MA	Free Weekly	Falmouth Pennysaver	Falmouth, MA	Shopper

Cambridge TAB	Cambridge, MA	Free Weekly	Hyannis/Centerville Pennysaver	Hyannis, MA	Shopper

Duxbury Reporter	Duxbury, MA	Free Weekly	Yarmouth Pennysaver	S. Yarmouth, MA	Shopper

East Bridgewater Star	E. Bridgewater, MA	Free Weekly	Sandwich/Sagamore Pennysaver	Sandwich, MA	Shopper

Easton Bulletin	Easton, MA	Free Weekly

Western Region

Publication	Principal City, State	Type	Publication	Principal City, State	Type

Benton Evening News	Benton, IL	Daily	Downers Grove Reporter	Downers Grove, IL	Paid Weekly

Daily Ledger	Canton, IL	Daily	The Ashely News	Du Quoin, IL	Paid Weekly

Carmi Times	Carmi, IL	Daily	The Du Quoin News	Du Quoin, IL	Paid Weekly

Du Quoin Evening Call	Du Quoin, IL	Daily	Elmhurst Press	Elmhurst, IL	Paid Weekly

Daily Advocate Press	Flora, IL	Daily	The Blade	Fairbury, IL	Paid Weekly

The Journal Standard	Freeport, IL	Daily	The Geneseo Republic	Geneseo, IL	Paid Weekly

Eldorado Daily Journal	Harrisburg, IL	Daily	Cambridge Chronicle	Cambridge, IL	Paid Weekly

Harrisburg Daily Register	Harrisburg, IL	Daily	Orion Gazette	Orion, IL	Paid Weekly

La Junta Tribune - Democrat	La Junta, CO	Daily	Arizona Silverbelt	Globe, AZ	Paid Weekly

Macomb Journal	Macomb, IL	Daily	Moccasin	Globe, AZ	Paid Weekly

Marion Daily Republican	Marion, IL	Daily	Granite Falls Advocate Tribune	Granite Falls, MN	Paid Weekly

Daily Review Atlas	Monmouth, IL	Daily	The Gridley Herald	Gridley, CA	Paid Weekly

The Olney Daily Mail	Olney, IL	Daily	The Spokesman	Herrin, IL	Paid Weekly

Pekin Daily Times	Pekin, IL	Daily	Suburban Life	Hinsdale, IL	Paid Weekly

Daily Leader	Pontiac, IL	Daily	Farmside	Huntley, IL	Paid Weekly

The Daily Independent	Ridgecrest, CA	Daily	Suburban Life	La Grange, IL	Paid Weekly

Star Courier	Kewanee, IL	Daily	Ag Journal	La Junta, CO	Paid Weekly

Telluride Daily Planet	Telluride, CO	Daily	Bent County Democrat	Bent, CO	Paid Weekly

Daily American	West Frankfort, IL	Daily	Fowler Tribune	Fowler, CO	Paid Weekly

Siskiyou Daily News	Yreka, CA	Daily	Lemont Reporter	Lemont, IL	Paid Weekly

Press	Addison, IL	Paid Weekly	Lombard Reporter	Lombard, IL	Paid Weekly

Times Record	Aledo, IL	Paid Weekly	Oquawka Current	Oquawka, IL	Paid Weekly

The Benton Standard	Benton, IL	Paid Weekly	Montevideo American News	Montevideo, MN	Paid Weekly

LifePress	Berwyn, IL	Paid Weekly	Dunsmuir News	Dunsmuir, CA	Paid Weekly

Press	Bloomingdale, IL	Paid Weekly	Mount Shasta Herald	Mount Shasta, CA	Paid Weekly

Suburban Life	Brookfield, IL	Paid Weekly	Weed Press	Weed, CA	Paid Weekly

The Weekly Times	Carmi, IL	Paid Weekly	Murphysboro American	Murphysboro, IL	Paid Weekly

Carol Stream Press	Carol Stream, IL	Paid Weekly	Newton Press Mentor	Newton, IL	Paid Weekly

Randolph County Herald Tribune	Chester, IL	Paid Weekly	Norris City Banner	Norris City, IL	Paid Weekly

Steelville Ledger	Chester, IL	Paid Weekly	The Weekly Mail	Olney, IL	Paid Weekly

Christopher Progress	Christopher, IL	Paid Weekly	Home Times	Pontiac, IL	Paid Weekly

Clintonville Tribune - Gazette	Clintonville, WI	Paid Weekly	Redwood Gazette	Redwood, MN	Paid Weekly

Tri-County News	Cottonwood, MN	Paid Weekly	Suburban Life	Riverside, IL	Paid Weekly

Suburban Life	Countryside, IL	Paid Weekly	Roselle/Itasca Press	Roselle, IL	Paid Weekly

Suburban Life	Darien, IL	Paid Weekly	Gallatin Democrat	Shawneetown, IL	Paid Weekly

Western Region (continued)

Publication	Principal City, State	Type	Publication	Principal City, State	Type

Ridgeway News	Shawneetown, IL	Paid Weekly	Henry County Advertiser	Geneseo, IL	Shopper

Sleepy Eye Herald Dispatch	Sleepy Eye, MN	Paid Weekly	The Spokesman Extra	Herrin, IL	Shopper

St. James Plaindealer	St. James, MN	Paid Weekly	Marion Daily Extra	Marion, IL	Shopper

Daily Midway Driller	Taft, CA	Paid Weekly	McDonough County Shopper	Macomb, IL	Shopper

Norwood Press	Norwood, CO	Paid Weekly	Money Stretcher	Galatia, IL	Shopper

Silverton Standard	Silverton, CO	Paid Weekly	Pennysaver	Monmouth, IL	Shopper

Teutopolis Press	Teutopolis, IL	Paid Weekly	The Star Advisor	Montevideo, MN	Shopper

SI Trader	West Frankfort, IL	Paid Weekly	Supersaver Advertiser	Mount Shasta, CA	Shopper

Villa Park Argus	Villa Park, IL	Paid Weekly	Voice of the Mountain	Mount Shasta, CA	Shopper

The Wabasso Standard	Wabasso, MN	Paid Weekly	American Monday	Murphysboro, IL	Shopper

Press	Warrenville, IL	Paid Weekly	Jasper County News Eagle	Olney, IL	Shopper

Suburban Life	Westchester, IL	Paid Weekly	Advantage	Olney, IL	Shopper

Westmont Reporter	Westmont, IL	Paid Weekly	The Tazewell County Shopper	Pekin, IL	Shopper

Batavia Republican	Batavia, IL	Paid Weekly	Livingston Shopping News	Pontiac, IL	Shopper

Geneva Republican	Geneva, IL	Paid Weekly	Redwood Falls Livewire	Redwood, MN	Shopper

Glen Ellyn News	Glen Ellyn, IL	Paid Weekly	Penny Pincher	Ridgecrest, CA	Shopper

Reporter	Lisle, IL	Paid Weekly	Brown County Reminder	Sleepy Eye, MN	Shopper

The Paper	Galesburg, IL	Paid Weekly	Springfield Shopper	Springfield, IL	Shopper

The China Lake Observer	Ridgecrest, CA	Free Weekly	Town and Country Shopper	St. James, MN	Shopper

St. Charles Republican	St. Charles, IL	Paid Weekly	Star Power	Kewanee, IL	Shopper

Wheaton Leader	Wheaton, IL	Free Weekly	Bargain Hunter	Taft, CA	Shopper

White County Shopper News	Carmi, IL	Shopper	Real Estate Source	Telluride, CO	Shopper

CCAP Special	Flora, IL	Shopper	Town Crier	Aledo, IL	Shopper

The Scene	Freeport, IL	Shopper	Select Homes	Downers Grove, IL	Shopper

Freeport Ink	Freeport, IL	Shopper	Strictly Classified	Downers Grove, IL	Shopper

Fulton County Shopper	Canton, IL	Shopper	Franklin Press	West Frankfort, IL	Shopper

Gila County Advantage	Globe, AZ	Shopper	Siskiyou Daily News Extra	Yreka, CA	Shopper

The Gridley Shopping News	Gridley, CA	Shopper

Northern Midwest Region

Publication	Principal City, State	Type	Publication	Principal City, State	Type

The Daily Telegram	Adrian, MI	Daily	Syracuse Journal Democrat	Syracuse, NE	Paid Weekly

Boonville Daily News	Boonville, MO	Daily	The Lansing Chronicle Times	Leavenworth, KS	Free Weekly

Charles City Press	Charles City, IA	Daily	Adrian Access Shopper	Adrian, MI	Shopper

Cheboygan Daily Tribune	Cheboygan, MI	Daily	Adrian Medley	Adrian, MI	Shopper

Constitution Tribune	Chillicothe, MO	Daily	The Record	Boonville, MO	Shopper

The Daily Reporter	Coldwater, MI	Daily	Sho Me Shopper	Brookfield, MO	Shopper

Crookston Daily Times	Crookston, MN	Daily	The Extra	Charles City, IA	Shopper

Devils Lake Daily Journal	Devils Lake, ND	Daily	Look & Shop - Shopper	Charles City, IA	Shopper

Sentinel-Standard	Ionia, MI	Daily	Shopper Fair	Cheboygan, MI	Shopper

Kansas City Kansan	Kansas City, KS	Daily	Constitution Tribune Extra	Chillicothe, MO	Shopper

Kirksville Daily Express & News	Kirksville, MO	Daily	Chronicle Shopper	Leavenworth, KS	Shopper

Leavenworth Times	Leavenworth, KS	Daily	The Reporter Extra	Coldwater, MI	Shopper

Chronicle Herald	Macon, MO	Daily	Coldwater Shoppers Guide	Coldwater , MI	Shopper

Maryville Daily Forum	Marryville, MO	Daily	The Extra	Cresco, IA	Shopper

The Mexico Ledger	Mexico, MO	Daily	Crookston Valley Shopper	Crookston, MN	Shopper

Moberly Monitor Index	Moberly, MO	Daily	The Country Peddler	Devils Lake, ND	Shopper

Nebraska City News	Nebraska City, NE	Daily	The Gentry County Shopper	Albany, MO	Shopper

The Evening News	Sault St. Marie, MI	Daily	The Shopper	Halstad, MN	Shopper

Sturgis Journal	Sturgis, MI	Daily	Penny Press 4	Hiawatha, KS	Shopper

Linn County Leader	Brookfield, MO	Paid Weekly	Sentinel Standard TMC	Ionia, MI	Shopper

Mackinaw Journal	Cheboygan, MI	Paid Weekly	Wyandotte County Shopper	Kansas City, KS	Shopper

Bronson Journal	Bronson, MI	Paid Weekly	Kirksville Crier	Kirksville, MO	Shopper

Jonesville Independant	Jonesville, MI	Paid Weekly	NEMO Trader	La Plata, MO	Shopper

Union City Register Tribune	Union City, MI	Paid Weekly	Macon Journal	Macon, MO	Shopper

Times-Plain Dealer	Cresco, IA	Paid Weekly	Penny Press 2	Marryville, MO	Shopper

Eldora Herald Ledger	Eldora, IA	Paid Weekly	The Shopper	Moberly, MO	Shopper

Hardin County Index	Eldora, IA	Paid Weekly	Penny Press 1	Nebraska City, NE	Shopper

The Valley Journal	Halstad, MN	Paid Weekly	The Impact Advertiser	New Hampton, IA	Shopper

Hamburg, IA	Hamburg, IA	Paid Weekly	Tri County Buyers Guide	Sault St. Marie, MI	Shopper

New Hampton Tribune	New Hampton, IA	Paid Weekly	Gateway Shopper	Sturgis, MI	Shopper

Southern Midwest Region

Publication	Principal City, State	Type	Publication	Principal City, State	Type

Arkadelphia Daily Siftings Herald	Arkadelphia, AR	Daily	The Westside Star	Camdenton, MO	Free Weekly

Augusta Daily Gazette	Augusta, KS	Daily	JoplinDaily.com	Joplin, MO	Free Weekly

The Bastrop Daily Enterprise	Bastrop, LA	Daily	Lifestyles Magazine	Osage Beach, MO	Free Weekly

Lake Sun Leader	Camdenton, MO	Daily	Lake Area News Focus	Osage Beach, MO	Free Weekly

The Carthage Press	Carthage, MO	Daily	Vacation News	Osage Beach, MO	Free Weekly

Derby Reporter	Derby, KS	Daily	Fort Wood Guide	Waynesville, MO	Free Weekly

The El Dorado Times	El Dorado, KS	Daily	Arkadelphia Extra	Arkadelphia, AR	Shopper

The Daily World	Helena, AR	Daily	Augusta Advertiser	Augusta, KS	Shopper

Hope Star	Hope, AR	Daily	The Pennysaver	Bastrop, LA	Shopper

Beauregard Daily News	DeRidder, LA	Daily	Lake Sun Leader - Homes	Camdenton, MO	Shopper

Leesville Daily Leader	Leesville, LA	Daily	Lake Sun Leader - Pennysaver	Camdenton, MO	Shopper

Southwest Daily News	Sulphur, LA	Daily	At Home	Camdenton, MO	Shopper

McPherson Sentinel	McPherson, KS	Daily	The Carthage Press Scope	Carthage, MO	Shopper

Neosho Daily News	Neosho, MO	Daily	Real Estate Guide	Columbia, MO	Shopper

The Pratt Tribune	Pratt, KS	Daily	Shoppers Guide	Derby, KS	Shopper

Rolla Daily News	Rolla, MO	Daily	Shoppers Guide	El Dorado, KS	Shopper

Stuttgart Daily Leader	Stuttgart, AR	Daily	Nickel Ads	Gonzales, LA	Shopper

The Daily Guide	Waynesville, MO	Daily	The Marketeer	Gonzales, LA	Shopper

Wellington Daily News	Wellington, KS	Daily	Lake Stockton Shopper	Greenfield/Miller, MO	Shopper

Gurdon Times	Arkadelphia, AR	Paid Weekly	Daily World TMC	Helena, AR	Shopper

The Donaldsonville Chief	Donaldsonville, LA	Paid Weekly	Star Extra	Hope, AR	Shopper

Ascension Citizen	Gonzales, LA	Paid Weekly	Big Nickel	Joplin, MO	Shopper

The Vedette	Greenfield/Miller, MO	Paid Weekly	Calcasieu Shopper	Sulphur, LA	Shopper

The Sun Times	Heber Springs, AR	Paid Weekly	Mac Shopper	McPherson, KS	Shopper

Nevada County Picayune	Hope, AR	Paid Weekly	Tube Tab	Osage Beach, MO	Shopper

Vinton News	Vinton, LA	Paid Weekly	Lake of the Ozarks Boats	Osage Beach, MO	Shopper

The Post—Focus on Rural Living	Neosho, MO	Paid Weekly	Lake of the Ozarks Real Estate	Osage Beach, MO	Shopper

Newport Independant	Newport, AR	Paid Weekly	Neighborhood Showcase	Neosho, MO	Shopper

The Cajun Gazette	Pierre Part, LA	Paid Weekly	West Bank Shopper	Plaquemine, LA	Shopper

Post South	Plaquemine, LA	Paid Weekly	Sunflower Shopper	Pratt, KS	Shopper

Barber County Index	Medicine Lodge, KS	Paid Weekly	Rolla Daily News “Plus”	Rolla, MO	Shopper

St. Johns News	St. Johns, KS	Paid Weekly	The Extra	Stuttgart, AR	Shopper

Kiowa County Signal	Greensburg, KS	Paid Weekly	Pulaski County Weekly	Waynesville, MO	Shopper

St. James Leader Journal	St. James, MO	Paid Weekly	The Weekender	Wellington, KS	Shopper

Atlantic Region

Publication	Principal City, State	Type	Publication	Principal City, State	Type

The Leader	Corning, NY	Daily	Saugerties Post Star	Saugerties, NY	Paid Weekly

The Evening Telegram	Herkimer, NY	Daily	Steuben Courier Advocate	Bath, NY	Free Weekly

The Wayne Independent	Honesdale, PA	Daily	Hornell Canisteo Penn-E-Saver	Canisteo, NY	Shopper

Evening Tribune	Hornell, NY	Daily	Corning Pennysaver	Corning, NY	Shopper

Mineral Daily News Tribune	Keyser, WV	Daily	Geneseeway Shopper	Dansville, NY	Shopper

The Evening Times	Little Falls, NY	Daily	Dansville-Wayland Pennysaver	Dansville/Wayland, NY	Shopper

The Standard Journal	Milton, PA	Daily	Images	Herkimer, NY	Shopper

The Palladium-Times	Oswego, NY	Daily	The Independant Extra	Honesdale, PA	Shopper

Morning Times	Sayre, PA	Daily	The Tribune Extra	Hornell, NY	Shopper

The Record Herald	Waynesboro, PA	Daily	The Shopper	Horseheads, NY	Shopper

Wellsville Daily Reporter	Wellsville, NY	Daily	Today’s Shopper	Keyser, WV	Shopper

The Villager	Carbondale, PA	Paid Weekly	Catskill Shopper	Liberty, NY	Shopper

Carbondale News	Carbondale, PA	Paid Weekly	Mohawk Valley Pennysaver	Mohawk, NY	Shopper

Genessee County Express	Dansville, NY	Paid Weekly	Palladium Pennysaver	Oswego, NY	Shopper

Echo Pilot	Greencastle, PA	Paid Weekly	Star Herald Weekender	Ripley, WV	Shopper

The News Eagle	Hawley, PA	Paid Weekly	Mountain Pennysaver	Saugerties, NY	Shopper

The Chronicle Express	Penn Yan, NY	Paid Weekly	Saugerties Pennysaver	Saugerties, NY	Shopper

Chronicle Ad-Viser	Penn Yan, NY	Paid Weekly	The Times Extra	Sayre, PA	Shopper

Jackson Star News	Ravenswood, WV	Paid Weekly	Allegheny County Pennysaver	Wellsville, NY	Shopper

Jackson Herald	Ripley, WV	Paid Weekly

INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Information of GateHouse Media, Inc.
General Information	F-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2006.	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2005	F-7
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2006	F-8
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2005	F-9
Notes and Management’s Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-10

Audited Consolidated Financial Statements of GateHouse Media, Inc.
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2004 and 2005.	F-20
Consolidated Statements of Operations for the years ended December 31, 2003 and 2004 and for the periods from January 1, 2005 to June 5, 2005 and from June 6, 2005 to December 31, 2005	F-21

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2003 and 2004 and for the periods from January 1, 2005 to June 5, 2005 and from June 6, 2005 to December 31, 2005

F-22
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2004 and for the periods from January 1, 2005 to June 5, 2005 and from June 6, 2005 to December 31, 2005	F-23
Notes to Consolidated Financial Statements	F-25

Unaudited Condensed Consolidated Interim Financial Statements of GateHouse Media, Inc.
Condensed Consolidated Balance Sheet as of June 30, 2006	F-53
Condensed Consolidated Statements of Operations for the period from January 1, 2005 to June 5, 2005, the period from June 6, 2005 to June 30, 2005 and the six months ended June 30, 2006	F-54
Condensed Consolidated Statements of Cash Flows for the period from January 1, 2005 to June 5, 2005, the period from June 6, 2005 to June 30, 2005 and the six months ended June 30, 2006	F-55
Condensed Consolidated Statement of Stockholders’ Equity for the six months ended June 30, 2006	F-56
Notes to Condensed Consolidated Financial Statements	F-57

Audited Financial Statements of CP Media
Report of Independent Auditors	F-70
Balance Sheets as of July 3, 2005 and April 2, 2006.	F-71
Statements of Operations for the years ended June 27, 2004, July 3, 2005 and for the nine months ended March 27, 2005 and April 2, 2006	F-72
Statements of Changes in Redeemable Preferred Stock and Parent Company Deficit for the years ended June 27, 2004, July 3, 2005 and for the nine months ended April 2, 2006	F-73
Statements of Cash Flows for the years ended June 27, 2004, July 3, 2005 and for the nine months ended April 2, 2006	F-74
Notes to Financial Statements	F-75

Audited Consolidated Financial Statements of Enterprise NewsMedia, LLC
Reports of Independent Registered Public Accounting Firms	F-92
Consolidated Balance Sheets as of December 31, 2004 and 2005.	F-95
Consolidated Statements of Operations for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005	F-96
Consolidated Statements of Cash Flows for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005	F-97

Consolidated Statements of Shareholders’ Deficit, Member’s Interest and Comprehensive Income (Loss) for the period from January 1, 2003 through March 31, 2003, the period from April 1, 2003 through December 31, 2003 and the years ended December 31, 2004 and 2005

F-99
Notes to Consolidated Financial Statements	F-102

Unaudited Condensed Interim Financial Statements of Enterprise NewsMedia, LLC
Condensed Consolidated Balance Sheet as of March 31, 2006	F-120
Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2006	F-121
Condensed Consolidated Statements of Member’s Interest and Comprehensive Income (Loss) for the three months ended March 31, 2006	F-122
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2006	F-123
Notes to Condensed Consolidated Financial Statements	F-124

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Financial Information

As of June 30, 2006

(In thousands, except for per share amounts)

General Information

The following unaudited pro forma condensed consolidated financial information sets forth the historical financial information for the six months ended June 30, 2005, as of and for the six months ended June 30, 2006, and for the year ended December 31, 2005 as derived from our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2005 and June 30, 2006 give effect to each of the following as if they had occurred on January 1, 2005:

•	the merger of a wholly owned subsidiary of FIF III Liberty Holdings LLC, an affiliate of Fortress Investment Group LLC, with and into our predecessor on June 6, 2005 (the “Merger”);

•	the acquisition of substantially all of the assets, and the assumption of certain liabilities, of CP Media on June 6, 2006 (the “CNC Acquisition”);

•	the acquisition of all the equity interests of Enterprise NewsMedia, LLC on June 6, 2006 (the “Enterprise Acquisition” and, together with the CNC Acquisition, the “Acquisitions”);

•	the entry into a $610,000 first lien credit facility, consisting of a $570,000 term loan facility and a $40,000 revolving facility, and a $152,000 second lien term loan facility, on June 6, 2006 in connection with the Acquisitions (the “2006 Financing”); and

•	the tax effects of each of the above.

The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2005 and June 30, 2006 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2005 are further adjusted to give effect to our initial public offering (“Offering”) and the related partial repayment of indebtedness as if they had occurred on January 1, 2005.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 gives effect to the payment of a dividend in the amount of $0.32 per share of common stock or an aggregate of $7,361, declared by our board of directors on September 26, 2006 and paid on October 5, 2006 for the quarter ended September 30, 2006 (“Third Quarter Dividend”) and the payment of a dividend in the amount of $0.08 per share of common stock, or an aggregate of $1,840, that we expect our board of directors to declare for the period from October 1, 2006 to October 23, 2006 (“Fourth Quarter Stub Dividend”). The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 is further adjusted for the Offering and the related partial repayment of indebtedness.

The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been if these transactions had occurred on the date indicated and are not intended to project our results of operations or financial position for any future period or date.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. The pro forma adjustments and primary assumptions are described in the accompanying notes.

You should read the unaudited pro forma financial information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and GateHouse Media, Inc.’s historical consolidated financial statements and related notes included elsewhere in this prospectus.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2006

(In thousands)

	GateHouse Media (A)	Adjustments (B)	Pro Forma	Offering Adjustments (C)		Pro Forma, As Adjusted
Assets:
Current assets:
Cash and cash equivalents	$8,559	$(8,559)	$—	$26,415	(1)	$26,415
Accounts receivables, net	42,024	—	42,024	—		42,024
Inventory	5,174	—	5,174	—		5,174
Prepaid expenses	4,033	—	4,033	—		4,033
Deferred income taxes	2,960	—	2,960	—		2,960
Other current assets	634	—	634	—		634

Total current assets	63,384	(8,559)	54,825	26,415		81,240
Property, plant and equipment, net	105,411	—	105,411	—		105,411
Goodwill	513,213	—	513,213	—		513,213
Intangible assets, net	403,177	—	403,177	—		403,177
Deferred financing costs, net	6,622	—	6,622	(1,336	)(2)	5,286
Other assets	24,687	—	24,687	—		24,687

Total assets	$1,116,494	$(8,559)	$1,107,935	$25,079		$1,133,014

Liabilities and Stockholders’ Equity:
Current liabilities:
Current portion of long-term liabilities	$229	$—	$229	$—		$229
Accounts payable	3,544	—	3,544	—		3,544
Accrued expenses and other liabilities	26,107	—	26,107	—		26,107
Deferred revenue	14,871	—	14,871	—		14,871

Total current liabilities	44,751	—	44,751	—		44,751
Long-term liabilities:
Revolving credit loan	14,825	642	15,467	—		15,467
Long-term debt, less current portion	722,000	—	722,000	(152,000	)(3)	570,000
Long-term liabilities, less current portion	905	—	905	—		905
Deferred income taxes	79,490	—	79,490	(534	)(2)	78,956
Pension and other post-retirement benefit obligations	13,484	—	13,484	—		13,484

Total liabilities	875,455	642	876,097	(152,534)		723,563
Stockholders’ equity:
Common stock	222	—	222	115	(4)	337
Additional paid-in capital	223,404	—	223,404	178,300	(4)	401,704
Accumulated other comprehensive income	5,855	—	5,855	—		5,855
Retained earnings	11,558	(9,201)	2,357	(802	)(2)	1,555

Total liabilities and stockholders’ equity	$1,116,494	$(8,559)	$1,107,935	$25,079		$1,133,014

See accompanying notes to unaudited pro forma consolidated financial statements.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements

(In thousands, except for per share amounts)

1.	Adjustments to Pro Forma Condensed Consolidated Balance Sheet

(A)	GateHouse Media, Inc.

Reflects historical consolidated statement of financial position for GateHouse Media, Inc. (the “Company”) as of June 30, 2006.

(B)	Adjustments

The pro forma adjustment reflects the payment of the Third Quarter Dividend in the amount of $0.32 per share of common stock or an aggregate of $7,361, declared by our board of directors on September 26, 2006 and paid on October 5, 2006 for the quarter ended September 30, 2006, the payment of the Fourth Quarter Stub Dividend in the amount of $0.08 per share of common stock, or an aggregate of $1,840, that we expect our board of directors to declare for the period from October 1, 2006 to October 23, 2006 and the related assumed additional borrowings of $642 on the revolving credit facility.

Third Quarter Dividend	$(7,361)
Fourth Quarter Stub Dividend	(1,840)
Revolving credit facility assumed additional borrowings	642

Net adjustment	$(8,559)

(C)	Offering Adjustments

(1)	Represents the adjustment to reflect the net impact of the Offering on cash and cash equivalents:

Gross offering proceeds	$195,500
Less: Offering costs	(3,400)
Underwriters’ discount	(13,685)
Repayment of second lien term loan facility	(152,000)

Net excess cash from Offering before Fourth Quarter Stub Dividend	$26,415

(2)	Represents the adjustment to reflect the partial write-off of $802, net of deferred taxes of $534, of deferred financing fees associated with the second lien term loan facility which is assumed to be repaid with a portion of the net proceeds from the Offering.
(3)	Represents the adjustment to reflect the repayment of the second lien term loan facility in the amount of $152,000.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements

(In thousands, except for per share amounts)

(4)	The following is a summary of the adjustments to reflect the Offering and the intended application of a portion of the net proceeds of the offering to repay our second lien term loan facility:

	Common stock	Additional paid-in capital	Stockholders’ equity
Gross Offering proceeds from the assumed sale of 11,500 common shares (par value $0.01) at $17.00 per share	$115	$195,385	$195,500
Less: Offering costs	—	(3,400)	(3,400)
Underwriters’ discount	—	(13,685)	(13,685)

Net proceeds from Offering	$115	$178,300	178,415

Repayment of second lien term loan facility			(152,000)

Net excess cash from Offering			$26,415

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(In thousands, except for per share amounts)

	GateHouse Media (A)	GateHouse Media (A)	Enterprise (B)	CNC (C)	Adjustments (D)		Pro forma	Offering Adjustments (E)		Pro Forma As Adjusted
	(Predecessor)	(Successor)
Revenues:
Advertising	$ 63,172	$88,798	$57,135	$86,540	$—		$295,645	$—		$295,645
Circulation	14,184	19,298	21,406	11,197	—		66,085	—		66,085
Online, commercial printing & other	8,134	11,415	438	2,763	—		22,750	—		22,750

Total revenues	85,490	119,511	78,979	100,500	—		384,480	—		384,480
Operating costs and expenses:
Operating costs	40,007	61,001	24,830	45,091	—		170,929	—		170,929
Selling, general and administrative	26,978	29,995	40,721	36,773	481	(1)	134,948	—		134,948
Depreciation and amortization	5,776	8,030	6,375	4,289	3,614	(2)	28,084	—		28,084
Transaction costs related to Merger	7,703	2,850	—	—	—		10,553	—		10,553

Total operating expenses	80,464	101,876	71,926	86,153	4,095		344,514	—		344,514

Operating income (loss)	5,026	17,635	7,053	14,347	(4,095)		39,966	—		39,966
Interest expense:
Debt	13,232	11,760	5,070	8,119	11,215	(3)	49,396	(7,307	)(1)	42,089
Other interest expense	13,484	—	16	2,819	(16,319	)(3)	—	—		—
Amortization of deferred financing costs	643	67	233	304	(364	)(4)	883	—		883
Unrealized gain on derivative instrument	—	(10,807)	—	—	—		(10,807)	—		(10,807)
Loss on extinguishment of debt	5,525	—	—	—	—		5,525	—		5,525
Write-off of deferred loan costs	—	—	2,025	—	—		2,025	—		2,025
Other expense (income)	—	—	(216)	—	194	(5)	(22)	—		(22)

Income (loss) from continuing operations before income taxes	(27,858)	16,615	(75)	3,105	1,179		(7,034)	7,307		273

Income tax expense (benefit)	(3,027)	7,050	—	3,319	472	(6)	7,814	2,923	(2)	10,737

Income (loss) from continuing operations	$(24,831)	$9,565	$(75)	$(214)	$707		$(14,848)	$4,384		$(10,464)

Weighted average shares outstanding(F)
Basic	215,883,300	22,197,500					22,305,749			32,103,132
Diluted	215,883,300	22,444,563					22,305,749			32,103,132
Income (loss) per share—continuing operations(F)
Basic	$ (0.12)	$0.43					$(0.67)			$(0.33)
Diluted	$ (0.12)	$0.43					$(0.67)			$(0.33)

See accompanying notes to unaudited pro forma consolidated financial statements.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2006

(In thousands, except for per share amounts)

	GateHouse Media (A)	Enterprise (B)	CNC (C)	Adjustments (D)		Pro Forma	Offering Adjustments (E)		Pro Forma, As Adjusted
Revenues:
Advertising	$89,184	$24,175	$35,550	$—		$148,909	$—		$148,909
Circulation	19,356	8,873	4,516	—		32,745	—		32,745
Online, Commercial printing & other	10,874	235	1,633	—		12,742	—		12,742

Total revenue	119,414	33,283	41,699	—		194,396	—		194,396
Operating costs and expenses:
Operating costs	59,545	10,521	18,853	—		88,919	—		88,919
Selling, general and administrative	36,956	18,915	14,823	624	(1)	71,318	—		71,318
Depreciation and amortization	8,444	2,953	1,716	2,594	(2)	15,707	—		15,707
Transaction costs related to acquisition	—	4,420	—	—		4,420	—		4,420
Other	(441)	—	—	—		(441)	—		(441)

Total operating expenses	105,386	36,809	35,392	3,218		180,805	—		180,805

Operating income (loss)	14,028	(3,526)	6,307	(3,218)		13,591			13,591
Interest expense:
Debt	12,365	2,161	4,248	7,279	(3)	26,053	(4,765	)(1)	21,288
Other interest expense	—	—	2,488	(2,488	)(3)	—	—		—
Amortization of deferred financing costs	115	72	137	117	(4)	441	—		441
Loss on early extinguishment of debt	702	1,363	—	—		2,065	—		2,065
Unrealized gain on derivative	(2,605)	—	—	—		(2,605)	—		(2,605)
Other expense (income)	—	(104)	(12)	84	(5)	(32)	—		(32)

Income (loss) from continuing operations before income taxes	3,451	(7,018)	(554)	(8,210)		(12,331)	4,765		(7,566)

Income tax expense (benefit)	1,458	—	1,161	(3,284	)(6)	(665)	1,906	(2)	1,241

Income (loss) from continuing operations	$1,993	$(7,018)	$(1,715)	$(4,926)		$(11,666)	$2,859		$(8,807)

Weighted average shares outstanding(F)
Basic	22,218,976					22,327,225			32,124,608
Diluted	22,540,723					22,327,225			32,124,608
Loss per share—continuing operations(F)
Basic	$0.09					$(0.52)			$(0.27)
Diluted	$0.09					$(0.52)			$(0.27)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2005

(In thousands, except for per share amounts)

	GateHouse Media (A)	GateHouse Media (A)	Enterprise (B)	CNC (C)	Adjustments (D)		Pro forma	Offering Adjustments (E)		Pro Forma As Adjusted
	(Predecessor)	(Successor)
Revenues:
Advertising	$ 63,172	$11,401	$27,720	$43,221	$—		$145,514	$—		$145,514
Circulation	14,184	2,394	11,290	5,806	—		33,674	—		33,674
Online, commercial printing & other	8,134	1,456	224	1,929	—		11,743	—		11,743

Total revenues	85,490	15,251	39,234	50,956	—		190,931	—		190,931
Operating costs and expenses:
Operating costs	40,007	9,345	12,070	22,883	—		84,305	—		84,305
Selling, general and administrative	26,978	1,729	20,796	19,148	(144	)(1)	68,507	—		68,507
Depreciation and amortization	5,776	1,129	3,167	2,162	1,687	(2)	13,921	—		13,921
Transaction costs related to Merger	7,703	2,850	—	—	—		10,553	—		10,553

Total operating expenses	80,464	15,053	36,033	44,193	1,543		177,286	—		177,286

Operating income (loss)	5,026	198	3,201	6,763	(1,543)		13,645	—		13,645
Interest expense:
Debt	13,232	1,290	2,452	3,823	3,434	(3)	24,231	(3,269	)(1)	20,962
Other interest expense	13,484	—	—	—	(13,484	)(3)	—	—		—
Amortization of deferred financing costs	643	10	132	152	(496	)(4)	441	—		441
Loss on extinguishment of debt	5,525	—	—	—	—		5,525	—		5,525
Write-off of deferred loan costs	—	—	2,025	—	—		2,025	—		2,025
Other expense (income)	—	—	(94)	—	96	(5)	2	—		2

Income (loss) from continuing operations before income taxes	(27,858)	(1,102)	(1,314)	2,788	8,907		(18,579)	3,269		(15,310)

Income tax expense (benefit)	(3,027)	(298)	—	1,324	3,563	(6)	1,562	1,308	(2)	2,870

Income (loss) from continuing operations	$(24,831)	$(804)	$(1,314)	$1,464	$5,344		$(20,141)	$1,961		$(18,180)

Weighted average shares outstanding(F)
Basic	215,883,300	22,197,500					22,305,749			32,103,132
Diluted	215,883,300	22,197,500					22,305,749			32,103,132
Income (loss) per share—continuing operations(F)
Basic	$(0.12)	$(0.04)					$(0.90)			$(0.57)
Diluted	$(0.12)	$(0.04)					$(0.90)			$(0.57)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements

(In thousands, except for per share amounts)

2.	Adjustments to Pro Forma Condensed Consolidated Statements of Operations

(A)	GateHouse Media, Inc.

Reflects historical consolidated statement of operations for the Company for the period from January 1, 2005 to June 5, 2005 (Predecessor Period), the period from June 6, 2005 to December 31, 2005 (Successor Period) and for the six months ended June 30, 2006. The six months period ended June 30, 2005 is comprised of the period from January 1, 2005 to June 5, 2005 (Predecessor Period) and the period from June 6, 2005 to June 30, 2005 (Successor Period).

(B)	Enterprise NewsMedia, LLC (“Enterprise”)

Reflects historical consolidated statement of operations for Enterprise for the year ended December 31, 2005, the period from January 1, 2006 to June 6, 2006, the date of acquisition by the Company, and for the six months ended June 30, 2005.

(C)	CP Media (“CNC”)

The historical results of operations for the calendar year ended December 31, 2005 included in the pro forma condensed statement of operations have been derived from the historical financial statements of CP Media for the fiscal year ended July 3, 2005 and the nine months ended April 2, 2006. The historical results of operations for the twelve month period in 2005 represents the period from December 27, 2004 to January 1, 2006. The historical results of operations for the six month period in 2006 represents the period from January 2, 2006 to June 6, 2006, the date of acquisition by the Company. The historical results of operations for the six month period in 2005 represents the period from December 27, 2004 to July 3, 2005.

(D)	Adjustments

(1)	Represents the elimination of management fees paid to Leonard Green & Partners, L.P. for the period from January 1, 2005 through June 5, 2005 as a result of the Merger and the addition of pro forma share-based compensation expense. The share-based compensation expense is related to 275,735 shares of restricted share grants that we anticipate will be granted to directors and employees immediately following the consummation of the Offering, or as soon as practicable thereafter. Restricted share grants of $1,500 for independent directors become vested in three equal portions on the last day of each of the subsequent three fiscal years, provided the director is still serving as of the vesting date. Restricted share grants of $900 for certain employees become vested in three equal portions beginning on the third, fourth and fifth anniversary date of the grant, provided the employee is still employed as of the vesting dates. Restricted share grants of $2,288 for certain employees become vested in three equal portions on the first, second and third anniversary date of the grant. The total value of these restricted shares is $4,688 which is not reflective of the forfeiture rate. The share-based compensation expense is adjusted for estimated forfeitures based on an historical forfeiture rate of 6.3%. The total expected value and the number of shares was calculated using the midpoint of the price range for the offering set forth on the cover of this prospectus of $17.00 per share.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

	Year ended December 31, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Management fees	$(768)	$—	$(768)
Share-based compensation expense:
Employees and directors vesting in years 1, 2 and 3	1,110	554	554
Employees vesting in years 3, 4 and 5	139	70	70

	$481	$624	$(144)

(2)	Reflects the adjustment to record incremental depreciation and amortization related to the purchase adjustments for the Acquisitions and Merger to record the acquired assets at fair value. Depreciation and amortization was calculated using the straight-line method over the remaining useful lives. Non-compete agreements are amortized over periods that are dependent on the terms of the agreements in which they are contained. Portions of the costs of the Merger were allocated to the following depreciable property, plant and equipment and definitive lived intangibles as follows:

GateHouse Media:

			Pro forma expense
Asset Category	New basis subject to depreciation	Remaining estimated useful life in years	Total year ended December 31, 2005
Buildings (a)	$7,050	25	$282
Press Equipment	10,431	10	1,043
Buildings, Machinery, Equipment, Furniture, Fixtures, Computer Equipment and Software (b)	36,274	10.3	3,522

Total pro forma depreciation expense			4,847

Subscriber Relationships	29,047	19	1,529
Advertiser Relationships	125,356	18	6,964
Customer List	2,308	15	154

Total pro forma amortization expense			8,647

Total pro forma depreciation and amortization expense			$13,494

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

			Pro forma expense
Asset Category	New basis subject to depreciation	Remaining estimated useful life in years	Six months ended June 30, 2005
Buildings (a)	$7,050	25	$141
Press Equipment	10,431	10	522
Buildings, Machinery, Equipment, Furniture, Fixtures, Computer Equipment and Software (b)	29,985	9.0	1,672

Total pro forma depreciation expense			2,335

Subscriber Relationships	29,047	19	764
Advertiser Relationships	125,356	18	3,482
Customer List	2,308	15	77

Total pro forma amortization expense			4,323

Total pro forma depreciation and amortization expense			$6,658

Certain categories of the assets were assigned changes in depreciable basis based on the purchase accounting due to the Merger. The following table represents the pro forma adjustments calculated on all assets including those that had no change in depreciable basis due to a step up in fair value.

	New basis assets (c)	Remaining assets (d)	Total year ended December 31, 2005
Pro forma depreciation expense	$1,325	$3,522	$4,847
Pro forma amortization expense	8,647	—	8,647
Less: historical depreciation expense	(1,547)	(3,522)	(5,069)
Less: historical amortization expense	(8,672)	—	(8,672)

	$(247)	$—	$(247)

	New basis assets (c)	Remaining assets (d)	Six months ended June 30, 2005
Pro forma depreciation expense	$663	$1,672	$2,335
Pro forma amortization expense	4,323	—	4,323
Less: historical depreciation expense	(885)	(1,672)	(2,557)
Less: historical amortization expense	(4,348)	—	(4,348)

	$(247)	$—	$(247)

(a)	Includes only those buildings which had a step up in fair value based on the purchase accounting recorded as a result of the Merger.
(b)	Includes those buildings and other property, plant and equipment which did not have a step up in fair value based on the purchase accounting recorded as a result of the Merger and those assets acquired post merger.
(c)	Amounts represent expense related to those assets which had a step up in fair value based on the purchase accounting recorded as a result of the Merger.
(d)	Amounts represent expense on assets whose historical basis approximated fair value based on the purchase accounting recorded as a result of the Merger.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

Portions of the costs of the Acquisitions were allocated to the following depreciable property, plant and equipment and definitive lived intangibles as follows:

Enterprise:
			Pro forma expense
Asset Category	Fair Value	Remaining estimated useful life in years	Total year ended December 31, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Buildings	$2,500	25	$100	$50	$50
Leasehold Improvements	478	6	80	40	40
Machinery & Equipment	4,053	10	405	203	203
Furniture & Fixtures	602	10	60	30	30
Auto & Trucks	1,296	5	259	130	130
Computer Software & Equipment	3,331	3	1,110	555	555

Total pro forma depreciation expense			2,014	1,008	1,008

Subscriber Relationships	20,606	14	1,472	736	736
Subscriber Relationships (a)	1,733	16	108	54	54
Advertiser Relationships	52,846	18	2,936	1,468	1,468
Non-compete	986	2	493	247	247

Total pro forma amortization expense			5,009	2,505	2,505

Total pro forma depreciation and amortization expense			$7,023	$3,513	$3,513

(a)	Due to historically different attrition rates, a weekly publication at Enterprise was determined to have a longer remaining useful life.

CNC:
			Pro forma expense
Asset Category	CNC	Remaining estimated useful life in years	Total year ended December 31, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Buildings	$7,310	25	$292	$146	$146
Leasehold Improvements	1,548	6	258	129	129
Machinery & Equipment	6,632	10	663	332	332
Furniture & Fixtures	450	10	45	22	22
Auto & Trucks	301	5	60	30	30
Computer Software & Equipment	1,515	3	505	252	252

Total pro forma depreciation expense			1,823	911	911

Subscriber Relationships	10,781	18	599	299	299
Advertiser Relationships	76,194	15	5,080	2,540	2,540

Total pro forma amortization expense			5,679	2,839	2,839

Total pro forma depreciation and amortization expense			$7,502	$3,750	$3,750

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

The following tables summarize the pro forma adjustments:

	GateHouse	Enterprise	CNC	Total year ended December 31, 2005
Pro forma depreciation expense	$4,847	$2,014	$1,823	$8,684
Pro forma amortization expense	8,647	5,009	5,679	19,335
Less: historical depreciation expense	(5,069)	(2,073)	(2,791)	(9,933)
Less: historical amortization expense	(8,672)	(4,302)	(1,498)	(14,472)

	$(247)	$648	$3,213	$3,614

		Enterprise	CNC	Total six months ended June 30, 2006
Pro forma depreciation expense		$1,008	$911	$1,919
Pro forma amortization expense		2,505	2,839	5,344
Less: historical depreciation expense		(723)	(1,105)	(1,828)
Less: historical amortization expense		(2,230)	(611)	(2,841)

		$560	$2,034	$2,594

	GateHouse	Enterprise	CNC	Total year ended June 30, 2005
Pro forma depreciation expense	$2,335	$1,008	$911	$4,254
Pro forma amortization expense	4,323	2,505	2,839	9,667
Less: historical depreciation expense	(2,557)	(1,105)	(1,438)	(5,100)
Less: historical amortization expense	(4,348)	(2,062)	(724)	(7,134)

	$(247)	$346	$1,588	$1,687

(3)	Represents adjustment to reflect the interest expense of the 2006 Financing for the period presented. The following table illustrates the assumed interest rates and amounts of borrowings the pro forma interest expense calculation is based on. The first and second lien term loan average rate is LIBOR based and the revolving credit facility is based on an alternate base rate, as defined in the agreement. The first lien term loan variable interest rate is effectively converted to a fixed rate loan under two interest rate swap agreements for notional amounts of $300,000 and $270,000, respectively. Unused commitment fees are based on the remaining balance of the $40,000 of the total revolving credit facility. Letter of credit fees are a quarterly fee equal to the applicable margin for the LIBOR based loans on the aggregate amount of outstanding letters of credit.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

	Year ended December 31, 2005
	Average rate	Margin	Total rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
First Lien Term Loan	4.135%	2.25%	6.385%	$300,000	$19,155
First Lien Term Loan	5.359%	2.25%	7.609%	270,000	20,544
Second Lien Term Loan	3.307%	1.50%	4.807%	152,000	7,307
Revolving Credit Facility	6.100%	1.00%	7.100%	32,000	2,272
Unused commitment fees	0.50%	—	0.50%	8,000	40
Letter of credit fees	2.25%	—	2.25%	3,440	78

					$49,396	$(38,181)	$11,215

Historical weighted average debt balance						$520,242
Weighted average interest rate						7.34%

	Six months ended June 30, 2006
	Average rate	Margin	Total rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
First Lien Term Loan	4.135%	2.25%	6.385%	$300,000	$9,577
First Lien Term Loan	5.359%	2.25%	7.609%	270,000	10,272
Second Lien Term Loan	4.770%	1.50%	6.270%	152,000	4,765
Revolving Credit Facility	7.625%	1.00%	8.625%	32,000	1,380
Unused commitment fees	0.50%	—	0.50%	8,000	20
Letter of credit fees	2.25%	—	2.25%	3,440	39

					$26,053	$(18,774)	$7,279

Historical weighted average debt balance						$590,090
Weighted average interest rate						6.36%

	Six months ended June 30, 2005
	Average rate	Margin	Total rate	Amount of borrowing	Pro forma interest expense	Less: Historical interest expense	Net adjustment to interest expense
First Lien Term Loan	4.135%	2.25%	6.385%	$300,000	$9,578
First Lien Term Loan	5.359%	2.25%	7.609%	270,000	10,272
Second Lien Term Loan	2.802%	1.50%	4.302%	152,000	3,269
Revolving Credit Facility	5.583%	1.00%	6.583%	32,000	1,053
Unused commitment fees	0.50%	—	0.50%	8,000	20
Letter of credit fees	2.25%	—	2.25%	3,440	39

					$24,231	$(20,797)	$3,434

Historical weighted average debt balance						$523,283
Weighted average interest rate						7.95%

The elimination of other interest expense for the six months ended June 30, 2006 and for the year ended December 31, 2005 includes interest expense of $13,484 related to dividends paid on the Company’s mandatorily redeemable preferred stock which was redeemed in connection with the Merger. The elimination of other interest expense for the year ended December 31, 2005 and the six months ended June 30, 2006 also includes interest expense of $2,819 and $2,488, respectively, related to mandatory redeemable preferred stock which was redeemed in connection with the CNC Acquisition.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

	Year ended December 31, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Pro forma interest expense	$—	$—	$—

Less: historical interest expense	(16,319)	(2,488)	(13,484)

Net adjustment to interest expense	$(16,319)	$(2,488)	$(13,484)

(4)	Deferred financing costs consist of costs incurred in connection with debt financings. Such costs are amortized to interest expense on a straight-line basis over the remaining terms of the related debt. Reflects the net adjustment to deferred financing cost of $6,683 amortized over a weighted average life of 7.6 years as follows:

	Total year ended December 31, 2005	Total for six months ended June 30, 2006	Total six months ended June 30, 2005
Pro forma deferred financing costs	$883	$441	$441
Less: historical costs	(1,247)	(324)	(937)

Net adjustment	$(364)	$117	$(496)

(5)	Reflects the elimination of certain expenses related to liabilities included in the historical statement of operations of Enterprise but not assumed by the Company. The amount represents net interest income related to the triple net lease agreement which was not assumed as a result of the Enterprise Acquisition. The amount is reflective of the rental income to a third party partially offset by interest expense related to the mortgage of that property.

(6)	The pro forma adjustment reflects the income tax effect of pro forma adjustments. The tax effect is calculated based on a 40% effective tax rate.

(E) Offering Adjustments

The following represents adjustments to reflect the effect of proceeds from our Offering on our pro forma operations:

(1)	Reflects a net reduction in interest expense (debt) from our Offering-related transaction due to repayment of the second lien term loan.

	Year ended December 31, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Average Rate	3.307%	4.770%	2.802%
Margin	1.50%	1.50%	1.50%

Total Rate	4.807%	6.270%	4.302%
Amount of borrowing	$152,000	$152,000	$152,000

Reduction of interest expense	$7,307	$4,765	$3,269

(2)	Represents the adjustment to income tax based on the Offering adjustments. The tax effect is calculated based on a 40% effective tax rate.

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

(F) Pro Forma Outstanding Shares

	GateHouse Media Historical	GateHouse Media Historical	Pro forma adjustments	Pro forma	Offering adjustments	Pro forma, as adjusted
	(Predecessor)	(Successor)
Year ended December 31, 2005: Basic earnings (loss) per share: Weighted average shares outstanding	215,883,300	22,197,500	108,249	22,305,749	9,797,383	32,103,132
Diluted earnings (loss) per share: Weighted average shares outstanding	215,883,300	22,444,563	(138,814)	22,305,749	9,797,383	32,103,132
Six months ended June 30, 2006: Basic earnings (loss) per share: Weighted average shares outstanding	—	22,218,976	108,249	22,327,225	9,797,383	32,124,608
Diluted earnings (loss) per share: Weighted average shares outstanding	—	22,540,723	(213,498)	22,327,225	9,797,383	32,124,608
Six months ended June 30, 2005: Basic earnings (loss) per share: Weighted average shares outstanding	215,883,300	22,197,500	108,249	22,305,749	9,797,383	32,103,132
Diluted earnings (loss) per share: Weighted average shares outstanding	215,883,300	22,197,500	108,249	22,305,749	9,797,383	32,103,132

GATEHOUSE MEDIA, INC.

Notes and Management’s Assumptions to Unaudited

Pro Forma Condensed Consolidated Financial Statements—(Continued)

(In thousands, except for per share amounts)

The pro forma adjustments reflect the adjustment to the number of shares necessary to extinguish the $152,000 second lien term loan facility and shares deemed necessary to pay the Fourth Quarter Stub Dividend. In addition, for pro forma periods ending with a net loss, the dilutive effect of restricted share grants are removed. The adjustments to basic weighted average shares outstanding reflect an adjustment to the number of shares deemed necessary to pay the Fourth Quarter Stub Dividend. The adjustments to diluted weighted average shares outstanding are as follows:

	Period from June 6, 2005 to December 31, 2005	Six months ended June 30, 2006	Period from June 6, 2005 to June 30, 2005
	(Successor)		(Successor)
Diluted weighted average shares outstanding	22,444,563	22,540,723	22,197,500
Less: Anti-dilutive effect of restricted share grants	(247,063)	(321,747)	—
Plus: Fourth Quarter Stub Dividend shares	108,249	108,249	108,249

Pro forma	22,305,749	22,327,225	22,305,749
Plus: Shares to retire second lien term loan	9,797,383	9,797,383	9,797,383

Pro forma, as adjusted	32,103,132	32,124,608	32,103,132

Report of Independent Registered Public Accounting Firm

When the actions referred to in note 20 of the notes to consolidated financial statements have been consummated, we will be in a position to render the following report.

/s/    KPMG LLP

Chicago, Illinois

October 9, 2006

The Board of Directors and Stockholders

GateHouse Media, Inc.:

We have audited the accompanying consolidated balance sheets of GateHouse Media, Inc. (formerly Liberty Group Publishing, Inc.) and subsidiaries (the Company) as of December 31, 2004 (Predecessor) and 2005 (Successor), and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2003 and 2004 (Predecessor Periods), the period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from June 6, 2005 to December 31, 2005 (Successor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GateHouse Media, Inc. (formerly Liberty Group Publishing, Inc.) and subsidiaries as of December 31, 2004 (Predecessor) and 2005 (Successor), and the results of their operations and their cash flows for the years ended December 31, 2003 and 2004 (Predecessor Periods), the period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from June 6, 2005 to December 31, 2005 (Successor Period) in conformity with U.S. generally accepted accounting principles.

As discussed in note 1(f) to the consolidated financial statements, the Company changed to June 30 the date on which the annual impairment assessment of goodwill and mastheads is made.

As discussed in note 1(b) to the consolidated financial statements, effective June 6, 2005, FIF III Liberty Holdings LLC acquired all of the outstanding stock of GateHouse Media, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than for the periods prior to the acquisition and therefore, is not comparable.

Chicago, Illinois

July 20, 2006, except as to note 19,

which is as of October 5, 2006,

and as to note 20,

which is as of October     , 2006.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2005

(In thousands, except share data)

	2004	2005
	(Predecessor)	(Successor)
Assets
Current assets:
Cash and cash equivalents	$3,276	$3,063
Accounts receivable, net of allowance for doubtful accounts of $1,547 and $1,509 at December 31, 2004 and 2005, respectively	22,067	22,587
Inventory	2,978	3,421
Prepaid expenses	1,374	1,392
Deferred income taxes	1,527	2,121
Other current assets	474	366

Total current assets	31,696	32,950
Property, plant, and equipment, net	44,933	60,017
Goodwill	183,438	316,691
Intangible assets, net	223,625	217,104
Deferred financing costs, net	4,051	753
Other assets	433	11,211

Total assets	$488,176	$638,726

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of Term Loan B	$22,718	$3,071
Current portion of long-term liabilities	249	224
Accounts payable	1,451	1,616
Accrued expenses	15,778	10,505
Deferred revenue	8,742	8,851

Total current liabilities	48,938	24,267
Long-term liabilities:
Borrowings under revolving credit facility	—	8,500
Term Loan B, less current portion	37,339	301,355
Long-term liabilities, less current portion	620	505
Senior subordinated notes	180,000	—
Senior discount debentures, redemption value $89,000	89,000	—
Senior debentures held by affiliates	12,782	—
Accrued interest on senior discount debentures and senior debentures held by affiliates	3,971	—
Deferred income taxes	25,779	72,043
Series A 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, $0.01 par value, 21,000,000 shares authorized, 4,790,920 shares issued and outstanding at December 31, 2004. Aggregate involuntary liquidation preference, $25 per share plus accrued dividends.	122,717	—
Series B 10% Junior Redeemable Cumulative Preferred Stock, $0.01 par value, 250,000 shares authorized, 130,433 shares issued and outstanding at December 31, 2004. Aggregate involuntary liquidation preference, $1,000 per share plus accrued dividends.	132,607	—

Total liabilities	653,753	406,670

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 50,000,000 shares authorized (see Note 19); none issued and outstanding at December 31, 2005 (Successor)	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized (see Note 19); 218,517,700 and 22,640,000 shares issued, and 215,883,300 and 22,640,000 outstanding at December 31, 2004 and December 31, 2005, respectively	22	222
Additional paid-in capital	16,444	226,178
Deferred compensation	—	(3,909)
Notes receivable	(953)	—
Retained earnings (accumulated deficit)	(180,909)	9,565
Treasury stock, at cost, 2,634,400 shares at December 31, 2004 (Predecessor)	(181)	—

Total stockholders’ equity (deficit)	(165,577)	232,056

Total liabilities and stockholders’ equity (deficit)	$488,176	$638,726

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the years ended December 31, 2003 and 2004 (Predecessor Periods), period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from

June 6, 2005 to December 31, 2005 (Successor Period)

(In thousands, except per share data)

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Revenues:
Advertising	$139,258	$148,291	$63,172	$88,798
Circulation	31,478	34,017	14,184	19,298
Commercial printing and other	11,645	17,776	8,134	11,415

Total revenues	182,381	200,084	85,490	119,511
Operating costs and expenses:
Operating costs	86,484	97,198	40,007	61,001
Selling, general, and administrative	50,750	52,223	26,210	29,033
Depreciation and amortization	13,359	13,374	5,776	8,030
Transaction costs related to Merger	—	—	7,703	2,850
Integration and reorganization costs and management fees paid to prior owner	1,480	1,480	768	1,002
Impairment of long-term assets	—	1,500	—	—
Gain (loss) on sale of assets	(104)	(30)	—	40

Income from operations	30,204	34,279	5,026	17,635
Interest expense—debt	32,433	32,917	13,232	11,760
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019	13,484	—
Amortization of deferred financing costs	1,810	1,826	643	67
Loss on early extinguishment of debt	—	—	5,525	—
Unrealized gain on derivative instrument	—	—	—	(10,807)
Write-off of deferred financing costs	161	—	—	—
Write-off of deferred offering costs	1,935	—	—	—

Income (loss) from continuing operations before income taxes	(19,341)	(29,483)	(27,858)	16,615
Income tax expense (benefit)	(4,691)	1,228	(3,027)	7,050

Income (loss) from continuing operations	(14,650)	(30,711)	(24,831)	9,565
Income from discontinued operations, net of income taxes of $303 and $3,091 in 2003 and 2004, respectively	486	4,626	—	—

Net income (loss)	(14,164)	(26,085)	(24,831)	9,565
Dividends on mandatorily redeemable preferred stock	(12,409)	—	—	—

Net income (loss) available to common stockholders	$(26,573)	$(26,085)	$(24,831)	$9,565

Earnings (loss) per share:
Basic and diluted:
Income (loss) from continuing operations available to common stockholders	$(0.13)	$(0.14)	$(0.12)	$0.43
Net income (loss) available to common stockholders	$(0.12)	$(0.12)	$(0.12)	$0.43

Pro forma earnings (loss) per share (unaudited):
Basic			$(0.11)	$0.43
Diluted			$(0.11)	$0.42

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)

For the years ended December 31, 2003 and 2004 (Predecessor Periods), period from

January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from

June 6, 2005 to December 31, 2005 (Successor Period)

(In thousands, except share data)

	Common stock		Additional paid-in capital	Deferred compensation	Treasury stock		Notes receivable	Retained earnings (accumulated deficit)	Total
	Shares	Amount			Shares	Amount
Balance at December 31, 2002 (Predecessor)	218,517,700	$2,185	$14,281	$—	2,634,400	$(181)	$(970)	$(128,251)	$(112,936)
Dividends on senior preferred stock	—	—	—	—	—	—	—	(6,899)	(6,899)
Dividends on junior preferred stock	—	—	—	—	—	—	—	(5,510)	(5,510)
Net loss	—	—	—	—	—	—	—	(14,164)	(14,164)
Repayment of notes receivable through forgiveness of debt	—	—	—	—	—	—	17	—	17

Balance at December 31, 2003 (Predecessor)	218,517,700	$2,185	14,281	—	2,634,400	(181)	(953)	(154,824)	(139,492)
Net loss	—	—	—	—	—	—	—	(26,085)	(26,085)

Balance at December 31, 2004 (Predecessor)	218,517,700	$2,185	14,281	—	2,634,400	(181)	(953)	(180,909)	(165,577)
Repayment of notes receivable through forgiveness of debt	—	—	—	—	—	—	953	—	953
Net loss	—	—	—	—	—	—	—	(24,831)	(24,831)

Balance at June 5, 2005 (Predecessor)	218,517,700	$2,185	14,281	—	2,634,400	(181)	—	(205,740)	(189,455)
Redemption of Predecessor’s outstanding common stock	(218,517,700)	(2,185)	(14,281)	—	—	—	—	—	(16,466)
Cancellation of Predecessor’s stock held in treasury	—	—	—	—	(2,634,400)	181	—	—	181
Write-off of Predecessor’s accumulated deficit associated with the Merger	—	—	—	—	—	—	—	205,740	205,740
Contributed capital associated with the Merger	22,197,500	222	221,753	—	—	—	—	—	221,975
Restricted share grants	442,500	—	4,425	(4,425)	—	—	—	—	—
Restricted share grants, compensation expense	—	—	—	516	—	—	—	—	516
Net income	—	—	—	—	—	—	—	9,565	9,565

Balance at December 31, 2005 (Successor)	22,640,000	$222	$226,178	$(3,909)	—	$—	$—	$9,565	$232,056

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the years ended December 31, 2003 and 2004 (Predecessor Periods), period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from

June 6, 2005 to December 31, 2005 (Successor Period)

(In thousands)

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Cash flows from operating activities:
Net income (loss)	$(14,164)	$(26,085)	$(24,831)	$9,565
Income from discontinued operations, net of income taxes	(486)	(4,626)	—	—

Net income (loss) from continuing operations	(14,650)	(30,711)	(24,831)	9,565
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation and amortization	13,359	13,374	5,776	8,030
Amortization of deferred financing costs	1,810	1,826	643	67
Accretion of senior discount debentures	840	—	—	—
Issuance of senior debentures in lieu of paying cash interest on senior discount debentures and senior debentures held by affiliates	4,022	8,760	4,765	—
Change in accrued interest on senior discount debentures and senior debentures held by affiliates	3,547	424	(389)	(21,129)
Noncash compensation	17	—	—	516
Deferred taxes	(5,182)	457	(3,520)	6,899
Write-off of deferred financing costs	161	—	—	—
Write-off of deferred offering costs	1,935	—	—	—
(Gain) loss on sale of assets	104	30	—	(40)
Noncash transaction costs related to Merger	—	—	953	—
Unrealized gain on derivative instrument	—	—	—	(10,807)
Loss on early extinguishment of debt	—	—	5,525	—
Impairment of long-term assets	—	1,500	—	—
Interest expense—dividends on mandatorily redeemable preferred stock	13,206	29,019	13,484	—
Changes in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable, net	76	(1,440)	(656)	760
Inventory	69	(88)	74	(408)
Prepaid expenses and other assets	441	(566)	(226)	346
Accounts payable	540	(323)	223	(58)
Accrued expenses	1,607	(153)	(2,227)	(5,304)
Deferred offering costs	(1,153)	—	—	—
Other long-term liabilities	(376)	(403)	(95)	(138)
Deferred revenue	(90)	(259)	(71)	(113)

Net cash provided by (used in) continuing operating activities	20,283	21,447	(572)	(11,814)

Cash flows from continuing investing activities:
Acquisition of GateHouse Media, Inc., net of cash acquired	—	—	—	(23,930)
Purchases of property, plant, and equipment	(2,141)	(3,654)	(1,015)	(4,967)
Proceeds from exchange of publications and sale of other assets	995	1,994	—	3,398
Payments made for acquisitions, net of cash acquired	(2,481)	(968)	(80)	(15,082)

Net cash used in continuing investing activities	(3,627)	(2,628)	(1,095)	(40,581)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the years ended December 31, 2003 and 2004 (Predecessor Periods), period from January 1, 2005 to June 5, 2005 (Predecessor Period), and the period from

June 6, 2005 to December 31, 2005 (Successor Period)

(In thousands)

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Cash flows from continuing financing activities:
Extinguishment of senior subordinated notes, net of fees	—	—	(182,813)	—
Extinguishment of senior discount notes, held by third parties	—	—	(20,184)	—
Extinguishment of senior preferred stock, held by third parties	—	—	(11,361)	—
Repayments of Term Loan B	(743)	(11,700)	(60,052)	—
Payment of debt issuance costs	—	—	(2,350)	(771)
Contributed capital	—	—	—	221,975
Extinguishment of preferred stock related to merger	—	—	—	(134,321)
Net borrowings (repayments) under new credit facility, including fees	—	—	—	8,500
Net borrowings under new term loan	—	—	276,500	27,926
Extinguishment of senior debentures	—	—	—	(69,200)
Net repayments under revolving credit facility	(15,507)	(6,338)	—	—

Net cash provided by (used in) continuing financing activities	(16,250)	(18,038)	(260)	54,109

Net cash provided by (used in) discontinued operations:
Operating cash flows	42	459	—	—
Investing cash flows	(108)	—	—	—

Net increase (decrease) in cash and cash equivalents	340	1,240	(1,927)	1,714
Cash and cash equivalents, at beginning of period	1,696	2,036	3,276	1,349

Cash and cash equivalents, at end of period	$2,036	$3,276	$1,349	$3,063

Supplemental disclosures of cash flow information:
Cash interest paid	$22,754	$24,210	$16,879	$31,720
Repayment of notes receivable through forgiveness of debt	17	—	953	—
Issuance of senior debentures in lieu of paying cash interest on senior discount debentures and senior debentures held by affiliates	4,022	8,760	4,765	—
New Senior Debentures issued in exchange for Senior Debentures and Senior Discount Debentures held by affiliates	—	—	87,503	—
Series B-1 Senior Preferred Stock issued in exchange for Series A Senior Preferred Stock	—	—	114,277	—

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share data)

(1) Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

(a) Description of Business

GateHouse Media, Inc. (GateHouse), formerly Liberty Group Publishing, Inc. (LGP), and subsidiaries is a leading U.S. publisher of local newspapers and related publications that are the dominant source of local news and print advertising in their markets. As of December 31, 2005, the Company (as defined below) owns and operates 292 publications located in 16 states. The majority of the Company’s paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective nonmetropolitan markets. The Company’s publications generally face limited competition as a result of operating in small and midsized markets that can typically support only one newspaper. The Company has strategically clustered its publications in geographically diverse, nonmetropolitan markets in the Midwest and Northeast United States and in the Chicago suburban market, which limits its exposure to economic conditions in any single market or region.

Unlike large metropolitan newspapers, the Company derives a majority of its revenues from local advertising, rather than national advertising, which is generally more sensitive to economic conditions. The Company currently operates in a single reportable segment as its publications have similar economic characteristics, products, customers and distribution.

(b) Basis of Presentation

GateHouse was formed in 1997 for purposes of acquiring 166 daily and weekly newspapers, which is further described in note 8. GateHouse is a holding company for its wholly owned subsidiary, GateHouse Media Operating, Inc. (Operating Company). The consolidated financial statements include the accounts of GateHouse and Operating Company and its consolidated subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated.

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The total value of the transaction was approximately $527,000.

The Merger resulted in a new basis of accounting under Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. This change creates many differences between reporting for the Company pre-Merger, as predecessor, and the Company post-Merger, as successor. The accompanying consolidated financial statements and the notes to consolidated financial statements reflect separate reporting periods for the predecessor and successor company.

The following transactions occurred in connection with the Merger:

•	The Company’s issued and outstanding shares of common stock, par value $0.01, were converted into the right to receive $0.10 per share in cash (Conversion Amount), or $21,588 in the aggregate.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

•	Each share of Series B-1 Senior Preferred stock issued and outstanding at the time of the Merger was converted, without interest, into $1,000 per share, or $115,821 in the aggregate, plus accumulated and unpaid dividends of $3,182, and was extinguished.

•	Each share of Series B Junior Preferred Stock issued and outstanding at the time of the Merger was converted, without interest, into $115.56 per share, or $15,317 in the aggregate, plus accumulated and unpaid dividends of $0, and was extinguished.

•	Parent and certain management investors contributed approximately $221,975 in cash to the Company, which in turn held all the outstanding shares of common stock of the Company after the completion of the Merger.

•	The Company amended its new credit facility to allow for a change in control and borrowed $33,500 on the revolving credit facility in connection with the Merger. The Company paid $771 in fees in connection with the amendment.

•	The Company incurred approximately $10,553 in transaction costs associated with the Merger.

•	Each outstanding option under the Company’s 1999 Stock Option Plan was cancelled for cash consideration per share equal to the difference between the conversion amount of $0.10 per share and the respective exercise price of the option, or $93 in the aggregate. Additionally, all outstanding shares of the Company’s common stock held in treasury at the time of the Merger were cancelled.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Inventory

Inventory consists principally of newsprint, which is valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method.

(e) Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Routine maintenance and repairs are expensed as incurred.

Depreciation is calculated under the straight-line method over the estimated useful lives, principally 25 years for buildings and improvements and 3 to 10 years for machinery, equipment, furniture, fixtures, and computer software. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(f) Goodwill and Intangible Assets

Intangible assets consist of advertiser, subscriber, customer relationships, mastheads, and noncompete agreements with former owners of acquired newspapers. The excess of acquisition costs over the estimated fair value of tangible and identifiable intangible net assets acquired is recorded as goodwill.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Advertiser and subscriber relationships were amortized over useful lives of 30 and 20 years, respectively, for the years ended December 31, 2003 and 2004 and during the period from January 1, 2005 to June 5, 2005. Customer relationships unrelated to newspapers were amortized over 10 years for the years ended December 31, 2003 and 2004 and during the period from January 1, 2005 to June 5, 2005. Noncompete agreements were amortized over periods of up to 10 years depending on the specifics of the agreement.

The Company obtained a third party independent appraisal to determine the fair values of the subscriber and advertiser relationships acquired in connection with the Merger. The appraisal used an excess earning approach, a form of the income approach, which values assets based upon associated estimated discounted cash flows. A static pool approach using historical attrition rates was used to estimate attrition rates of 5.0% to 7.0% for advertiser relationships and 5.0% for subscriber relationships. Growth rates were estimated to be 3.0% and the discount rate was estimated to be 8.5%.

Estimated cash flows extend up to periods of 27 years which considers that a majority of the publications have been in existence over 50 years with many having histories’ over 100 years. The Company is amortizing the fair values of the subscriber and advertiser relationships over the periods at which 90% of the cumulative net cash flows are estimated to be realized. Therefore, the subscriber and advertiser relationships are being amortized over 19 years and 18 years, respectively, on a straight line basis as no other discernable pattern of usage was more readily determinable commencing June 6, 2005. Non-compete agreements are amortized over periods of up to 5 years depending on the specifics of the agreement.

For tax purposes, the amount of goodwill that is expected to be deductible is $150,926.

Goodwill and mastheads are not amortized pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Mastheads are not amortized because it has been determined that the useful lives of such mastheads are indefinite.

In accordance with SFAS No. 142, goodwill and intangible assets with indefinite lives are tested for impairment annually or when events indicate that an impairment could exist. For the years through December 31, 2004, the annual test was conducted on December 31. As a result of the Merger, the Company has changed the date on which the annual impairment assessment is made to June 30. As required by SFAS No. 142, the Company performs its impairment analysis on each of its reporting units, represented by its geographic regions. The geographic regions have discrete financial information and are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by the Company. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, the Company relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value of goodwill over its implied fair value. No impairment charge resulted from these tests during the years ended December 31, 2003 and December 31, 2005. For the year ended December 31, 2004, an impairment charge of $526 was recorded for goodwill.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company assesses the recoverability of its long-lived assets, including property, plant, and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include significant under performance relative to historical or projected future operating losses, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If undiscounted projected future operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. The Company records the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in the consolidated statements of operations if such a difference arises.

(g) Revenue Recognition

Circulation revenue from subscribers is billed to customers at the beginning of the subscription period and is recognized on a straight-line basis over the term of the related subscription. Circulation revenue from single copy sales is recognized at the time of sale. Advertising revenue is recognized upon publication of the advertisement. Revenue for commercial printing is recognized upon delivery.

(h) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Fair Value of Financial Instruments

The Company has reviewed its cash equivalents, accounts receivable, accounts payable, and accrued expenses and has determined that their carrying values approximate fair value due to the short maturity of these instruments. The Company’s carrying value for its Term Loan B and borrowings under the revolving credit facility approximates fair value due to the variable interest rates associated with these financial instruments.

The Company applies SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity or net earnings depending on whether the derivative instrument qualifies as an effective hedge for accounting purposes and, if so, the nature of the hedging activity.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

To qualify for hedge accounting, the Company requires that the instruments are effective in reducing the risk exposure that they are designated to hedge. Instruments that meet established accounting criteria are formally designated as hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value of the underlying exposure both at the inception of the hedging relationship and on an ongoing basis. The Company’s policy requires the assessment for effectiveness to be formally documented at hedge inception and reviewed at least quarterly throughout the designated hedge period.

(j) Cash Equivalents

Cash equivalents represent highly liquid certificates of deposit with a maximum term at origination of three months or less.

(k) Deferred Financing Costs

Deferred financing costs consist of costs incurred in connection with debt financings. Such costs are amortized to interest expense on a straight-line basis over the remaining terms of the related debt.

(l) Advertising

Advertising costs are expensed in the period incurred. The Company incurred total advertising expenses of $816, $844, $585 and $382 during the years ended December 31, 2003 and 2004, the period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005, respectively.

(m) Earnings (loss) per share

Basic earnings (loss) per share is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issued through common stock equivalents.

(n) Stock-based Employee Compensation

On June 6, 2005, the Company issued 442,500 Restricted Share Grants (RSGs) to certain management investors pursuant to each investor’s management stockholder agreement. Each RSG is convertible into one share of common stock. Under the Plan, the RSGs vest by one-third (1/3) on each of the third, fourth and fifth anniversaries from the grant date. In the event the management investor is terminated without cause, the RSGs immediately vest at the percentage that would have vested under the normal vesting period on the next succeeding anniversary date following such termination. In the event the management investor’s employment is terminated without cause within twelve months after a change in control, all unvested RSGs become immediately vested at the termination date. The Company recognized $516 in employee compensation expense related to the RSGs during the period ending December 31, 2005. During the period prior to the lapse and removal of the vesting restrictions, the management investor will have all of the rights of a stockholder, including without limitation, the right to vote and the right to receive all dividends or other distributions. As a result, the RSGs have been reflected as outstanding common stock. At December 31, 2005, there were 442,500 RSGs issued and outstanding with a weighted average grant date fair value of $10.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Prior to the Merger, the Company had one stock-based employee compensation plan, which is more fully described in note 15. On June 5, 2005, each outstanding option under the plan was cancelled for cash consideration per share equal to the difference between the conversion amount of $0.10 per share and the respective exercise price of the option, or $93 in the aggregate, and the Company recognized compensation expense accordingly. The Company accounts for its stock options under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income (loss) disclosures for employee stock option grants made as if the fair value based method defined in SFAS No. 123 had been applied. Under APB Opinion No. 25, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS No. 123. The following table illustrates the effect on net income (loss) as if the Company had applied the fair value based method to all outstanding and unvested awards in each period:

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Net income (loss), as reported	$(14,164)	$(26,085)	$(24,831)	$9,565
Add:
Stock-based employee compensation expense included in reported net income (loss)	—	—	93	516
Deduct:
Stock-based employee compensation expense determined under fair value-based method	(8)	(23)	(93)	(516)

Pro forma net income (loss)	$(14,172)	$(26,108)	$(24,831)	$9,565

Earnings (loss) per share:
Basic—as reported	$(0.12)	$(0.12)	$(0.12)	$0.43
Basic—pro forma	$(0.12)	$(0.12)	$(0.12)	$0.43
Diluted—as reported	$(0.12)	$(0.12)	$(0.12)	$0.43
Diluted—pro forma	$(0.12)	$(0.12)	$(0.12)	$0.43

Under the stock-based employee compensation plan, the exercise price of each option equals the fair value of the common stock on the date of grant. For purposes of calculating compensation expense consistent with SFAS No. 123, the fair value of each 2004 stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield of 0%, expected volatility of 18.6%, risk-free interest rate of 4.5%, and an expected life of 10 years. There were no stock option grants during 2005 and 2003.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Valuation of Privately-Held Company Equity Securities Issued as Compensation

The Company records deferred stock-based compensation, which consists of the amounts by which the estimated fair value of the instrument underlying the grant exceeds the grant or exercise price, at the date of grant or other measurement date, if applicable, and recognizes the expense over the related service period. In determining the fair value of our common stock at the dates of grant, Gatehouse was unable to rely on a public trading market for our stock.

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The Merger resulted in a new basis of accounting under Statement of Financial Accounting Standards No. 141, Business Combinations.

The Company believes the Merger was on arms’ length terms and represented the fair value of our equity on June 6, 2005. In connection with the Merger, an appraisal of certain assets and liabilities was prepared by an unrelated valuation specialist and indicated a $10 fair value per share for our common stock on that date.

(o) Reclassifications

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the 2005 successor presentation.

(p) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment (SFAS No. 123R). SFAS No. 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS No. 123R was to be effective as of the first interim or annual reporting period that began after June 15, 2005. On April 14, 2005, the compliance date was changed by the Securities and Exchange Commission (SEC) such that SFAS No. 123R is effective at the start of the next fiscal period beginning after June 15, 2005, which is January 1, 2006 for the Company. The Company will adopt SFAS No. 123R on January 1, 2006 and does not expect the adoption to have a material impact on the consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS No. 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN No. 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 became effective for fiscal years ending after December 15, 2005 and the Company adopted this interpretation for the nine month period ended April 2, 2006. Adopting FIN No. 47 did not have a material impact in the Company’s financial position, results of operations, or cash flows.

(2) Acquisitions

(a) Midland Communications—2003

During December 2003, the Company entered into an agreement with Midland Communications to acquire a printing facility. The purchase price was $2,471. The Company has accounted for the acquisition using the purchase method of accounting. Accordingly, the cost has been allocated to the assets acquired and liabilities assumed based upon their respective fair values. The purchase price allocation for the Midland Communications acquisition is as follows:

Cash	$2,471
Legal and professional fees and other costs	132

Total purchase price	$2,603

Tangible net assets acquired	$1,266
Customer relationship intangible assets	1,337

Total purchase price allocation	$2,603

The customer relationship intangible assets acquired were being amortized through June 5, 2005 (predecessor) over 10 years. The operating results of the printing facility are included in the consolidated financial statements since the date of acquisition.

(b) Lee Exchange—2004

On February 3, 2004, the Company acquired the daily newspapers in Corning, New York and Freeport, Illinois from Lee Enterprises, Inc. in exchange for the Company’s daily newspapers in Elko, Nevada and Burley, Idaho, as well as its weeklies in Haily, Idaho and Jerome, Idaho (the Lee Exchange). In conjunction with the Lee Exchange, the Company received cash proceeds of $1,994. The fair value of the newspaper businesses acquired in the Lee Exchange, collectively resulted in a pre-tax gain of $7,716, or a gain of $4,625, net of the tax effect of $3,091. The Company has accounted for the acquired newspaper businesses using the purchase method of accounting. An independent third party valuation analysis was performed to determine the fair value of the newspaper

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

business acquired. The value was determined using a discounted cash flow approach for the two publications received in the exchange. Accordingly, the fair value of the newspaper businesses acquired was allocated to the assets acquired and liabilities assumed based on their respective fair values. Advertiser and subscriber relationships were being amortized through June 5, 2005 (predecessor) over remaining useful lives of 30 and 20 years, respectively. Mastheads were not amortized because their useful lives were determined to be indefinite.

The operating results of the acquired newspaper businesses from the Lee Exchange have been included in the consolidated financial statements since the exchange date. The operating results of the newspaper businesses disposed of in the Lee Exchange have been accounted for as a discontinued operation and, accordingly, such amounts have been reclassified to reflect the disposition as a discontinued operation for all periods presented. Revenue associated with the discontinued operations for the years ended December 31, 2003 and December 31, 2004 was $6,454 and $477, respectively. Income from discontinued operations for the year ended December 31, 2004 includes operating income of $1 and a gain on the exchange of $4,625, net of tax. Income from discontinued operations for the year ended December 31, 2003 relates solely to the operating results of the disposed-of newspaper businesses.

A computation of the gain on the exchange is as follows:

Fair value of newspaper businesses acquired	$24,579
Cash consideration received from Lee	1,994

26,573

Net book value of newspaper businesses disposed	(18,119)
Other liabilities	(270)
Legal and professional fees	(468)

Gain on exchange before income taxes	7,716

Income tax expense	3,091

Gain on exchange, net of income taxes	$4,625

The fair value allocation for the newspaper businesses acquired in 2004 is as follows:

Fair value of newspaper businesses acquired	$24,579

Current assets	$869
Property, plant, and equipment	3,300
Advertiser relationships	7,947
Subscriber relationships	2,588
Mastheads	3,004
Goodwill	7,791
Current liabilities	(920)

$24,579

(c) Fortress Acquisition—2005

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The total value of the transaction was approximately $527,000. The rationale for the Merger was primarily due to the Company’s attractive community newspaper assets with stable cash flow.

In connection with the Merger, the Company’s issued and outstanding shares of the its common stock, par value $0.01, were converted into the right to receive $10.00 per share in cash (Conversion Amount), or $21,588 in the aggregate. Additionally, each share of Series B-1 Senior Preferred stock issued and outstanding at the time of the Merger was converted, without interest, into $1,000 per share, or $115,821 in the aggregate, plus accumulated and unpaid dividends of $3,182. Each share of Series B Junior Preferred Stock issued and outstanding at the time of the Merger was converted, without interest, into $115.56 per share, or $15,317 in aggregate, plus accumulated and unpaid dividends of $0. Parent and certain management investors contributed approximately $221,975 in cash to the Company, which in turn held all the outstanding shares of common stock of the Company after the completion of the Merger. The Company amended its New Credit Facility to allow for a change in control and borrowed $33,500 on the revolving credit facility in connection with the Merger. The predecessor Company incurred approximately $7,703 in transaction costs associated with the Merger.

Each outstanding option under the Company’s 1999 Stock Option Plan was cancelled for cash consideration per share equal to the difference between the conversion amount of $10.00 per share and the respective exercise price of the option, or $93 in the aggregate. Additionally, all shares of the Company’s treasury stock outstanding were cancelled in conjunction with the Merger.

The unaudited pro forma condensed consolidated statements of operations information for 2004 and 2005, set forth below, presents the results of operations as if the Merger had occurred at the beginning of each year and is not necessarily indicative of future results or actual results that would have been achieved had the Merger occurred as of the beginning of such year. Other acquisitions described in (a) and (b), above, and (d), below, are excluded.

	2004	2005
	(unaudited)
Revenues	$200,084	$205,001
Loss from continuing operations	(40,772)	(21,313)
Net loss	(36,146)	(21,313)
Loss from continuing operations per common share:
Basic and diluted	$(1.80)	$(0.96)
Loss per common share:
Basic and diluted	$(1.60)	$(0.96)

The aggregate purchase price paid in the Merger transaction of $526,841 consisted of the following:

Payment of common stock	$21,588
Assumption of Term Loan B	276,500
Assumption of preferred stock	134,321
Assumption of senior debentures	90,329
Payment of fees and expenses	1,759
Payment of working capital settlement	2,344

$526,841

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The Merger was recorded in accordance with SFAS No. 141, Business Combinations. Upon closing of the Merger a third party independent analysis was performed to estimate the fair values of the assets acquired and liabilities assumed. Portions of the cost were assigned to tangible assets and identifiable and separately recognized intangible assets, based on the fair values of the individual assets. The cost of the acquisition exceeded the fair value of the identifiable assets less the liabilities assumed, which resulted in the excess recognized as goodwill. The fair values of subscriber and advertiser intangible assets was determined using an income approach, the mastheads fair value was determined using a market approach and the valuation of real estate was determined using a sales comparison approach. The following table summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

Current assets	$249,309
Other assets	364
Property, plant and equipment	58,022
Advertising relationships	125,356
Customer relationships	2,308
Subscriber relationships	29,047
Mastheads	58,402
Goodwill	316,412

Total assets	839,220

Current liabilities	28,282
New Term Loan B	276,500
Senior debentures	90,329
Senior preferred stock	119,003
Junior preferred stock	15,318
Other long-term liabilities	488
Deferred income taxes	87,325

Total liabilities	617,245

Net assets acquired	$221,975

(d) Other Acquisitions—2005

During the period from June 6, 2005 to December 31, 2005, the Company acquired 18 publications in 5 separate transactions for an aggregate purchase price of $15,381. The purchase price allocation for these acquisitions is as follows:

Net tangible assets acquired	$307
Property, plant, and equipment	3,265
Non compete assets	221
Advertising relationships	4,035
Subscriber relationships	899
Mastheads	1,947
Goodwill	4,707

Purchase price	$15,381

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The Company continues to refine the fair value estimates in accordance with SFAS No. 141. As additional information becomes available and as actual values vary from these estimates, the underlying assets may need to be adjusted, thereby impacting intangible asset estimates, as well as goodwill.

(3) Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	As of December 31,
	2004	2005
	(Predecessor)	(Successor)
Land	$7,797	$9,140
Building and improvements	25,700	28,590
Machinery and equipment	34,046	23,213
Furniture, fixtures, and computer software	4,105	1,952

	71,648	62,895

Less accumulated depreciation and amortization	(26,715)	(2,878)

Total	$44,933	$60,017

(4) Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

	As of December 31, 2004 (Predecessor)
	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortized intangible assets:
Noncompete agreements	$17,440	$16,996	$444
Advertiser relationships	196,234	33,462	162,772
Customer relationships	1,337	134	1,203
Subscriber relationships	52,443	12,051	40,392

Total	$267,454	$62,643	$204,811

Nonamortized intangible assets:
Goodwill	$183,438
Mastheads	18,814

Total	$202,252

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

	As of December 31, 2005 (Successor)
	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortized intangible assets:
Noncompete agreements	$221	$16	$205
Advertiser relationships	129,391	4,105	125,286
Customer relationships	2,308	90	2,218
Subscriber relationships	29,945	900	29,045

Total	$161,865	$5,111	$156,754

Nonamortized intangible assets:
Goodwill	$316,691
Mastheads	60,350

Total	$377,041

Amortization expense for the years ended December 31, 2003 and 2004, period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005 was $8,772, $8,636, $3,626 and $5,111, respectively. Estimated future amortization expense as of December 31, 2005, is as follows:

For the year ending December 31:
2006	$8,963
2007	8,963
2008	8,963
2009	8,963
2010	8,946
Thereafter	111,956

Total	$156,754

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004, period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005 are as follows:

As of January 1, 2003 (Predecessor)	$185,447
Goodwill from acquisitions	20

Balance as of December 31, 2003 (Predecessor)	185,467

Goodwill from acquisitions	8,106
Goodwill impairment	(526)
Goodwill disposed of in Lee Exchange	(9,373)
Other	(236)

Balance as of December 31, 2004 (Predecessor)	183,438
Goodwill from acquisitions	23

Balance at June 5, 2005 (Predecessor)	183,461

Goodwill adjustment from Merger	132,951
Goodwill from acquisitions	4,707
Adjustment related to income tax valuation allowance	(4,428)

Balance at December 31, 2005 (Successor)	$316,691

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

As of December 31, 2005, goodwill in the amount of $151,017 is deductible for income tax purposes.

The Company’s 2004 annual impairment test was conducted as of December 31, 2004 (see note 1(f)). As a result of this test, the Company determined that the fair values of two properties were less than the net book values of such properties on December 31, 2004 and a goodwill impairment loss of $526 was recorded in 2004. In addition, impairment losses of $200 and $774 related to net property, plant, and equipment and net intangible assets, respectively, were recorded in 2004. There were no impairments in 2003 or 2005.

The adjustment to goodwill is attributed to the change in net deferred tax assets during the period, related to the Merger, which was primarily impacted by the tax effect of the unrealized gain on a derivative instrument at December 31, 2005 of $10,807.

(5) Accounts Receivable

Activity in the allowance for doubtful accounts is summarized as follows:

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Beginning balance	$1,340	$1,600	$1,547	$1,437
Balance acquired from acquisitions	238	80	—	17
Balance relieved from divestitures	—	(33)	—	—
Bad debt expense	1,295	919	411	1,232
Write-offs	(1,273)	(1,019)	(521)	(1,177)

Ending Balance	$1,600	$1,547	$1,437	$1,509

(6) Accrued Expenses

Accrued expenses consisted of the following:

	As of December 31,
	2004	2005
	(Predecessor)	(Successor)
Accrued payroll	$2,541	$2,820
Accrued vacation	98	88
Accrued bonus	1,335	1,069
Accrued interest	8,140	1,333
Accrued other	3,664	5,195

	$15,778	$10,505

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

(7) Lease Commitments

The future minimum lease payments related to the Company’s noncancelable operating lease commitments as of December 31, 2005 are as follows:

For the year ending December 31:
2006	$878
2007	690
2008	607
2009	496
2010	391
Thereafter	3,033

Total minimum lease payments	$6,095

Rental expense under operating leases for the years ended December 31, 2003 and 2004, period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005 was $746, $766, $365, and $439, respectively.

(8) Senior Subordinated Notes, Senior Discount Debentures, and Senior Debentures

The Senior Subordinated Notes, Senior Discount Debentures, and Senior Debentures consisted of the following:

	As of December 31,
	2004	2005
	(Predecessor)	(Successor)
Operating Company:
9 3/8% Senior Subordinated Notes due February 1, 2008	$180,000	$—

LGP:
11 5/8% Senior Discount Debentures, $89,000 redemption value due February 1, 2009	89,000	—
11 5/8% Senior Debentures due February 1, 2009	12,782	—

Total Senior Subordinated Notes, Senior Discount Debentures, and Senior Debentures	281,782	—

Less current installments	—	—

Total Senior Subordinated Notes, Senior Discount Debentures, and Senior Debentures excluding current installments	$281,782	$—

The acquisition of 166 newspapers in January 1998 was financed in part by: (i) $180,000 from the issuance and sale by the Operating Company of $180,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes (the Notes) due February 1, 2008 and (ii) $50,521 from the issuance and sale by GateHouse of $89,000 aggregate principal amount of 11 5/8% Senior Discount Debentures (the Senior Discount Debentures) due February 1, 2009.

The Notes were general unsecured obligations of the Operating Company, and were irrevocably and unconditionally jointly and severally guaranteed by each of the Operating Company’s existing and future subsidiaries. As of February 1, 2003, the Notes were redeemable for cash at the option of the

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Operating Company at stipulated redemption amounts. In the event of a change in control (as defined in the Notes) of the Operating Company or the Company, the Company was required to offer to repurchase the Notes at 101% of their principal amount.

The Senior Discount Debentures issued by GateHouse were general unsecured obligations. The Senior Discount Debentures accreted to a full principal amount of $89,000 as of February 1, 2003. Thereafter, cash interest on the Senior Discount Debentures accrued and was payable semi-annually on February 1 and August 1 of each year. As of February 1, 2003, the Senor Discount Debentures were redeemable for cash at the option of GateHouse at stipulated redemption amounts. In the event of a change in control of GateHouse, and subject to certain conditions, the holders of the Senior Discount Debentures had the right to require GateHouse to repurchase all of the Senior Discount Debentures at a price of 101% of the principal amount at maturity thereof, plus accrued and unpaid interest to the repurchase date.

On December 17, 2001, Green Equity Investors II, L.P (GEI II) and Green Equity Investors III, L.P. (GEI III) purchased Senior Discount Debentures with a face value of $11,819 and $57,381, respectively, on the open market at a substantial discount. GEI II and GEI III are affiliates of Leonard Green & Partners. At December 31, 2004, Leonard Green & Partners owned 194,660,500 and 13,153 shares of GateHouse’s common stock and Junior Preferred Stock, respectively. Leonard Green & Partners affiliates also owned a substantial portion of GateHouse’s Senior Preferred Stock. The purchase of Senior Discount Debentures by GEI II and GEI III resulted in a cancellation and reissuance of indebtedness for Federal income tax purposes.

On July 25, 2003, the Operating Company and GateHouse entered into an amendment to the Amended Credit Facility (see note 9). The amendment permitted GateHouse to issue debt in lieu of paying cash for the interest due on the Senior Discount Debentures, and to issue debt in lieu of paying cash interest due on the additional debt that was issued in lieu of paying cash interest on the Senior Discount Debentures.

On July 30, 2003, GateHouse entered into an agreement, effective August 1, 2003, with GEI II and GEI III, whereby GateHouse may, at its option, issue 11 5/8% senior debentures (the Senior Debentures) to GEI II and GEI III on each interest payment date of the Senior Discount Debentures, in lieu of paying cash interest on the Senior Discount Debentures that were owned by GEI II and GEI III, with an aggregate initial principal amount equal to the amount of cash interest otherwise payable on such interest payment date under the terms of the Senior Discount Debentures. In addition, GateHouse may, at its option, issue additional Senior Debentures to GEI II and GEI III on each interest payment date of the Senior Debentures, in lieu of paying cash interest on the Senior Debentures that are owned by GEI II and GEI III, with an aggregate initial principal amount equal to the amount of cash interest otherwise payable on such interest payment date under the terms of the Senior Debentures. As a result of these agreements, interest due on the Senior Discount Debentures, including the additional Senior Debentures, had been reflected as a long-term liability on the Company’s consolidated balance sheet.

On August 1, 2003, GateHouse elected to issue Senior Debentures in lieu of paying cash interest on the Senior Discount Debentures that were owned by GEII II and GEI III. In conjunction with its election, LGP issued Senior Debentures to GEI II and GEI III in the amount of $687 and $3,335, respectively, which accrued interest at an annual rate of 11 5/8% and would become payable on February 1, 2009.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

On February 1, 2004, GateHouse issued Senior Debentures to GEI II and GEI III in the amount of $727 and $3,529, respectively, in lieu of paying cash interest on the Senior Discount Debentures and the Senior Debentures that were owned by GEI II and GEI III.

On August 1, 2004, GateHouse issued Senior Debentures to GEI II and GEI III in the amount of $769 and $3,734, respectively, in lieu of paying cash interest on the Senior Discount Debentures and the Senior Debentures that were owned by GEI II and GEI III.

On February 1, 2005, GateHouse issued Senior Debentures to GEI II and GEI III in the amount of $814 and $3,951, respectively, in lieu of paying cash interest on the Senior Discount Debentures and the Senior Debentures that were owned by GEI II and GEI III.

As described below, on February 28, 2005, Green Equity received $87,503 in aggregate principal amount of New Senior Debentures pursuant to the Securities Exchange Agreements (see note 11). The New Senior Debentures were general unsecured obligations of GateHouse, and were structurally subordinated in right of payment to indebtedness under the New Credit Facility. The New Senior Debentures were scheduled to mature in March 2013. Interest was scheduled to accrue from the date of issuance and is payable semi-annually on March 1 and September 1 of each year, commencing September 1, 2005. In accordance with an agreement between Green Equity and GateHouse, GateHouse was permitted to issue additional New Senior Debentures in lieu of cash interest (in an aggregate initial principal amount equal to the amount of cash interest otherwise payable on such interest payment date).

The New Senior Debentures were subject to redemption, at the option of GateHouse, in whole or in part, at any time at a price equal to 100% of the principal amount of the New Senior Debentures, plus accrued and unpaid interest thereon to the redemption date. Upon a Change of Control, and subject to certain conditions, the holders of the New Senior Debentures had the right to require GateHouse to repurchase all of the New Senior Debentures at a price of 101% of the aggregate principal amount, plus accrued and unpaid interest to the repurchase date.

On February 28, 2005, upon consummation of the debenture exchange and the initial draw down under the New Credit Facility described below, GateHouse irrevocably called for redemption all of the outstanding Senior Discount Debentures in accordance with the Indenture for the Senior Discount Debentures (the SDD Indenture). Immediately following GateHouse’s call for redemption of the Senior Discount Debentures, GateHouse irrevocably deposited trust funds with U.S. Bank, the trustee, in an amount sufficient to pay the redemption price for the Senior Discount Debentures in full, thereby satisfying and discharging the SDD Indenture. The redemption price consisted of 101.938% of the $19,800 aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 collectively, $20,561. Included in the $521 loss on extinguishment is $137 of deferred finance fees written off.

On February 28, 2005, upon consummation of the preferred stock exchange and satisfaction and discharge of the SDD Indenture, Operating Company irrevocably called for redemption all of the outstanding 9 3/8% Senior Subordinated Notes in accordance with the Indenture for the Senior Subordinated Notes (the SSN Indenture).

On March 29, 2005, Operating Company borrowed $180,000 principal amount of the Term Loan B under the New Credit Facility. On March 30, 2005, Operating Company used such proceeds, together with cash on hand, to redeem in full all of the outstanding Senior Subordinated Notes in

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

accordance with the SSN Indenture. The redemption price consisted of 101.563% of the aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 collectively, $185,579. Included in the $4,479 loss on extinguishment is $1,666 of deferred finance fees written off.

On June 7, 2005, the Company repaid in full all of its obligations under the New Senior Debentures. The Company used funds drawn of the New Credit Facility to make the requisite termination payment of $90,329.

(9) Revolving Credit Facility and Term Loan B (Collectively, the Amended Credit Facility)

On April 18, 2000, the Operating Company entered into an agreement to amend and restate its $175,000 former revolving credit facility (Former Credit Facility). The amendment and restatement extended the maturity date of the revolving credit facility from January 2003 to March 2005, and included the issuance of a $100,000 Term Loan B. The Term Loan B was to mature in March 2007.

On May 10, 2001, the Operating Company entered into an amendment to its Former Credit Facility (Amended Credit Facility). The amendment decreased the aggregate commitment available under the revolving credit facility from $175,000 to $135,000 and amended the Cash Coverage Ratio and Senior Leverage Ratio as defined within the Amended Credit Facility.

The Term Loan B and the revolving credit facility bore interest at the Operating Company’s option equal to the Base Rate (as defined in the Amended Credit Facility) or the adjusted LIBOR rate for a eurodollar loan (as defined in the Amended Credit Facility) plus a margin that varies based upon a ratio set forth in the Amended Credit Facility. There was an individual margin applicable to each of the Term Loan B and the revolving credit facility. The Operating Company pays a fee on the aggregate amount of outstanding letters of credit. The Operating Company also paid a fee on the unused portion of the revolving credit facility. No principal payments were due on the revolving credit facility until the maturity date. At December 31, 2004, no borrowings were outstanding under the revolving credit facility and $60,057 was outstanding under the Term Loan B. The average interest rate on borrowings outstanding under the Amended Credit Facility as of December 31, 2004 was 5.9%.

On February 28, 2005, Operating Company repaid in full, and terminated all of its obligations under, the Amended Credit Facility, dated as of April 18, 2000, as amended. GateHouse and its other subsidiaries also terminated all of their respective security and guaranty obligations thereunder on February 28, 2005. Operating Company used funds drawn from the New Credit Facility (see below) to make the requisite termination payment of $66,339. Included in loss on extinguishment of debt is $448 of deferred finance fees written off related to termination of the Amended Credit facility.

On February 28, 2005, Operating Company entered into a Credit Agreement with a syndicate of financial institutions led by Wells Fargo Bank, National Association (Wells Fargo), with U.S. Bank National Association (US Bank) as syndication agent, CIT Lending Services Corporation as documentation agent and Wells Fargo as administrative agent (the New Credit Facility). The New Credit Facility provides for a $280,000 principal amount New Term Loan B that matures in February 2012 and a revolving credit facility with a $50,000 aggregate commitment amount available, including a $10,000 sub-facility for letters of credit, that matures in February 2011. The New Credit Facility is secured by a first-priority security interest in substantially all of the tangible and intangible assets of Operating Company, GateHouse, and GateHouse’s other present and future direct and indirect

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

subsidiaries. Additionally, the loans under the New Credit Facility are guaranteed, subject to specified limitations, by GateHouse and all of the future direct and indirect subsidiaries of Operating Company and GateHouse.

The New Term Loan B and the revolving credit facility bear interest at different rates, at Operating Company’s option, equal to the Alternate Base Rate for an ABR loan (as defined therein) or the Adjusted LIBOR Rate for a Eurodollar loan (as defined therein) plus the respective applicable margin. The applicable margin is based on: (1) whether the loan is an ABR loan or Eurodollar loan; and (2) the ratio of (a) indebtedness of Operating Company and its subsidiaries to (b) pro forma EBITDA for the 12-month period then ended. Operating Company also pays an annual fee equal to the applicable Eurodollar margin for the aggregate amount of outstanding letters of credit. Additionally, Operating Company pays a fee on the unused portion of the revolving credit facility. No principal payments are due on the revolving credit facility until its maturity date. The New Term Loan B requires quarterly principal payments of $768, beginning on June 30, 2005, until December 31, 2011 and a final principal payment of $286,000 on February 28, 2012, subject to reduction by the amount of any prepayments. The New Credit Facility contains financial covenants that require Operating Company to satisfy specified quarterly financial tests, including a minimum interest coverage ratio and a maximum leverage ratio. The New Credit Facility also contains affirmative and negative covenants, and events of default, customarily found in loan agreements for similar transactions. In conjunction with the New Credit Facility, the Company incurred costs of $2,345 which have been capitalized as deferred financing costs in the predecessor period and are being expensed over the stated duration of facility.

On February 28, 2005, Operating Company borrowed $4,000 principal amount of revolving credit loans and $100,000 principal amount of the New Term Loan B. The net proceeds were used in the manner described below, as well as to pay certain fees and expenses in connection with such transactions. On March 30, 2005, Operating Company borrowed the remaining $180,000 principal amount of the New Term Loan B, as described below.

In June 2006, the Company repaid the New Term Loan B and New Credit Facility in full (see note 18).

The Company uses certain derivative financial instruments to hedge the aggregate risk of interest rate fluctuations with respect to its long-term debt, which requires payments based on a variable interest rate index. These risks include: increases in debt rates above the earnings of the encumbered assets, increases in debt rates resulting in the failure of certain debt ratio covenants, increases in debt rates such that assets can no longer be refinanced, and earnings volatility.

In order to reduce such risks, the Company primarily uses interest rate swap agreements to change a portion of floating-rate long term debt to fixed-rate long-term debt. This type of hedge is intended to qualify as a “cash-flow hedge” under SFAS No. 133. For these instruments, the effective portion of the change in the fair value of the derivative is recorded in Other Comprehensive Income in the Statement of Changes in Stockholders’ Equity (Deficit) and recognized in the Statement of Operations in the same period which the hedged transaction impacts earnings. The ineffective portion of the change in the fair value of the derivative is immediately recognized in earnings.

On June 23, 2005, the Company entered into an interest rate swap agreement based on a notional amount of $300 million. Commencing on the first day of each month beginning August 1,

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

2005, up to and including June 1, 2012, with a short final payment on June 15, 2012, the Company will pay a fixed rate of 4.135% in exchange for receipt of the one month LIBOR rate, to be reset the first day of each calculation period.

At December 31, 2005, the hedge was deemed ineffective, and accordingly, the fair value of the derivative was recognized through current earnings. As of December 31, 2005, the total change in the fair value of the derivative recognized in current period earnings was a gain of $10,807.

In 2005, the Company entered into the following agreements under its New Credit Facility:

(Predecessor)

•	On May 27, 2005 and in connection with the Merger, the Company amended its New Credit Facility to allow for (i) payments to its holders of Senior Discount Notes, Senior Debentures, Senior Preferred Stock, and Junior Preferred Stock, (ii) a change in control, and (iii) execution of the Merger agreement.

(Successor)

•	On December 9, 2005, the Company amended its New Credit Facility to provide the Company access to additional term loans of up to $50 million (Second Amendment).

•	On December 12, 2005, the Company amended its New Credit Facility (Third Amendment), which recognized the issuance of $30 million in additional term loans to the Company as provided for under the Second Amendment.

(10) Long-term Liabilities

Long-term liabilities represent principal amounts due under the Company’s New Credit Facility and non-interest bearing noncompete agreements through 2010.

The aggregate amount of payments related to long-term liabilities at December 31, 2005 is as follows:

2006	$3,295
2007	3,295
2008	3,222
2009	3,183
2010	3,090
Thereafter	297,570

$313,655

(11) Preferred Stock

As of December 31, 2005, GateHouse had the authority to issue up to 23,905,000 shares of capital stock, of which 21,250,000 shares are designated as preferred stock, par value $0.01 per share, and 2,655,000 shares are designated as common stock, par value $0.01 per share.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

On February 28, 2005, GateHouse entered into Securities Exchange Agreements with each of GEI II and GEI III (together, Green Equity). In connection with the Securities Exchange Agreements, the parties exchanged the following securities on February 28, 2005:

Debenture Exchange.    Green Equity exchanged (1) (a) $69,200 in aggregate principal amount of GateHouse’s 11 5/8% Senior Discount Debentures due 2009, plus accrued and unpaid interest thereon to February 27, 2005 of $603, and (ii) $17,547 in aggregate principal amount of GateHouse’s 11 5/8% Senior Debentures due 2009, plus accrued and unpaid interest thereon to February 27, 2005 of $153, for (2) $87,503 in aggregate principal amount of GateHouse’s 11 5/8% Senior Debentures due 2013 (the New Senior Debentures). The terms of the New Senior Debentures are described below.

Preferred Stock Exchange.    Green Equity exchanged (1) 4,521,022 shares of GateHouse’s Series A 14 3/4% Senior Redeemable Exchangeable Cumulative Preferred Stock, liquidation value $25 per share (the Series A Senior Preferred Stock), plus accumulated and unpaid dividends thereon to February 27, 2005 of $1,250, for (2) an aggregate of 114,277 shares of GateHouse’s Series B-1 14 3/4% Senior Redeemable Cumulative Preferred Stock, with an initial liquidation value of $1,000 per share (the Series B-1 Senior Preferred Stock). The terms of the Series B-1 Senior Preferred Stock are described below.

The Company accounted for the debenture exchange and the preferred stock exchange in accordance with Emerging Issues Task Force Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Company determined that the debt was not considered to be substantially modified, and accordingly, the Company did not recognize a gain or loss on either exchange.

On February 28, 2005, upon consummation of the preferred stock exchange and satisfaction and discharge of the SDD Indenture, GateHouse irrevocably called for redemption all of the outstanding shares of Series A Senior Preferred Stock in accordance with the Certificate of Designations for the Series A Senior Preferred Stock. The initial draw down under the New Credit Facility included an amount sufficient to pay the redemption price for the Series A Senior Preferred Stock.

On March 15, 2005, GateHouse redeemed in full all of the outstanding shares of the Series A Senior Preferred Stock in accordance with the Certificate of Designations for the Series A Senior Preferred Stock. The redemption price consisted of 100% of the liquidation preference per share, plus accumulated and unpaid dividends per share to March 15, 2005, collectively, of $11,361.

On February 25, 2005, in connection with the New Credit Facility and related transactions, the board of directors of GateHouse (the Board) approved, and the requisite stockholders consented to, the third amendment to GateHouse’s Amended and Restated Certificate of Incorporation (the Third Amendment). On February 25, 2005, the Third Amendment was filed with the Secretary of State of the State of Delaware. The Third Amendment (i) amended the Certificate of Designations of the Series A Senior Preferred Stock to permit the Preferred Exchange, (ii) decreased the number of authorized shares of Series A Senior Preferred Stock from 21,000,000 shares to 20,500,000 shares, and (iii) amended the Certificate of Designations of the Series B 10% Junior Redeemable Cumulative Preferred Stock to duplicate, as applicable, the terms set forth in the Certificate of Designations of the Series B-1 Senior Preferred Stock.

On February 25, 2005, in connection with the New Credit Facility and related transactions, the Board authorized, and the requisite stockholders consented to, creating a new series of preferred stock, the Series B-1 Senior Preferred Stock.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The Series B-1 Senior Preferred Stock was required to be redeemed by GateHouse in February 2013. The shares of Series B-1 Senior Preferred Stock were also subject to redemption, at the option of GateHouse, in whole or in part, at any time at a price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to the redemption date. Upon a Change of Control (as defined therein), and subject to certain conditions, GateHouse must make an offer to repurchase all of the Series A Senior Preferred Stock at a price of 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to the repurchase date.

On May 15, 2003, the Financial Accounting Standards Board issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstance) three classes of freestanding financial instruments that embody obligations for the issuer. For public companies, SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003. The Company adopted the provisions of SFAS No. 150 on July 1, 2003 as a public company. Accordingly, the Company’s mandatorily redeemable preferred stock has been classified as a liability on the balance sheet as of December 31, 2004. Dividends on the Company’s mandatorily redeemable preferred stock for the six months ended December 31, 2003 in the amount of $13,206, for the year ended December 31, 2004 in the amount of $29,019, and for the period from January 1, 2005 to June 5, 2005 in the amount of $13,484 have been included in the consolidated statements of operations as additional interest expense. Dividends on the Company’s mandatorily redeemable preferred stock for the six months ended June 30, 2003 in the amount of $12,409 were reported as an adjustment to net loss to arrive at net loss available to common stockholders.

(12) Income Taxes

Income tax expense (benefit) for the periods shown below consisted of:

	Current	Deferred	Total
Year ended December 31, 2003 (Predecessor):
U.S. Federal	$—	$(4,027)	$(4,027)
State and local	491	(1,155)	(664)

	$491	$(5,182)	$(4,691)

Year ended December 31, 2004 (Predecessor):
U.S. Federal	$100	$331	$431
State and local	671	126	797

	$771	$457	$1,228

Period from January 1, 2005 to June 5, 2005 (Predecessor):
U.S. Federal	$—	$(2,720)	$(2,720)
State and local	493	(800)	(307)

	$493	$(3,520)	$(3,027)

Period from June 6, 2005 to December 31, 2005 (Successor):
U.S. Federal	$—	$5,331	$5,331
State and local	151	1,568	1,719

	$151	$6,899	$7,050

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes as a result of the following:

	Year ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Computed “expected” tax expense (benefit)	$(6,576)	$(10,024)	$(9,472)	$5,649
Increase (decrease) in income taxes resulting from:
State and local income taxes, net of federal benefit	(442)	526	(203)	1,134
Nondeductible meals and entertainment	26	28	12	17
Nondeductible interest	5,801	10,658	4,726	—
Nondeductible Merger costs	—	—	1,958	—
Nondeductible stock offering costs	713	—	—	—
Other	234	40	(48)	(30)
Change in valuation allowance	(4,447)	—	—	280

	$(4,691)	$1,228	$(3,027)	$7,050

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2005 are presented below:

	As of December 31,
	2004	2005
	(Predecessor)	(Successor)
Deferred tax assets:
Accounts receivables, principally due to allowance for doubtful accounts	$619	$508
Income tax credit carryforwards	100	—
Accrued expenses	10,583	1,614
Net operating losses	18,538	47,043

Gross deferred tax assets	29,840	49,165
Less valuation allowance	(250)	(32,430)

Net deferred tax assets	29,590	16,735

Deferred tax liabilities:
Deferred gain from securities transactions	—	3,643
Long-lived and intangible assets, principally due to differences in depreciation and amortization	53,842	83,014

Gross deferred tax liabilities	53,842	86,657

Net deferred tax liability	$24,252	$69,922

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the realizability of the

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Company’s deferred tax assets, which are principally net operating loss carryforwards, management considers the reversal of deferred tax liabilities which are scheduled to reverse during the carryforward period and tax planning strategies.

As of December 31, 2004 and 2005, valuation allowance of $250 and $32,430, respectively, have been provided by the Company relative to deferred tax assets that may not be ultimately realized. The valuation allowance was unchanged in 2004 and increased by $32,180 in 2005, which was primarily reflected in purchase accounting. Upon the Merger, the Company experienced an increase in deferred tax liabilities, which caused a net operating loss for Federal and state income tax purposes. Deferred tax assets related to the net operating loss increased by $28,505. As a result of the scheduling of the future reversals of the taxable temporary differences, the valuation allowance was increased by $32,180.

At December 31, 2005, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $117,600, which are available to offset future taxable income, if any. These Federal and state net operating loss carryforwards begin to expire on various dates from 2018 through 2025. A portion of these net operating losses are subject to the limitations of Internal Revenue Code Section 382. This section provides limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for Federal tax purposes.

(13) Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (EPS):

	Year Ended December 31,		Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to December 31, 2005
	2003	2004
	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
Numerator for earnings per share calculation:
Income (loss) from continuing operations	$(14,650)	$(30,711)	$(24,831)	$9,565
Dividends on mandatorily redeemable preferred stock	(12,409)	—	—	—

Income (loss) from continuing operations available to common stockholders	$(27,059)	$(30,711)	$(24,831)	$9,565

Net income (loss)	$(14,164)	$(26,085)	$(24,831)	$9,565
Dividends on mandatorily redeemable preferred stock	(12,409)	—	—	—

Net income (loss) available to common stockholders	$(26,573)	$(26,085)	$(24,831)	$9,565

Denominator for earnings per share calculation:
Basic weighted average shares outstanding	215,883,300	215,883,300	215,883,300	22,197,500
Dilutive securities, including restricted share grants	—	—	—	247,063

Diluted weighted average shares outstanding	215,883,300	215,883,300	215,883,300	22,444,563

Income (loss) per share—basic:
Income (loss) from continuing operations	$(0.13)	$(0.14)	$(0.12)	$0.43
Income from discontinued operations, net of taxes	$0.01	$0.02	$—	$—
Net income (loss)	$(0.12)	$(0.12)	$(0.12)	$0.43
Income (loss) per share—diluted:
Income (loss) from continuing operations	$(0.13)	$(0.14)	$(0.12)	$0.43
Income from discontinued operations, net of taxes	$0.01	$0.02	$—	$—

Net income (loss)	$(0.12)	$(0.12)	$(0.12)	$0.43

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

(14) Employee Benefit Plans

The Company maintains certain benefit plans for its employees.

The Company maintains a defined contribution plan designed to conform to IRS rules for 401(k) plans for all of its employees satisfying minimum service requirements as set forth under the plan. The plan allows for a matching contribution at the discretion of the Company. The Company did not provide a matching contribution during 2003, 2004, or 2005.

The Company maintains three nonqualified deferred compensation plans, as described below, for certain of its employees.

The Company maintains the Liberty Group Publishing, Inc. Publishers’ Deferred Compensation Plan (Publishers Plan), a nonqualified deferred compensation plan for the benefit of certain designated publishers of the Company’s newspapers. Under the Publishers Plan, the Company credits an amount to a bookkeeping account established for each participating publisher pursuant to a pre-determined formula, which is based upon the gross operating profits of each such publisher’s newspaper. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating publisher vest on an installment basis over a period of 15 years. A participating publisher forfeits all amounts under the Publishers Plan in the event that the publisher’s employment with the Company is terminated for “cause” as defined in the Publishers Plan. Amounts credited to a participating publisher’s bookkeeping account are distributable upon termination of the publisher’s employment with the Company and will be made in a lump sum or installments as elected by the publisher. The Company recorded $159, $193, $98, and $70 of compensation expense related to the Publishers Plan for the years ended December 31, 2003 and 2004, period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005, respectively.

The Company maintains the Liberty Group Publishing, Inc. Executive Benefit Plan (Executive Benefit Plan), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Benefit Plan, the Company credits an amount, determined at the Company’s sole discretion, to a bookkeeping account established for each participating key employee. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating key employee vest on an installment basis over a period of 5 years. A participating key employee forfeits all amounts under the Executive Benefit Plan in the event that the key employee’s employment with the Company is terminated for “cause” as defined in the Executive Benefit Plan. Amounts credited to a participating key employee’s bookkeeping account are distributable upon termination of the key employee’s employment with the Company, and will be made in a lump sum or installments as elected by the key employee. The Company recorded $77, $61, $29, and $21 of compensation expense related to the Executive Benefit Plan for the years ended December 31, 2003 and 2004, period from January 1, 2005 to June 5, 2005, and the period from June 6, 2005 to December 31, 2005, respectively.

The Company maintains the Liberty Group Publishing, Inc. Executive Deferral Plan (Executive Deferral Plan), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Deferral Plan, eligible key employees may elect to defer a portion of their compensation for payment at a later date. Currently, the Executive Deferral Plan allows a

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

participating key employee to defer up to 100% of his or her annual compensation until termination of employment or such earlier period as elected by the participating key employee. Amounts deferred are credited to a bookkeeping account established by the Company for this purpose. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. Amounts deferred under the Executive Deferral Plan are fully vested and nonforfeitable. The amounts in the bookkeeping account are payable to the key employee at the time and in the manner elected by the key employee.

(15) Stock Option Plan

In February 1999, the Company adopted its 1999 Stock Option Plan (the Option Plan) under which certain employees may be granted the right to purchase shares of common stock. Pursuant to the Option Plan, GateHouse has granted incentive stock options and two types of nonqualified stock options, one type for publishers and the other type for corporate employees. Stock options may be exercised only to the extent they have vested in accordance with the provisions described in the individual option award agreements. Generally, options vest under the incentive stock option awards on the first anniversary of the grant date. Generally, under the nonqualified stock option awards for publishers, options vest with respect to 50% of the shares on the third anniversary of the grant date and with respect to the remaining 50% on the eighth anniversary of the grant date. However, the vesting period for the remaining 50% may be accelerated if certain financial targets are met. Generally, options vest under the nonqualified stock option awards for corporate employees on the third anniversary of the grant date. In conjunction with the Merger, each outstanding option under the Option Plan was cancelled for cash consideration per share equal to the difference between the conversion amount of $0.10 per share or an aggregate amount of $93 and the Option Plan was terminated. In June 2006, the stock option plan was terminated.

Stock option activity for the periods indicated is as follows:

	Shares	Weighted- average exercise price
Outstanding on December 31, 2002 (Predecessor)	2,570,000	$0.06
Canceled	(227,500)	0.06

Outstanding on December 31, 2003 (Predecessor)	2,342,500	0.05
Granted	350,000	0.10
Canceled	(225,000)	0.07

Outstanding on December 31, 2004 (Predecessor)	2,467,500	0.06
Canceled as of June 5, 2005	(2,467,500)	0.06

Outstanding at December 31, 2005 (Successor)	—	—

(16) Commitments and Contingencies

In the ordinary course of business, the Company is a party to various administrative and legal proceedings. In the opinion of management, the ultimate outcome of these matters are not expected to have a material impact on the liquidity, results of operations, or financial condition of the Company. Further, the Company does not believe that the amount of any additional liability that could be reasonably possible with respect to such matters will have a material adverse effect on its financial

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

results. The Company also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See note 12 for discussion related to income tax contingencies.

As of December 31, 2005, the Company has outstanding letters of credit amounting to $3,050, which reduce the amount of available borrowing capacity under the New Credit Facility.

(17) Related-party Transactions

The Company paid $1,480, $1,480 and $768 in management fees to Leonard Green & Partners, L.P. in 2003, 2004, and the period from January 1, 2005 through June 5, 2005, respectively. These costs have been included within selling, general, and administrative expenses on the accompanying statements of operations.

In conjunction with the Merger, the Company paid $2,850 to a third party to cancel a hedging agreement entered into by the Parent on the Company’s behalf, which has been reported as a transaction cost in the successor period. At December 31, 2005, the Company owed Parent $529 for consulting expenses that Parent had paid on the Company’s behalf.

As of December 31, 2005, Fortress beneficially owned approximately 97% of the Company’s outstanding common stock.

In addition, our chairman, Wesley Edens, is the Chairman of the Management Committee of Fortress Investment Group LLC, an affiliate of our majority stockholder. Mr. Nardone, one of our directors, is Chief Operating Officer of Fortress Investment Group LLC and Mr. Doniger, one of our directors, is a Managing Director of Fortress Investment Group LLC. The Company does not pay Mr. Edens, Mr. Nardone or Mr. Doniger a salary or any other form of compensation.

(18) Subsequent Events

On June 6, 2006, the Company acquired substantially all of the assets, and assumed certain liabilities of CP Media for $230,000 and acquired all of the equity interests of Enterprise NewsMedia, LLC for $180,000 (collectively, the “2006 Acquisitions”). In conjunction with the 2006 Acquisitions, the Company entered into the following new financial arrangements (“2006 Refinancing”) with a syndicate of financial institutions with Wachovia Bank National Association as Administrative Agent.

•	a $610,000 first lien credit facility, consisting of a $570,000 term loan facility which matures in December 2013 and bears interest equal to LIBOR plus 225 basis points and a $40,000 revolving credit facility which matures in June 2013 and bears interest, at the Company’s option, equal to LIBOR plus an applicable margin or the Alternate Base Rate, as defined in the agreement, plus an applicable margin. The applicable margin is determined quarterly based on the Company’s Total Leverage Ratio, as defined in the agreement, and ranges from 50 to 200 basis points; and,

•	a $152,000 second lien credit facility which matures in June 2014, subject to earlier maturity upon the occurrence of certain events as defined in the agreement. This second lien term loan bears interest equal to LIBOR plus 150 basis points.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The proceeds from the above arrangements were used to finance the Company’s 2006 Acquisitions and repay the Company’s New Term Loan B and New Credit Facility plus all accrued interest.

In anticipation of the 2006 Refinancing, on May 10, 2006, the Company entered into an interest rate swap with a notional amount of $270,000 maturing July 2011. Under the swap agreement, the Company will receive interest equivalent to one-month LIBOR and pays a fixed rate of interest of 5.359% with settlements occurring monthly. The Company has designated the interest rate swap as a cash flow hedge under SFAS No. 133.

(19) Capital Stock

On October 5, 2006, the Company’s board of directors approved a 100-for-1 split of common stock to be effected prior to the initial public offering (IPO) for which a registration statement has been filed. The board of directors also approved the amendment to the Certificate of Incorporation of the Company to increase the authorized shares of common stock and preferred stock to 150,000,000 and 50,000,000, respectively, prior to the IPO. All share and per share data have been retroactively restated to reflect the split and increase in authorized shares.

(20) Pro Forma Earnings (Loss) Per Share (Unaudited)

On September 26, 2006, the Company’s board of directors declared a dividend of $0.32 per share on the Company’s common stock, or an aggregate of $7,361 (“Third Quarter Dividend”), for the three months ended September 30, 2006 which was paid on October 5, 2006. Additionally, on October     , 2006, the Company’s board of directors declared a dividend of $0.08 per share on the Company’s common stock, or an aggregate of $1,840 (“Fourth Quarter Stub Dividend”), to stockholders of record as of                      , 2006, which is payable on October     , 2006 for the period commencing on October 1, 2006 and ending on October 23, 2006. The Company is paying these dividends such that the holders of the Company’s common stock prior to the Company’s initial public offering (IPO) will receive a distribution for the periods prior to the IPO. Fortress will receive approximately 96% of these dividends, or an aggregate of $8,820. The Fourth Quarter Stub Dividend is deemed to have been paid from a portion of proceeds of the IPO equal to the gross proceeds from the sale of 108,249 shares of common stock assuming such shares are sold at $17.00 per share, which is the midpoint of the range for the IPO.

Pro forma basic earnings (loss) per share for the period from January 1, 2005 to June 5, 2005 and the period from June 6, 2005 to December 31, 2005 and pro forma diluted earnings (loss) per share for the period from January 1, 2005 to June 5, 2005 and the period from June 6, 2005 to December 31, 2005 was $(0.11), 0.43, (0.11) and $0.42, respectively, which reflects the impact from the sale of 108,249 shares deemed to have been issued to satisfy payment of the Fourth Quarter Stub Dividend.

Upon completion of the IPO of 11,500,000 shares of the Company’s common stock, Fortress will continue to own more than 50% of the Company’s voting stock and will continue to have a controlling interest in the Company.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheet

June 30, 2006

(In thousands, except share data)

	June 30, 2006	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$8,559	$—
Accounts receivable, net of allowance for doubtful accounts of $3,848 at June 30, 2006	42,024
Inventory	5,174
Prepaid expenses	4,033
Deferred income taxes	2,960
Other current assets	634

Total current assets	63,384
Property, plant, and equipment, net of accumulated depreciation of $5,876	105,411
Goodwill	513,213
Intangible assets, net of accumulated amortization of $10,472	403,177
Deferred financing costs, net	6,622
Other assets	24,687

Total assets	$1,116,494

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$229
Accounts payable	3,544
Accrued expenses	26,107
Deferred revenue	14,871

Total current liabilities	44,751
Long-term liabilities:
Borrowings under revolving credit facility	14,825	$15,467
Long-term debt	722,000
Long-term liabilities, less current portion	905
Deferred income taxes	79,490
Pension and other post-retirement benefit obligations	13,484

Total liabilities	875,455

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding at June 30, 2006	$—	$—
Common stock, $0.01 par value, 150,000,000 shares authorized; 23,009,000 shares issued and outstanding at June 30, 2006 on an actual and on a pro forma basis, respectively	222	222
Additional paid-in capital	223,404	223,404
Accumulated other comprehensive income	5,855	5,855
Retained earnings	11,558	2,357

Total stockholders’ equity	241,039	231,838

Total liabilities and stockholders’ equity	$1,116,494

See accompanying notes to unaudited interim condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the period from January 1, 2005 to June 5, 2005 (Predecessor Period),

period from June 6, 2005 to December 31, 2005 (Successor Period)

and the six months ended June 30 2006 (Successor Period)

(In thousands, except share and per share data)

	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six-months ended June 30, 2006
	(Predecessor)	(Successor)	(Successor)
Revenues:
Advertising	$63,172	11,401	$89,184
Circulation	14,184	2,394	19,356
Commercial printing and other	8,134	1,456	10,874

Total revenues	85,490	15,251	119,414
Operating costs and expenses:
Operating costs	40,007	9,345	59,545
Selling, general and administrative	26,210	1,729	34,860
Depreciation and amortization	5,776	1,129	8,444
Transaction costs related to Merger	7,703	2,850	—
Integration and reorganization costs and management fees paid to prior owner	768	—	2,096
Gain (loss) on sale of assets	—	—	(441)

Income from operations	5,026	198	14,028

Interest expense—debt	13,232	1,290	12,365
Interest expense—dividends on mandatorily redeemable preferred stock	13,484	—	—
Amortization of deferred financing costs	643	10	115
Loss on early extinguishment of debt	5,525	—	702
Unrealized gain on derivative instrument	—	—	(2,605)

Income (loss) from operations before income taxes	(27,858)	(1,102)	3,451

Income tax expense (benefit)	(3,027)	(298)	1,458

Net income (loss)	$(24,831)	$(804)	$1,993

Basic earnings (loss) per share:	$(0.12)	$(0.04)	$0.09
Diluted earnings (loss) per share	$(0.12)	$(0.04)	$0.09

Basic weighted average shares outstanding	215,883,300	22,197,500	22,218,976

Diluted weighted average shares outstanding	215,883,300	22,197,500	22,540,723

Pro forma earnings (loss) per share—basic and diluted	$(0.11)	$(0.04)	$0.09

See accompanying notes to unaudited interim condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

For the period from January 1, 2005 to June 5, 2005,

period from June 6, 2005 to June 30, 2005 and

the six months ended June 30, 2006.

(In thousands)

	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005	Six months ended June 30, 2006
	(Predecessor)	(Successor)	(Successor)
Cash flows from operating activities:
Net (loss) income	$(24,831)	$(804)	$1,993
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,776	1,129	8,444
Amortization of deferred financing costs	643	10	115
Unrealized gain on derivative instrument	—	—	(2,605)
Issuance of senior debentures in lieu of paying cash interest on senior discount debentures and senior debentures held by affiliates	4,765	—	—
Change in accrued interest on senior discount debentures and senior debentures held by affiliates	(389)	(21,129)	—
Noncash compensation	—	73	685
Deferred taxes	(3,520)	(146)	3,847
Loss on sale of assets	—	—	441
Loss on early extinguishment of debt	5,525	—	702
Interest expense—dividends on mandatorily redeemable preferred stock	13,484	—	—
Noncash transaction costs related to Merger	953	—	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(656)	1,486	(944)
Inventory	74	(94)	(175)
Prepaid expenses and other assets	(226)	266	(1,904)
Accounts payable	223	38	(498)
Accrued expenses	(2,227)	(5,712)	2,859
Other long-term liabilities	(95)	(58)	317
Deferred revenue	(71)	(16)	(685)

Net cash (used in) provided by operating activities	(572)	(24,957)	12,592

Cash flows from investing activities:
Purchases of property, plant, and equipment	(1,015)	(343)	(5,445)
Proceeds from sale of publications and other assets	—	—	2,859
Acquisition of GateHouse Media, Inc., net of cash acquired	—	(21,588)	—
Acquisition of CP Media, net of cash acquired	—	—	(230,429)
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	—	—	(181,169)
Other acquisitions, net of cash acquired	(80)	—	(10,995)

Net cash used in investing activities	(1,095)	(21,931)	(425,179)

Cash flows from financing activities:
Extinguishment of senior subordinated notes, net of fees	(182,813)	—	—
Extinguishment of senior discount notes, held by third parties	(20,184)	—	—
Extinguishment of senior preferred stock, held by third parties	(11,361)	—	—
Repayments of Term Loan B	(60,052)	—	—
Payment of debt issuance costs	(2,350)	(771)	(5,726)
Net borrowings (repayments) under new term loan	276,500	(691)	722,000
Net borrowings under revolving credit facility	—	33,500	6,325
Extinguishment of senior debentures	—	(69,200)	—
Contributed capital	—	221,975	—
Extinguishment of senior preferred stock, related to Merger	—	(134,321)	—
Extinguishment of credit facility, net of fees	—	—	(304,426)
Payment of deferred offering costs	—	—	(340)
Issuance of common stock	—	—	250

Net cash (used in) provided by financing activities	(260)	50,492	418,083

Net (decrease) increase in cash and cash equivalents	(1,927)	3,604	5,496
Cash and cash equivalents, at beginning of year	3,276	1,349	3,063

Cash and cash equivalents, at end of period	$1,349	$4,953	$8,559

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statement of Stockholders’ Equity

Six Months Ended June 30, 2006

(In thousands, except share data)

	Common stock		Additional paid-in capital	Accumulated other comprehensive income	Deferred compensation	Retained earnings	Total
	Shares	Amount
Balance at December 31, 2005	22,640,000	$222	$226,178	$—	$(3,909)	$9,565	$232,056
Reclassification of deferred compensation	—	—	(3,909)	—	3,909	—	—
Restricted share grants	350,000	—	775	—	—	—	775
Restricted share forfeitures	(6,000)	—	(15)	—	—	—	(15)
Unrealized gain on derivative instrument	—	—	—	5,855	—	—	5,855
Issuance of common stock	25,000	—	375	—	—	—	375
Net income	—	—	—	—	—	1,993	1,993

Balance at June 30, 2006	23,009,000	$222	$223,404	$5,855	$—	$11,558	$241,039

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share data)

(1) Unaudited Financial Statements

The accompanying condensed consolidated financial statements of GateHouse Media, Inc. and subsidiaries (the Company) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in comprehensive annual financial statements presented in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to Securities and Exchange Commission (SEC) rules and regulations.

Management believes that the accompanying condensed consolidated financial statements contain all adjustments (which include normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial condition, results of operations and cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2005, included elsewhere herein.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The total value of the transaction was approximately $527,000.

The Merger resulted in a new basis of accounting under Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. This change creates many differences between reporting for the Company pre-Merger, as predecessor, and the Company post–Merger, as successor. The accompanying condensed consolidated financial statements and the notes to the condensed consolidated financial statements reflect separate reporting periods for the predecessor and successor company.

(2) Share-Based Employee Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment. SFAS No. 123(R) supersedes SFAS No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements over the service period (generally the vesting period) based on fair values measured on grant dates. The Company adopted SFAS No. 123(R) using the modified prospective transition method, therefore, prior results were not restated. Under the modified prospective method, share based compensation is recognized for new awards, the modification, repurchase or cancellation of awards and the remaining portion of service under previously granted, unvested awards outstanding as of the date of adoption. Accordingly,

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

the expense required under SFAS No. 123(R) has been recorded beginning January 1, 2006. In addition, the Company eliminated the December 31, 2005 balance of deferred compensation of $3,909 by reducing additional paid-in capital.

The Company recognized compensation cost for share-based payments of $93, $73 and $685 during the period from January 1, 2005 to June 5, 2005, the period from June 6, 2005 to June 30, 2005 and during the six months ended June 30, 2006, respectively. The income tax benefit related to share-based payments recognized in the statement of operations during the six months ended June 30, 2006 was $224. The total compensation cost not yet recognized related to non-vested awards as of June 30, 2006 was $6,216, which is expected to be recognized over a weighted-average period of 4.3 years and through April 2011.

Total share-based compensation expense during the six months ended June 30, 2006 of $685 is comprised of $125 related to the purchase of common stock at a discount, as discussed below, and $560 related to share-based compensation expense for Restricted Share Grants (RSGs), which is net of estimated forfeitures.

(a) Pro Forma Information

Prior to January 1, 2006, the Company accounted for its stock options under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB No. 25, and provide pro forma net income (loss) disclosures for employee stock option grants made as if the fair value-based method defined in SFAS No. 123 had been applied. Under APB No. 25, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. The Company elected to apply the provisions of APB No. 25 and provide the pro forma disclosures of SFAS No. 123 during the period from January 1, 2005 to June 5, 2005 and the period from June 6, 2005 to June 30, 2005.

On June 5, 2005, each outstanding option under the plan was cancelled for cash consideration per share equal to the difference between the conversion amount of $0.10 per share and the respective exercise price of the option, or $93 in the aggregate and, accordingly, the Company recognized compensation expense. There were no options granted during 2005 or 2006. In June 2006, the Company cancelled the Option Plan.

The following table illustrates the effect on net loss as if the Company had applied the fair value-based method to all outstanding and unvested awards for the periods presented:

	Period from January 1, 2005 to June 5, 2005	Period from June 6, 2005 to June 30, 2005
	(Predecessor)	(Successor)
Net loss as reported	$(24,831)	$(804)
Add:
Stock-based employee compensation expense included in reported net loss	93	73
Deduct:
Stock-based employee compensation expense determined under fair value-based method	(93)	(73)

Pro-forma net loss	$(24,831)	$(804)
Loss per share:
Basic and diluted – as reported	$(0.12)	$(0.04)
Basic and diluted – pro forma	$(0.12)	$(0.04)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

(b) Restricted Share Grants

The Company issued Restricted Share Grants (RSGs) to certain management investors pursuant to each investor’s management stockholder agreement (Plan) as follows: 442,500 shares were issued on June 6, 2005 and 350,000 were issued during the six months ended June 30, 2006. Each RSG is convertible into one share of common stock. Under the Plan, the RSGs vest by one-third (1/3) on each of the third, fourth and fifth anniversaries from the grant date. In the event the management investor is terminated without cause, the RSGs immediately vest at the percentage that would have vested under the normal vesting period on the next succeeding anniversary date following such termination. In the event the management investor’s employment is terminated without cause within twelve months after a change in control, all unvested RSGs become immediately vested at the termination date. During the period prior to the lapse and removal of the vesting restrictions, the management investor will have all of the rights of a stockholder, including without limitation, the right to vote and the right to receive all dividends or other distributions. As a result, the RSGs are reflected as outstanding common stock; however, the unvested RSGs have been excluded from the calculation of earnings per share. The value of the RSGs on the date of issuance is recognized as employee compensation expense over the vesting period or through the grantee’s eligible retirement date, if shorter, with an increase to additional paid-in-capital. During the six months ended June 30, 2006, the Company recognized $560 in share-based compensation expense related to RSGs.

At June 30, 2006, there were 783,500 RSGs issued and outstanding with a weighted average grant date fair value of $12.22, none of which were vested.

Restricted Share Grant activity was as follows:

	Number of units	Weighted-Average Grant date fair value
Unvested at December 31, 2005	442,500	$10.00
Granted	350,000	15.01
Vested	(3,000)	15.01
Forfeited	(6,000)	10.00

Unvested at June 30, 2006	783,500	$12.22

SFAS 123(R) requires the recognition of share-based compensation for the number of awards that are ultimately expected to vest. Estimated forfeitures are based on historical forfeiture rates and approximated 6%. Estimated forfeitures will be reassessed in subsequent periods and the estimate may change based on new facts and circumstances. Prior to January 1, 2006, actual forfeitures were included in pro forma stock compensation disclosures as they occurred.

(c) Other Awards

In January 2006, a management investor purchased 25,000 shares of common stock at a discount of $5.01 per share or $125 pursuant to the investor’s management stockholder agreement. The purchase was determined to be compensatory in accordance with SFAS No. 123(R). The Company recognized $125 in employee compensation expense related to this purchase during the six months ended June 30, 2006. The fair value of the common stock was determined to be $15.01 per share.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

(d) Valuation of Privately-Held Company Equity Securities Issued as Compensation

The Company records deferred stock-based compensation, which consists of the amounts by which the estimated fair value of the instrument underlying the grant exceeds the grant or exercise price, at the date of grant or other measurement date, if applicable and recognizes the expense over the related service period. In determining the fair value of our common stock at the dates of grant GateHouse was unable to rely on a public trading market for our stock.

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The Merger resulted in a new basis of accounting under SFAS No. 141.

The Company believes the Merger was on arms’ length terms and represented the fair value of our equity on June 6, 2005. In connection with the Merger, an appraisal of certain assets and liabilities was prepared by an unrelated valuation specialist and indicated a $10 fair value per share for our common stock on that date.

As the Company began the process of preparing for its initial public offering, it developed a preliminary valuation using a discounted cash flow approach as of July 2006. The Company prepared this valuation using an estimated revenue growth rate based upon advertising rate increases considering CPI, implementation of additional on-line content and products and introduction of additional niche products. Additionally, the Company used an estimated annual EBITDA (adjusted to exclude certain non-cash and non-recurring items) growth rate based upon increases in revenues, cost reductions from the integration of the Acquisitions and improvements in cost from clustering and centralized services.

The Company estimated that the fair value of its common stock was $15.01 per share based on a valuation using a discounted cash flow approach as of July 2006.

In preparing a discounted cash flow analysis, certain significant assumptions were made including:

•	the rate of revenue growth, which is a function of, among other things, anticipated increases in advertising rates (consumer price index (CPI) based), impacts of online strategy and the introduction of niche products;

•	the rate of our Adjusted EBITDA growth, which is a function of, among other things, anticipated revenues, cost reductions and synergies from the integration of CNC and Enterprise and ongoing cost savings resulting from clustering strategy;

•	estimated capital expenditures;

•	the discount rate of 7.8%, based on the Company’s capital structure as of July 2006, the cost of equity, based on a risk free rate of 5.0% and a market risk premium of 7.0% and the Company’s cost of debt; and

•	a terminal multiple of between 9 and 10 times unlevered cash flow, based upon the Company’s anticipated growth prospects and private and public market valuations of comparable companies. We define unlevered cash flow as Adjusted EBITDA less interest expense, cash taxes and capital expenditures.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The Company also considered the cash flow based trading multiples of comparable companies, including competitors and other similar publicly traded companies and sales transactions for comparable companies in its industry. Additionally, it considered the results of operations, market conditions, competitive position and the stock performance of these companies, as well as its financial forecasts, as updated, to develop its valuation. The Company determined the valuation performed by management to be the best available tool for projections of the final price range for purposes of valuing its stock-based compensation. The Company did not obtain contemporaneous valuations by unrelated valuation specialists at times outside the Merger valuation because: (1) the Company efforts were focused on, among other things, potential acquisitions and refinancing the Company and (2) the Company did not consider it to be economic to incur costs for such valuations given the number of shares issued.

The Company considered that it met its internal financial performance objectives as reflected in its valuation. The valuation was undertaken prior to the selection of underwriters.

The Company retrospectively applied the valuation to the share-based compensation for the 12 months ended June 30, 2006. During the 12 month period, the first restricted share grants and common stock sales occurred during January 2006; therefore, the financial statements as and for the six months ended June 30, 2006 reflect this valuation.

(3) Reclassifications

Certain amounts in the prior period and successor consolidated financial statements have been reclassified to conform to the 2006 successor presentation.

(4) Acquisitions

(a) Fortress Acquisition—2005

On May 9, 2005, an affiliate of Fortress Investment Group LLC, FIF III Liberty Holdings LLC (Parent), FIF III Liberty Acquisitions, LLC, a wholly owned subsidiary of Parent (Merger Subsidiary) and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent (the Merger). The Merger was completed on June 6, 2005. The total value of the transaction was approximately $527,000.

(b) CP Media and Enterprise NewsMedia, LLC Acquisitions—2006

On June 6, 2006, the Company acquired substantially all of the assets, and assumed certain liabilities of CP Media for $231,566 and acquired all of the equity interests of Enterprise NewsMedia, LLC for $194,154. CP Media and Enterprise NewsMedia, LLC are two leading publishers of daily and weekly newspapers in eastern Massachusetts. The rationale for the acquisitions was primarily due to the attractive community newspaper assets with stable cash flows, the combination of the two companies that creates operational upside and cost savings and economies of scale for advertising, sales, operating costs and existing infrastructure leverage. The Company has accounted for these acquisitions under the purchase method of accounting. Accordingly, the cost of each acquisition has been allocated to the assets and liabilities assumed based upon their respective fair values. The acquisitions and the results of operations for CP Media and Enterprise NewsMedia, LLC have been included in the Company’s condensed consolidated financial statements since the date of the acquisitions.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

As of June 30, 2006, the Company has recorded a restructuring liability of approximately $549 in connection with the CP Media and Enterprise NewsMedia acquisitions.

The Company continues to refine the fair value estimates in accordance with SFAS No. 141. As additional information becomes available and as actual values vary from these estimates, the underlying assets may need to be adjusted, thereby impacting intangible asset estimates, as well as goodwill. The following table summarizes the fair values of the assets acquired and liabilities assumed as of the acquisition date:

	CP Media	Enterprise NewsMedia, LLC
Current assets	$12,469	$23,360
Other assets	—	92
Property, plant and equipment	19,846	23,761
Advertising relationships	76,194	52,846
Noncompete agreements	—	986
Subscriber relationships	10,781	22,339
Mastheads	13,214	10,146
Goodwill	110,139	84,100

Total assets	242,643	217,630
Current liabilities	10,923	6,989
Other long-term liabilities	154	13,414
Deferred income taxes	—	3,073

Total liabilities	11,077	23,476

Net assets acquired	$231,566	$194,154

The Company obtained third party independent appraisals to determine the fair values of the subscriber and advertiser relationships acquired in connection with the CP Media and Enterprise NewsMedia LLC, NewsMedia, LLC acquisitions. The appraisals used an excess earnings approach, a form of the income approach, which values assets based upon associated estimated discounted cash flows. A static pool approach using historical attrition rates was used to estimate attrition rates of 10.0% and 6.0% for advertiser relationships and 4.0% and 6.0% to 8.0% for subscriber relationships for CP Media and Enterprise NewsMedia LLC, respectively. Growth rates were estimated to be 0% and 0.5% and the discount rate was estimated to be 8.5% and 9.0% for subscriber relationships for CP Media and Enterprise, respectively. Growth rates were estimated to be 2.5% and 3.0% and the discount rate was estimated to be 8.5% and 9.0% for advertiser relationships for CP Media and Enterprise NewsMedia LLC, respectively.

Estimated cash flows extend up to periods of approximately 32 years which considers that a majority of the acquired newspapers have been in existence over 50 years with many having histories’ over 100 years for both CP Media and Enterprise NewsMedia LLC. The Company is amortizing the fair values of the subscriber and advertiser relationships over the periods at which 90% of the cumulative net cash flows are estimated to be realized. Therefore, the subscriber and advertiser relationships are being amortized over 18 and 15 years and 14 to 16 and 18 years for CP Media and Enterprise NewsMedia LLC, respectively, on a straight-line basis as no other discernable pattern of usage was more readily determinable.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

The fair value of non-compete agreements was determined using the “damages method” under the income approach method of valuation. Non-compete agreements in the Enterprise NewsMedia LLC acquisition were valued at $986 and are being amortized over 2 years on a straight-line basis. There were no non-compete agreements in the CP Media acquisition.

For tax purposes, the amount of goodwill that is expected to be deductible is $111,000 and $65,000 for CP Media and Enterprise NewsMedia, LLC, respectively.

The unaudited pro forma condensed consolidated statements of operations information for 2005, set forth below, presents the results of operations as if the Merger and the acquisitions of CP Media and Enterprise NewsMedia, LLC had occurred on January 1, 2005. Additionally, the unaudited pro forma condensed consolidated statements of operations information for 2006, set forth below, presents the results of operations as if the acquisitions of CP Media and Enterprise NewsMedia, LLC had occurred on January 1, 2006. These amounts are not necessarily indicative of future results or actual results that would have been achieved had the Merger and the Acquisitions occurred as of the beginning of such period.

	Period from January 1, 2005 to June 30, 2005	Period from January 1, 2006 to June 30, 2006
Revenues	$190,931	$194,396
Net loss:	$(19,709)	$(11,241)
Net loss per common share:
Basic	$(0.89)	$(0.51)
Diluted	$(0.89)	$(0.51)

(c) Other Acquisitions – 2006

During the six months ended June 30, 2006, the Company acquired nine publications for an aggregate purchase price of $11,779. The purchase price allocation for these acquisitions is as follows:

Net tangible assets acquired	$761
Property, plant and equipment	2,722
Noncompete agreements	368
Advertising relationships	1,857
Subscriber relationships	232
Mastheads	549
Customer lists	2,064
Goodwill	3,226

Purchase price	$11,779

The Company continues to refine the fair value estimates in accordance with SFAS No. 141. As additional information becomes available and as actual values vary from these estimates, the underlying assets may need to be adjusted, thereby impacting intangible asset estimates, as well as goodwill.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

(5) Goodwill

The changes in the carrying amount of goodwill for the period from January 1, 2006 to June 30, 2006 is as follows:

Balance at December 31, 2005	$316,691
Additions	197,510
Adjustment related to income tax valuation allowance	(988)

Balance at June 30, 2006	$513,213

Additions principally relate to recent acquisitions, primarily CP Media and Enterprise NewsMedia, LLC.

As a result of the Merger, the Company has changed to June 30 the date on which the annual impairment assessment is made. No impairment charge resulted from the assessment completed as of June 30, 2006.

(6) Long-Term Debt

On February 28, 2005, upon consummation of the debenture exchange and the initial draw down under the New Credit Facility described below, GateHouse irrevocably called for redemption all of the outstanding Senior Discount Debentures in accordance with the Indenture for the Senior Discount Debentures (the SDD Indenture). Immediately following GateHouse’s call for redemption of the Senior Discount Debentures, GateHouse irrevocably deposited trust funds with US Bank, the trustee, in an amount sufficient to pay the redemption price for the Senior Discount Debentures in full, thereby satisfying and discharging the SDD Indenture. The redemption price consisted of 101.938% of the $19,800 aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 collectively, $20,561. Included in the $521 loss on extinguishment is $137 of deferred finance fees written off.

On February 28, 2005, upon consummation of the preferred stock exchange and satisfaction and discharge of the SDD Indenture, Operating Company irrevocably called for redemption all of the outstanding 9 3/8% Senior Subordinated Notes in accordance with the Indenture for the Senior Subordinated Notes (the SSN Indenture).

On March 29, 2005, Operating Company borrowed $180,000 principal amount of the Term Loan B under the New Credit Facility. On March 30, 2005, Operating Company used such proceeds, together with cash on hand, to redeem in full all of the outstanding Senior Subordinated Notes in accordance with the SSN Indenture. The redemption price consisted of 101.563% of the aggregate principal amount thereof, plus accrued and unpaid interest to March 30, 2005 collectively, $185,579. Included in the $4,479 loss on extinguishment is $1,666 of deferred finance fees written off.

On February 28, 2005, Operating Company repaid in full, and terminated all of its obligations under, the Amended Credit Facility, dated as of April 18, 2000, as amended. GateHouse and its other subsidiaries also terminated all of their respective security and guaranty obligations thereunder on February 28, 2005. Operating Company used funds drawn from the New Credit Facility (see below) to make the requisite termination payment of $66,339. Included in loss on extinguishment of debt is $448 of deferred finance fees written off related to termination of the Amended Credit facility.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

On February 28, 2005, Operating Company entered into a Credit Agreement with a syndicate of financial institutions led by Wells Fargo Bank, National Association (Wells Fargo), with U.S. Bank National Association (US Bank) as syndication agent, CIT Lending Services Corporation as documentation agent and Wells Fargo as administrative agent (the New Credit Facility). The New Credit Facility provides for a $280,000 principal amount New Term Loan B that matures in February 2012 and a revolving credit facility with a $50,000 aggregate commitment amount available, including a $10,000 sub-facility for letters of credit that mature in February 2011. The New Credit Facility is secured by a first-priority security interest in substantially all of the tangible and intangible assets of Operating Company, GateHouse, and GateHouse’s other present and future direct and indirect subsidiaries. Additionally, the loans under the New Credit Facility are guaranteed, subject to specified limitations, by GateHouse and all of the future direct and indirect subsidiaries of Operating Company and GateHouse.

In June 2006, the Company repaid the New Term Loan B, the New Credit Facility and all accrued interest in full with a portion of their proceeds from the new debt, as discussed below. Included in the loss on the extinguishment of debt is $702 of deferred finance fees written off pertaining to the extinguished debt.

On June 6, 2006, in connection with the acquisitions of CP Media and Enterprise NewsMedia, LLC, the Company, through its direct and indirect subsidiaries entered into several new financial arrangements with a syndicate of financial institutions with Wachovia Bank, National Association as administrative agent. The first lien credit facility provides for a $570,000 term loan facility which matures on December 6, 2013 and a revolving credit facility with a $40,000 aggregate loan commitment amount available, including a $15,000 sub-facility for letters of credit and a $10,000 swingline facility that matures on June 6, 2013. The second lien credit facility provides for a $152,000 term facility that matures on June 6, 2014, subject to earlier maturities upon the occurrence of certain events.

The first lien credit facility and second lien credit facility are secured by a first priority security interest and second priority security interest, respectively, in (i) all present and future capital stock or other membership, equity, ownership or profits interest of GateHouse Media Operating, Inc., (Operating) an indirectly wholly owned subsidiary of the Company. Operating and all of its direct and indirect domestic restricted subsidiaries, (ii) 66% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (iii) substantially all of the tangible and intangible assets of GateHouse Media Holdco, Inc., (Holdco) a wholly owned subsidiary of the Company and direct parent of Operating. Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the first lien credit facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

Borrowings under the first lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the first lien credit facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the first lien credit facility), plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 2.25% and 1.25%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the first lien credit facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the first lien credit facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the first lien credit facility) for the four fiscal quarters ending on the

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

date of determination). The applicable margin ranges from 1.5% to 2.0%, in the case of LIBOR Rate Loans and, 0.5% to 1.0%, in the case of Alternate Base Rate Loans. The borrowers under the revolving credit facility also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.5% based on the same ratio of Consolidated Indebtedness to Consolidated EBITDA and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit.

Borrowings under the second lien credit facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the second lien credit facility) or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the second lien credit facility) plus an applicable margin. The applicable margin for LIBOR Rate term loans and Alternate Base Rate term loans is fixed at 1.5% and 0.5%, respectively.

No principal payments are due on the term loan facility or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facility in an amount equal to 50% of Holdco’s Excess Cash Flow (as defined in the first lien credit facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio is less than or equal to 6.0 to 1.0 at the end of any fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facility with certain asset disposition proceeds, cash insurance proceeds and condemnation or expropriation awards subject to specified reinvestment rights. The borrowers are also required to prepay borrowings with 50% of the net proceeds of certain equity issuances or 100% of the proceeds of certain debt issuances except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facility has been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facility and the cash collateralization of letters of credit.

The first lien credit facility contains financial covenants that require Holdco to satisfy specified quarterly financial tests, consisting of a Total Leverage Ratio, an interest coverage ratio and a fixed charge coverage ratio. The first lien credit facility also contains affirmative and negative covenants customarily found in loan agreements for similar transactions, including restrictions on our ability to incur indebtedness, create liens on assets, engage in certain lines of business; engage in mergers or consolidations, dispose of assets, make investments or acquisitions; engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that after the second lien credit facility has been paid in full and terminated, Holdco is permitted to pay quarterly dividends so long as, after giving effect to any such dividend payment, Holdco and its subsidiaries are in pro forma compliance with each of the financial covenants, including the Total Leverage Ratio). The first lien credit facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-defaults; a Change of Control (as defined in the first lien credit facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral.

Subject to the satisfaction of certain conditions and the willingness of lenders to extend credit, Operating may increase the revolving credit facility and/or the term loan facility by up to an aggregate of $250,000.

As of June 30, 2006, a total of $570,000, $14,825 and $152,000 was outstanding under the term loan facility, the revolving credit facility and the second lien credit facility, respectively.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

Holdco may not pay dividends to the Company unless, after giving effect to any such dividend payment, Holdco and its subsidiaries are in pro forma compliance with each of the financial covenants under the 2006 credit facilities, including the interest coverage ratio, which must be greater than or equal to 2 to 1 prior to January 1, 2008 and greater than 2.25 to 1 thereafter; the fixed charge coverage ratio which must be greater than or equal to 1.1 to 1 and the Total Leverage Ratio decreasing by 0.25 on January 1, 2009 and each anniversary thereafter through January 1, 2013, at which time the maximum Total Leverage Ratio will be 5 to 1.

(7) Fair Value of Financial Derivative

On June 23, 2005, the Company entered into and designated an interest rate swap based on a notional amount of $300,000 maturing June 2012 as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 4.135%, with settlements occurring monthly.

For the period from January 1, 2006 through February 19, 2006, the hedge was deemed ineffective and, as a result, the increase in the fair value of the derivative of $2,605, was recognized through earnings.

On February 20, 2006, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. As a result, the effective portion of the increase in fair value of the swap for the period from February 20, 2006 through June 30, 2006 of $4,809, net of taxes of $3,206, was recognized as accumulated other comprehensive income for the six month period ended June 30, 2006.

In connection with the 2006 Financing, the Company entered into and designated an interest rate swap based on a notional amount of $270,000 maturing July 2011 as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 5.359%, with settlements occurring monthly. For the six month period ended June 30, 2006, the effective portion of the increase in the fair value of the swap of $1,046, net of taxes of $698, was recognized as accumulated other comprehensive income.

(8) Related Party Transactions

The Company paid $768 in management fees to Leonard Green & Partners LLP during the period from January 1, 2005 to June 5, 2005. These costs have been included within integration and reorganization costs and management fees paid to prior owner on the accompanying statements of operations.

As of June 30, 2006, Fortress beneficially owned approximately 96% of the Company’s outstanding common stock. Subsequent to the completion of the offering, Fortress will continue to own more than 50% of the Company’s voting stock. If the offering is completed successfully, Fortress will continue to have a controlling financial interest in the Company.

In conjunction with the Merger, the Company paid $2,850 to a third party to cancel a hedging agreement entered into by the Parent on the Company’s behalf, which has been reported as a transaction cost in the successor period from June 6, 2005 to June 30, 2005. At December 31, 2005, the Company owed Parent $529 for consulting expenses that Parent had paid on the Company’s behalf.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

In addition, our chairman, Wesley Edens, is the Chairman of the Management Committee of Fortress Investment Group LLC, an affiliate of our majority stockholder. Mr. Nardone, one of our directors, is Chief Operating Officer of Fortress Investment Group LLC and Mr. Doniger, one of our directors, is a Managing Director of Fortress Investment Group LLC. We do not pay Mr. Edens, Mr. Nardone or Mr. Doniger a salary or any other form of compensation.

Affiliates of Fortress purchased $87,000 of the $610,000 first lien credit facility and $37,000 of the $152,000 term facility, both on arms’ length terms in a secondary market transaction, and continue to hold these principal amounts.

(9) Pension and Post Retirement Benefits

As a result of the acquisition of Enterprise News Media, LLC, the Company maintains a pension plan and post-retirement medical and life insurance plan which cover certain employees. The following provides information on the pension plan and post-retirement medical and life insurance plan for the period from June 6, 2006 to June 30, 2006 which reflects the period from the date of acquisition in the unaudited condensed consolidated financial statements:

	Pension	Post Retirement
Components of Net Periodic Benefit Costs
Service cost	$46	$27
Interest cost	80	35
Expected return on plan assets	(94)	—
Amortization of unrecognized gain (loss)	—	(8)
Net periodic benefit cost	—	—
Special termination benefits	—	—

Total	$32	$54

During the period from June 6, 2006 to June 30, 2006, the Company recognized a total of $95 in pension and post retirement benefit expense.

The following assumptions were used in connection with the Company’s actuarial valuation of its defined benefit pension and post retirement plans for the period from June 6, 2006 to June 30, 2006.

	Pension	Post Retirement
Weighted average discount rate	5.75%	5.75%
Rate of increase in future compensation levels	4.00%	4.00%
Expected return on assets	9.00%	—
Current year trend	—	9.25%
Ultimate year trend	—	5.50%
Year of ultimate trend	—	2011

(10) Pro Forma Stockholders’ Equity and Pro Forma Earnings (Loss) Per Share

On September 26, 2006, the Company’s Board of Directors declared a dividend of $0.32 per share on the Company’s common stock, or an aggregate of $7,361 (“Third Quarter Dividend”), for the three months ended September 30, 2006, which was paid on October 5, 2006. Additionally, on October

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share data)

    , 2006, the Company’s board of directors declared a dividend of $0.08 per share on the Company’s common stock, or an aggregate of $1,840 (“Fourth Quarter Stub Dividend”) to stockholders of record as of                      , 2006, which is payable on October     , 2006 for the period commencing on October 1, 2006 and ending on October 23, 2006. The Company is paying these dividends such that the holders of the Company’s common stock prior to the Company’s initial public offering (IPO) will receive a distribution for the periods prior to the IPO. Fortress will receive approximately 96% of these dividends, or an aggregate of $8,820. The Fourth Quarter Stub Dividend is deemed to have been paid from a portion of proceeds of the IPO equal to the gross proceeds from the sale of 108,249 shares of common stock assuming such shares are sold at $17.00 per share which is the midpoint of the range for the IPO.

The following table sets forth the Company’s cash, borrowings under revolving credit facility stockholders’ equity at June 30, 2006 and its pro forma stockholders’ equity as of such date as adjusted to give effect to the payment of a dividend in the amount of $0.32 per share of common stock, or an aggregate of $7,361, declared by the Company’s board of directors on September 26, 2006 and paid on October 5, 2006 and the payment of a dividend in the amount of $0.08 per share of common stock, or an aggregate of $1,840, declared by the Company’s board of directors on                      , 2006 and payable on                      , 2006.

	Actual	Pro Forma
Cash	$8,559	$—

Borrowings under revolving credit facility	$14,825	$15,467

Preferred stock	$—	$—
Common stock	222	222
Additional paid-in capital	223,404	223,404
Accumulated other comprehensive income	5,855	5,855
Retained earnings	11,558	2,357

Total stockholders’ equity	$241,039	$231,838

Pro forma basic and diluted earnings per share for the six months ended June 30, 2006 was $0.09, which reflects the impact from the sale of 108,249 shares deemed to have been issued to satisfy payment of the Fourth Quarter Stub Dividend.

(11) Capital Stock

On October 5, 2006, the Company’s board of directors approved a 100-for-1 split of common stock to be effected prior to the initial public offering (IPO) for which a registration statement has been filed. The board of directors also approved the amendment to the Certificate of Incorporation of the Company to increase the authorized shares of common stock and preferred stock to 150,000,000 and 50,000,000, respectively, prior to the IPO. All share and per share data have been retroactively restated to reflect the split and increase in authorized shares.

Report of Independent Auditors

To the Board of Directors and Shareholders of

Herald Media Holdings, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in redeemable preferred stock and parent company deficit and of cash flows present fairly, in all material respects, the financial position of CP Media, which is a division of Herald Media Holdings, Inc. (the “Company”) at July 3, 2005 and April 2, 2006, and the results of their operations and their cash flows for the years ended June 27, 2004 and July 3, 2005 and for the nine months ended April 2, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s and CP Media’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

CP Media is comprised of the Company’s community newspaper publishing operations. The accompanying statements include allocations of certain expenses directly attributable to the operations of CP Media as well an allocation of the Company’s redeemable preferred stock and long-term debt and the related expenses, which management believes is appropriate in the circumstances. The amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the statements had CP Media operated as a separate, stand-alone entity.

As discussed in Note 2 of the financial statements, CP Media changed its method of accounting for redeemable preferred stock effective July 4, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 13, 2006

CP MEDIA

Balance Sheets

July 3, 2005 and April 2, 2006

(In thousands)

	July 3, 2005	April 2, 2006
Assets
Current Assets
Accounts receivable, less allowance of $1,530 and $1,626 at July 3, 2005 and April 2, 2006, respectively	$10,365	$9,315
Inventories	606	661
Prepaid expenses and other current assets	1,375	2,098

Total current assets	12,346	12,074

Property, plant and equipment, net	12,761	12,435
Deferred financing costs, net	1,768	1,674
Intangible assets, net	7,808	6,667
Goodwill	103,441	103,441
Other assets	2,030	1,724

Total Assets	$140,154	$138,015

Liabilities, Redeemable Preferred Stock and Parent Company Deficit
Current Liabilities
Current portion of long-term debt	$1,033	$975
Book overdraft	554	890
Accounts payable and accrued expenses	4,665	4,064
Accrued payroll and related expenses	3,228	1,919
Deferred revenues	4,226	4,084

Total current liabilities	13,706	11,932

Long-term debt	120,935	119,472
Deferred income taxes	9,283	11,543
Other long-term liabilities	2,209	2,092
Redeemable preferred stock, Series A	—	47,960

Total liabilities	146,133	192,999

Commitments and contingencies (Notes 8 and 9)

Redeemable preferred stock, Series A, liquidation preference of $44,857 at July 3, 2005	43,670	—

Parent company deficit	(49,649)	(54,984)

Total Liabilities, Redeemable Preferred Stock and Parent Company Deficit	$140,154	$138,015

CP MEDIA

Statements of Operations

For the years ended June 27, 2004, July 3, 2005 and for the nine months ended March 27, 2005 (unaudited) and April 2, 2006

(In thousands)

	Year Ended		Nine Months Ended March 27, 2005	Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(52 weeks)	(53 weeks)	(39 weeks)	(39 weeks)
			(unaudited)
Revenues
Advertising	$82,043	$85,631	$61,613	$61,841
Circulation	11,778	11,570	8,548	8,069
Online and other revenue—related party	625	1,055	708	895
Commercial print and other	2,510	2,630	1,909	1,956

Total Revenues	96,956	100,886	$72,778	72,761

Operating Expenses
Editorial	14,371	13,993	10,254	10,603
Production	14,302	15,715	11,500	11,676
Circulation	15,275	15,290	11,166	10,804
Advertising	13,868	13,939	10,132	9,961
General and administrative	20,735	22,781	16,219	16,264
Depreciation and amortization	4,886	4,431	3,433	2,982
Net gain on disposal of property, plant and equipment	(270)	(49)	(36)	(34)

Total Operating Expenses	83,167	86,100	62,668	62,256

Operating Income	13,789	14,786	10,110	10,505

Interest expense	4,527	7,091	4,915	6,953
Write-off of unamortized deferred financing costs	25	1,365	1,365	—
Redeemable preferred stock interest expense	—	—	—	4,290

Income (loss) before provision for income taxes	9,237	6,330	3,830	(738)
Provision for income taxes	3,065	3,007	1,271	2,260

Net income (loss)	6,172	3,323	2,559	(2,998)
Less: accretion of redeemable preferred stock	10,939	5,631	4,025	—

Net loss available to Parent	$(4,767)	$(2,308)	$(1,466)	$(2,998)

CP MEDIA

Statements of Changes in Redeemable Preferred Stock and Parent Company Deficit

(In thousands, except share amounts)

	Redeemable Preferred Stock Series A		Parent Company Deficit
	Shares	Amount
Balance at June 29, 2003	628,000	$81,699	$(43,090)

Accretion of redeemable preferred stock, Series A		10,483	(10,483)
Accretion of redeemable preferred stock, Series A issuance costs		456	(456)
Net income			6,172
Intercompany transfers, net			3,035

Balance at June 27, 2004	628,000	92,638	(44,822)

Accretion of redeemable preferred stock, Series A		5,451	(5,451)
Accretion of redeemable preferred stock, Series A issuance costs		180	(180)
Repurchase and redemption of redeemable preferred stock, Series A	(362,127)	(54,599)	—
Net income			3,323
Intercompany transfers, net			(2,519)

Balance at July 3, 2005	265,873	43,670	(49,649)

Change in accounting principle (Note 2)	(265,873)	(43,670)	—
Net loss			(2,998)
Intercompany transfers, net			(2,337)

Balance at April 2, 2006	—	$—	$(54,984)

CP MEDIA

Statements of Cash Flows

For the years ended June 27, 2004, July 3, 2005 and for the nine months ended April 2, 2006

(In thousands)

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(52 weeks)	(53 weeks)	(39 weeks)
Cash flows from operating activities
Net income (loss)	$6,172	$3,323	$(2,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	4,886	4,431	2,982
Amortization of deferred financing costs	665	329	237
Write-off of unamortized deferred financing costs	25	1,365	—
Redeemable preferred stock interest expense	—	—	4,290
Net gain on disposal of property, plant and equipment	(270)	(49)	(34)
Provision for doubtful accounts	356	651	377
Lease agreement exit costs	(132)	679	270
Deferred income taxes	3,003	3,007	2,260
Changes in operating assets and liabilities, net of effects of acquisition
Accounts receivable	(946)	(518)	673
Inventories	(4)	(151)	(55)
Prepaid expenses and other current assets	(515)	558	(723)
Other assets	(2,437)	407	306
Book overdraft	395	(700)	336
Accounts payable and accrued expenses	(878)	835	(601)
Accrued payroll and related expenses	296	862	(1,309)
Other current liabilities	40	(50)	—
Deferred revenues	(606)	(77)	(142)
Other long-term liabilities	501	(398)	(353)

Net cash provided by operating activities	10,551	14,504	5,516

Cash flows from investing activities
Purchase of property, plant and equipment	(1,347)	(2,516)	(1,533)
Business asset acquisition	—	(456)	—
Proceeds from disposal of property, plant and equipment	2,175	—	18

Net cash provided by (used in) investing activities	828	(2,972)	(1,515)

Cash flows from financing activities
Transfer (to) from Parent	3,035	(2,519)	(2,337)
Borrowings on long-term debt	—	130,982	—
Principal payments on long-term debt	(14,189)	(83,452)	(1,521)
Debt financing costs	(225)	(1,944)	(143)
Redemption and repurchase of redeemable preferred stock, Series A	—	(54,599)	—

Net cash used in financing activities	(11,379)	(11,532)	(4,001)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year / period	$—	$—	$—

Supplemental cash flow information (Note 12)

CP MEDIA

Notes to Financial Statements

(1) The Business

The accompanying financial statements are those of CP Media (the “Company”). The Company, a division of Herald Media Holdings, Inc., is a publisher of daily, weekly and specialty newspaper publications in Massachusetts.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements include the operating assets, liabilities, results of operations and cash flows of the Company as included in the historical financial statements of the Parent. The Company’s costs and expenses include allocations from the Parent for certain editorial, production, circulation, facilities, procurement, treasury, accounting, sales research and other general administrative costs (Note 13). In addition, a portion of the Parent’s redeemable preferred stock and a portion of the long-term debt with the related interest expense and allocable issuance costs have been pushed-down to these financial statements as those instruments were issued to finance the acquisition of the Company by the Parent and substantially all the assets of the Company and its stock serve as collateral for the Parent’s debt. The Parent’s net investment in the Company is shown in lieu of stockholder’s equity in these financial statements and represents the Parent’s transfer of its net investment in the Company, after giving effect to the net earnings of the Company plus net cash transfers to or from the Parent.

Management believes the assumptions used to prepare the Company’s financial statements from the historical consolidated financial statements of the Parent including methods used to allocate costs are reasonable and appropriate under the circumstances. The financial information included herein may not necessarily reflect the financial position, operating results, changes in invested equity and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

(b) Fiscal Year

The Company’s fiscal year ends on the Sunday closest to June 30. The year ended June 27, 2004 comprised a 52-week period whereas the year ended July 3, 2005 comprised a 53-week period. The nine month period ended April 2, 2006 comprised a 39-week period.

(c) Revenue Recognition

Newspaper circulation revenue is recognized ratably over the subscription period. Advertising revenue is recognized at publication date, net of provisions for estimated rebates, credit and rate adjustments and discounts. Revenue derived from web site advertising is recognized ratably over the contract period. Amounts received from customers in advance of circulation or publication are recorded as deferred revenue in the balance sheets.

(d) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

CP MEDIA

Notes to Financial Statements—(Continued)

(e) Concentration of Suppliers

The Company currently purchases substantially all of its newsprint from one supplier. The Company believes that there are numerous alternate suppliers and that any transition from one supplier to another would not cause a material disruption to the business.

(f) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Credit risk with respect to trade accounts receivable is limited due to the Company’s diverse customer base. Collateral is not generally required from customers. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company closely monitors its exposure to credit losses and maintains allowances for anticipated losses.

(g) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

(h) Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoice amount. For certain receivable balances the Company applies an interest penalty to past due balances which it recognizes as income when the interest is paid. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses on accounts receivable. The allowance is based on specific identification of probable losses and an estimate of additional losses based on historical write-off experience. Management reviews the allowance for doubtful accounts on a monthly basis. Past due balances over 90 days and over a specified dollar amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

(i) Inventories

Inventories consist of primarily newsprint, ink and press plates, which are stated at the lower of cost or market value and are accounted for by the first-in, first-out (FIFO) method.

(j) Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $1,204,000, $1,270,000 and $1,016,000, respectively, which is primarily comprised of media and agency expenses.

(k) Financial Instruments

The carrying amount of certain of the Company’s financial instruments, which include accounts receivable and accounts payable, approximate fair value due to their short-term maturities. The carrying value of long-term debt approximates fair value due to the interest rates currently available to the Company for debt with similar terms and remaining maturities.

CP MEDIA

Notes to Financial Statements—(Continued)

(l) Property, Plant and Equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation and amortization. Expenditures for major renewals and betterments that extend the useful lives of property, plant and equipment are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are relieved and any resulting gain or loss is included in the results of operations. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(m) Goodwill and Other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. As required by SFAS No. 142, in the Company’s impairment test of goodwill, the Company annually compares the fair value of the applicable reporting unit to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by management. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation and amortization. In applying this methodology, the Company is relying on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. In the event that these calculations indicate that goodwill is impaired, a fair value estimate of each tangible and intangible asset and liability would be established. This process would require the application of discounted cash flows expected to be generated by each asset in addition to independent asset appraisals, as appropriate. The Company would then calculate an impairment as the excess of the carrying value of goodwill over its implied fair value. No impairment charge resulted from these tests during the years ended June 27, 2004, July 3, 2005 and/or during the nine month period ended April 2, 2006.

Intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the assets may not be recoverable. Intangible assets that have finite useful lives are amortized over their respective useful lives. The Company amortizes its intangible assets with finite useful lives, consisting primarily of advertiser lists and mastheads, using the straight-line method, over their estimated useful lives of 8 and 15 years, respectively.

(n) Deferred Financing Costs

Costs incurred relating to the financing of long-term debt are deferred and amortized using the effective interest and straight-line methods over the remaining life of the related debt offering. Amortization expense, which is recorded as a component of interest expense in the statements of operations, for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $665,000, $329,000 and $237,000, respectively.

(o) Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment.

CP MEDIA

Notes to Financial Statements—(Continued)

(p) Income Taxes

Historically, the Company’s results of operations have been included in the Parent’s consolidated income tax returns. Income tax expense (benefit) reported in the Company’s statements of operations has been calculated on a separate tax return basis. However, the Parent managed its tax position for the benefit of its entire portfolio of businesses and its tax strategies are not necessarily reflective of the tax strategies that the Company would have followed or will follow as a separate stand-alone entity. Deferred tax assets related to operating losses of the Company are not presented to the extent benefits of such losses have been utilized by the Parent.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities and expected future tax consequences of events that have been included in the financial statements or tax returns using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is used to offset net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the net deferred tax assets may not be realized. Management evaluates the recoverability of net deferred tax assets and the level of adequacy of the valuation allowance.

(q) Accounting for Stock-Based Compensation

Certain employees of the Company participate in the Parent’s stock option plan. The Company accounts for Parent stock-based awards to its employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts with fixed exercise prices at least equal to the fair market value of the Parent’s common stock at the date of grant. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

If the Company had elected to recognize compensation expense based on the minimum value of options granted at grant date as prescribed by SFAS No. 123, the Company’s net income (loss) in the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 would have been adjusted to the following pro forma amounts:

			Nine Months Ended April 2, 2006
	Year Ended
	June 27, 2004	July 3, 2005
	(in thousands)
Net income (loss), as reported	$6,172	$3,323	$(2,998)
Add: Stock-based compensation expense included in reported net income (loss), net of taxes	—	—	—
Deduct: Total stock-based compensation expense determined under minimum value method for all awards, net of taxes	(51)	(55)	(34)

Pro forma net income (loss)	$6,121	$3,268	$(3,032)

CP MEDIA

Notes to Financial Statements—(Continued)

In calculating the pro forma information set forth above, the minimum value of each grant is amortized ratably over the vesting periods and is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life (years)	7.5
Risk-free interest rate	4.5%
Dividend yield	—
Volatility	—

Because the determination of the minimum value of options granted includes vesting periods over several years, the above pro forma disclosures are not representative of pro forma effects of reported results for future periods. Further, option valuation models require the input of highly subjective assumptions and were developed for use in estimating the minimum value of traded options which have no vesting restrictions and are fully transferable.

(r) Redeemable Preferred Stock

The Parent adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity on the first day of fiscal period 2006. This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. The scope of this pronouncement includes mandatorily redeemable equity instruments.

Upon adoption of SFAS No. 150, the Parent’s redeemable preferred stock was considered subject to mandatory redemption, as it is redeemable at a fixed and determinable date, and was reclassified as a long-term liability. Accretion related to the preferred instrument subsequent to the reclassification of the instrument as a liability has been reflected as interest expense. Further, related issuance costs in the amount of $1,187,000 at the date of adoption continue to be recorded as a reduction of the carrying value of the redeemable preferred stock and will be amortized through the redemption date as interest expense. The Parent has also pushed down the effects of accounting for the redeemable preferred stock under SFAS No. 150 (including its adoption) to the Company.

(s) Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123-R, Share-based Payment. SFAS No. 123-R revises SFAS No. 123 and supersedes APB No. 25. SFAS No. 123-R applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. Under SFAS No. 123-R, the Company will be required to follow a fair value approach using an option-pricing model, such as the Black-Scholes option pricing model, at the date of a stock option grant. This may lead to higher compensation expense than that previously presented on a pro-forma basis as the Company has historically utilized the minimum value method which does not take into account volatility. The deferred compensation amount calculated under the fair value method will then be recognized over the respective vesting period of the stock option. The Company will adopt the provisions of SFAS No. 123-R effective the first day of fiscal year 2007. As the Company is non-public, only new awards granted after that date or equity instruments outstanding as of that date which are subsequently modified, repurchased or canceled will be accounted for under the provisions of SFAS No. 123-R.

CP MEDIA

Notes to Financial Statements—(Continued)

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 became effective for fiscal years ending after December 15, 2005 and the Company adopted this interpretation for the nine month period ended April 2, 2006. Adopting FIN 47 did not have a material impact in the Company’s financial position, results of operations, or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. The Company is currently evaluating the impact the adoption of FIN 48 will have on its financial statements.

(3) Acquisition

In February 2005, the Company acquired the assets of Lancaster Times, Inc., which publishes the Lancaster Times and Clinton Courier, for a purchase price of $450,000 and $6,000 of acquisition-related expenses. The purchase price was allocated based upon management’s estimated fair value of the assets acquired and liabilities assumed. Amounts assigned to assets and liabilities at the acquisition date were as follows: current assets, $46,000; property, plant and equipment, $4,000; goodwill, $381,000; intangible assets, $47,000; and current liabilities, $22,000. The primary reason for this acquisition was to acquire new subscribers and to increase advertising revenue. Intangible assets acquired in this acquisition primarily consist of advertiser lists and mastheads which will be amortized using the straight-line method over an estimated weighted average useful life of eight years. Further, the goodwill generated from this acquisition will be deductible for income tax purposes.

CP MEDIA

Notes to Financial Statements—(Continued)

(4) Property, Plant and Equipment

Property, plant and equipment consist of the following at July 3, 2005 and April 2, 2006:

	Useful Lives in Years	July 3, 2005	April 2, 2006
		(in thousands)
Land	—	$2,449	$2,449
Buildings and building improvements	10-30	8,056	8,149
Leasehold improvements	5-10	1,535	1,563
Machinery and equipment	3-15	13,636	14,060
Furniture and fixtures	5-10	352	352
Computer software and equipment	3	4,367	5,055

		30,395	31,628
Less-accumulated depreciation and amortization		(17,634)	(19,193)

		$12,761	$12,435

Depreciation and amortization expense for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $3,438,000, $2,984,000 and $1,841,000, respectively.

(5) Intangible Assets

Intangible assets consist of the following at July 3, 2005 and April 2, 2006:

	Advertiser Lists	Mastheads	Total
	(in thousands)
Gross	$8,860	$5,437	$14,297
Accumulated amortization	(4,898)	(1,591)	(6,489)

Net balance at July 3, 2005	$3,962	$3,846	$7,808

Gross	$8,860	$5,437	$14,297
Accumulated amortization	(5,767)	(1,863)	(7,630)

Net balance at April 2, 2006	$3,093	$3,574	$6,667

Amortization expense relating to advertiser lists and mastheads for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 was $1,448,000, $1,448,000, and $1,141,000, respectively. Based on the current balance of intangible assets subject to amortization, the estimated amortization expense in the remaining 3 month period in fiscal period 2006 and each of the succeeding five fiscal years is as follows:

(in thousands)
2006	$274
2007	1,470
2008	1,470
2009	1,017
2010	382
2011	379
Thereafter	1,675

$6,667

CP MEDIA

Notes to Financial Statements—(Continued)

(6) Redeemable Preferred Stock

On January 31, 2001, the Parent authorized 7,000,000 shares of preferred stock, par value $.01, and designated these shares Series A redeemable preferred stock (“Series A preferred”). On February 1, 2001, the Parent issued 6,280,000 shares of its Series A preferred at $10 per share, and incurred issuance and related costs in the amount of $2,924,000, to finance the acquisition of the Company. Accordingly, those securities, issuance costs and related subsequent activity have been pushed-down to these financial statements.

Effective July 22, 2002, the board of directors authorized a 10-for-1 reverse stock split of its issued and outstanding Series A preferred. All Series A preferred share amount references in the financial statements, other than historical references, have been restated to reflect this reverse stock split.

On July 22, 2004, the Parent redeemed and repurchased 362,127 shares of the Parent’s Series A preferred in consideration for an aggregate amount of $54,599,000 and 362,127 shares of the Parent’s voting common stock.

Voting Rights

Holders of Series A preferred are entitled to votes equal to the number of shares of voting common stock into which such holders’ shares would convert if a liquidation event were to occur. The Series A preferred shareholders are entitled to elect two directors as a class.

Liquidation Preference and Redemption

Upon the earlier of a liquidation event, as defined in the Parent’s Articles of Organization, or July 1, 2007, Series A preferred shall be automatically redeemed for (i) cash in an amount equal to a liquidation preference, and (ii) shares of voting or nonvoting common stock, as defined. The amount of cash payable per share to the holders of Series A preferred as a liquidation preference shall be equal to the original purchase price per share plus a 12% per annum accruing dividend, compounded quarterly, plus any accrued or declared but unpaid dividends, provided such amount is not prohibited by the senior debt facility. Upon payment of the liquidation preference in cash and prior to any distribution to common stockholders, each share of Series A preferred will be redeemed into voting or nonvoting common stock, as defined, by dividing $100 by the then-effective redemption price of the common stock. The redemption price of the common stock is further defined as $100. Certain terms exist to protect the conversion rights of the holders of Series A preferred in the event of future issuances of common stock or a merger or reorganization of the Parent.

Pursuant to the Parent’s Stockholders’ Agreement dated February 1, 2001, any investor owning at least 35% of Series A preferred shall have the right to initiate a sale of the Parent, commencing on January 1, 2005. In the event that a sale of the Parent is initiated, the Parent’s sole common stock shareholder shall have certain rights, as defined in the agreement, with respect to the submittal of a competing offer to purchase the Parent.

In conjunction with the Parent’s redemption and repurchase of Series A preferred on July 22, 2004, the Parent amended its Articles of Organization and Stockholders’ Agreement to extend the final date for a liquidation event with respect to Series A preferred from July 1, 2007 to January 31, 2012. Further, the Parent and its common and preferred shareholders agreed to amend and restate the

CP MEDIA

Notes to Financial Statements—(Continued)

Stockholders’ Agreement to change the first date upon which 35% of the holders of Series A preferred could initiate a sale of the Company from January 1, 2005 to July 1, 2006.

Dividends

Holders of Series A preferred are entitled to the same dividends that holders of common stock would have received, calculated as if such shares were converted in a liquidation event immediately prior to the record date for such dividend provided such amounts are not prohibited by the senior debt facility.

(7) Stock Incentive Plan

The Company has no separate employee stock option plan, however, employees of the Company participate in the Parent’s stock option plan. Under the provisions of the Parent’s stock option plan, stock awards are granted at the discretion of the Parent’s board of directors at an exercise price no less than the fair market value of the Parent’s common stock on the date of the grant and for a maximum term of ten years. Further, stock awards granted generally vest over a five-year period. Additionally, if any option expires, is terminated or canceled prior to having been exercised, the options will again be available for issuance under the plan.

At April 2, 2006, the weighted average remaining contractual life of the options outstanding was 6.8 years. Also, the weighted average grant date minimum value of options granted in the year ended June 27, 2004 was $6.22.

A summary of the stock option activity in the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006, is presented below:

	Shares	Weighted Average Exercise Price
Options outstanding, June 29, 2003	42,500	$22.00
Granted	12,000	22.00
Forfeited	(7,000)	22.00

Options outstanding, June 27, 2004	47,500	22.00
Forfeited	(7,500)	22.00

Options outstanding, July 3, 2005	40,000	22.00

Options outstanding, April 2, 2006	40,000	$22.00

Options exercisable, June 27, 2004	20,875	$22.00

Options exercisable, July 3, 2005	24,000	$22.00

Options exercisable, April 2, 2006	30,000	$22.00

(8) Senior Debt

(a) 2001 Senior Debt Facility

In connection with its acquisition of the Company in 2001 the Parent entered into a senior debt facility consisting of a $60,000,000 fully funded Term A loan, a $40,000,000 fully funded Term B loan,

CP MEDIA

Notes to Financial Statements—(Continued)

and a $20,000,000 revolver of which $5,000,000 was used to fund letters of credit (required by insurance carrier to cover self-insurance losses) during the term of the facility. The $100,000,000 of term loans has been pushed-down to the Company, the $5,000,000 of letters of credit were allocated to the Company based on its self-insurance loss reserve balances and the $15,000,000 revolver availability has been pushed-down to the Company. Transaction costs related to the debt in the amount of $3,700,000 were allocated to the Company based upon the allocation of the credit facility.

Under the terms of the senior debt facility the Parent is required to comply with certain financial covenants, including certain EBITDA and leverage-based ratios. Also, the terms of the senior debt facility provide for mandatory prepayments as a result of certain events or financial results, as defined in the facility. The senior debt facility is collateralized by all assets of the Parent and its subsidiaries.

Term Notes

Borrowings under Term Notes A and B are represented by separate arrangements. At the Parent’s election, interest on each Term Note is calculated at either the Lenders’ base rate or LIBOR, plus the applicable margin, which ranges from 1.5% to 4% depending upon the Parent’s total leverage ratio, as defined, and is payable monthly.

Revolving Credit and Letter of Credit Facilities

Borrowings under the revolving credit and letter of credit facility, which expires on December 31, 2006, are limited to the aggregate amount of $8,000,000, as amended in 2003. At the Parent’s election, interest on the revolving credit facility is calculated at either the Lenders’ base rate or LIBOR, plus the applicable margin, which ranges from 1.5% to 3.5% depending upon the Parent’s total leverage ratio, as defined. The Parent is required to pay an unused commitment fee in the amount of 0.5% per annum on the average amount by which the revolving credit facility commitment exceeds the amount outstanding.

Under the letter of credit facility, the Parent may request the issuance of letters of credit up to $7,500,000 in aggregate. Letters of credit issued are for a period up to one year and may be extended for additional periods. The Parent is required to pay a fee in the amount of .25% plus an applicable margin per annum on outstanding letters of credit.

(b) 2004 Senior Debt Facility

In July 2004, the Parent entered into a new senior debt facility with certain financial institutions (collectively, the “Lenders”) and utilized the proceeds from this arrangement to redeem and repurchase certain of the Parent’s common and preferred stock (Note 6), settle amounts outstanding on its then existing senior debt facility and for general business purposes. The 2004 senior debt facility includes two Term Loans, a revolving credit facility and a letter of credit facility which are collateralized by all assets of the Parent. Accordingly, $131,100,000 of Term Loans and $9,500,000 of the revolving credit facility were pushed-down to the Company, and $6,000,000 of letters of credit were allocated based on the self-insurance loss reserve balances.

At the time of the refinancing, there was $83,000 and $1,378,000 of unamortized deferred financing costs relating to the existing revolving credit facility and the term notes, respectively. Also, the Parent incurred $2,127,000 of incremental financing costs which were allocated on a pro-rata basis to the new revolving credit facility and term notes based upon the total borrowing capacity. Financing

CP MEDIA

Notes to Financial Statements—(Continued)

costs in the amount of $267,000 and $1,677,000 relating to the revolving credit facility and term notes, respectively were pushed-down to the Company. The Company applied the provisions of EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements and EITF 96-19, Debtor’s Accounting for Modification or Exchange of Debt Instruments to evaluate the accounting for the unamortized and new financing costs. Based upon the applicable guidance $64,000 and $148,000 of the existing unamortized deferred financing costs of the revolving credit facility and term notes, respectively, will be amortized over the remaining life of the new arrangements and the remaining balance was written-off. Also, $116,000 of the incremental financing costs associated with the term notes were written-off and the remaining balance will be deferred and amortized over the remaining life of the new arrangement. During fiscal period 2006, the Parent amended the term notes and incurred additional financing costs in the amount of $143,000 which were pushed-down to the Company.

Under the terms of the senior debt facility the Parent is required to comply with certain financial covenants, including certain EBITDA and leverage-based ratios. At July 3, 2005, the Parent was in violation of certain of these covenants prior to the Parent entering into an amendment of its senior debt facility on August 12, 2005 which, among other matters, retroactively modified certain of the covenants. Further, the senior debt facility contains cross-default provisions whereby the Parent may be deemed in default of its obligations under the facility should it default on other arrangements and obligations, as defined. The terms of the senior debt facility provide for mandatory prepayments as a result of certain events or financial results, as defined. For the year ended July 3, 2005, the Parent had excess cash flow, as defined, the outcome of which requires mandatory prepayment of principal in the amount of $612,000 in fiscal period 2006.

Term Loans

Borrowings under the First and Second Lien Term Loans are represented by separate arrangements. The First Lien Term Loan is in the amount of $103,376,000, which is payable over seven years based upon a defined amortization schedule, and accrues interest at LIBOR plus an applicable margin which ranges from 2.5% to 2.75% based upon the Parent’s total leverage ratio, as defined. The Second Lien Term Loan is in the amount of $18,796,000 which accrues interest at LIBOR plus the applicable margin, which ranges from 5% to 5.75% depending upon the Parent’s total leverage ratio, as defined. This loan is payable in full in January 2012. Interest on outstanding borrowings under both arrangements is payable monthly.

Revolving Credit and Letter of Credit Facilities

The revolving credit and letter of credit facility is a six-year facility and borrowings are limited to the aggregate amount of $20,192,000 less outstanding letters of credit. Interest on the revolving credit facility accrues at LIBOR plus the applicable margin, which ranges from 2.25% to 3.0%, depending upon the Parent’s total leverage ratio, as defined, and is payable monthly. The Parent is required to pay an unused commitment fee in the amount of .50% per annum on the average amount by which the revolving credit facility commitment exceeds the amount outstanding. At April 2, 2006, amounts available under the revolving credit and letter of credit facility were $18,831,000.

Under the letter of credit facility, the Parent may request the issuance of letters of credit up to $10,000,000 in aggregate. Letters of credit issued are for a period up to one year and may be extended for additional periods. The Parent is required to pay a fee in the amount of .50% plus an applicable margin per annum on outstanding letters of credit. At April 2, 2006, there was $1,110,000 in outstanding letters of credit as required by existing self-insurance arrangements.

CP MEDIA

Notes to Financial Statements—(Continued)

Incremental Facilities

Subject to the terms and conditions of the senior debt facility, the Parent may incur additional indebtedness through July 22, 2007 in the form of one or more additional First Lien Term Loans up to an aggregate amount of $40,000,000. Indebtedness under this arrangement will be for a minimum principal amount of $10,000,000, will have the same repayment amortization schedule as the then outstanding First Lien Term Loans and is required to be used for permitted acquisitions, purchases of property, plant and equipment and the redemption of the outstanding preferred stock, as defined in the senior debt facility. The interest rate margin applicable to these borrowings will be determined at the time of the borrowing provided that, if the interest rate margin with respect to the new borrowings is more than .50% higher than the interest rate margin on the existing First Lien Term Loans, then the First Lien Term Loans’ margin shall be reduced to be .50% less than the interest rate margin on the new borrowings. As of April 2, 2006, the Parent has not incurred indebtedness under this arrangement.

Long-term debt is summarized as follows at July 3, 2005 and April 2, 2006:

	July 3, 2005	April 2, 2006
	(in thousands)
First Lien Term Note, at LIBOR plus applicable margin (6.0% and 7.7% at July 3, 2005 and April 2, 2006, respectively); quarterly principal payments of $258, due September 24, 2004 through April 11, 2011, with a balloon payment of $95,386 due on July 22, 2011	$102,250	$101,417
Second Lien Term Note, at LIBOR plus applicable margin (9.0% and 10.7% at July 3, 2005 and April 2, 2006, respectively); payable in full on January 22, 2012	18,779	18,779
Revolving Credit Facility, at LIBOR plus applicable margin (6.3% and 7.9% at July 3, 2005 and April 2, 2006, respectively); payable in full on July 22, 2010	939	251

	121,968	120,447
Less—current portion	(1,033)	(975)

	$120,935	$119,472

The aggregate principal maturities are as follows in fiscal years:

(in thousands)
2007	$975
2008	1,033
2009	1,033
2010	1,033
2011	1,033
Thereafter	115,340

$120,447

(9) Commitments and Contingencies

(a) Operating Leases

The Company leases facilities under noncancelable operating leases that expire through December 2010. In addition to lease payments on certain facilities, the Company is required to pay the

CP MEDIA

Notes to Financial Statements—(Continued)

applicable property taxes and operating costs. Rent expense is calculated on a straight-line basis for a lease on a facility due to escalations in minimum lease payments. Accordingly, at July 3, 2005 and April 2, 2006 there is a deferred liability of $502,000 and $434,000, respectively, included in accounts payable and accrued expenses and other long-term liabilities in the balance sheets that represents the excess of rent expense calculated on a straight-line basis over rent payments made.

In the years ended June 29, 2003, July 3, 2005 and the nine month period ended April 2, 2006, the Company entered into certain agreements to sublease portions of its main leased administrative facility. In accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a liability in connection with the Company ceasing use of the rights conveyed under the lease agreement on the facility. The liability represents the value of the excess of the Company’s pro rata future minimum lease expense over scheduled sublease payments in addition to improvement allowances provided to the sublesee which were expended in the nine month period ended April 2, 2006. The aggregate expense recorded in the years ended June 29, 2003, July 3, 2005 and the nine month period ended April 2, 2006 relating to these agreements was $263,000, $670,000 and $259,000, respectively. The expense related to this liability is included in general and administrative expenses in the statements of operations. The liability is included in accrued expenses and long-term liabilities in the balance sheets.

Activity relating to these agreements was as follows in the years ended June 27, 2004, July 3, 2005 and the nine month period ended April 2, 2006:

(in thousands)
Balance at June 27, 2004	$90
Costs incurred	670
Cash payments	(30)
Non-cash adjustments	9

Balance at July 3, 2005 (of which $418 is short-term)	739
Costs incurred	259
Cash payments	(574)
Non-cash adjustments	11

Balance at April 2, 2006 (of which $83 is short-term)	$435

In the year ended June 27, 2004, the Company completed a sale/leaseback transaction involving a certain real estate facility. The sales price of $1,300,000 resulted in a net gain after closing costs of $556,000. Simultaneous to the sale, the Company entered into an agreement with the buyer to lease back a portion of the facility for five years at an annual rate of $58,000 plus a pro rata share of utility costs. The Company applied the provisions of SFAS No. 98, Accounting for Leases, and noted no form of continuing involvement and that the transaction qualified for sale-leaseback accounting. Therefore, the Company removed the related assets from its books and recognized the gain in accordance with the provisions of SFAS No. 28, Accounting for Sales with Leasebacks. Accordingly, the gain on the sale that exceeded the present value of the minimum lease payments called for by the leaseback in the amount of $260,000 was deferred and is being amortized on a straight-line basis over the five-year lease period. The remaining portion of the gain was recognized immediately.

CP MEDIA

Notes to Financial Statements—(Continued)

Future minimum lease payments under noncancelable leases, excluding sublease arrangements, are as follows in the remaining three month period in fiscal year 2006 and each succeeding fiscal year. Aggregate minimum lease payments under sublease agreements are $776,000 per annum through December 2010.

(in thousands)
2006	$477
2007	1,882
2008	1,903
2009	1,796
2010	1,662
2011	827

$8,547

Rent expense, net of sublease income, in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006, was $1,758,000, $2,589,000 and $1,516,000, respectively. Sublease income was $230,000, $304,000, and $395,000, in the years ended June 27, 2004, July 3, 2005 and the nine month period ended April 2, 2006, respectively.

(b) Litigation

The Company is party to certain claims and litigation involving matters incidental to its operations. Management does not expect the outcome of these matters to have a material effect on the Company’s financial position, results of operations or cash flows.

(10) Employee Benefit Plan

The Company sponsors a qualified defined contribution plan with a 401(k) deferred compensation provision which covers all eligible employees. The Company’s matching contribution is discretionary. The Company did not make discretionary matching contributions in the years ended June 27, 2004 and July 3, 2005, and made a contribution of $46,000 in the nine month period ended April 2, 2006.

(11) Income Taxes

The components of the provision for income taxes in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Current tax expense
Federal	$62	$—	$—
State	—	—	—

Total current tax expense	$62	$—	$—

Deferred tax expense
Federal	$2,327	$2,331	$1,752
State	676	676	508

Total deferred tax expense	$3,003	$3,007	$2,260

Total provision for income taxes	$3,065	$3,007	$2,260

CP MEDIA

Notes to Financial Statements—(Continued)

The differences between income taxes at the statutory federal income tax rate of 34% and the provision for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Tax at federal statutory rate	$3,140	$2,152	$(250)
State income taxes, net of federal benefit	579	397	223
Non-deductible redeemable preferred stock expense	—	—	1,458
Other, net	126	35	(31)
Change in valuation allowance	(780)	423	860

Provision for income taxes	$3,065	$3,007	$2,260

The significant components of the Company’s deferred tax assets and liabilities at July 3, 2005 and April 2, 2006, are as follows:

	July 3, 2005	April 2, 2006
	(in thousands)
Deferred tax assets
Depreciation and amortization	$2,137	$2,372
State tax credits and state and federal loss carryforward	1,877	2,708
Self-insurance accrual	229	198
Allowance for doubtful accounts	612	650
Deferred rent and lease exit costs	559	411
Other	108	43

Gross deferred tax assets	5,522	6,382
Less—valuation allowance	(5,522)	(6,382)

Total deferred tax assets	—	—

Deferred tax liabilities
Goodwill amortization	9,283	11,543

Gross deferred tax liabilities	9,283	11,543

Net deferred tax liability	$(9,283)	$(11,543)

A valuation allowance has been provided against the Company’s deferred tax asset, excluding the deferred tax liability associated with the amortization of goodwill for income tax purposes, as it is more likely than not that this deferred tax asset will not be realized based upon the Company’s historical and forecasted taxable income.

At April 2, 2006, the Company had $5,884,000 of operating loss carryforwards in The Commonwealth of Massachusetts and for federal purposes which begin to expire in 2007 and 2023, respectively. Also, at April 2, 2006 the Company had $73,000 in alternative minimum tax credit carryforwards which do not expire. Further, at April 2, 2006 the Company had $268,000 in investment tax credit carryfowards, a majority of which have an indefinite life, in The Commonwealth of

CP MEDIA

Notes to Financial Statements—(Continued)

Massachusetts available to reduce future income and state excise taxes. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income.

The Company is subject to routine audits by federal and state taxing authorities that may result in proposed assessments by the tax authorities. The Company believes that its tax positions comply with applicable tax law and has not accrued any liability resulting from such potential assessments and claims exposure.

(12) Supplemental Cash Flow Information

Supplemental disclosures of cash flow information in the years ended June 27, 2004 and July 3, 2005, and in the nine month period ended April 2, 2006 are as follows:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Noncash investing and financing activities
Accretion of Series A redeemable preferred stock and issuance costs	$10,939	$5,631	$—
Acquisitions
Fair value of assets acquired	—	97	—
Fair value of liabilities assumed	—	22	—

(13) Related Party Transactions

(a) Related Party Revenue and Related Costs

The Company’s revenues include allocations from the Parent for sales of primarily online advertising and other miscellaneous items. These allocations have been determined on bases that the Company and the Parent considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The allocation methods include primarily number of line and banner ads and hosting fees. Allocated revenues and related costs included in general and administrative expenses in the statements of operations were as follows for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Online and other revenue—related party	$625	$1,055	$895
Related costs	556	722	616

(b) Parent Allocations

The Company’s costs and expenses include allocations from the Parent for certain editorial, production, circulation, facilities, procurement, treasury, accounting, sales research and other general administrative costs. These allocations have been determined on bases that the Company and the Parent considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The allocation methods include number of copies, relative sales, headcount,

CP MEDIA

Notes to Financial Statements—(Continued)

salaries, square footage and usage. Allocated costs included in the statements of operations were as follows for the years ended June 27, 2004 and July 3, 2005, and the nine month period ended April 2, 2006:

	Year Ended		Nine Months Ended April 2, 2006
	June 27, 2004	July 3, 2005
	(in thousands)
Editorial	$73	$55	$—
Production	64	93	113
Circulation	142	142	107
General and administrative	38	35	5

	$317	$325	$225

(14) Subsequent Event

On June 6, 2006, the Parent entered into an asset purchase agreement with Gatehouse Media, Inc. (“Gatehouse”) whereby Gatehouse purchased substantially all of the assets and assumed certain liabilities of the Parent’s community newspaper publishing operations for $230,000,000 in addition to $353,000 relating to a working capital adjustment. The Parent subsequently used a portion of the sale proceeds to pay all outstanding indebtedness in full.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Enterprise NewsMedia, Inc.

In our opinion, the accompanying consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest and comprehensive income (loss) present fairly, in all material respects, the results of operations of Enterprise NewsMedia, Inc. and subsidiaries and their cash flows and changes in equity for the period from January 1, 2003 through March 31, 2003 (Predecessor period) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 20, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Member of

Enterprise NewsMedia, LLC:

In our opinion, the accompanying consolidated statements of operations, of cash flows and of shareholders’ deficit, member’s interest and comprehensive income(loss) present fairly, in all material respects, the results of operations of Enterprise NewsMedia, LLC and subsidiaries and their cash flows and changes in equity for the period from April 1, 2003 through December 31, 2003 (Successor period) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2003 the Company affected a series of integrated transactions resulting in a change of control which was accounted for as a purchase business combination. As a result of these transactions, the consolidated financial information for the Successor period is presented on a different cost basis than the Predecessor period and, therefore, the two periods are not comparable.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 20, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Member of

Enterprise NewsMedia, LLC

We have audited the accompanying consolidated balance sheets of Enterprise NewsMedia, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, member’s interest and comprehensive income (loss) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enterprise NewsMedia, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts

July 20, 2006

ENTERPRISE NEWSMEDIA, LLC

Consolidated Balance Sheets

December 31, 2004 and 2005

(dollar amounts in thousands)

	2004	2005
	(Successor)	(Successor)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,182	$3,921
Trade receivables, net of allowance for doubtful accounts of $400 and $440 respectively	6,850	7,593
Inventories	713	1,046
Prepaid expenses and other current assets	1,246	911

Total current assets	14,991	13,471

PROPERTY, PLANT AND EQUIPMENT—NET	17,574	22,379

OTHER ASSETS
Goodwill	74,659	74,774
Other intangible assets—net	65,451	62,090
Other assets	2,516	2,293

Total assets	$175,191	$175,007

LIABILITIES AND MEMBERS’ INTEREST

CURRENT LIABILITIES
Accounts payable	$3,032	$3,431
Accrued expenses	3,787	3,193
Current portion—long-term debt	7,282	893
Current portion—noncompete and consulting agreements	500	500
Deferred revenue	2,259	2,025
Revolving credit loan	—	6,500

Total current liabilities	16,860	16,542

LONG-TERM LIABILITIES
Long-term debt, net of current portion	61,699	78,381
Pension and other post-retirement benefit obligations	14,985	15,752
Noncompete and consulting agreements, net of current portion	500	—
Other liabilities	—	368

Total liabilities	94,044	111,043

Commitments and Contingencies

MEMBER’S INTEREST	81,147	63,964

Total liabilities and members’ interest	$175,191	$175,007

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Operations

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues:
Advertising	$11,773	$40,625	$54,757	$57,135
Circulation	5,197	15,787	22,064	21,406
Commercial printing and other	86	258	435	438

Total revenues	17,056	56,670	77,256	78,979

Operating costs and expenses:
Production	5,604	17,605	23,979	24,830
Selling, general and administrative	10,681	29,050	40,839	40,721
Depreciation and amortization	1,879	6,179	7,152	6,375

Total operating expenses	18,164	52,834	71,970	71,926

(Loss) income from operations	(1,108)	3,836	5,286	7,053

Other income (expenses):
Interest expense	(3,864)	(3,220)	(4,564)	(5,319)
Interest income	1	3	3	15
Write-off of deferred financing costs upon extinguishment of debt	—	—	—	(2,025)
Equity in earnings (losses) of equity investee	63	23	(536)	—
Other	(245)	23	182	201

Total other income (expenses)	(4,045)	(3,171)	(4,915)	(7,128)

Net (loss) income	$(5,153)	$665	$371	$(75)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Cash Flows

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Cash flows from operating activities:
Net (loss) income	$(5,153)	$665	$371	$(75)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,879	6,179	7,152	6,375
Subordinated debt and warrant interest	1,916	15	—	—
Non cash compensation	—	9	12	12
Amortization of deferred financing costs	164	311	445	233
Write-off of deferred financing costs upon extinguishment of debt	—	—	—	2,025
Gain on the sale of property, plant and equipment	—	(8)	—	(7)
Equity in earnings (losses) of equity investee, net of distributions	(63)	162	536	—
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	682	41	(751)	(743)
Inventories	61	(506)	308	(333)
Prepaid expenses and other current assets	(135)	(158)	(200)	335
Other assets	—	11	—	(97)
Accounts payable and accrued expenses	3,124	(2,378)	1,025	(195)
Deferred revenue	100	124	(420)	(234)
Pension and other liabilities	310	205	949	1,135

Net cash provided by operating activities	2,885	4,672	9,427	8,431

Cash flows from investing activities:
Deferred acquisition payments	(237)	(375)	(500)	(500)
Acquisition of Norwood, net of cash acquired	—	—	—	(587)
Acquisition of Call, net of cash acquired	—	—	—	(262)
Proceeds from sale of property, plant, and equipment	—	39	32	24
Purchase of manufacturing facility by an agent	—	—	—	(5,582)
Purchase of property, plant, and equipment	(66)	(1,995)	(741)	(1,296)

Net cash used in investing activities	(303)	(2,331)	(1,209)	(8,203)

Cash flows from financing activities:
Member contributions	—	44,170	5	—
Distribution to member	—	(50)	(1,910)	(17,481)
Repayments of long-term debt	—	(109,212)	(3,445)	(69,432)
Proceeds from long-term debt	—	70,000	—	79,500
Proceeds from revolving line of credit	—	—	—	6,500
Deferred financing costs	(405)	(4,017)	(321)	(1,576)

Net cash (used in) provided by financing activities	(405)	891	(5,671)	(2,489)

Net increase (decrease) in cash and cash equivalents	2,177	3,232	2,547	(2,261)
Cash and cash equivalents at the beginning of the period	1,226	403	3,635	6,182

Cash and cash equivalents at the end of the period	$3,403	$3,635	$6,182	$3,921

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Cash Flows—Continued

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Years ended December 31,
			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)
Supplementary disclosures of cash flow information
Cash paid for interest	$553	$3,221	$4,043	$5,159

Non-Cash Activity

In connection with the acquisition of SCP 2002E-31 LLC as discussed in Note 1, the Company assumed an existing mortgage of $4,426 and property of $4,946 which were recorded as increases to the mortgage obligation and property, plant and equipment during the period from April 1, 2003 to December 31, 2003.

In connection with the 2005 acquisition of Call as discussed in Note 3, the Company financed $225 of the acquisition price with a note payable to the former owners.

The Company owns real estate in Chicopee, Massachusetts that is leased to an independent third party. The lease calls for the tenant to pay the lease payments directly to the Company’s mortgage lender. The lease payments paid by the tenant directly to the mortgage lender were $194 in both 2005 and 2004.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Number of Shares	Common Class A	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Distributions	Accumulated Deficit	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2002	485	$485	$290	$(1,129)	$(1,733)	$(55,746)	$(57,833)	$

Amortization of cash flow hedge		—	—	101	—	—	101		101
Net loss from January 1, 2003 through March 31, 2003		—	—	—	—	(5,153)	(5,153)		(5,153)

Balance at March 31, 2003	485	$485	$290	$(1,028)	$(1,733)	$(60,899)	$(62,885)

Total comprehensive loss									$(5,052)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Member’s Interest	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at April 1, 2003	$81,246	$—	$—	$81,246	$

Member contributions	499	—	—	499
Unearned compensation	80	—	(80)	—
Amortization of unearned compensation	—	—	9	9
Unrealized loss on cash flow hedge	—	(173)	—	(173)		(173)
Distributions	(50)	—	—	(50)
Net income	665	—	—	665		665

Balance at December 31, 2003	82,440	(173)	(71)	82,196

Total Comprehensive Income						$492

Member contributions	5	—	—	5
Amortization of unearned compensation	—	—	12	12
Unrealized gain on cash flow hedge	—	473	—	473		473
Distributions	(1,910)	—	—	(1,910)
Net income	371	—	—	371		371

Balance at December 31, 2004	$80,906	$300	$(59)	$81,147

Total Comprehensive Income						$844

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Consolidated Statements of Shareholders’ Deficit, Member’s Interest

and Comprehensive Income (Loss)

For the period from January 1, 2003 through March 31, 2003 (Predecessor Period), the period from April 1, 2003 through December 31, 2003 (Successor Period) and the years ended

December 31, 2004 and 2005 (Successor Periods)

(dollar amounts in thousands)

	Member’s Interest	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2004	$80,906	$300	$(59)	$81,147	$

Amortization of unearned compensation	—	—	12	12
Unrealized gain on cash flow hedge	—	362	—	362		362
Distributions	(17,482)	—	—	(17,482)
Net (loss) income	(75)	—	—	(75)		(75)

Balance at December 31, 2005	$63,349	$662	$(47)	$63,964

Total Comprehensive Income						$287

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

(1) Organization, Nature of Operations and Basis of Presentation

(a) Organization

Enterprise NewsMedia, Inc. (“ENM Inc.”) was formed on January 6, 1997 for the purpose of acquiring privately owned local community newspapers. On January 6, 1997, ENM Inc. acquired Enterprise Publishing Company (“EPC”). On February 4, 1998, ENM Inc. acquired George W. Prescott Publishing Company (“GWP”), Memorial Press Group (“MPG”) and Low Realty Inc. (“LRI”).

On April 1, 2003, ENM, Inc. affected a series of integrated transactions through which there was a change in control and a change in the entity through which the business operated from an S Corporation to a Delaware limited liability company, Enterprise NewsMedia, LLC (“ENM LLC”). Refer to the Sale Transaction section below for further discussion of the change in control and related change in basis.

ENM LLC (the “Company”), a Delaware limited liability company and a wholly-owned subsidiary of Enterprise NewsMedia Holding, LLC, was established for the purpose of completing the Sale Transaction and is the successor Company.

(b) Principles of Consolidation, Nature of Operations and Basis of Presentation

The consolidated financial statements include the accounts of ENM LLC and its subsidiaries and are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All significant intercompany transactions and balances have been eliminated in consolidation. The Company operates in a single business segment as its enterprises have similar economic characteristics, products, customers and distribution. The following is a summary of the consolidated subsidiaries:

EPC, headquartered in Brockton, Massachusetts, was founded in 1880 and publishes the Brockton Enterprise, a leading daily newspaper serving 28 communities in three Massachusetts counties.

GWP, headquartered in Quincy, Massachusetts, was founded in 1848 and publishes the Patriot Ledger, a six-day daily newspaper serving 26 communities in southeastern Massachusetts.

LRI owns a portion of the real estate used by MPG and GWP.

MPG, headquartered in Plymouth, Massachusetts, publishes the Old Colony Memorial and several weekly publications distributed on Massachusetts’ South Shore. MPG also performs contract printing for affiliated and independent customers. On January 28, 2005, MPG acquired certain assets of The Call Group (“Call Acquisition”) and certain assets of the Norwood Bulletin (“Norwood Acquisition”). The Call Acquisition consisted of three weekly community newspapers, The Taunton Call, The Raynham Call, and The Lakeville Call. The Norwood Acquisition included The Norwood Bulletin, a weekly publication. As of December 31, 2005, MPG owned and operated 13 weekly newspapers.

Enterprise NewsMedia Chicopee LLC was established to acquire SCP 2002E-31 LLC (“SCP”). SCP is a special purpose entity that owns property (land and a building) located in Chicopee, Massachusetts. SCP is party to a triple net lease agreement whereby a tenant leases the building for monthly fixed rent equal to SCP’s monthly mortgage payment. The tenant is also liable for all operating expenses of the property, including, but not limited to, all real estate taxes and assessments,

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

insurance, utilities, repairs and maintenance. In accordance with Statement of Financial Accounting Standards “SFAS” No. 13, “Accounting for Leases”, the triple net lease is classified and accounted for as an operating lease.

(c) Sale Transaction

As part of a change in control transaction, on April 1, 2003, ENM, Inc. contributed the preponderance of its assets, liabilities and related contractual arrangements (through a holding company) to the newly formed ENM LLC. Assets and liabilities retained by ENM, Inc. consisted of $3,000 in cash, investments and junior subordinated debt of $18,091 and accrued management fees of $9,875, respectively. All other assets, liabilities, operations and contractual arrangements were contributed to ENM LLC as part of the change in control transaction.

The change in control was accounted for as a purchase with a full step up to fair market value in accordance with SFAS No. 141, “Business Combinations,” resulting in a new basis of accounting subsequent to the Sale Transaction. For presentation herein, the financial statements up to the date of the sale are denoted as having been prepared under the Predecessor basis, while the financial statements prepared subsequent to the Transaction are denoted as having been prepared under the Successor basis.

The purchase price was allocated to the acquired assets and liabilities based on their fair values at April 1, 2003 as determined by third-party appraisals and management estimates. The following is a summary of the opening balance sheet under the successor basis of accounting reflecting the fair values of the assets acquired and liabilities assumed, prior to the refinancing, as of the date of the Sale Transaction.

April 1, 2003
Current assets	$51,716
Property	7,761
Equipment	8,760
Other assets	3,193
Advertising accounts	45,849
Subscriber lists	20,114
Mastheads	6,083
Noncompete agreements	625
Goodwill	74,659

Total assets acquired	218,760

Current liabilities	10,163
Deferred revenue	2,553
Long-term debt	108,509
Other liabilities	16,289

Total liabilities assumed	137,514

Net assets acquired	$81,246

In connection with the reorganization and sale of membership interests on April 1, 2003, all previous outstanding debt related obligations were refinanced.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Of the intangibles acquired, the advertising accounts have an estimated useful life of 18 years, the subscriber lists have an estimated useful life of 14 - 16 years, the noncompete agreements have a term of 4 years and the mastheads are deemed to have an indefinite life.

(2) Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, reserves for sales returns and allowances, pension and post-retirement liabilities, useful lives of tangible and intangible assets, inventory valuation and the recoverability of long-lived assets, including the excess of purchase price over net assets acquired. The Company bases its estimates on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. These form the basis of the Company’s judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates which would affect the Company’s reported results of operations.

(b) Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Included in cash and cash equivalents is $2,093 and $1,828 which is held in an overnight sweep at December 31, 2005 and 2004.

(c) Accounts Receivable

Accounts receivable relate to sales for which credit is extended based on the customer’s credit history. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts and allowances. The Company determines its allowance by considering the length of time trade accounts receivable are past due, the Company’s previous loss history and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not accrue interest on past due accounts.

(d) Concentrations of Credit Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company places its cash deposits with a single financial institution. Accounts receivables are due from customers primarily located in the immediate area of publication. No single customer accounted for more than 10% of revenue or accounts receivable in any period presented.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(e) Revenue Recognition

The Company recognizes revenue from the sales of advertising space in published issues of its newspapers and on interactive websites owned by, or affiliated with, the Company as well as from sales of newspapers to distributors and individual subscribers. Newspaper advertising revenue is recorded when advertisements are published in newspapers. Website advertising revenue is recognized ratably over the contract period or as services are delivered, as appropriate.

Proceeds from newspaper subscriptions are deferred and are recognized in revenue ratably over the term of the subscriptions. Revenue is recorded net of estimated incentive offerings, including special pricing agreements, promotions and other volume-based incentives. Revisions to these estimates are charged to income in the period in which the facts for the revision become known.

(f) Inventories

Inventories, consisting primarily of newsprint, are stated at the lower of cost, determined pursuant to the first in, first out value method (FIFO), or market.

(g) Advertising

The Company’s policy is to expense all advertising costs as incurred. Advertising expense for all periods presented was de minimis.

(h) Property, Plant and Equipment

Property, plant and equipment are stated at cost, or when acquired in connection with a business acquisition, at the fair market value at time of acquisition based on independent appraisals. Fair value is generally determined based on estimated future cash flows of the related assets and gains and losses are recognized as incurred. Depreciation is computed using the straight line method over the estimated useful lives of the assets, which are as follows:

Buildings and improvements	40 years
Furniture, fixtures and equipment	5-10 years
Leasehold improvements	Shorter of life of lease or asset
Vehicles	3-5 years
Computer hardware	5 years
Computer software	3-5 years

(i) Identifiable Intangible Assets and Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), goodwill and intangible assets with indefinite lives are tested for impairment in December of each year, or when events indicate that an impairment could exist. As required by SFAS 142, in the Company’s impairment test of goodwill, the Company annually compares the fair value of the applicable reporting unit to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by management. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation and amortization. In applying this methodology, the Company relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. In the event that our calculations indicate that goodwill is impaired, a

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

fair value estimate of each tangible and intangible asset and liability would be established. The Company would calculate an impairment as the excess of the carrying value of goodwill over its implied fair value. This process would require the application of discounted cash flows expected to be generated by each asset in addition to independent asset appraisals, as appropriate. No impairment charge resulted from these tests during the period from January 1, 2003 to March 31, 2003, period from April 1, 2003 to December 31, 2003, or the years ended December 31, 2004 and 2005.

Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired. See Note 5 for the components of the Company’s intangible assets.

Noncompete and consulting agreements are recorded at acquisition cost and are amortized over the period of benefit using the straight-line method, usually ten years or less. Other intangible assets include acquired trademarks, subscriber lists, and advertising accounts. Amortization of intangible assets is computed using the straight-line method over the following estimated useful lives of the assets, which are as follows:

Trademarks—finite-lived	15 years
Subscriber lists	6-16 years
Advertising accounts	12-18 years
Noncompete and consulting agreements	2-4 years

(j) Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximated fair value at December 31, 2004 and 2005 because of the relatively short maturity of these instruments. The carrying value of short-term and long-term debt approximates fair value at December 31, 2004 and 2005.

(k) Deferred Financing Costs

Deferred financing costs arising in connection with borrowings under credit agreements have been capitalized and are amortized using the effective interest method over the term of their respective debt issues. If a debt issue is extinguished, any unamortized deferred financing fees are expensed at the time of extinguishment.

(l) Income Taxes

As an LLC, the Company is treated as a partnership for federal and state income tax purposes and therefore is generally not subject to income tax. Instead, the LLC members are taxed on their allocable share of the Company income.

For the period from January 1, 2003 through March 31, 2003, the entity operated as an S Corporation conducting business in Massachusetts. EPC, GWP, MPG, LRT and LRI were Qualifying Subchapter S Subsidiaries (“QSSS”) in accordance with Internal Revenue Code Section 1361(b)(3) and were generally not subject to corporate-level taxes. For federal reporting purposes, the subsidiaries were deemed to have liquidated into the Company and as a result all entities reported on a combined basis for federal income tax purposes.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(m) Accounting for Derivatives and Hedging Activities

The Company is a limited user of derivative financial instruments to manage risks generally associated with interest rate volatility. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative instruments are recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives that are designated and qualify as effective hedges are recorded either in accumulated other comprehensive income (loss) or through earnings, as appropriate. The ineffective portion of derivatives that are classified as hedges is immediately recognized in net earnings (loss). The Company does not hold derivatives that are not classified as hedges.

(n) Comprehensive Income (Loss)

Comprehensive income (loss), which is reported on the accompanying Consolidated Statements of Shareholders’ Deficit, Members’ Interest and Comprehensive Income (Loss) as a component of accumulated other comprehensive loss, consists of net income (loss) and other gains and losses affecting shareholders’ deficit and members’ interest that, under accounting principles generally accepted in the United States of America, are excluded from net income (loss). The only such item was the change in certain derivative financial instruments.

(o) Long-Lived Assets

The Company applies SFAS No. 143, “Accounting For Asset Retirement Obligations,” to review recognition of fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company also applies SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of such assets might not be recoverable and has concluded no financial statement adjustment is required.

(p) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123R was to be effective as of the first interim or annual reporting period that began after June 15, 2005. On April 14, 2005, the compliance date was extended such that SFAS 123R is effective at the start of the next fiscal period beginning after June 15, 2005, which is January 1, 2006 for the Company. The Company will adopt SFAS 123R on January 1, 2006 and does not expect the adoption to have a material impact on the Company’s consolidated balance sheet, statements of operations, or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces ABP Opinion No. 20, “Accounting Changes” and SFAS 3,

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

“Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 requires that a voluntary change in an accounting principle be applied retrospectively with all prior period financial statements presented using the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which is an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. FIN No. 47 clarifies terminology within SFAS No. 143 and requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. A conditional asset retirement is a legal obligation to perform an asset retirement activity in which the timing and method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 became effective for fiscal years ending after December 15, 2005 and the Company adopted this interpretation for the year ended December 31, 2005. Adopting FIN No. 47 did not have a material impact in the Company’s financial position, results of operations, or cash flows.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109. FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under FIN No. 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN No. 48 substantially changes the applicable accounting model and is likely to cause greater volatility in income statements as more items are recognized discretely within income tax expense. FIN No. 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. The new accounting model for uncertain tax positions is effective for annual periods beginning after December 15, 2006. Companies need to assess all material open positions in all tax jurisdictions as of the adoption date and determine the appropriate amount of tax benefits that are recognizable under FIN No. 48. Any difference between the amounts previously recognized and the benefit determined under the new guidance, including changes in accrued interest and penalties, has to be recorded on the date of adoption. For certain types of income tax uncertainties, existing generally accepted accounting principles provide specific guidance on the accounting for modifications of the recognized benefit. Any differences in recognized tax benefits on the date of adoption that are not subject to specific guidance would be an adjustment to retained earnings as of the beginning of the adoption period. The Company is currently evaluating the impact the adoption of FIN 48 will have on its financial statements.

(3) Business Combinations—2005 Acquisitions

The purchase price for the assets of the Norwood Acquisition was $587 and the purchase price for the assets of the Call Acquisition was $487. The purchase prices for both acquisitions were allocated to the acquired assets based on their fair market values. The excess of the purchase price over the fair market value of the net identifiable assets acquired was $52 for the Norwood Acquisition and $104 for the Call Acquisition.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Both acquisitions were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenue or expenses related to the Norwood Acquisition or the Call Acquisition prior to the acquisition date of January 28, 2005. Had each of these acquisitions occurred as of January 1, 2005 or 2004, the impact on the Company’s results of operations would not have been significant. The following table summarizes the estimated fair values from third-party valuations of the assets acquired at the date of acquisition.

Fair value—Norwood Acquisition:
Furniture and fixtures	$10
Trademarks	69
Subscriber list	36
Advertising accounts	120
Noncompete agreements	300
Goodwill	52

Net assets acquired	$587

Fair value—Call Acquisition:
Furniture and fixtures	$10
Trademarks	120
Advertising accounts	165
Noncompete agreements	88
Goodwill	104

Total acquisition cost	487
Less note payable to seller	(225)

Net assets acquired	$262

Of the intangible assets acquired, the trademarks have an estimated useful life of 15 years, the subscriber list has an estimated useful life of 6 years and the advertising accounts have an estimated useful life of 12 years. The noncompete agreements have lives ranging from 2 to 4 years.

(4) Property, Plant and Equipment, Net

Property, plant and equipment, net are summarized as follows:

	2004	2005
Land	$2,650	$2,650
Buildings	10,090	10,203
Furniture and fixtures	403	413
Leasehold, building and land improvements	403	445
Vehicles	2,221	2,260
Machinery and equipment	4,299	4,407
Computer hardware and software	2,890	3,434
Purchase of manufacturing facility by an agent (non-operating)(a)	—	5,582

	22,956	29,394
Less: accumulated depreciation	(5,382)	(7,015)

	$17,574	$22,379

Depreciation expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 2004 and 2005 was $602, $3,085, $3,027, and $2,075, respectively.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(a)	On December 23, 2005 a third party agent/intermediary (pursuant to a tax free exchange rule) acquired a vacant manufacturing facility for the benefit of the Company in the amount of $5,582. Such purchase was facilitated by an advance of the acquisition amount to the agent by the Company. As of December 31, 2005, the Company was in the process of developing its plans for this facility. There is no additional liability pursuant to the acquisition of this facility.

(5) Other Intangible Assets, net

Other intangible assets, net are summarized as follows:

	As of December 31, 2004
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$45,849	$4,458	$41,391
Noncompete and consulting agreement	625	273	352
Subscriber lists	20,114	2,489	17,625
Trademarks—indefinite-lived	6,083	—	6,083

Total	$72,671	$7,220	$65,451

	As of December 31, 2005
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$46,134	$7,019	$39,115
Noncompete and consulting agreement	1,054	580	474
Subscriber lists	20,150	3,913	16,237
Trademarks—indefinite-lived	6,083	—	6,083
Trademarks—finite-lived	189	8	181

Total	$73,610	$11,520	$62,090

Amortization expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005 totaled $1,277, $3,094, $4,125 and $4,300, respectively. Amortization is expected to total approximately $4,306, $4,208, $4,069, $3,030 and $4,030 for the years ending December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

Certain former owners of EPC have agreed not to compete with the Company’s current newspaper operations and to provide consulting services as necessary. The consideration for this agreement is payable in quarterly payments through October 2006. For the years ended December 31, 2004 and 2005, payments totaled $500 per year. In 2005, the Company agreed to pay $300 as part of the Norwood Acquisition and $88 as part of the Call Acquisition to certain personnel for agreements not to compete with the Company.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(6) Accrued Expenses

Accrued expenses consists of the following:

	December 31,
	2004	2005
Payroll	$1,283	$997
Vacation	677	677
Interest	994	906
Other	833	613

Total accrued expenses	$3,787	$3,193

(7) Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2004	2005
Senior debt—term loan facilities (refinanced in 2005)	$64,738	$75,000
Mortgage obligation	4,243	4,049
Note payable	—	225

	68,981	79,274
Less: current portion—long-term debt	(7,282)	(893)

Total long-term debt	$61,699	$78,381

(a) Senior Debt

On January 21, 2005, senior debt of $64,738 was repaid with the proceeds of a new term loan facility, with a syndicate of lending institutions led by Wachovia Bank.

The new term loan facility consists of $75,000 in principal, bearing interest at the prevailing 3-month LIBOR Rate plus 3.0% (7.2% at December 31, 2005). Principal payments of $188 are due quarterly (commencing April 1, 2006), with the final maturity and balloon payment of $35,250 due in July 2012.

In connection with the issuance of the new term loan facility, the Company incurred debt issuance costs of $1,576 and wrote off debt issuance costs associated with the existing facility of approximately $2,025.

Prior to the refinancing, the Company had a term loan facility of $70,000, accruing interest at the prevailing 3-month LIBOR rate plus 3.5% to 4.0%, payable quarterly, with principal payments due through September 2009. In conjunction with this term loan facility, the Company also had a revolving loan facility of $14,000 which bore interest at the higher of the bank’s prime rate or the Federal funds effective rate plus 2.7% to 3% that was scheduled to expire in March 2009. There was no balance outstanding under the revolving loan facility at December 31, 2004.

Obligations under both term loan facilities are/were collateralized by a pledge of all of the Company’s tangible and intangible assets and intellectual property. The 2005 term loan facility

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

contains restrictions on additional indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants for the 2005 term loan facility and line of credit include interest coverage, leverage ratio, and fixed charge coverage ratios. The Company was in compliance with the covenants at December 31, 2005.

(b) Revolving Credit Loan

In conjunction with the new term loan facility, the Company also secured a revolving loan facility with a maximum borrowing capacity of $25,000. The outstanding balance on the revolving loan facility at December 31, 2005 was $6,500 with interest accruing at the bank’s Prime rate plus 1.75% (9.00% at December 31, 2005). The revolving loan facility is scheduled to mature on December 31, 2010.

(c) Mortgage

In December 2003, in conjunction with the acquisition of SCP (Note 1), the Company assumed a long-term, fixed rate mortgage and security agreement. The loan provides for a ten-year mortgage with principal and interest of $37 payable monthly through December 2012 and with the balance due on January 10, 2013. The mortgage bears interest at a rate of 6.117% per annum. The mortgage is collateralized by a first lien on, and an assignment of rents and leases of, the property mortgaged by SCP.

(d) Note Payable

In connection with the 2005 Call Acquisition (Note 3), $225 of the acquisition was financed with a two year promissory note. The note provides for a principal payment of $125 plus accrued interest to be paid on the first anniversary date of the closing, and a principal payment of $100 plus accrued interest to be paid on the second anniversary date of the closing. The note bears interest of prime plus 1.5%, (8.75% at December 31, 2005).

(e) Maturities of Long-term debt

Maturities of long-term debt at December 31, 2005 are as follows:

	Term Loan Facility	Mortgage	Note Payable	Total
2006	$562	$206	$125	$893
2007	750	219	100	1,069
2008	750	233	—	983
2009	750	248	—	998
2010	750	264	—	1,014
Thereafter	71,438	2,879	—	74,317

Total	$75,000	$4,049	$225	$79,274

(8) Interest Rate Swap Agreement

The Company is party to an interest rate swap agreement. The notional amount of the interest rate swap is $36,000. The agreement includes a floating rate option based on the three-month LIBOR.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

The Company incurs interest expense equal to the difference between the applicable rate and 2.79% when the rate is less than 2.79%. The Company recognizes interest income equal to the difference between the applicable rate and 2.79% when the rate is greater than 2.79%. The agreement qualifies for cash flow hedge accounting in accordance with FAS No. 133. It will expire on November 1, 2006 and the residual balance is expected to be reclassified at that time. The value of the interest rate swap at December 31, 2004 and 2005 was an asset of $300 and $662, respectively. The increases in fair market value of $473 and $362 during 2004 and 2005, respectively, were included as a component of other comprehensive income.

(9) Member’s Interest

(a) Non-cash Compensation

In connection with the Sale Transaction, Promote Interests were issued to a member of management. No further Promote Interests have been issued subsequently. The rights of the holder of Promote Interests are identical to those of ENM LLC membership interest holders, except that holder of Promote Interests does not have voting rights and does not receive a share in liquidation proceeds of the Company until holders of membership interests have received their unreturned capital contributions. Additionally, upon the termination of employment of any individuals to whom Promote Interests have been allocated, the Company has the option to repurchase the Promote Interests. There were no repurchases in 2004 and 2005. The timing, nature and circumstances surrounding the termination will determine whether the repurchase price is at cost or fair market value, as defined by the LLC Agreement, of the Promote Interests.

As the Promote Interests are, in substance, to be issued to employees of the Company, they are accounted for under Accounting Principles Board Opinion 25 (“APB 25”) “Accounting for Stock Issued to Employees”. The 250 Promote Interests issued through December 31, 2003 were issued at a nominal purchase price that was below their fair market value at issuance. The fair market value was determined using the Black-Scholes valuation model. In accordance with APB 25, the $80 spread between cost and fair market value of the issued Promote Interests has been recorded as unearned compensation, a component of member’s interest in the consolidated balance sheet. Had the Promote Interest been measured using a fair value methodology, the difference in compensation expense and net income (loss) would have been de minimis for all periods presented. The unearned compensation is being amortized on a straight-line basis as compensation expense over the period the Promote Interests are subject to repurchase at cost. During the period from April 1,2003 to December 31, 2003, and years ended December 31, 2004 and 2005, $9, $12, and $12 was recognized as compensation expense, respectively.

(b) Management Incentive Interests

In connection with the formation of ENM LLC, the Company authorized a number of Management Incentive Interests allocable to certain members of ENM LLC’s senior management. The Management Incentive Interests allow for members of senior management to share in the liquidation proceeds of the Company if certain threshold enterprise value targets are attained upon a liquidation event. Upon liquidation, the individuals to whom Management Incentive Interests have been allocated are to be issued membership interests representing a fully diluted share in liquidation proceeds from a minimum of 0% to a maximum of 12%. The aggregate percentage share is based on a sliding scale and increases as the enterprise value meets targets defined in the LLC Agreement. There is no liability on the balance sheet at December 31, 2005 and 2004.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Upon the termination of employment of any individuals to whom Management Incentive Interests have been allocated, the Company has the option to repurchase the Management Incentive Interests. The timing, nature and circumstances surrounding the termination will determine whether the repurchase price is at cost or fair market value, as defined by the LLC Agreement, of the Management Incentive Interests.

(10) Pension and Other Postretirement Benefits

EPC sponsors a 401(k) retirement plan for certain of its non-union employees. Non-union employees who have completed at least one year of service with EPC, have worked a minimum of 1,000 hours, and have attained the age of 21 are eligible to participate in the plan. These employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. EPC matches 50% of the first 6% of contributions to the plan and may, at its discretion, make additional contributions to the plan. In connection with the required match, EPC’s contribution to this plan was $14, $41, $53 and $44 during the period from January 1, 2003 to March 31, 2003, period from April 1, 2003 to December 31, 2003, and the years ended December 31, 2004 an 2005, respectively. An additional discretionary contribution to this plan of $56, $58 and $47 was accrued and charged against income during the period from April 1, 2003 to December 31, 2003, and years ended December 31, 2004 and 2005, respectively.

EPC also sponsors a 401(k) retirement plan for certain of its union employees. Union employees who have completed at least three months of service with EPC and have attained the age of 21 are eligible to participate in the plan. Employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. The EPC does not match contributions and does not make additional contributions to this plan.

In addition, the Company sponsors a 401(k) Profit Sharing Plan for certain employees of GWP and MPG. Employees can elect to contribute up to 25% of their gross salary to the plan subject to IRS limitations. The Company matches 2% of the employees’ weekly contribution at GWP. There is no company match at MPG. In connection with the required match, the subsidiary’s contribution to this plan was $4, $12, $17 and $20 during the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005, respectively.

The Company also maintains a pension plan and a postretirement medical and life insurance plan which cover certain employees of GWP and MPG. The Company uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

The following provides information on the pension plan and post-retirement medical and life insurance plan as of and for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005:

	Pension Year Ended		Post Retirement Year Ended
	2004	2005	2004	2005
Change in projected benefit obligation:
Benefit obligation at beginning of year	$18,663	$20,552	$10,107	$10,067
Service cost	481	523	472	380
Interest cost	1,177	1,178	573	514
Actuarial (gain) loss	1,424	383	(849)	(1,267)
Benefits and expenses paid	(1,193)	(1,182)	(236)	(224)

Projected benefit obligation at end of year	$20,552	$21,454	$10,067	$9,470

Change in plan assets:
Fair value of plan assets at beginning of year	$16,966	$16,857	$—	$—
Actual return on plan assets	1,083	541	—	—
Employer contribution	—	—	236	224
Benefits paid	(959)	(987)	(236)	(224)
Expenses paid	(233)	(195)	—	—

Fair value of plan assets at end of year	$16,857	$16,216	$—	$—

Reconciliation of funded status
Benefit obligation at end of period	$(20,552)	$(21,454)	$(10,067)	$(9,470)
Fair value of assets at end of period	16,857	16,216	—	—

Funded status	(3,695)	(5,238)	(10,067)	(9,470)
Unrecognized actuarial (gain) loss	254	1,568	(1,477)	(2,612)

Net prepaid/(accrued) benefit cost	$(3,441)	$(3,670)	$(11,544)	$(12,082)

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

	Pension				Post Retirement
	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,		Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,

			2004	2005			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)
Components of net periodic benefit cost:
Service cost	$116	$317	$481	$523	$128	$413	$472	$380
Interest cost	290	872	1,177	1,178	157	483	573	514
Expected return on plan assets	(348)	(1,000)	(1,484)	(1,472)	—	—	—	—
Amortization of prior service cost	6	—	—	—	(18)	—	—	—
Amortization of unrecognized gain (loss)	108	—	—	—	79	—	(36)	(132)

Net periodic benefit cost	$172	$189	$174	$229	$346	$896	$1,009	$762

Comparison of obligations to plan assets:
Projected benefit obligation	$18,364	$18,663	$20,552	$21,454	$10,060	$10,106	$10,067	$9,470
Accumulated benefit obligation	16,719	16,949	18,614	19,422	10,060	10,106	10,067	9,470
Fair value of plan assets	15,286	16,966	16,857	16,216	—	—	—	—

The following assumptions were used in connection with the Company’s actuarial valuation of its defined benefit pension and post retirement plans:

	Pension				Post Retirement
	Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,		Period from January 1, 2003 to March 31, 2003	Period from April 1, 2003 to December 31, 2003	Year Ended December 31,

			2004	2005			2004	2005
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)
Weighted average discount rate	6.50%	6.30%	6.00%	5.75%	6.50%	6.30%	6.00%	5.75%
Rate of increase in future compensation levels	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Expected return on assets	9.00%	9.00%	9.00%	9.00%	—	—	—	—
Current year trend	—	—	—	—	11.00%	11.00%	10.00%	9.25%
Ultimate year trend	—	—	—	—	5.50%	5.50%	5.50%	5.50%
Year of ultimate trend					2011	2011	2011	2011

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

	Post Retirement
	2004	2005
Effect of 1% increase in Health Care Cost Trend Rates

APBO	$11,801	$11,013
Dollar Change	$1,734	$1,543
Percent Change	17.225%	16.294%
Effect of 1% decrease in Health Care Cost Trend Rates

APBO	$8,683	$8,227
Dollar Change	$(1,384)	$(1,243)
Percentage Change	(13.748)%	(13.126)%

Amortization of prior service costs was calculated using the straight-line method over the average remaining service periods of the employees expected to receive benefits under the Plan.

The Plan’s assets by asset category are as follows:

	Pension		Post Retirement
	2004	2005	2004	2005
Equity funds	64%	67%	—	—
Debt funds	36%	33%	—	—

Total	100%	100%	—	—

The Company considers various factors in estimating the expected long-term rate of return on plan assets. Among the factors considered include the historical long-term returns on plan assets, the current and expected allocation of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. The expected allocation of plan assets is based on a diversified portfolio consisting of domestic and international equity securities and fixed income securities.

The Company’s investment policy for its pension plan is to balance risk and return using a diversified portfolio consisting primarily of high quality equity and fixed income securities. The target allocation of equity funds is 65% and debt funds 35% of the portfolio’s investments. To accomplish this goal, each plan’s assets are actively managed by outside investment managers with the objective of optimizing long-term return while maintaining a high standard of portfolio quality and proper diversification. The Company monitors the maturities of fixed income securities so that there is sufficient liquidity to meet current benefit payment obligations.

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

	Pension	Post Retirement
2006	$1,043	$335
2007	1,072	361
2008	1,112	371
2009	1,170	401
2010	1,210	442
2011-2015	7,068	2,935
Employer contribution expected to be paid during the year ending December 31, 2006	$—	$335

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

(11) Equity Investment

Prior to January 2005, the Company maintained a 50% interest in Colony South Associates, LP (“Colony South”), an equity investment with Vazza Group Limited Partnership (“Vazza”). The Company accounted for its investment in Colony South under the equity method. Colony South owned and operated a commercial office complex, which was partially leased to the Company. Vazza served as the managing partner. In January 2005, the commercial office complex real estate was foreclosed on and purchased by an independent third party. In connection with the foreclosure, Colony South had no further liability associated with the office complex and was dissolved in January 2005. There was no gain or loss upon the dissolution.

(12) Related Party Transactions

For the period from January 1, 2003 to March 31, 2003, the Company had an agreement with Newspaper Media LLC to provide management services to the Company at an annual fee plus certain allocated expenses. The Company’s Chief Executive Officer was a member of Newspaper Media LLC. Fees and expenses paid to Newspaper Media LLC under the agreement amounted to $300 for the three months ended March 31, 2003. In connection with the Sale Transaction on April 1, 2003, this agreement was dissolved.

As noted in Note 11, the Company leased commercial space from Colony South, of which the Company owned 50% via its equity investment. With respect to the foreclosure, the lease was terminated and rent in 2005 was paid to the independent third-party. Aggregate rent expense during the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005 was $637, $1,491, $1,659, and $1,064, respectively.

In addition, the Company paid $193 in 2005 to a member for management services.

(13) Commitments and Contingencies

The Company has a ten year non-cancelable lease agreement that expires March 2015 as well as other machinery and equipment leases. The Company is obligated for the following amounts under the aggregate leases:

2006	$1,005
2007	1,042
2008	1,080
2009	1,100
2010	1,141
Thereafter	5,305

Total	$10,673

In connection with the office lease, the Company was given allowances for leasehold improvements by the landlord amounting to $823, which is amortized over the 10 year contractual period of the lease.

Rent expense for the period from January 1, 2003 to March 31, 2003, the period from April 1, 2003 to December 31, 2003 and the years ended December 31, 2004 and 2005 totaled $637, $1,491, $1,659 and $1,064, respectively.

ENTERPRISE NEWSMEDIA, LLC

Notes to Consolidated Financial Statements—(Continued)

(dollar amounts in thousands)

Effective January 28, 2005, in connection with the Call Acquisition, the Company entered into two employment agreements for a period of two years each. Compensation under the employment agreements totals $120 per year.

The Company is involved in routine legal matters in the normal course of business. In the opinion of management, and based on consultation with legal counsel, the ultimate resolution of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

At December 31, 2004 and 2005 the Company had a $390 outstanding letter of credit agreement with a bank guaranteeing deductibles on insurance policies.

(14) Subsequent Events (unaudited)

On June 6, 2006, through a series of transactions, Gatehouse Media, Inc. and subsidiaries, headquartered in Fairport, New York acquired all of the equity interests of ENM LLC for $180,000 through a Securities Purchase Agreement. Simultaneously with the sale of the Company, the senior bank debt totaling $81,813, plus accrued interest of $737 net of the fair value of an interest rate derivative contract associated with the bank debt, the remaining liability of $250 due on noncompete and consulting agreements, and the balance of $100 on a note payable due to the former owners of the Call Group were paid in full. Immediately prior to these transactions, the Company distributed property it acquired pursuant to a tax-free exchange through an agent and the triple net lease as described in Note 4 and Note 1, respectively, to the Company’s consolidated financial statements as of December 31, 2005 and 2004, to the former owners of ENM LLC.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Balance Sheet

March 31, 2006

(dollar amounts in thousands)

March 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,315
Trade receivables, net of allowance for doubtful accounts of $507	6,646
Inventories	772
Prepaid expenses and other current assets	712

Total current assets	10,445

PROPERTY, PLANT AND EQUIPMENT—NET	22,269

OTHER ASSETS
Goodwill	74,841
Other intangible assets—net	61,134
Other assets	2,208

Total assets	$170,897

LIABILITIES AND MEMBERS’ INTEREST

CURRENT LIABILITIES
Accounts payable	$2,085
Accrued expenses	3,435
Current portion—long-term debt	1,062
Current portion—noncompete and consulting agreements	375
Deferred revenue	2,181
Revolving credit loan	5,000

Total current liabilities	14,138

LONG-TERM LIABILITIES
Long-term debt, net of current portion	78,042
Pension and other post-retirement benefit obligations	16,261
Other liabilities	387

Total liabilities	108,828

MEMBER’S INTEREST	62,069

Total liabilities and members’ interest	$170,897

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Operations

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Revenues:
Advertising	$12,591	$13,072
Circulation	5,429	5,137
Commercial printing and other	121	128

Total revenues	18,141	18,337

Operating costs and expenses:
Production	5,836	5,956
Selling, general and administrative	10,033	11,035
Depreciation and amortization	1,504	1,532

Total operating expenses	17,373	18,523

Income (loss) from operations	768	(186)

Other income (expenses):
Interest expense	(1,200)	(1,391)
Interest income	1	4
Amortization of deferred financing costs	(76)	(55)
Write-off of deferred financing costs upon extinguishment of debt	(2,025)	—
Other	47	50

Total other income (expenses)	(3,253)	(1,392)

Net loss	$(2,485)	$(1,578)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Member’s Interest and Comprehensive Income (Loss)

For the three months ended March 31, 2006

(dollar amounts in thousands)

	Member’s Interest	Accumulative Other Comprehensive Income (Loss)	Unearned Compensation	Total	Total Comprehensive Income (Loss)
Balance at December 31, 2005	$63,349	$662	$(47)	$63,964

Amortization of unearned compensation	—	—	3	3
Unrealized loss on cash flow hedge		(66)		(66)	(66)
Distributions	(254)	—	—	(254)
Net loss	(1,578)	—	—	(1,578)	(1,578)

Balance at March 31, 2006	$61,517	$596	$(44)	$62,069

Total comprehensive loss					$(1,644)

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006
Cash flows from operating activities:
Net loss	$(2,485)	$(1,578)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,504	1,532
Amortization of unearned compensation	3	3
Amortization of deferred financing costs	76	55
Write-off of deferred financing costs upon extinguishment of debt	2,025	—
Gain on the sale of property, plant and equipment	6	—
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	894	747
Inventories	129	274
Prepaid expenses and other current assets	375	199
Other assets	—	2
Accounts payable and accrued expenses	(2,245)	(900)
Deferred revenue	87	157
Pension and other liabilities	247	525

Net cash provided by operating activities	616	1,016

Cash flows from investing activities:
Payments of deferred acquisition payments	(125)	(125)
Acquisitions, net of cash acquired	(849)	(174)
Proceeds from sale of property, plant, and equipment	12	—
Purchase of property, plant, and equipment	(253)	(359)

Net cash used in investing activities	(1,215)	(658)

Cash flows from financing activities:
Distribution to members	(16,534)	(255)
Repayments of long-term debt	(64,785)	(170)
Repayments on revolving credit facility	—	(1,500)
Proceeds from long-term debt	81,000	—
Deferred financing costs	(1,514)	(39)

Net cash used in financing activities	(1,833)	(1,964)

Net decrease in cash and cash equivalents	(2,432)	(1,606)
Cash and cash equivalents at the beginning of the period	6,182	3,921

Cash and cash equivalents at the end of the period	$3,750	$2,315

Supplementary disclosures of cash flow information
Cash paid for interest	$1,260	$902

Non Cash Activity

The Company owns real estate in Chicopee, Massachusetts that is leased to an independent third party. The lease calls for the tenant to pay the lease payments directly to the Company’s mortgage lender. The lease payments paid by the tenant directly to the mortgage lender was $47 and $50 for the 3 months ended March 31, 2005 and 2006, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(1) Basis of Preparation

The accompanying unaudited condensed consolidated financial statements of Enterprise NewsMedia, LLC and subsidiaries (the “Company” or “ENM”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in comprehensive annual financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to Securities and Exchange Commission (“SEC”) rules and regulations.

Management believes that the accompanying unaudited condensed consolidated financial statements contain all adjustments (which include normal recurring adjustments) necessary for a fair statement of the financial position of ENM as of March 31, 2006, and the results of their operations and cash flows for the quarters ended March 31, 2006 and March 31, 2005. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in the Company’s audited consolidated financial statements for the year ended December 31, 2005.

As of March 31, 2006, the Company’s significant accounting polices and estimates for year ended December 31, 2005, have not changed from December 31, 2005, except for the adoption of Financial Accounting Standards) “FAS” No. 123 (revised 2004), “Share-Based Payment” (FAS No. 123R”). See Note 2 for additional information regarding the Company’s adoption of FAS No. 123R.

(2) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. The cost will be recognized as compensation expense over the service period, which would normally be the vesting period. The Company adopted FAS No. 123R in the first quarter of 2006 using the fair market method and modified prospective application method.

FAS No. 123R requires stock-based compensation expense to be recognized over the period from the date of grant to the date when the award is no longer contingent on the employee providing additional service.

The Company accounted for its Promote Interests in accordance with the intrinsic value method set forth in Accounting Principles Board Opinion No. 25 and related interpretations. Interests were issued at a nominal purchase price that was below their fair market value at issuance. The fair market value of the Promote Interests was determined using the Black-Scholes valuation model, and the difference between cost and fair market value of the issued interest was recorded as unearned

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

compensation, a component of member’s interest in the consolidated balance sheet. The unearned compensation was amortized on a straight-line basis to compensation expense over the period the interests are subject to repurchase at cost. Had the Promote Interests been measured using a fair value methodology, the difference in compensation expense and net income (loss) would have been diminimus.

(3) Business Combinations

On January 28, 2005, the Company acquired certain assets of the Norwood Bulletin and certain assets of the Call Group and on February 24, 2006 the Company acquired certain assets of the Associated Newspapers. The purchase price for certain assets of the Norwood Bulletin was $587, the purchase price for certain assets of the Call Group was $487 and the purchase price for certain assets of the Associated Newspapers was $152. The purchase price for each acquisition was allocated to the assets based on their fair market values. The excess of the purchase price over the fair market value of the net identifiable assets acquired was $52 for the Norwood Bulletin, $104 for the Call Group and $2 for the Associated Newspapers.

Each acquisition was accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenue or expenses related to the Norwood Bulletin or the Call Group prior to the acquisition date of January 28, 2005, and for the Associated Newspapers prior to the acquisition date of February 24, 2006. Had the Norwood Bulletin or Call Group acquisition occurred as of January 1, 2005 or 2004, or the Associated acquisition occurred as of January 1, 2006 or 2005, the impact on the Company’s results of operations would not have been significant.

(4) Pension and Postretirement Benefits

The following provides information on the pension plan and post-retirement medical and life insurance plan as of and for period ended March 31, 2006 and 2005:

	Pension Benefits		Postretirement Benefits
	March 31, 2005	March 31, 2006	March 31, 2005	March 31, 2006
Components of Net Periodic Benefit Costs
Service cost	$131	$175	$95	$103
Interest cost	295	301	129	134
Expected return on plan assets	(368)	(353)	—	—
Amortization of unrecognized gain (loss)	—	—	(33)	(30)

Net periodic benefit cost	58	123	191	207
Special termination benefits	—	179	—	—

Total	$58	$302	$191	$207

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(5) Other Intangible Assets

Other intangible assets are summarized as follows:

	As of March 31, 2006
	Gross carrying amount	Accumulated amortization	Net carrying amount
Advertising accounts	$46,172	$7,670	$38,502
Covenant not to compete/consulting agreement	1,063	625	438
Subscriber lists	20,152	4,273	15,879
Trademarks—indefinite-lived	6,083	—	6,083
Trademarks—finite-lived	247	15	232

Total	$73,717	$12,583	$61,134

Amortization expense for the three months ended March 31, 2005 and 2006 was $1,053 and $1,063, respectively.

(6) Long-Term Debt

(a) Senior Debt

On January 21, 2005, senior debt of $64,738 was repaid with the proceeds of new term loan facility, with a syndicate of lending institutions led by Wachovia Bank.

The new term loan facility consists of $75,000 in principal, with the interest at the prevailing 3-month LIBOR rate plus 3.0% (7.63% at March 31, 2006) with principal payment of $188 due quarterly (commencing April 1, 2006) with a final maturity and balloon payment of $35,250 in July 2012. At March 31, 2006, the outstanding balance on the term loan was $75,000.

In connection with the issuance of the new term loan facility, the Company incurred debt issuance costs of $1,576 and wrote off debt issuance costs associated with the existing facility of approximately $2,025.

Obligations under term loan facilities are collateralized by a pledge of all of the Company’s tangible and intangible assets and intellectual property. The 2005 term loan facility contains restrictions on additional indebtedness, asset sales, dividends and other distributions, capital expenditures, transactions with affiliates and other unrelated business activities. Financial performance covenants for the 2005 term loan facility and revolving credit loan include interest coverage, leverage ratio, and fixed charge coverage ratio. The Company was in compliance with all such covenants at March 31, 2006.

(b) Revolving Credit Loan

In conjunction with the term loan facility, the Company also secured a revolving loan facility with a maximum borrowing capacity of $25,000. The outstanding balance on the revolving loan facility at March 31, 2006 was $5,000 with interest at the bank’s Prime rate plus 1.75%. The revolving loan facility is scheduled to mature in December 31, 2010.

ENTERPRISE NEWSMEDIA, LLC

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

For the three months ended March 31, 2005 and March 31, 2006

(dollar amounts in thousands)

(c) Mortgage

In December 2003, the Company assumed a long-term, fixed rate mortgage and security agreement. The outstanding balance of the mortgage was $4,004 as of March 31, 2006. The loan provides for a ten-year mortgage with principal and interest of $37 payable monthly through December 2012 and with the balance due on January 10, 2013. The mortgage bears interest at a rate of 6.117% per annum. The mortgage is collateralized by a first lien on, and an assignment of rents and leases of, the property mortgaged.

(d) Note Payable

In connection with the 2005 acquisition of the Call Group as described in Note 3, $225 of the acquisition was financed with a two year promissory note. The note provides for a principal payment of $125 plus accrued interest to be paid on the first anniversary date of the closing, and a principal payment of $100 plus accrued interest to be paid on the second anniversary date of the closing. The note bears interest of prime plus 1.5% (9.0% at March 31, 2006). The balance on the note as of March 31, 2006 was $100.

(7) Subsequent Events

On June 6, 2006, through a series of transactions, Gatehouse Media, Inc. and subsidiaries, headquartered in Fairport, New York acquired all of the equity interests of ENM LLC, for $180,000 through a Securities Purchase Agreement. Simultaneously with the sale of the Company, the senior bank debt totaling $81,813, plus accrued interest of $737 net of the fair value of an interest rate derivative contract associated with the bank debt, the remaining liability of $250 due on noncompete and consulting agreements, and the balance of $100 on a note payable due to the former owners of the Call Group were paid in full. Immediately prior to these transactions, the Company distributed property it acquired pursuant to a tax-free exchange through an agent and the triple net lease as described in Note 4 and Note 1, respectively, to the Company’s consolidated financial statements as of December 31, 2004 and 2005, to the former owners of ENM LLC.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                     , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

11,500,000 Shares

GateHouse Media, Inc.

Common Stock

Goldman, Sachs & Co.

Wachovia Securities

Bear, Stearns & Co. Inc.

Allen & Company LLC

Lazard Capital Markets

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fees for the New York Stock Exchange and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee	$25,472
NASD fee	20,500
New York Stock Exchange listing fee	221,023
Printing and engraving expenses	210,894
Legal fees and expenses	592,283
Accounting fees and expenses	2,203,152
Transfer agent and registrar fees	16,000
Miscellaneous	110,676

Total	$3,400,000

Item 14. Indemnification of Directors and Officers

We are a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our certificate of incorporation and by-laws generally eliminate the personal liability of our directors for breaches of fiduciary duty as a director and indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We intend to enter into indemnity agreements with each of our directors and executive officers, which will provide for mandatory indemnity of an executive officer or director made party to a “proceeding” by reason of the fact that the indemnitee is or was an executive officer or director of ours, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, the indemnitee had no reasonable cause to believe that the indemnitee’s conduct was unlawful. These agreements will also obligate us to advance expenses to an indemnitee provided that the indemnitee will repay advanced expenses in the event the indemnitee is not entitled to indemnification. Indemnitees are also entitled to partial indemnification and indemnification for expenses incurred as a result of acting at our request as a director, officer or agent of an employee benefit plan or other partnership, corporation, joint venture, trust or other enterprise owned or controlled by us.

We maintain an insurance policy providing for indemnification of our officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 15. Recent Sales of Unregistered Securities

In June 2005, Fortress acquired 22,050,000 shares of our common stock for an aggregate purchase price of $220.5 million. In June 2005, certain members of management acquired an aggregate of 147,500 shares of our common stock for an aggregate purchase price of $1.475 million. In addition, on January 29, 2006, Michael E. Reed purchased 25,000 shares of our common stock for an aggregate purchase price of $0.25 million. Such sales were made in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement

2.1	**	Agreement and Plan of Merger, dated as of May 9, 2005, by and among FIF III Liberty Holdings LLC, FIF III Liberty Acquisition, LLC and Liberty Group Publishing, Inc.

2.2	**	Agreement and Plan of Merger and Securities Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., ENM Merger Sub, Inc., HPM Merger Sub, Inc., ENHE Acquisition, LLC, ENM, Inc., Heritage Partners Media, Inc., Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, LLC, Frank E. Richardson, individually and as trustee under certain voting trust agreements, James F. Plugh, Michael H. Plugh, Jennifer V. Plugh, Catherine T. Plugh, Myron F. Fuller, Richard Fuller, Thomas J. Branca, ENHE, LLC and Enterprise NewsMedia Holding, LLC

2.3	**	Asset Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc.

2.4	**	Amendment Number One to Asset Purchase Agreement, dated June 6, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc.

3.1		Second Amended and Restated Certificate of Incorporation of GateHouse Media, Inc.

3.2		Amended and Restated By-laws of GateHouse Media, Inc.

4.1		Form of common stock certificate

4.2		Form of Investor Rights Agreement between GateHouse Media, Inc. and FIF III Liberty Holdings LLC

5.1		Form of Opinion of Willkie Farr & Gallagher LLP

10.1		GateHouse Media, Inc. Omnibus Stock Incentive Plan

Exhibit No.		Description of Exhibit

10.2	**	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan

10.3	**	Liberty Group Publishing, Inc. Executive Benefit Plan

10.4	**	Liberty Group Publishing, Inc. Executive Deferral Plan

10.5	**	Separation and Consulting Agreement, dated as of May 6, 2005, by and among Liberty Group Operating, Inc., Liberty Group Publishing, Inc. and Kenneth L. Serota

10.6		Form of Indemnification Agreement to be entered into by GateHouse Media, Inc. with each of its executive officers and directors

10.7	**	Employment Agreement, dated as of January 3, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Michael E. Reed

10.8	**	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Scott Tracy Champion

10.09	**	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Randall W. Cope

10.10	**	Employment Agreement, dated as of April 19, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Mark R. Thompson

10.11	**	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack

10.12	**	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed

10.13	**	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Scott Champion

10.14	**	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Randy Cope

10.15	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gene Hall

10.16	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Dan Lewis

10.17	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Kelly Luvison

10.18	**	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack

10.19	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gerry Smith

10.20	**	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Mark R. Thompson

10.21	**	First Lien Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent

Exhibit No.	Description of Exhibit
10.22**	Secured Bridge Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent
21**	Subsidiaries of GateHouse Media, Inc.
23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion to be filed as Exhibit 5.1 hereto)
23.2	Consent of KPMG LLP with respect to the consolidated financial statements of GateHouse Media, Inc.
23.3	Consent of PricewaterhouseCoopers LLP with respect to the financial statements of CP Media
23.4	Consent of Grant Thornton LLP with respect to the consolidated financial statements of Enterprise NewsMedia, LLC
23.5	Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Enterprise NewsMedia, Inc. and Enterprise NewsMedia, LLC
23.6**	Consent of Dirks, Van Essen & Murray
24**	Powers of Attorney

99.1	Consent to be named as a Director of Burl Osborne

99.2	Consent to be named as a Director of Kevin M. Sheehan

99.3	Consent to be named as a Director of Richard L. Friedman

99.4	Consent to be named as a Director of Martin Bandier

99.5	Consent to be named as a Director of Howard Rubin

**	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport, State of New York on October 10, 2006.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Wesley R. Edens	Chairman of the Board	October 10, 2006

/s/ MICHAEL E. REED Michael E. Reed	Chief Executive Officer (principal executive officer)	October 10, 2006

/s/ MARK R. THOMPSON Mark R. Thompson	Chief Financial Officer (principal financial officer)	October 10, 2006

/s/ LINDA A. HILL Linda A. Hill	Corporate Controller (principal accounting officer)	October 10, 2006

* William B. Doniger	Director	October 10, 2006

* Randal A. Nardone	Director	October 10, 2006

*By:	/S/ MICHAEL E. REED
Michael E. Reed Attorney-in-fact

Exhibit Index

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement

2.1	**	Agreement and Plan of Merger, dated as of May 9, 2005, by and among FIF III Liberty Holdings LLC, FIF III Liberty Acquisition, LLC and Liberty Group Publishing, Inc.

2.2	**	Agreement and Plan of Merger and Securities Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., ENM Merger Sub, Inc., HPM Merger Sub, Inc., ENHE Acquisition, LLC, ENM, Inc., Heritage Partners Media, Inc., Heritage Fund III, L.P., Heritage Fund IIIA, L.P., Heritage Investors III, LLC, Frank E. Richardson, individually and as trustee under certain voting trust agreements, James F. Plugh, Michael H. Plugh, Jennifer V. Plugh, Catherine T. Plugh, Myron F. Fuller, Richard Fuller, Thomas J. Branca, ENHE, LLC and Enterprise NewsMedia Holding, LLC

2.3	**	Asset Purchase Agreement, dated May 5, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc.

2.4	**	Amendment Number One to Asset Purchase Agreement, dated June 6, 2006, by and among GateHouse Media, Inc., Herald Media, Inc. and CP Media, Inc.

3.1		Second Amended and Restated Certificate of Incorporation of GateHouse Media, Inc.

3.2		Amended and Restated By-laws of GateHouse Media, Inc.

4.1		Form of common stock certificate

4.2		Form of Investor Rights Agreement between GateHouse Media, Inc. and FIF III Liberty Holdings LLC

5.1		Form of Opinion of Willkie Farr & Gallagher LLP

10.1		GateHouse Media, Inc. Omnibus Stock Incentive Plan

10.2	**	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan

10.3	**	Liberty Group Publishing, Inc. Executive Benefit Plan

10.4	**	Liberty Group Publishing, Inc. Executive Deferral Plan

10.5	**	Separation and Consulting Agreement, dated as of May 6, 2005, by and among Liberty Group Operating, Inc., Liberty Group Publishing, Inc. and Kenneth L. Serota

10.6		Form of Indemnification Agreement to be entered into by GateHouse Media, Inc. with each of its executive officers and directors

10.7	**	Employment Agreement, dated as of January 3, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Michael E. Reed

10.8	**	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Scott Tracy Champion

10.09	**	Employment Agreement, dated as of May 9, 2005, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Randall W. Cope

10.10	**	Employment Agreement, dated as of April 19, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Mark R. Thompson

10.11	**	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack

10.12	**	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed

10.13	**	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Scott Champion

Exhibit No.		Description of Exhibit

10.14	**	Amended and Restated Management Stockholder Agreement, dated as of March 1, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Randy Cope

10.15	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gene Hall

10.16	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Dan Lewis

10.17	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Kelly Luvison

10.18	**	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack

10.19	**	Management Stockholder Agreement, dated as of June 6, 2005, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Gerry Smith

10.20	**	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Mark R. Thompson

10.21	**	First Lien Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent

10.22	**	Secured Bridge Credit Agreement, dated as of June 6, 2006, by and between GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Massachusetts I, Inc., GateHouse Massachusetts II, Inc., GateHouse Massachusetts III, Inc., the domestic subsidiaries of GateHouse Media Holdco, Inc., as Guarantors, the lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent

21	**	Subsidiaries of GateHouse Media, Inc.

23.1		Consent of Willkie Farr & Gallagher LLP (included in the opinion to be filed as Exhibit 5.1 hereto)

23.2		Consent of KPMG LLP with respect to the consolidated financial statements of GateHouse Media, Inc.

23.3		Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of CP Media

23.4		Consent of Grant Thornton LLP with respect to the consolidated financial statements of Enterprise NewsMedia, LLC

23.5		Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of Enterprise NewsMedia, Inc. and Enterprise NewsMedia, LLC

23.6	**	Consent of Dirks, Van Essen & Murray

24	**	Powers of Attorney

99.1		Consent to be named as a Director of Burl Osborne

99.2		Consent to be named as a Director of Kevin M. Sheehan

99.3		Consent to be named as a Director of Richard L. Friedman

99.4		Consent to be named as a Director of Martin Bandier

99.5		Consent to be named as a Director of Howard Rubin

**	Previously filed.